Form 10KSB, Exhibit 13
period 1996-12-31
WEETAMOE BANCORP
filed 1997-03-31
CIK 857499

SLADE'S FERRY BANCORP                                 1996 ANNUAL REPORT

                                   BANKER.
                                  NEIGHBOR.
                                   FRIEND.


                           DESCRIPTION OF BUSINESS

Slade's Ferry Bancorp *, originally incorporated as Weetamoe Bancorp in June of 1989 under the laws of the Commonwealth of Massachusetts, is a one bank holding company which owns and controls 100% of the assets of Slade's Ferry Trust Company and its subsidiaries.

The primary business of Bancorp is the ongoing business of Slade's Ferry Trust, a state chartered trust company incorporated in Massachusetts in 1959. The Trust Company is a member of the Federal Deposit Insurance Corporation and serves as a retail bank.

Slade's Ferry provides multiple deposit products and a wide range of financial services, including installment, residential and commercial mortgages; as well as other forms of commercial lending. It serves a broad customer base derived from southeastern Massachusetts and nearby Rhode Island, currently operating ten strategically located retail facilities and multiple ATM's in the towns of Fairhaven, Somerset, Swansea and Seekonk, and the Cities of Fall River and New Bedford, MA. The Bank keeps convenient business hours, including Saturdays.

The Bank actively competes with a variety of other financial institutions -- major banks, bank holding companies and credit unions -- for deposits, loans and additional forms of business by offering competitive rates. The Bank further distinguishes itself by adhering to an established philosophy of providing professional, highly personal service throughout its marketplace. An Equal Opportunity/Affirmative Action Employer (M/F/H/V), Slade's Ferry Trust Company employed a total of 128 full-time and 50 part-time employees as of December 31, 1996.

Corporate offices are located at 100 Slade's Ferry Avenue, Somerset, MA.

--------------------
* On December 9, 1996, the stockholders of Weetamoe Bancorp voted to change its corporate name to Slades's Ferry Bancorp in order to enhance the overall recognition of the Company with its subsidiary, the Slade's Ferry Trust Company. Therefore, the reader should recognize that the name Slade's Ferry Bancorp is synonymous with Weetamoe Bancorp. The trade symbol for Slade's Ferry Bancorp is SFBC.

                          ABOUT THIS YEAR'S ANNUAL

Each year thousands of visitors come to our little corner of New England to revel in its natural beauty and captivating history. They take home not only an appreciation for our region's picturesque scenery, but a respect for the hard-working, big-hearted people they meet here.

At Slade's Ferry Bank, we're proud to call these industrious people our neighbors, our community partners, our customers. Their values are a proud legacy, handed down from the settlers who landed on these shores starting more than three hundred years ago. As neighbors, we share a heritage rich with stories of enterprising pioneers who built maritime and textile industries that led the world.

They came from all over the globe. From Cape Verde, the Azores, Greece, Ireland, Poland, Italy ... bold pioneers who sought new opportunities for themselves and for future generations. Their hard work and deeply-held sense of community helped shape the businesses and neighborhoods that make our region the colorful tapestry visitors admire today.

From New Bedford and Fairhaven, through Fall River and into Swansea and Somerset, our neighbors continue to enrich this region in so many ways. And as a locally-owned financial partner, your bankers at Slade's Ferry are fortunate to know their strength of character better than almost anyone.

Our customers are the kind of people who rally in the face of economic hardship and continue to make our communities grow. They seek the best education for their children. They work hard to own their own homes and businesses.

They are the lifeblood of the hometowns we all share. And so in 1996, your Bank saw an obligation to keep pace with the regional growth our customers have worked so hard for. By adding Fairhaven and New Bedford branches, we've greatly expanded our opportunities for profitable relationship-banking throughout southeastern Massachusetts. We're confident that by making the Slade's Ferry tradition of personal service and strong financial resources more conveniently available to customers from Acushnet to Somerset, our communities will benefit and our investors will be rewarded.

In this year's annual report, we invite you to travel these familiar towns and cities with us. You'll gain a renewed sense of admiration for the character of the hometowns -- and the neighbors -- we share.

                             SHAREHOLDERS LETTER

1996 was the most challenging year in our history, and also the most rewarding. Once again, we attained record earnings, with a dramatic increase from $1,645,587 in 1995 to $2,378,195 in 1996, an increase of 45% and asset growth of more than $57,000,000 or 25%.

The most significant reason for our growth was the acquisition of the National Bank of Fairhaven, which was accomplished in August. The merger allowed us to expand the delivery of our financial services to the Greater New Bedford marketplace. We believe that this will provide tremendous growth opportunities to us for years to come.

The Greater New Bedford marketplace is as large, if not larger than, the marketplace we have been serving. Our reception into this marketplace by customers of National Bank, and the community at large, has been warm and encouraging. The two banks shared similar philosophies of customer service; the transition to Slade's Ferry Bank was very smooth, and merger related problems were minimal.

We also updated our teller system in July, at all of our offices, in order to provide more efficient service at each teller station.

In November, we opened the long awaited, five lane drive-up facility at our Brayton Avenue office, in order to alleviate the traffic congestion. The response from our customers has been very positive and appreciative for the improved customer service.

We also experienced the largest net interest spreads in recent history, as deposit rates remained dormant and loan rates stabilized. The improvement in rate spreads generated greatly improved earnings and the return on average assets rose to .94% from .75% in 1995. Earnings per share rose $.26 to $.86 from $.60 in 1995, an increase of 43%.

We also received a record amount of loan loss recoveries in 1996, totaling $439,788, as customers continue the process of emerging from the economic setbacks of the early nineties. Our Loan Loss Reserve is at a level we believe is more than adequate to cover our exposure to known or unforeseen losses that might occur in the foreseeable future.

As 1997 starts to unfold, we are focusing our efforts on expanding our presence in the Greater New Bedford marketplace through business development, marketing and public relations, as well as the commitment of our human and financial resources. We believe that our customer driven, personal service will make Slade's Ferry Bank a household name in this community, which will create further growth and expansion of our family of customers.

Slade's Ferry in 1996 continued to make a difference in the quality of life throughout the region, by active personal involvement in more than 85 civic, charitable, municipal and church organizations.

This spirit of volunteerism of our employees was most visible during "Fall River Celebrates America", which I had the privilege of chairing, as the familiar Slade's Ferry green shirts were seen everywhere throughout the celebration. It is that same spirit that makes me so proud of them, and that makes us truly unique.

Slade's Ferry is ready to serve the financial needs for the entire southeast region, and we look with great anticipation and excitement to improving the value of your investment in our bank. To that end, we changed our name in December from Weetamoe Bancorp to Slade's Ferry Bancorp, which has greater name recognition as we introduce ourselves to a new marketplace.

Your management team is committed to increasing the return to you, our stockholder, for your steadfast support and confidence, and we continue to devote our energies to the prudent management of the bank.


James D. Carey
Executive Vice President, Slade's Ferry Bancorp
President, Slade's Ferry Bank


                                   GROWING
                                    WITH
                                 THE REGION
                                  WE SERVE

[CAPTIONS FOR PHOTO'S]

Fairhaven boasts some especially beautiful examples of public architecture, many of them gifts of Standard Oil millionaire and native son Henry Huttleston Rogers. They include an Italian Renaissance-style library, a French Gothic town hall and the Elizabethan-influenced Fairhaven High School, built in 1906.

The Whaleman's Statue welcomes visitors to New Bedford Free Public Library. The riches brought ashore by whaling ship captains transformed the city. Stately mansions and impressive public buildings stand today as testament to the preservation of New Bedford's proud history.

First-time home buyers Kathy and John Accord found Slade's Ferry's approach to relationship banking crucial to making their mortgage application and approval an easy process. "We have a high regard for the bankers at Slade's Ferry," says John. "They've been very helpful every step of the way."

The vitality of New Bedford's working waterfront is ensured by the diversity of the watercraft docked there. Fishing boats, sightseeing cruise ships and passenger ferries are all home-ported here. Climb aboard to haul in the day's catch, or take a scenic ocean excursion to Martha's Vineyard or Cuttyhunk.

[END OF CAPTIONS]

Sample the wonderful ethnic festivals of southeastern Massachusetts and Rhode Island and you'll marvel at the cultural diversity that has become such a vital source of community strength and economic vigor. Savor the spicy fragrance of hot Portuguese chourico at New Bedford's Feast of the Blessed Sacrament, or tap your toes to a spritely Irish jig at Fall River's St. Patrick's Day Parade. You'll be experiencing just some of the diverse traditions that have blended so harmoniously throughout our region.

Happily, the regional unity we enjoy from this beautiful tapestry of cultures still respects the unique values of each ethnic heritage. Each color in our rainbow remains clear and bold.

So it is with the vibrant towns and cities of the southern New England shore your Slade's Ferry bankers know so well. Whether we're walking New Bedford's waterfront in the footsteps of Herman Melville, or surveying Westport's rolling farmlands, your bankers understand the singular qualities -- and financial needs -- of each community we serve.

Like you, most of us were born and raised right here. We grew up in the ethnic neighborhoods, the suburbs and the seaside communities of southeastern Massachusetts and nearby Rhode Island. So it's only natural that we pursue Slade's Ferry's commitment to our own hometowns with more than a little pride and enthusiasm.

We take tremendous satisfaction in helping customers -- and neighbors -- achieve their special dream. Take Kathy and John Accord. When they were ready to take the plunge to build their first home, they came to Slade's Ferry where Kathy's father started banking over 30 years ago. As first-time buyers, they were full of questions and needed an accessible lending expert who could guide them each step of the way. But they also needed more than great service.

They needed a bank with the financial clout to offer the most competitive rates and a quick closing process. They found it all at Slade's Ferry.

Today, Kathy and John are happily settled in their new home in Swansea (along with three cats and two dogs). And when it comes time to add a car, start a business, or borrow money for a child's education, they'll still find it all right here. That's the essence of a Slade's Ferry banking relationship.

                                THE COLORFUL
                         KALEIDOSCOPE WE CALLL HOME

One of the things that has made our country strong is its reputation as the world's great melting pot. The same can be said for southeastern
Massachusetts and Rhode Island. People from all corners of the globe have sought philosophical freedoms and economic opportunities on these shores since the Pilgrims first landed on Cape Cod.

Take a Sunday drive through the towns and cities we serve. Symbols of our cultural diversity greet you at every turn. From the stateliness of New Bedford's and Fairhaven's sea captain's mansions to the architectural marvels of Fall River's historic churches, you'll see the handiwork of artisans from all over the world. Culinary traditions from Asia, Portugal and Italy remain fresh and flavorful at ethnic markets. The spirit of the original settlers can still be felt in the historic colonial villages of Mattapoisett, Westport, Somerset and Rochester. And the importance of religious freedom, sought by every immigrant group to this region, resonates through the many houses of worship that grace city streets, town greens and country roads.

Indeed, our region's cultural variety is impressive. But equally impressive is the coming together of faiths, values and traditions in this seamless rainbow tapestry we have woven together.

So it's fitting that our area's flagship festival, Fall River Celebrates America, honors the cultural diversity that has made our country the envy of the world. Jim Carey, Slade's Ferry President and 1996 Chairman of Fall River Celebrates America, believes the event has evolved from an occasion for waterfront entertainment to an opportunity to reflect upon some closely-held ideals.

"The festival is a chance for people of all cultures to come together to celebrate what it means to be an American. With everything from international foods to Portuguese Night, to a seemingly endless variety of entertainment, it's a microcosm of America in five days."

For Jim, one of the weekend's highlights is a naturalization ceremony onboard the Battleship Massachusetts.

"About 75 residents -- mostly from areas we serve in southeastern
Massachusetts --become U.S. citizens. It's a very moving ceremony. And to be there to welcome newcomers from Asia, the Azores, Italy and other nations into our American family is just a great experience."

                                  ACHIEVING
                                  STRENGTH
                                   THROUGH
                                  DIVERSITY

[CAPTIONS FOR PHOTO'S]

Pleasure craft are safely harbored in the many marinas along Fairhaven's tranquil waterfront. The ocean, bays and rivers that surround southeast New England enhance the quality of life here in countless ways --and help make the region a popular vacation destination.

In 1996, Slade's Ferry found a welcoming home in Fairhaven, where National Bank of Fairhaven employees like customer service representative Zelia Brodeur joined the Slade's Ferry team. The seamless transition has proven itself in convenience for customers and a successful debut for your Bank's new branches.

The waterfront lanes of historic Mattapoisett capture the romance of bygone days. Visitors to the venerable Mattapoisett Inn delight in the spirit of this seaside New England village, carefully preserved for the enjoyment of future generations.

Nothing says Autumn in New England better than a weekend visit to a farm stand, brimming with crisp apples, bright pumpkins and colorful Indian corn. Such seasonal delights dot the farming countryside all around our towns and cities.

A great blue heron stands motionless in a Somerset salt marsh, waiting for a meal of fresh fish. Our area's abundant waterways and wetlands are carefully preserved, making a peaceful home for wildlife from foxes to waterfowl.

The serenity of our region's farmlands harkens us back to a less complicated time. Thoughtful community planning prevents rural areas from being threatened by healthy economic growth. Prosperity and natural beauty are compatible neighbors here.

David N. Kelley, II carries on a time-honored tradition of service excellence at Fairhaven's D.N. Kelley & Son Inc., a marine vessel repair business. A few years ago, the company's growing financial needs forced Kelley to bank with an out-of-town institution that didn't know his business or his customers. With the opening of Slade's Ferry's Fairhaven office, Kelley has returned his business' banking relationship to his hometown, to accessible financial partners he knows and trusts.

Southeastern New England is home to a wealth of educational resources. From excellent public and private elementary schools, to vocational technical high schools and college preparatory schools. The University of Massachusetts at Dartmouth is nationally known for excellence in engineering studies and other disciplines.

[END OF CAPTIONS]

When we welcomed the professionals at the National Bank of Fairhaven to the Slade's Ferry family in 1996, we had the feeling we were coming home. Maybe that's because Slade's Ferry has had a longstanding relationship with the Fairhaven and New Bedford communities, as bankers and as active corporate citizens. For many years, we have served customers in Dartmouth, Acushnet, Mattapoisett and throughout Bristol County. And Slade's Ferry bankers have been very active in supporting local programs like the Boy Scouts and Junior Achievement. So it just felt right to us, and to our customers, to have a home in the neighborhood.

It also felt right to have the employees of the National Bank of Fairhaven join our team. It's meant a seamless transition for both bankers and customers -- and a highly successful launch for your Bank's new branches.

That success has already shown itself in customer stories throughout greater New Bedford and Fairhaven. The story of D.N. Kelley & Son Inc. is just one telling example. The National Bank of Fairhaven had served the marine vessel repair company for decades. But as the firm's reputation for excellence spread across southern New England, and to transient customers around the world, its financial needs changed and grew. To expertly service everything from yachts to tugboats, the company had to expand its facilities and beef up its equipment. D.N. Kelley was forced to turn to a larger, out-of-town bank that didn't know its business or its customers. The financial resources were there, but the distant, impersonal service was inconvenient and frustrating.

You can probably guess the end of the story. With Slade's Ferry's financial strength and competitiveness now backing their trusted partners from Fairhaven, D.N. Kelley & Son was able to return its entire banking relationship to its own hometown.

And as Slade's Ferry reaches out to more neighbors across our corner of New England, we're confident there will be more happy endings for discerning customers -- those who won't compromise on personal service to get the financial clout of a larger bank. As your bank grows, so will our ability to offer complete financial services to retail customers and local businesses, large and small -- keeping the benefits of economic growth right here at home, in the company of friends.

                                   IN THE
                                   COMPANY
                                 OF FRIENDS

When you consider our region's "personality," one of the traits that visitors so often admire is our respect for historic preservation, not just of landmarks and natural resources, but of time-honored values. They point to the enterprising textile makers who catapulted Fall River to its status as "Spindle City" during the last century. Tourists relive whaling's Golden Era in the waterfront historic districts of New Bedford and Fairhaven. And they recall the romance of New England country living in the rambling stone walls of South Dartmouth, Freetown and Acushnet.

Yet our vitality springs from a clear-sighted view of the future. Our energies are combined, both to preserve our past and create a new "history" for tomorrow that will rival that of our most golden days.

A famous descendant of the early settlers once declared that being a New Englander means "doing your duty, caring for things that are good and true." And while that Puritan ethic was a guiding light for our region's first inhabitants, the principles of responsibility and respect for tradition are just as meaningful to the immigrants who continue to enrich our communities.

At Slade's Ferry Bank, our foundations rest on the very same ethic of duty and caring. For us, it is the skillful combination of financial know-how and responsive personal service that continues to distinguish our banking team from all the rest. Our enduring success rests solely on our ability to reach out to young families, small business owners, seniors and growing corporations with services that meet, and even anticipate, their needs.

As we look toward the new century, your bankers will put our steadfast efforts and personal commitment into taking Slade's Ferry ever closer to the heart of each hometown we serve.

For our investors, our longtime customers, those customers we haven't met yet and our employees --we pledge to honor the people and ideals that built our proud history, and work for a promising future, in this place called home.

                                 CELEBRATING
                                   A PROUD
                                HISTORY THAT
                                  UNITES US

[CAPTIONS FOR PHOTO'S]

The charming architecture of Swansea center is typified by the town's offices, housed in a structure built of local fieldstone with terracotta trim.

The vintage carousel in Fall River's Heritage State Park is the perfect backdrop for this photo of visitors at Fall River Celebrates America. Amateur photographer Peter Moniz captured the patriotic spirit of the waterfront festival in this shot, selected as winner of the Fall River Celebrates America Photo Contest sponsored by Slade's Ferry Bank.

As a data operator in Slade's Ferry's main office, Liz Camara uses state-of-the-art technology to track customers' daily transactions. But one look at her smile tells customers how she -- and her fellow Slade's Ferry bankers -- feel about the people behind those transactions.

A vibrant symbol of Fall River's conservation of historic architecture, the former Durfee High School, erected in 1887, was renovated and rededicated in 1996 as the Fall River Trial Court. The landmark building is a replica of City Hall in Paris, France, and features granite quarried from Fall River on its first-floor exterior.

[END OF CAPTIONS]

                            SLADE'S FERRY BANCORP
                         (FORMERLY WEETAMOE BANCORP)

Market for Registrant's Common Equity
and Related Stockholder Matters

Market Information

Slade's Ferry Bancorp common stock is listed in the "pink sheets" of the over-the-counter market. The following table sets forth the range of high and low bid quotations as reported in the "pink sheets" by quarters for the two most recent years.


                               1996                1995
----------------------------------------------------------------
                           High     Low       High        Low
----------------------------------------------------------------

1st quarter               $8.75    $8.00    $8.75(1)    $8.58(1)
2nd quarter                8.50     7.88     9.00        8.78
3rd quarter                8.50     7.55     9.18        8.38
4th quarter                9.00     8.63     8.75        8.50

--------------------
<F1>  The first quarter 1995 stock quotations have been adjusted to reflect
      a 3 for 2 stock split that occurred in March 1995.


These quotations reflect interdealer prices, without mark-up, mark-down, or commission and may not necessarily represent actual transactions.

As of December 31, 1996, there were 868 stockholders of record of the Company's common stock.

Dividends -- History and Policy

The Company since its inception in 1990, and prior thereto the Bank, has consistently paid dividends to the stockholders since 1961. In February 1995, the Company declared a 5% stock dividend resulting in the distribution of 82,101 shares, and on March 13, 1995, the Company announced a 3 for 2 stock split which resulted in 865,533 additional shares issued. In 1995, the Company paid quarterly cash dividends totaling $.17 per share plus an extra cash dividend in December 1995 of $.03 per share for a total of $.20 per share in 1995.

In 1996, the Company issued a 5% stock dividend on the Company's common stock, resulting in a distribution of 130,469 shares. The Company also paid quarterly cash dividends totaling $.16 per share plus an extra cash dividend in December 1996 of $.08 per share for a total of $.24 per share in 1996.

The declaration of cash dividends, however, is dependent on a number of factors, including regulatory limitations, and the Bank's operating results and financial condition. The stockholders of the Company will be entitled to dividends only when, and if, declared by the Company's Board of Directors out of funds legally available. Under the Massachusetts Business Corporation Law, a dividend may not be declared if the corporation is insolvent or if the declaration of the dividend would render the corporation insolvent.

Furthermore, the directors may be liable for authorization of a dividend if such dividend is in violation of the Articles of Organization, or if the corporation is then or is thereby rendered insolvent. The Company will be considered insolvent when it is unable to pay debts as they fall due in the usual course of business or when its liabilities are in excess of the reasonable market value of assets held.

Chapter 172 Section 28 of the Massachusetts Statutes on Bank and Banking provides that a bank's Board of Directors may, subject to the restriction contained in the section, declare and pay dividends on capital stock out of net profits from time to time and to such extent as they deem advisable. However, under this provision, no cash dividend shall be paid unless, following the payment of such dividend, the capital stock and retained earnings account will be unimpaired.

Selected Financial Data

The following table sets forth selected financial data for the last five years.


                                                                  Year Ended December 31
(Dollars in Thousands Except per Share Data)     1996         1995         1994         1993        1992
------------------------------------------------------------------------------------------------------------

EARNINGS DATA
  Interest Income                             $   19,495   $   16,541   $   13,546   $   13,247   $   13,691
  Interest Expense                                 9,078        7,764        4,944        5,214        6,838
  Net Interest Income                             10,417        8,777        8,602        8,033        6,853
  Provision for Loan Losses                          400          550          645        1,455        1,072
  Noninterest Income                               1,305        1,056        1,099        1,226        1,102
  Noninterest Expense                              7,380        6,632        6,701        5,853        5,299
  Income Before Income Taxes                       3,942        2,651        2,355        1,951        1,584
  Applicable Income Taxes                          1,564        1,005          888          723          495
  FASB 109 Adjustment                                 --           --           --           40           --
  Net Income                                       2,378        1,646        1,467        1,268        1,089

PER SHARE DATA(1)
  Net Income                                  $    0.860   $    0.601   $    0.567   $    0.494   $    0.462
  Cash Dividends                              $    0.240   $    0.174   $    0.151   $    0.092   $    0.092
  Book Value (pre SFAS 115)(2)                $    7.117   $    6.800   $    9.959   $    9.742   $    9.058
  Book Value (incl. SFAS 115)(2)              $    7.116   $    6.811   $    9.023   $    9.904           --
  Avg. Shs. Outstanding                        2,764,887    2,738,250    2,587,816    2,568,909    2,354,550
  Shares Outstanding Year End                  2,789,142    2,617,181    1,645,492    1,552,820    1,542,359

BALANCE SHEET DATA
  Assets                                      $  291,342   $  233,422   $  193,909   $  196,476   $  189,157
  Loans                                          198,986      151,094      136,191      126,078      126,935
  Unearned Discount                                  643          527          403          313          294
  Allowance for Possible Loan Losses               3,354        2,498        2,306        1,954        1,967
  Loans, Net                                     194,935      148,069      133,482      123,811      124,674
  Goodwill                                         3,307           --           --           --           --
  Investments                                     57,732       58,857       43,537       50,187       42,647
  Deposits                                       267,791      214,221      177,315      179,567      173,106
  Stockholders' Equity                            19,847       17,827       14,848       15,380       13,970

FINANCIAL RATIOS
  Net Yield on Interest Earning Assets(3)           4.44%        4.36%        4.78%        4.59%        4.23%
  Interest Rate Margins(3)                          3.72         3.72         4.33         4.19         3.76
  Net Income as a Percentage of
   Average Assets                                   0.94         0.75         0.75         0.66         0.61
  Average Equity                                   12.69         9.99         9.71         8.68         8.88
  Dividend Payout Ratio                            27.95        29.03        27.93        19.55        21.09
  Average Equity to Average Assets                  7.40         7.55         7.71         7.64         6.87

--------------------
<F1>  Earnings per share are computed based on the average number of shares of common stock outstanding during the year. On January 15, 1992 the
      Company declared a 2 for 1 stock split in the form of a stock dividend mailed to stockholders on January 24, 1992. On January 19, 1994, the
      Company declared a 5% stock dividend mailed to stockholders on
      February 1, 1994. On February 24, 1995, the Company declared a 5%
      stock dividend mailed to stockholders on March 1, 1995 and on March
      13, 1995, the Company announced a 3 for 2 stock split mailed to stockholders on April 18, 1995. On January 8, 1996, the Company
      declared a 5% stock dividend mailed to stockholders on January 31,
      1996. Per share data has been restated to reflect the effect of the stock splits and the stock dividends.
<F2>  On December 31, 1993, the Company adopted the provision of SFAS No.
      115 whereby unrecognized gains or losses in securities classified as
      Availabl-for-Sale are reflected in Stockholders' Equity as a separate component. Stockholders' Equity included unrecognized gains, net of taxes of $251,792 in 1993; unrecognized losses, net of taxes, of
      $1,540,384 in 1994; unrecognized gains net of taxes, of $33,022 in
      1995; and unrecognized losses net of taxes of $2,628 in 1996. This calculation uses actual shares outstanding at the end of each year.
<F3>  Calculated on fully taxable equivalent basis.


Management's Discussion and Analysis

The purpose of Management's Discussion and Analysis is to focus on certain significant factors which have affected the Company's operating results and financial conditions, and to provide stockholders a more comprehensive review of the figures contained in the financial data of this report.

In August 1996, the Company completed the acquisition of the National Bank of Fairhaven. The acquisition extends the Bank's market area to the New Bedford and Fairhaven region including Mattapoisett, Marion, and Wareham, Massachusetts.

The acquisition permits expansion of our financial services delivery system to a marketplace that demonstrates a need for a small business oriented local bank. Our ability to make timely, prudent lending decisions should help us significantly expand our customer base. The merger of several local banks into larger institutions with remote management and decision-making entities, presented a unique opportunity for our Bank to enhance its growth and earning potential.

The acquisition process went very well, with a minimal amount of problems. All related expenses are behind us and the good earnings stream in the fourth quarter reflects the reward of this acquisition.

Results of Operation

Earnings for 1996 were up by 44.52% from 1995. The Company earned$2,378,195 or $0.86 per share in 1996, compared to $1,645,587 or $0.60 per share earned in 1995, and $1,467,241 or $0.57 per share in 1994. Return on average assets increased to .94% in 1996 from .75% in 1995 and .75% in 1994. Return on average equity for 1996, 1995, and 1994 was 12.69%, 9.99% and 9.71%
respectively.

Net interest income on a fully taxable basis was $10.5 Million in 1996, $8.9 Million in 1995, and $8.7 Million in 1994. Management attributes the increase in net interest income in 1996 to a larger loan base, which generally produces higher yields than other earning assets.

Yield on earning assets increased to 8.25% in 1996 compared to 8.17% in 1995 and 7.49% in 1994. This is primarily due to a higher average earning rate in 1996 on commercial real estate of 9.98%, compared to 9.57% earned in 1995 and 8.95% earned in 1994. In addition to the earning rate increase reflected in this category, the average invested funds in commercial real estate also increased to $90.6 Million in the current year from $70.1 Million and $58.0 Million for years 1995 and 1994 respectively.

Cost of funds increased slightly, due to higher rates paid on certificates of deposit with balances greater than $100,000 and other time deposits, as well as a higher volume of deposit funds in these categories. Cost of funds increased to 4.53% in 1996, from 4.45% in 1995 and 3.16% in 1994.

The net interest margin, which is the difference between the yield earned on earning assets and the rates paid on interest bearing liabilities, remained the same in 1996 as in 1995 at 3.72%, down when compared to 4.33% reported in 1994.

The net yield on earning assets, which is determined by dividing net interest income by total earning assets, increased to 4.44% from 4.36% in 1995, however this was a decrease from the 4.78% reported in 1994.

Total Other Income for 1996 increased by $249,538 to $1,305,497 from $1,055,959 reported in 1995. Total Other Income in 1994 was $1,099,068. Service charges on deposit accounts, which is the largest component of Other Income, was up by $54,572 in 1996 when compared to 1995. This increase is attributable to a larger customer base being serviced, particularly in the Fairhaven and New Bedford area, as a result of the acquisition of the National Bank of Fairhaven, and the attraction of additional customers at the Brayton Avenue office, due to the recently installed five lane drive-up facility. In 1995, a slight decrease of $23,257 from 1994 occurred in service charges, due to the introduction of the no-fee checking account, whereby statements are mailed exclusive of the original paid checks. This product is still being offered to our depositors; however, 1995 was largely impacted due to the conversion by existing customers from the fee assessed account to the no fee account. Service charges earned on overdrafts increased by $67,573 in 1996 to $220,428 from $152,855. In 1994, the
Bankearned $169,689 in overdraft charges. Gains realized on sale of investment securities were $112,631, $64,810, and $37,067 for 1996, 1995, and 1994 respectively. Due to favorable market conditions occurring throughout 1996, various investments of marketable equity securities were sold realizing gains. The market trends of these types of investments are monitored closely and acted upon when management feels it is advantageous to do so. The line item Other Income was $343,441, $263,869, and $294,630 for 1996, 1995, and 1994 respectively. An increase of $79,572 occurred in 1996 when compared to the total recorded in 1995, and a decrease of $30,761 occurred in 1995 from 1994. The increase in 1996 was a result of $30,000 of interest earned on escrowed funds that were deposited with an independent depositor, who acted as Exchange and Paying Agent for the acquisition of Fairbank Inc. common stock during the stock tendering process. Also attributing to this increase was additional revenue earned on safe deposit rentals of $20,342, and other various miscellaneous and fee income totaling $20,230.

Total Other Expense for 1996 increased by $748,634 to $7,380,161 from $6,631,527 reported in 1995 or 11.29%. Total Other Expense in 1995 decreased by 1.05% from $6,701,605 reported in 1994. Salaries and employee benefits, which are the largest component of Other Expense increased by $365,419 from $3,962,983 reported in 1995 to $4,328,402 in 1996. This increase is attributable to general wage adjustments and increases in employee benefits as well as the addition of 29 new officers and employees of the National Bank of Fairhaven who were retained as Slade's Ferry Trust Company employees. The staff of the National Bank of Fairhaven not only enhanced the merger process, but also provided a continuity of service to the customers and the account relationships that were acquired in the merger.

Occupancy and equipment expense combined increased by $190,825 during 1996 primarily due to the additional cost incurred in maintaining banking facilities acquired through the merger, the additional depreciation of the new tellers equipment installed in mid 1996, and the depreciation of the new drive-up facility.

In 1996 the Bank incurred a loss of $21,008 on sale of Other Real Estate Owned property, whereas in 1995 a gain of $26,728 was realized and in 1994 a loss of $13,462. The Bank appraises OREO annually, and if the appraisal is less than the book value, a writedown on OREO is incurred. Writedown on OREO properties in 1996 totaled $30,000 compared to $104,578 in 1995 and $317,239 in 1994. The decrease in this category is due to fewer parcels of property being carried.

The following table sets forth the Company's average assets, liabilities, and stockholders' equity, interest income earned and interest paid, average rates earned and paid, and the net interest margin for the periods ending December 31, 1996, December 31, 1995, and December 31, 1994. Averages are daily averages.


                                          1996                             1995                              1994
-----------------------------------------------------------------------------------------------------------------------------------
                             Average    Interest(1)  Avg. Int.  Average    Interest(1)  Avg. Int  Average    Interest(1)  Avg. Int.
(Dollars in Thousands)       Balance      Inc/Exp      Rate     Balance      Inc/Exp      Rate    Balance      Inc/Exp      Rate
-----------------------------------------------------------------------------------------------------------------------------------

ASSETS:
Earning Assets(2)
  Commercial Loans           $ 23,440     $ 2,191      9.35%    $ 17,478     $ 1,705      9.75%   $ 16,845   $ 1,452        8.62%
  Commercial Real Estate       90,576       9,035      9.98       70,060       6,703      9.57      57,983     5,190        8.95
  Residential Real Estate      50,486       3,788      7.50       48,901       3,706      7.58      46,360     3,319        7.16
  Consumer Loans                6,094         613     10.06        5,630         628     11.15       6,333       613        9.68
-----------------------------------------------------------------------------------------------------------------------------------
  Total Loans                 170,596      15,627      9.16      142,069      12,742      8.97     127,521    10,574        8.29
  Federal Funds Sold           14,994         783      5.22       10,361         598      5.77       4,584       167        3.64
  U.S. Treasury/Government
   Agencies                    43,871       2,715      6.19       45,300       2,924      6.45      43,580     2,484        5.70
  States & Political
   Subdivisions                 5,959         400      6.71        4,753         339      7.13       5,556       408        7.34
  Mutual Funds                    241          13      5.39          170           8      4.71         529        16        3.02
  Marketable Equity
   Securities                   1,332          45      3.38        1,013          37      3.65         888        33        3.72
  Other Investments               811          45      5.55          140           6      4.29           6         0        0.00
-----------------------------------------------------------------------------------------------------------------------------------
  Total Earning Assets        237,804     $19,628      8.25%     203,806     $16,654      8.17%    182,664   $13,682        7.49%
===================================================================================================================================
  Allowance for Possible
   Loan Losses                 (2,958)                            (2,450)                           (2,160)
  Unearned Income                (597)                              (434)                             (306)
  Cash and Due From Banks       9,565                              8,387                             7,800
  Other Assets                  9,489                              9,016                             7,875
-----------------------------------------------------------------------------------------------------------------------------------
Total Assets                 $253,303                           $218,325                          $195,873
===================================================================================================================================
LIABILITIES & STOCKHOLDERS'
 EQUITY:
  Savings                    $ 40,246     $ 1,006      2.50%    $ 37,790     $   955      2.53%   $ 44,945   $ 1,136        2.53%
  NOW's                        28,788         858      2.98       21,568         757      3.51      22,784       596        2.61
  Money Market Accounts        13,326         272      2.04       16,355         332      2.03      18,369       404        2.20
  CD's > $100M                 18,813       1,104      5.87       15,403         856      5.56      12,760       508        3.98
  Other Time Deposits          97,957       5,754      5.87       82,290       4,801      5.83      56,273     2,244        3.99
  Other Borrowings              1,374          86      6.26        1,179          63      5.34       1,329        56        4.21
-----------------------------------------------------------------------------------------------------------------------------------
  Total Interest-bearing
   Liabilities                200,504     $ 9,080      4.53%     174,585     $ 7,764      4.45%    156,460   $ 4,944        3.16%
===================================================================================================================================
  Demand Deposits              33,572                             26,674                            23,832
  Other Liabilities               493                                591                               473
-----------------------------------------------------------------------------------------------------------------------------------
  Total Liabilities           234,569                            201,850                           180,765
-----------------------------------------------------------------------------------------------------------------------------------
  Common Stock                     28                                 26                                16
  Paid-in Capital              14,393                             12,871                            11,599
  Retained Earnings             4,486                              4,227                             4,077
  Net Unrealized Loss on
   Available-for-Sale
   Securities                    (173)                              (649)                             (584)
-----------------------------------------------------------------------------------------------------------------------------------
  Total Stockholders'
   Equity                      18,734                             16,475                            15,108
-----------------------------------------------------------------------------------------------------------------------------------
Total Liabilities &
 Stockholders' Equity        $253,303                           $218,325                          $195,873
===================================================================================================================================
Net Interest Spread                                    3.72%                              3.72%                             4.33%
===================================================================================================================================
Net Yield on Earnings Assets                           4.44%                              4.36%                             4.78%
===================================================================================================================================

--------------------
<F1>  On a fully taxable equivalent basis based on tax rate of 34%. Interest income on investments and net interest income includes a fully taxable equivalent adjustment of $133,000 in 1996, $113,000 in 1995, and
      $136,000 in 1994.
<F2>  Average balance includes non-accruing loans. The effect of including such loans is to reduce the average rate earned on the Company's loans.


The line item Other Expense increased by $371,170 in 1996 from $1,307,703 to $1,678,873. Included in this increase is a new expense item titled Amortization of Goodwill. Goodwill was a result of the premium paid above the book value to the stockholders of Fairbank Inc., parent company of the National Bank of Fairhaven. Goodwill is to be amortized over a fifteen year period. In 1996, the amortization of goodwill reflects four months totaling $98,000. Prior to the merger acquisition, the Company did not have a balance sheet line item for goodwill. In addition, publications and advertising increased in 1996 compared to 1995 by $93,500. This was necessary, particularly in the Fairhaven - New Bedford area, as the merger process evolved with emphasis on the name recognition of Slade's Ferry Trust Company. Other material expenditures include $47,000 for various legal fees, an increase in telephone expense of $28,000, and an increase in computer fees of $36,000. Offsetting these expenses were decreases of $57,000 in collection and repossession expense and a decrease of $39,000 in OREO expenses. The remaining increases totaling $164,670 were a combination of increases in postage, auditing, armored car services, checkbook printing, outside consultants and various miscellaneous expenditures.

As a result of the FDIC adjusting its premium on deposit insurance, the annual assessment was reduced considerably. FDIC assessment in 1996 was $6,278 compared to $204,477 recorded in 1995 and $452,255 in 1994. There was also a noted increase in supplies expense of $46,261 from $197,392 in 1995 to $243,653 in 1996. The increase from 1994 to 1995 was $28,568. The significant increase in 1996 is attributed to additional supplies needed to stock the Fairhaven and New Bedford branches acquired in August, 1996.

Income tax expense for 1996 increased to $1,564,001 up by $558,229 when compared to $1,005,772 in 1995 and up by $676,351 when compared to $887,650 in 1994.

Financial Condition

Assets increased by $57.9 Million to $291.3 Million on December 31, 1996 from $233.4 Million reported at year end 1995. This increase was primarily attributable to the acquisition of the National Bank of Fairhaven and its parent company Fairbank, Inc. which was consummated in August 1996.

The acquisition was achieved by a cash outlay of $8.6 Million paid by Slade's Ferry Trust Company to the stockholders of Fairbank, Inc. Assets acquired totaled $65.1 Million which is comprised of $33.1 Million in loans, Allowance for Possible Loan Losses of $0.5 Million, investment portfolio of $6.4 Million, cash and deposits at other banks totaling $20.0 Million, other assets amounting to $2.7 Million and goodwill of $3.4 Million. Liabilities assumed consisted of deposits of $54.8 Million, notes payable of $1.3 Million, and other liabilities of $.4 Million.

The cash payment resulted in a premium paid above the book value of Fairbank, Inc. of $3.4 Million, which is classified as Goodwill. Also included in Goodwill is the net adjustment of book values to market values of loans, investments, buildings and equipment, deposits and notes payable. Goodwill is to be amortized over a fifteen year period.

The loan portfolio grew significantly, in addition to the loans attributable to the acquisition. The Company's business development program, combined with management's knowledge of local economic and market trends, provided a steady quality growth to the portfolio. Loans at year end 1996 were up by $47.9 Million to $199.0 Million from $151.1 Million reported at year end 1995. The portfolio is comprised of 47.5% in the commercial real estate category, 29.9% in the residential real estate category, and 22.6% commercial, consumer, and other types of loans.

The largest component of the loan portfolio is commercial real estate loans, which generally have a higher degree of credit risk than residential real estate loans because they depend primarily on the success of the business. These loans are collateralized by various types of commercial properties primarily located within the Bank's market area extending throughout southeastern Massachusetts and abutting cities and towns in Rhode Island. There is no predominate type of property nor concentration of credit in any one industry. The properties consist of apartment complexes, motels, medical centers, strip malls, factories with multiple tenants, and retail office units. Residential real estate is the second largest component of loans that consists of one to four family residential properties located in the southeast region of Massachusetts and nearby communities in Rhode Island. All loans originated by the Bank are retained in the portfolio in lieu of selling them as a package in the secondary market. Management believes that this practice enhances and strengthens continued customer relationships.

The investment portfolio is comprised of investments in the Available for Sale category and in the Held to Maturity category. The total portfolio decreased from $58.8 Million reported on December 31, 1995 to $57.7 Million on December 31, 1996. The net decrease was a combination of $6.4 Million of investments acquired as a result of the merger, offset by the maturing of various securities that were not reinvested but used as a source to help fund the growth in loans.

Securities are classified as Available for Sale when the Company intends to hold securities for an indefinite period of time, but not necessarily to maturity. These securities may be sold in response to interest rate changes, liquidity needs, and other factors. Any unrecognized gains or losses, net of taxes, on securities classified as Available for Sale are reflected in Stockholders' Equity as a separate component.

Investments in the Available for Sale category consist predominately of securities of U.S. Treasury and other U.S. government corporations and agencies, and marketable equity securities. Securities of U.S. Treasury and U.S. government corporations and agencies have little or no credit risk, other than being sensitive to changes in interest rates; and if held to maturity, these securities will mature at par. However, all marketable equity securities are classified in the Available for Sale category, and have a greater risk as they are subject to rapid market fluctuations. These securities are monitored and evaluated frequently to determine their suitability to sell or retain in the portfolio. Management minimizes its risk by limiting the total amount invested into marketable equity securities to 5% of the total investment portfolio.

The Available for Sale category had unrecognized losses, net of taxes, of $2,628 at December 31, 1996, and unrecognized gains, net of taxes, of $33,022 at year end 1995.

Nonperforming Assets


                                                                   December 31
---------------------------------------------------------------------------------------------
(Dollars In Thousands)                              1996     1995     1994     1993     1992
---------------------------------------------------------------------------------------------
Nonaccrual loans                                   $4,352   $2,695   $3,238   $4,084   $3,010

Loans 90 days or more past due and still accruing     112       23      204      427      863

Real estate acquired by foreclosure or
substantively repossessed                             308      633      888    2,160    1,367
---------------------------------------------------------------------------------------------
Total nonperforming assets                         $4,772   $3,351   $4,330   $6,671   $5,240
=============================================================================================
Restructed debt performing in
accordance with amended terms,
not included above                                 $  819   $  459   $  139   $   --   $   --
=============================================================================================

Percentage of nonaccrual loans to
total loans                                          2.19%    1.78%    2.38%    3.24%    2.37%

Percentage of nonaccrual loans ,
restructured loans, and real estate acquired
by foreclosure or substantively repossessed
to total assets                                      1.88%    1.62%    2.20%    3.18%    2.31%

Percentage of allowance for possible loan
losses to nonaccrual loans                            .77%     .93%     .71%     .48%     .65%


Nonaccrual loans include restructured loans of $398,000 at December 31, 1996; $425,000 at December 31, 1995; and $286,000 at December 31, 1994.

Nonperforming assets include nonaccrual loans, loans past due 90 days or more but still accruing, restructured loans not performing in accordance with amended terms, and other real estate acquired through foreclosure. Nonperforming assets as a total increased to $4.8 Million at year end 1996, from $3.4 Million reported at year end 1995. Nonaccrual loans at December 31, 1996 were up by $1.7 Million to $4.4 Million from $2.7 Million reported on December 31, 1995. The percentage of nonaccrual loans to total loans outstanding at December 31, 1996 was 2.19%, compared to 1.78% at December 31, 1995. The increase in nonaccrual loans is attributable to $896,411 of nonaccrual loans that were acquired in the acquisition of the National Bank of Fairhaven, and a commercial account with $760,000 of borrowings which became nonaccrual due to financial difficulties during the third quarter. The latter loan consists of two separate parcels of commercial real estate which are currently being marketed for sale by the borrower. The bank does not anticipate any material losses on this loan due to the value of the collateral.

Other loans in the nonaccrual status that are collateralized by real estate have outstanding balances of $400,000 or less to any one individual borrower. When a real estate loan becomes nonaccrual, an appraisal of the property is obtained to determine that an 80% loan to value ratio exists. If the loan to value ratio exceeds 80% or if it is determined that all amounts due according to the terms of the loan agreement will not be met, the original loan is classified as an impaired loan with a watch list reserve allowance assigned to it.

The Company places a loan on nonaccrual status when, in the opinion of management, the collectibility of the principal and interest becomes doubtful. Generally, when a commercial loan, commercial real estate loan or a residential real estate loan becomes past due 90 days or more, the Company discontinues the accrual of interest and reverses previously accrued interest. The loan remains in the nonaccrual status until the loan is current and six consecutive months of payments are made, then it is reclassified as an accruing loan. When it is determined that the collectibility of the loan no longer exists, it is charged off to the Allowance for Loan Losses or, if applicable, any real estate that is collateralizing the loan is acquired through foreclosure, at which time it is categorized as Other Real Estate Owned. The nonaccrual category is comprised of $1,233,588 of residential real estate, $2,379,581 of commercial real estate, $715,728 attributed to commercial loans and $23,250 to other types of loans.

Loans past due 90 days or more but still accruing increased to $111,740 at December 31, 1996. The Company continues to accrue on these loans, due to the excess values of the collateral securing such loans compared to the outstanding loan balances.

Other Real Estate Owned, which are properties acquired through foreclosure, consists of 5 parcels totaling $307,591 at year end 1996. Annual appraisals are performed on all these properties and if the appraisal is less than the carrying value of the property, the carrying value is written down by a charge to the writedown on OREO expense account.

The percentage of nonaccrual loans and real estate acquired by foreclosure to total assets increased primarily due to the increase in nonaccrual loans. The percentage of Allowance for Possible Loan Losses to nonaccrual loans decreased to .77% at December 31, 1996 from .93% in 1995, .71% in 1994, .48%
in 1993 and .65% in 1992 due to an increase in nonaccrual loans.

Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan", was adopted by the Company as of January 1, 1995. Statement 114 applies to all loans except large groups of smaller-balance homogeneous loans that are collectively evaluated for impairment, loans measured at fair value or at a lower of cost or fair value, leases, and debt securities as defined in Statement 115. Statement 114 requires that impaired loans be valued at the present value of expected future cash flows discounted at the loan's effective interest rate or as practical expedient, at the loan's observable market value of the collateral if the loan is collateral dependent. Smaller balance homogeneous loans are considered by the Company to include consumer installment loans and credit card loans. Included in the $4.4 Million of nonaccrual loans are $4.0 Million, which the company has determined to be impaired, of which $2.7 Million has a related allowance for credit losses of $.8 Million, and $1.3 Million has no related allowance for credit losses.

The Company has $500,000 of potential problem loans for which payments are presently current but are identified as a possible risk. This assessment is based on an objective review of the borrowers' financial statements. The past experience with the borrower, the borrower's background, and the applicable value of the assets collateralizing these loans provides a degree of assurance that the loan will continue to be paid as per the loan agreement. These issues are reviewed on a quarterly basis to determine if there is any change in status that would cause management to reclassify the loan from the accrual category to nonaccrual. The economy in the southeastern region has had an overall improvement from the conditions that existed in the previous years. The unemployment rate has decreased to a 6.50% level, however, it continues to remain higher than the state average of 5.50%. There can be no assurance that other potential problem loans will not occur, however, management is optimistic that if the economy in the region continues this improved trend, the level of nonperforming assets could also reflect an improvement.

The table below illustrates the changes in the Allowance for Possible Loan Losses for the periods indicated.


                                                        December 31
(Dollars In Thousands)                   1996     1995     1994     1993     1992
----------------------------------------------------------------------------------
Balance at January 1                    $2,498   $2,306   $1,954   $1,967   $1,300
Charge offs:
  Commercial                              (144)    (184)     (22)    (963)    (115)
  Real estate construction                  (0)      (0)      (0)      (0)      (0)
  Real estate mortgage                    (136)     (79)    (246)    (451)    (202)
  Installment/consumer                    (159)    (134)     (93)     (85)    (166)
----------------------------------------------------------------------------------
                                          (439)    (397)    (361)  (1,499)    (483)
----------------------------------------------------------------------------------

Recoveries:
  Commercial                                59        1       51        0        9
  Real estate construction                   0        0        0        0        0
  Real estate mortgage                     333       16        2        2        0
  Installment/consumer                      47       22       15       29       69
----------------------------------------------------------------------------------
                                           439       39       68       31       78
----------------------------------------------------------------------------------
  Net charge offs                         (000)    (358)    (293)  (1,468)    (405)
----------------------------------------------------------------------------------
Additions charged to operations            400      550      645    1,455    1,072
Allowance attributable to acquisition      456        0        0        0        0
Balance at end of period                $3,354   $2,498   $2,306   $1,954   $1,967
Allowance for Loan Losses as a percent
 of year end loans                        1.69%    1.65%    1.70%    1.55%    1.55%
Ratio of net charge offs to average
 loans outstanding                        0.00%    0.25%    0.23%    1.18%    0.33%
==================================================================================


The Allowance for Possible Loan Losses increased to $3.4 Million at December 31, 1996, from $2.5 Million at December 31, 1995. Significantly affecting the increase was the provision which is charged against earnings of $400,000, recoveries of previously charged-off loans of $439,788, and $456,000 of allowance attributed to the acquisition. These increases were offset by charge-offs of loans deemed uncollectible of $439,229. In 1996, recoveries of previously charged-off loans were approximately the same amount as charge-offs. This was somewhat unusual since, historically, charge-offs have exceeded recoveries on an annual basis. In prior years, the Company incurred net charge-offs of $358,085, $293,003, $1,468,300, and $404,878 for the years 1995, 1994, 1993, and 1992 respectively. Recoveries are a result of continuous collection efforts and improvement in business conditions on accounts that were previously deemed as uncollectible. The Allowance for Possible Loan Losses as a percentage to outstanding loans is 1.69% at year end 1996, 1.65% for year end 1995, 1.70% for year end 1994, and 1.55% for years ending 1993 and 1992.

The level of the Allowance for Possible Loan Losses is evaluated by management utilizing several factors. These factors include but are not limited to, recent trends in nonperforming loans, the adequacy of the assets which collateralize the nonperforming loans, current economic conditions in the market area, and various other external and internal factors. The allowance is also evaluated by regulatory agencies and independent public accountants as part of their examination and audit procedures.

In 1996, the Company's provision for loan losses, which is a deduction from earnings, was $400,000, down by $150,000 when compared to 1995's provision of $550,000, and down by $245,000 when compared to 1994's provision of $645,000. The bank provided $1,455,000 in 1993 and $1,072,000 in 1992.
Although nonaccrual loans increased in 1996, the amount provided to the Allowance for Possible Loan Losses was deemed appropriate by management after full consideration of the value of the assets securing these loans. The decreased provisions that occurred during the past three years are a result of management's overall assessment of the loan portfolio, the ratio of the allowance to outstanding loans, as well as the liquidation and resolution of loans that had deteriorated into a nonperforming status during the years prior to 1994.

Stockholders' Equity increased by $2.0 Million to $19.8 Million on December 31, 1996 from $17.8 million at year end 1995. The increase is a result of earnings of $2,378,195 and the proceeds from the issuance of common stock from the Dividend Reinvestment Program, of which $33,200 was received from the optional cash contribution plan and $312,947 from the reinvestment of cash dividends. Offsetting these increases were the payments of cash dividends of $664,732 and $3,360 paid out for fractional shares related to a 5% stock dividend declared on January 8, 1996. Also indicated as a deduction from Stockholders' Equity are net unrealized losses on securities classified as Available for Sale of $2,628, which is a decrease of $35,650 from the net unrealized gain of $33,022 reported in 1995.

The Company provides a Dividend Reinvestment Program which entitles stockholders to purchase additional shares of common stock at prevailing market prices in lieu of receiving cash dividends. The program also allows each participant to contribute up to $1,000 annually to purchase additional shares.

Liquidity

Liquidity represents the ability of the Bank to meet its funding requirements. In assessing the appropriate level of liquidity, the bank considers deposit levels, lending requirements, and investment maturities in light of prevailing economic conditions. Through this assessment, the Bank manages its liquidity level to optimize earnings and responds to fluctuations in customer borrowing needs.

The Company's principal source of funds are customer deposits, loan amortization, loan payoffs, and the maturities of investment securities. Through these sources, funds are provided for customer withdrawals from deposit accounts, loan origination, draw-downs on loan commitments, acquisition of investment securities and other normal business activities. Investors' capital also provides a source of funding.

The largest source of funds is provided by depositors. The largest component of the Company's deposit base is term certificates which extend out to a maximum of five years. The Company does not participate in brokered deposits. Deposits are obtained from consumers and commercial customers within the Bank's community reinvestment area, being Bristol County, Massachusetts and several abutting towns in Rhode Island. Deposits at year end 1996 were $267.8 Million, up by $53.6 Million from $214.2 Million reported at year end 1995. The deposit components consist of time deposits (48.0%), regular savings (15.8%), demand deposits (16.6%), Money Market accounts (5.7%) and NOW accounts (13.9%). Time deposits over $100,000 were 8.0% of 1996 total deposits, and 7.9% of 1995 total deposits.

Exclusive of deposits of $54.8 Million that were acquired with the acquisition of the National Bank of Fairhaven, deposit levels in 1996 remained relatively flat even though the Bank was very competitive with area financial institutions in interest rates offered. Management believes that growth in deposits was somewhat affected by depositors seeking higher yields in nonbanking investment products. Interest rates paid on deposits are established by the Bank's Asset and Liability Committee, which manages the Bank's interest rates while maintaining a desirable net interest margin.

The Company also has the ability to borrow funds from correspondent banks, the Federal Home Loan Bank and the Federal Reserve Bank of Boston by pledging various investment securities.

Excess available funds are invested on a daily basis into Federal Funds Sold. An appropriate level of Federal Funds Sold is maintained to meet loan commitments, anticipated loan growth and deposit forecasts. Funds exceeding this level are then used to purchase investment securities that are suitable in yields and maturities for the investment portfolio. The investment portfolio has securities maturing at strategic time periods and is comprised of U.S. Treasury Securities, securities of U.S. Government Agencies, and obligations of state and political subdivisions.

Liquidity in 1996 was primarily provided by the maturities and sales of securities totaling $35.0 Million, in addition to cash and cash equivalents of $20.0 Million acquired in the acquisition of the National Bank of Fairhaven. These proceeds were offset by $8.6 Million paid to Fairbank, Inc.'s shareholders, the purchase of $26.2 Million in securities, and an increase in loans of $15.0 Million. Other events Lthat affected liquidity were cash flows of operating activities and financing activities, as indicated in the statements of cash flows.

Capital

At December 31, 1995, the capital ratios for the Bank were 12.90% for Total Capital, 11.60% for Tier I Capital and 7.54% for Leverage Capital. This exceeded the "well capitalized" requirements of 10% for Total Capital, 6% for Tier I Capital, and 5% for Leverage Capital. As a result of the merger and the acquisition of $65.1 Million in assets, the capital ratios for year ending 1996 declined. Total Capital, Tier I Capital and Leverage Capital were 9.51%, 8.22% and 5.66% respectively. The Company anticipates a return to the "well capitalized" status in 1997.

The following table illustrates the capital position of Slade's Ferry Bancorp and Slade's Ferry Trust Company for years ending December 31, 1996 and 1995.


Slade's Ferry Bancorp
(Dollars In Thousands)                                                1996            1995
-------------------------------------------------------------------------------------------------

Total Capital (to Risk Weighted Assets)                         $ 19,044  9.56%  $ 19,704  12.95%
Minimum required                                                  15,938  8.00     12,174   8.00
  Excess                                                           3,106  1.56      7,530   4.95
Tier 1 Capital (to Risk Weighted Assets)                          16,543  8.27     17,794  11.65
Minimum required                                                   8,003  4.00      6,111   4.00
  Excess                                                           8,540  4.27     11,683   7.65
Risk Adjusted Assets, net of goodwill, nonqualifying
 intangible, excess allowance and excess deferred tax assets    $199,183         $152,151

Tier 1 Capital (Leverage Ratio)                                 $ 16,543  5.70%  $ 17,794   7.57%
Minimum required                                                  11,617  4.00      9,407   4.00
  Excess                                                           4,926  1.70      8,387   3.57
Quarterly average total assets, net of goodwill, nonqualifying
 intangibles and excess deferred tax assets                     $290,429         $235,184



Slade's Ferry Trust Company
(Dollars In Thousands)                                                1996            1995
-------------------------------------------------------------------------------------------------

Total Capital (to Risk Weighted Assets)                         $ 18,935  9.51%  $ 19,626  12.90%
Minimum required                                                  15,934  8.00     12,172   8.00
  Excess                                                           3,001  1.51      7,454   4.90
Tier 1 Capital (to Risk Weighted Assets)                          16,435  8.22     17,717  11.60
Minimum required                                                   8,001  4.00      6,109   4.00
  Excess                                                           8,434  4.22     11,608   7.60
Risk Adjusted Assets, net of goodwill, nonqualifying
 intangible, excess allowance and excess deferred tax assets    $199,085         $152,144

Tier 1 Capital (Leverage Ratio)                                 $ 16,435  5.66%  $ 17,717   7.54%
Minimum required                                                  11,615  4.00      9,405   4.00
  Excess                                                           4,820  1.66      8,312   3.54
Quarterly average total assets, net of goodwill,
 nonqualifying intangibles and excess deferred tax assets       $290,386         $235,124


Other Matters

The Bank is involved in a civil suit brought by a former employee of the National Bank of Fairhaven which primarily alleges a breach of contract and other related claims. The demand by the plaintiff is $550,000 to settle the case. Counsel for the Company believes that there are meritorious defenses to the claims and the Company intends to vigorously defend the suit. The Company believes that the suit will not have a material adverse effect on the Company's financial condition, results of operation or liquidity.

In the normal course of business, the Bank has made various commitments to extend credit in the form of loans and unused lines of credit, or letters of credit. In management's opinion, these commitments do not represent unusual credit risks.

Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 121 (SFAS 121) "Accounting for the Impairment of Long-lived Assets and for Long-lived Assets to be Disposed of." Included in the scope of Statement 121 are long-lived assets, such as premises and equipment, and any impairment loss must be recognized when the estimate of total undiscounted future cash flows attributable to the asset is less than the asset's carrying amount. The Company has adopted Statement 121 and it has no material effect on the financial statements.

                        CERTIFIED PUBLIC ACCOUNTANTS

                               83 PINE STREET
                   WEST PEABODY, MASSACHUSETTS 01960-3635
                               (508) 535-0206

The Board of Directors
and Stockholders
Slade's Ferry Bancorp
Somerset, Massachusetts

                        INDEPENDENT AUDITORS' REPORT

We have audited the accompanying consolidated balance sheets of Slade's Ferry Bancorp (formerly known as Weetamoe Bancorp) and Subsidiary as of December 31, 1996 and 1995 and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Slade's Ferry Bancorp and Subsidiary as of December 31, 1996 and 1995, and the consolidated results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1996, in conformity with generally accepted accounting principles.


                                       /s/ Shatswell, MacLeod & Company,
P.C.
                                       SHATSWELL, MacLEOD & COMPANY, P.C.

West Peabody, Massachusetts
January 14, 1997

Consolidated Balance Sheets
December 31, 1996 and 1995


                                                                                       1996           1995
--------------------------------------------------------------------------------------------------------------
Assets
Cash and due from banks                                                            $ 11,128,724   $  9,039,970
Federal funds sold                                                                   13,000,000      9,500,000
--------------------------------------------------------------------------------------------------------------
  Cash and cash equivalents                                                          24,128,724     18,539,970
Interest bearing time deposits with other banks                                         149,598        100,000
Investments in available-for-sale securities (at fair value)                         37,255,163     36,730,660
Investments in held-to-maturity securities (fair values of $19,544,811 as of
  December 31, 1996 and $21,873,518 as of December 31, 1995)                         19,586,678     21,735,682
Federal Home Loan Bank stock                                                            890,600        290,700
Loans, net                                                                          194,934,845    148,069,415
Premises and equipment                                                                5,970,874      3,700,054
Goodwill                                                                              3,307,368
Other real estate owned                                                                 307,591        633,467
Accrued interest receivable                                                           1,853,783      1,820,323
Other assets                                                                          2,957,251      1,801,383
--------------------------------------------------------------------------------------------------------------
                                                                                   $291,342,475   $233,421,654
==============================================================================================================
Liabilities and Stockholders' Equity
Demand Deposits                                                                    $ 44,458,040   $ 28,509,176
Savings and NOW Deposits                                                             94,814,767     74,754,043
Time Deposits                                                                       128,518,202    110,957,470
--------------------------------------------------------------------------------------------------------------
    Total Deposits                                                                  267,791,009    214,220,689
--------------------------------------------------------------------------------------------------------------
Note Payable                                                                          1,042,626
Other borrowed funds                                                                  1,200,000        741,773
Due to brokers                                                                          499,375
Other liabilities                                                                       962,140        632,467
--------------------------------------------------------------------------------------------------------------
    Total liabilities                                                               271,495,150    215,594,929
--------------------------------------------------------------------------------------------------------------
Stockholders' equity:
  Common stock, par value $.01 per share; authorized 5,000,000 shares; issued and
   outstanding 2,789,142.3 shares in 1996 and 2,617,180.7 shares in 1995                 27,891         26,172
  Paid-in capital                                                                    14,607,299     13,136,923
  Retained earnings                                                                   5,214,763      4,630,608
  Net unrealized holding gain (loss) on available-for-sale securities                    (2,628)        33,022
--------------------------------------------------------------------------------------------------------------
    Total stockholders' equity                                                       19,847,325     17,826,725
--------------------------------------------------------------------------------------------------------------
                                                                                   $291,342,475   $233,421,654
==============================================================================================================


The accompanying notes are an integral part of these consolidated financial statements.

Consolidated Statements Of Income
Years Ended December 31, 1996, 1995 and 1994


                                                                  1996         1995          1994
----------------------------------------------------------------------------------------------------
Interest and dividend income:
  Interest and fees on loans                                  $15,626,903  $12,741,564   $10,574,181
  Interest and dividends on securities:
    Taxable                                                     2,810,656    2,972,484     2,533,348
    Tax-exempt                                                    266,866      225,942       271,663
  Other interest                                                  790,506      601,210       166,920
----------------------------------------------------------------------------------------------------
      Total interest and dividend income                       19,494,931   16,541,200    13,546,112
----------------------------------------------------------------------------------------------------
Interest expense:
  Interest on deposits                                          8,992,244    7,700,901     4,887,707
  Interest on securities sold under agreements to repurchase                       556         3,748
  Interest on other borrowed funds                                 59,688       62,816        47,777
  Interest on notes payable                                        26,139                      4,452
----------------------------------------------------------------------------------------------------
      Total interest expense                                    9,078,071    7,764,273     4,943,684
----------------------------------------------------------------------------------------------------
      Net interest and dividend income                         10,416,860    8,776,927     8,602,428
Provision for loan losses                                         400,000      550,000       645,000
----------------------------------------------------------------------------------------------------
      Net interest and dividend income after
       provision for loan losses                               10,016,860    8,226,927     7,957,428
----------------------------------------------------------------------------------------------------
Other income:
  Service charges on deposit accounts                             628,997      574,425       597,682
  Overdraft service charges                                       220,428      152,855       169,689
  Securities gains, net                                           112,631       64,810        37,067
  Other income                                                    343,441      263,869       294,630
----------------------------------------------------------------------------------------------------
      Total other income                                        1,305,497    1,055,959     1,099,068
----------------------------------------------------------------------------------------------------
Other expense:
  Salaries and employee benefits                                4,328,402    3,962,983     3,689,988
  Occupancy expense                                               567,458      448,383       422,939
  Equipment expense                                               504,489      432,739       407,712
  Stationery and supplies                                         243,653      197,392       168,824
  FDIC deposit insurance premium                                    6,278      204,477       452,255
  (Gain) loss on sales of other real estate owned, net             21,008      (26,728)       13,462
  Writedown of other real estate owned                             30,000      104,578       317,239
  Other expense                                                 1,678,873    1,307,703     1,229,186
----------------------------------------------------------------------------------------------------
      Total other expense                                       7,380,161    6,631,527     6,701,605
----------------------------------------------------------------------------------------------------
Income before income taxes                                      3,942,196    2,651,359     2,354,891
Income taxes                                                    1,564,001    1,005,772       887,650
----------------------------------------------------------------------------------------------------
      Net income                                              $ 2,378,195  $ 1,645,587   $ 1,467,241
====================================================================================================
Earnings per share
      Net income per share                                    $       .86  $       .60   $       .57
====================================================================================================


The accompanying notes are an integral part of these consolidated financial statements.

Consolidated Statements of Changes in Stockholders' Equity
Years Ended December 31, 1996, 1995 and 1994


                                                                               Net Unrealized
                                                                             Holding Gain (Loss)
                                                                               On Available-
                                          Common     Paid-in     Retained        For-Sale
                                           Stock     Capital     Earnings       Securities            Total
---------------------------------------------------------------------------------------------------------------
Balance, December 31, 1993                $15,528  $10,533,070  $4,579,324       $  251,792  	   $15,379,714
Net change in unrealized holding gain
 on available-for-sale securities                                                 (1,792,176)       (1,792,176)
Net income                                                       1,467,241                           1,467,241
Issuance of 5% common stock dividend          775    1,045,030  (1,049,845)                             (4,040)
Issuance of common stock from dividend
 reinvestment plan                            124      169,172                                         169,296
Stock issuance relating to optional cash
 contribution plan                             28       37,390                                          37,418
Dividends declared ($.15 per share)                               (409,769)                           (409,769)
---------------------------------------------------------------------------------------------------------------
Balance, December 31, 1994                 16,455   11,784,662   4,586,951        (1,540,384)       14,847,684
Net change in unrealized holding loss
 on available-for-sale securities                                                  1,573,406         1,573,406
Net income                                                       1,645,587                           1,645,587
Stock split (3 for 2)                       8,654                  (11,041)                             (2,387)
  Issuance of 5% common stock dividend        821    1,107,542  (1,113,162)   			        (4,799)
  Issuance of common stock from dividend
   reinvestment plan                          209      209,683                                         209,892
Stock issuance relating to optional cash
 contribution plan                             33       35,036                                          35,069
Dividends declared ($.18 per share)                               (477,727)                           (477,727)
---------------------------------------------------------------------------------------------------------------
Balance, December 31, 1995                 26,172   13,136,923   4,630,608            33,022        17,826,725
Net change in unrealized holding gain
 on available-for-sale securities                                                    (35,650)          (35,650)
Net income                                                       2,378,195                           2,378,195
Issuance of 5% common stock dividend        1,304    1,124,644  (1,129,308)   			        (3,360)
Issuance of common stock from dividend
 reinvestment plan                            375      312,572                                         312,947
Stock issuance relating to optional cash
 contribution plan                             40       33,160                                          33,200
Dividends declared ($.24 per share)                               (664,732)                           (664,732)
---------------------------------------------------------------------------------------------------------------
Balance, December 31, 1996                $27,891  $14,607,299  $5,214,763       $    (2,628)  	   $19,847,325
===============================================================================================================


The accompanying notes are an integral part of these consolidated financial statements.

Consolidated Statements of Cash Flows
Years Ended December 31, 1996, 1995 and 1994


                                                                       1996          1995          1994
-----------------------------------------------------------------------------------------------------------
Cash flows from operating activities:
  Net income                                                        $2,378,195    $1,645,587    $1,467,241
  Adjustments to reconcile net income to net cash provided by operating activities:
  Amortization of goodwill                                              98,000
  Accretion, net of amortization of fair market value adjustments       (1,429)
  Amortization of organization cost                                                    3,440        13,759
  Gain on sale of fixed assets                                          (8,702)                    (11,500)
  Securities gains, net                                               (112,631)      (64,810)      (37,067)
  Disposal of fixed assets                                                            11,229
  Depreciation and amortization                                        500,378       421,344       389,286
  Provision for loan losses                                            400,000       550,000       645,000
  Deferred tax benefit                                                 (92,207)     (147,018)     (258,413)
  Increase (decrease) in taxes payable                                (103,889)     (130,854)       92,089
  (Increase) decrease in interest receivable                           384,435      (377,291)     (253,074)
  Increase (decrease) in interest payable                              (49,768)       46,544        77,544
  Increase in accrued expenses                                          88,631        78,916        55,815
  (Increase) decrease in prepaid expenses                             (130,768)       29,878       (35,247)
  Increase (decrease) in other liabilities                            (139,617)       60,975         9,126
  (Increase) decrease in other assets                                 (322,275)      468,150           457
  Accretion, net of amortization of securities                        (430,515)     (131,441)     (146,430)
  Change in unearned income                                            115,825       123,639        90,792
  (Gain) loss on sales of other real estate owned, net                  21,008       (26,728)       13,462
  Writedown of other real estate owned                                  30,000       104,578       317,239
-----------------------------------------------------------------------------------------------------------
  Net cash provided by operating activities                          2,624,671     2,666,138     2,430,079
-----------------------------------------------------------------------------------------------------------
Cash flows from investing activities:
  Purchases of available-for-sale securities                       (10,128,087)  (11,242,820)   (9,225,422)
  Proceeds from sales of available-for-sale securities                 661,644     1,677,568     8,667,688
  Proceeds from maturities of available-for-sale securities         14,859,193     6,340,942     4,842,628
  Purchases of held-to-maturity securities                         (16,141,095)  (25,375,641)  (12,317,582)
  Proceeds from maturities of held-to-maturity securities           19,514,788    16,421,213    11,313,257
  Net increase in interest bearing time deposits with other banks       (7,519)
  Purchases of Federal Home Loan Bank stock                           (409,400)     (290,700)
  Redemption of Federal Home Loan Bank stock                            93,600
  Proceeds from sales of fixed assets                                    8,702                      11,500
  Proceeds from sales of other real estate owned                       147,458     1,219,832       883,500
  Net increase in loans                                            (14,971,481)  (16,343,674)  (10,416,150)
  Cash and cash equivalents of $19,936,591 acquired in the
   purchase of Fairbank, Inc., less cash of $8,575,284 paid
   for the common stock of Fairbank, Inc.                           11,361,307
  Capital expenditures                                              (1,085,521)     (126,146)     (926,682)
  Recoveries of previously charged-off loans                           439,788        38,553        68,808
-----------------------------------------------------------------------------------------------------------
  Net cash provided by (used in) investing activities               (4,343,377)  (27,680,873)   (7,098,455)
-----------------------------------------------------------------------------------------------------------
Cash flows from financing activities:
  Fractional shares paid in cash                                        (3,360)       (7,186)       (4,040)
  Proceeds from issuance of common stock                               346,147       244,961       206,714
  Net increase (decrease) in demand deposits, NOW, and
   savings accounts                                                  1,912,803    (4,318,602)     (804,917)
  Net increase (decrease) in time deposits                          (3,191,933)   41,224,488    (1,447,120)
  Net decrease in securities sold under agreements to repurchase                    (113,551)      113,551
  Net increase (decrease) in other borrowed funds                      458,227      (458,227)
  Dividends paid                                                      (658,165)     (455,345)     (389,727)
  Payment on notes payable                                            (243,013)                    (86,558)
-----------------------------------------------------------------------------------------------------------
  Net cash provided by (used in) financing activities               (1,379,294)   36,116,538    (2,412,097)
-----------------------------------------------------------------------------------------------------------
Net increase (decrease) in cash and cash equivalents                 5,588,754    11,101,803    (7,080,473)
Cash and cash equivalents at beginning of year                      18,539,970     7,438,167    14,518,640
-----------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of year                           $24,128,724   $18,539,970   $ 7,438,167
===========================================================================================================

Supplemental disclosures:
  Loans transferred to other real estate owned                     $   144,741   $ 1,581,571   $ 1,817,786
  Loans originating from the sale of other real estate owned           435,000       205,000     1,861,500
  Interest paid                                                      9,127,839     7,717,729     4,866,140
  Income taxes paid                                                  1,760,097     1,283,644     1,053,974
  Other real estate owned transferred to loans                                       333,000

  In 1996 the Company purchased all of the common stock of
   Fairbank, Inc. for $8,575,284. In conjunction with the
   acquisition, liabilities were assumed as follows:
    Fair value of assets acquired                                  $65,141,843
    Cash paid for the common stock                                   8,575,284
-----------------------------------------------------------------------------------------------------------
    Liabilities assumed                                            $56,566,559
===========================================================================================================


The accompanying notes are an integral part of these consolidated financial statements.

Notes to Consolidated Financial Statements
Years Ended December 31, 1996, 1995 and 1994

NOTE 1 - Nature of Operations

Slade's Ferry Bancorp (Company) (formerly known as Weetamoe Bancorp) is a Massachusetts corporation that was organized in 1990 to become the holding company of Slade's Ferry Trust Company (Bank). In December of 1996 the stockholders of the Company approved the change of the name of the Company to Slade's Ferry Bancorp effective January 1, 1997. The Company's primary activity is to act as the holding company for the Bank. The Bank is a state chartered bank, which was incorporated in 1959 and is headquartered in Somerset, Massachusetts. The Bank operates its business from ten banking offices located in Massachusetts. The Bank is engaged principally in the business of attracting deposits from the general public and investing those deposits in residential and real estate loans, and in commercial, consumer and small business loans.

NOTE 2 - Accounting Policies

The accounting and reporting policies of the Company and its Subsidiary conform to generally accepted accounting principles and predominant practices within the banking industry. The consolidated financial statements of the Company were prepared using the accrual basis of accounting. The significant accounting policies of the Company and its subsidiary are summarized below to assist the reader in better understanding the consolidated financial statements and other data contained herein.

Pervasiveness of Estimates:

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from the estimates.

Basis of Presentation:

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, the Bank and the Bank's wholly-owned subsidiaries, Slade's Ferry Realty Trust and Slade's Ferry Securities Corporation. All significant intercompany accounts and transactions have been eliminated in the consolidation.

Cash and Cash Equivalents:

For purposes of reporting cash flows, cash and cash equivalents include cash on hand, cash items, due from banks, interest bearing deposits with other banks and federal funds sold.

Securities:

Investments in debt securities are adjusted for amortization of premiums and accretion of discounts computed on the straight-line method which has substantially the same effect as using the interest method. Gains or losses on sales of investment securities are computed on a specific identification basis.

The Company classifies debt and equity securities into one of three categories: held-to-maturity, available-for-sale, or trading. This security classification may be modified after acquisition only under certain specified conditions. In general, securities may be classified as held-to-maturity only if the Company has the positive intent and ability to hold them to maturity. Trading securities are defined as those bought and held principally for the purpose of selling them in the near term. All other securities must be classified as available-for-sale.

      * Held-to-maturity securities are measured at amortized cost in the balance sheet. Unrealized holding gains and losses are not included in earnings or in a separate component of capital. They are merely disclosed in the notes to the consolidated financial statements.

      * Available-for-sale securities are carried at fair value on the balance sheet. Unrealized holding gains and losses are not included in earnings, but are reported as a net amount (less expected tax) in a separate component of capital until realized.

      * Trading securities are carried at fair value on the balance sheet. Unrealized holding gains and losses for trading securities are included in earnings.

Loans:

Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at their outstanding principal balances reduced amounts due to borrowers on unadvanced loans, by any charge-offs, the allowance for loan losses and any deferred fees or costs on originated loans, or unamortized premiums or discounts on purchased loans.

Interest on loans is generally recognized on a simple interest basis.

Loan origination and commitment fees and certain direct origination costs are deferred, and the net amount amortized as an adjustment of the related loan's yield. The Company is generally amortizing these amounts over the contractual life of the related loans.

Cash receipts of interest income on impaired loans is credited to principal to the extent necessary to eliminate doubt as to the collectibility of the net carrying amount of the loan. Some or all of the cash receipts of interest income on impaired loans is recognized as interest income if the remaining net carrying amount of the loan is deemed to be fully collectible. When recognition of interest income on an impaired loan on a cash basis is appropriate, the amount of income that is recognized is limited to that which would have been accrued on the net carrying amount of the loan at the contractual interest rate. Any cash interest payments received in excess of the limit and not applied to reduce the net carrying amount of the loan are recorded as recoveries of charge-offs until the charge-offs are fully recovered.

Allowance for Possible Loan Losses:

An allowance is available for losses which may be incurred in the future on loans in the current portfolio. The allowance is increased by provisions charged to current operations and is decreased by loan losses, net of recoveries. The provision for loan losses is based on management's evaluation of current and anticipated economic conditions, changes in the character and size of the loan portfolio, and other indicators. The balance in the allowance for possible loan losses is considered adequate by management to absorb any reasonably foreseeable loan losses.

As of January 1, 1995, the Company adopted Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan," as amended by SFAS No. 118. According to SFAS No. 114, a loan is impaired when, based on current information and events, it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement. The Statement requires that impaired loans be measured on a loan by loan basis by either the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's observable market price, or the fair value of the collateral if the loan is collateral dependent.

The Statement is applicable to all loans, except large groups of smaller balance homogeneous loans that are collectively evaluated for impairment, loans that are measured at fair value or at the lower of cost or fair value, leases, and convertible or nonconvertible debentures and bonds and other debt securities. The Company considers its residential real estate loans and consumer loans that are not individually significant to be large groups of smaller balance homogeneous loans.

Factors considered by management in determining impairment include payment status, net worth and collateral value. An insignificant payment delay or an insignificant shortfall in payment does not in itself result in the review of a loan for impairment. The Company applies SFAS No. 114 on a loan-by-loan basis. The Company does not apply SFAS No. 114 to aggregations of loans that have risk characteristics in common with other impaired loans. Interest on a loan is not generally accrued when the loan becomes ninety or more days overdue. The Company may place a loan on nonaccrual status but not classify it as impaired, if (i) it is probable that the Company will collect all amounts due in accordance with the contractual terms of the loan or (ii) the loan is an individually insignificant residential mortgage loan or consumer loan. Impaired loans are charged-off when management believes that the collectibility of the loan's principal is remote. Substantially all of the Company's loans that have been identified as impaired have been measured by the fair value of existing collateral.

The financial statement impact of adopting the provisions of this Statement was not material.

Premises and Equipment:

Premises and equipment are stated at cost, less accumulated depreciation and amortization. Cost and related allowances for depreciation and amortization of premises and equipment retired or otherwise disposed of are removed from the respective accounts with any gain or loss included in income or expense. Depreciation and amortization are calculated principally on the straight-line method over the estimated useful lives of the assets.

Goodwill:

Goodwill arising from the acquisition of Fairbank, Inc. is reported net of accumulated amortization. Goodwill is being amortized on a straight-line basis over a period of fifteen years.

Other Real Estate Owned and In-Substance Foreclosures:

Other real estate owned includes properties acquired through foreclosure and properties classified as in-substance foreclosures in accordance with Financial Accounting Standards Board Statement No. 15, "Accounting by Debtors and Creditors for Troubled Debt Restructuring." These properties are carried at the lower of cost or estimated fair value less estimated cost to sell. Any writedown from cost to estimated fair value required at the time of foreclosure or classification as in-substance foreclosure is charged to the allowance for possible loan losses. Expenses incurred in connection with maintaining these assets, subsequent writedowns and gains or losses recognized upon sale are included in other expense.

In accordance with Statement of Financial Accounting Standards No. 114 "Accounting by Creditors for Impairment of a Loan," the Company classifies loans as in-substance repossessed or foreclosed if the Company receives physical possession of the debtor's assets regardless of whether formal foreclosure proceedings take place.

Income Taxes:

The Company recognizes income taxes under the asset and liability method. Under this method, deferred tax assets and liabilities are established for the temporary differences between the accounting basis and the tax basis of the Company's assets and liabilities at enacted tax rates expected to be in effect when the amounts related to such temporary differences are realized or settled.

Fair Values of Financial Instruments:

Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments," requires that the Company disclose estimated fair value for its financial instruments. Fair value methods and assumptions used by the Company in estimating its fair value disclosures are as follows:

Cash and cash equivalents: The carrying amounts reported in the balance sheet for cash and federal funds sold approximate those assets' fair values. Securities (including mortgage-backed securities): Fair values for securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

Loans receivable: For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. The fair values for other loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. The carrying amount of accrued interest approximates its fair value.

Deposit liabilities: The fair values disclosed for demand deposits (e.g., interest and non-interest checking, passbook savings, and money market accounts) are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts). Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

Off-balance sheet instruments: The fair value of commitments to originate loans is estimated using the fees currently charged to enter similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed-rate loan commitments and the unadvanced portion of loans, fair value also considers the difference between current levels of interest rates and the committed rates. The fair value of letters of credit is based on fees currently charged for similar agreements or on the estimated cost to terminate them or otherwise settle the obligation with the counterparties at the reporting date.

NOTE 3 - Acquisition of Fairbank, Inc.

On August 23, 1996 the Company effected its acquisition of Fairbank, Inc., a Massachusetts corporation, and its wholly owned subsidiary, the National Bank of Fairhaven, through the Company's wholly owned subsidiary, Slade's Ferry Trust Company. The acquisition was accomplished by the payment by Slade's Ferry Trust Company of $8,575,284 in cash from its capital funds for all of the outstanding shares of the common stock of Fairbank, Inc. As a result of the acquisition, Fairbank, Inc. was dissolved, and the National Bank of Fairhaven was merged into Slade's Ferry Trust Company. The National Bank of Fairhaven's two banking offices in Fairhaven and New Bedford, Massachusetts have become branches of Slade's Ferry Trust Company.

The acquisition has been accounted for as a purchase, and the results of operations of Fairbank, Inc. since the date of the acquisition are included in the consolidated financial statements. Goodwill reflected by the purchase accounting amounted to $3,405,368 and is being amortized over 15 years on a straight-line basis.

The following summary, prepared on an unaudited pro forma basis presents the results of operations as though the Company and Fairbank, Inc. had been merged as of the beginning of the years ended December 31:


                                                        1996         1995
-----------------------------------------------------------------------------
Net interest income after provision for loan losses  $12,077,046  $11,023,354
Noninterest income                                     1,349,224    1,375,517
-----------------------------------------------------------------------------
  Total                                               13,426,270   12,398,871
Noninterest expense                                    9,251,100    9,376,107
-----------------------------------------------------------------------------
 Income before income taxes                            4,175,170    3,022,764
Income taxes                                           1,543,200    1,034,117
-----------------------------------------------------------------------------
 Net income                                          $ 2,631,970  $ 1,988,647
=============================================================================


The pro forma results are not necessarily indicative of what actually would have occurred if the acquisition had been in effect for the entire years of 1996 and 1995. In addition, they are not intended to be a projection of future results and do not reflect any effects that might be achieved from combined operations.

NOTE 4 - Securities

Debt and equity securities have been classified in the consolidated balance sheets according to management's intent. The carrying amount of securities and their approximate fair values are as follows as of December 31:


                                                                        Gross       Gross
                                                                      Unrealized  Unrealized
                                                          Amortized    Holding     Holding
                                                         Cost Basis     Gains      Losses     Fair Value
---------------------------------------------------------------------------------------------------------
Available-for-sale securities:
  December 31, 1996:
  Debt securities issued by the U.S. Treasury and other
   U.S. government corporations and agencies             $32,792,636   $ 80,150    $281,010   $32,591,776
  Mortgage-backed securities                               2,469,385         90      38,367     2,431,108
  Asset-backed securities                                    245,806                    377       245,429
  Marketable equity securities                             1,775,288    267,778      56,216     1,986,850
---------------------------------------------------------------------------------------------------------
                                                         $37,283,115   $348,018    $375,970   $37,255,163
=========================================================================================================

  December 31, 1995:
  Debt securities issued by the U.S. Treasury and other
   U.S. government corporations and agencies             $31,677,986   $223,943    $208,952   $31,692,977
  Mortgage-backed securities                               3,618,195        635      59,880     3,558,950
  Marketable equity securities                             1,397,077    139,708      58,052     1,478,733
---------------------------------------------------------------------------------------------------------
                                                         $36,693,258   $364,286    $326,884   $36,730,660
=========================================================================================================

Held-to-maturity securities:
  December 31, 1996:
  Debt securities issued by the U.S. Treasury and other
   U.S. government corporations and agencies             $13,192,933   $ 30,164    $  7,784   $13,215,313
  Debt securities issued by states of the United States
   and political subdivisions of the states                6,130,922     37,952      67,043     6,101,831
  Mortgage-backed securities                                 256,823                 35,178       221,645
  Debt securities issued by foreign governments                6,000         28           6         6,022
---------------------------------------------------------------------------------------------------------
                                                         $19,586,678   $ 68,144    $110,011   $19,544,811
=========================================================================================================

  December 31, 1995:
  Debt securities issued by the U.S. Treasury and other
   U.S. government corporations and agencies             $15,689,916   $120,219    $  4,684   $15,805,451
  Debt securities issued by states of the United States
   and political subdivisions of the states                6,024,170     78,856      57,191     6,045,835
  Mortgage-backed seurities                                   16,596        650                    17,246
  Other debt securities                                        5,000                     14         4,986
---------------------------------------------------------------------------------------------------------
                                                         $21,735,682   $199,725    $ 61,889   $21,873,518
=========================================================================================================


The scheduled maturities of held-to-maturity securities and available-for-sale securities (other than equity securities) were as follows as of December 31, 1996:

                                                     Held-to-maturity         Available-for sale
                                                       securities:                securities:
---------------------------------------------------------------------------------------------------
 Debt securities other than mortgage-backed and  Amortized       Fair      Amortized
 asset backed securities:                        Cost Basis      Value     Cost Basis    Fair Value
---------------------------------------------------------------------------------------------------
   Due within one year                           $ 5,388,826  $ 5,391,093  $ 2,706,964  $ 2,710,895
   Due after one year through five years           7,893,486    7,932,429   18,707,201   18,576,185
   Due after five years through ten years          5,901,726    5,853,535   10,379,096   10,304,568
   Due after ten years                               145,817      146,109      999,375    1,000,128
Mortgage-backed securities                           256,823      221,645    2,469,385    2,431,108
Asset-backed securities                                                        245,806      245,429
---------------------------------------------------------------------------------------------------
                                                 $19,586,678  $19,544,811  $35,507,827  $35,268,313
===================================================================================================


During 1996, proceeds from sales of available-for-sale securities amounted to $661,644. Gross realized gains and gross realized losses on those sales amounted to $117,911 and $5,280, respectively. During 1995, proceeds from sales of available-for-sale securities amounted to $1,677,568. Gross realized gains and gross realized losses on those sales amounted to $125,954 and $61,144, respectively. During 1994, proceeds from sales of available-for-sale securities amounted to $8,667,688. Gross realized gains and gross realized losses on those sales amounted to $56,751 and $21,684, respectively.

There were no securities of issuers whose aggregate carrying amount exceeded 10% of stockholders' equity as of December 31, 1996.

A total par value of $8,685,000 and $4,200,000 of debt securities was pledged to secure treasury tax and loan, trust department and public funds on deposit and the loan from Fleet National Bank as of December 31, 1996 and 1995, respectively.

NOTE 5 - Loans

Loans consisted of the following as of December 31:

                                                     1996           1995
-----------------------------------------------------------------------------

Commercial, financial and agricultural           $ 31,243,643   $ 16,746,853
Real estate - construction and land development     6,891,200      6,864,969
Real estate - residential                          59,499,876     50,476,627
Real estate - commercial                           94,545,028     70,749,115
Consumer                                            6,681,825      6,148,518
Obligations of states and political subdivisions       16,044         22,716
Other                                                 108,596         85,472
-----------------------------------------------------------------------------
                                                  198,986,212    151,094,270
Allowance for possible loan losses                 (3,354,311)    (2,497,774)
Unearned income                                      (642,906)      (527,081)
Unamortized adjustment to fair value                  (54,150)
-----------------------------------------------------------------------------
Net loans, carrying amount                       $194,934,845   $148,069,415
=============================================================================


Certain directors and executive officers of the Company and companies in which they have significant ownership interest were customers of the Bank during 1996. Total loans to such persons and their companies amounted to $4,159,857 as of December 31, 1996. During the year ended December 31, 1996, $2,070,473 of new loans were made and repayments totaled $2,670,582.

Changes in the allowance for possible loan losses were as follows for the years ended December 31:


                                                                           1996         1995         1994
------------------------------------------------------------------------------------------------------------
Balance at beginning of period                                          $2,497,774   $2,305,860   $1,953,863
Loans charged off                                                         (439,229)    (396,639)    (361,811)
Provision for loans losses                                                 400,000      550,000      645,000
Recoveries of loans previously charged off                                 439,788       38,553       68,808
Transfer of Fairbank, Inc.'s allowance to Slade's Ferry Trust Company  	   455,978
-------------------------------------------------------------------------------------------------------------
Balance at end of period                                                $3,354,311   $2,497,774   $2,305,860
=============================================================================================================


Information about loans that meet the definition of an impaired loan in Statement of Financial Accounting Standards No. 114 is as follows as of December 31:

                                                                                           1996                     1995
                                                                                 ------------------------------------------------
                                                                                   Recorded    Related      Recorded    Related
                                                                                  Investment  Allowance    Investment  Allowance
                                                                                 In Impaired  For Credit  In Impaired  For Credit
                                                                                    Loans       Losses       Loans       Losses
---------------------------------------------------------------------------------------------------------------------------------
Loans for which there is a related allowance for credit losses                   $3,763,977    $838,290   $1,722,817    $455,036
Loans for which there is no related allowance for credit losses                   1,907,942                  417,638
---------------------------------------------------------------------------------------------------------------------------------
     Totals                                                                      $5,671,919    $838,290   $2,140,455    $455,036
=================================================================================================================================
Average recorded investment in impaired loans during the year ended December 31  $4,618,045               $2,772,395
=================================================================================================================================
Related amount of interest income recognized during the time, in the year ended December 31, that the loans were impaired
     Total recognized                                                            $  148,102               $        0
=================================================================================================================================
     Amount recognized using a cash-basis method of accounting                   $  148,102  		  $        0


As of December 31, 1996, loans restructured in a troubled debt restructuring before the effective date of SFAS No. 114 that are not impaired based on the terms specified by the restructuring agreement totaled $376,797. The gross interest income that would have been recorded in the year ended December 31, 1996 if such restructured loans had been current in accordance with their original terms was $55,724. The amount of interest income on such restructured loans that was included in net income for the year ended December 31, 1996 was $46,651.

NOTE 6 - Premises and Equipment

The following is a summary of premises and equipment as of December 31:


                              1996         1995
---------------------------------------------------

Land                       $1,145,368   $  765,368
Buildings                   3,505,679    3,409,595
Furniture and equipment     2,559,912    1,771,935
Leasehold improvements      1,376,689      252,711
Renovations in process        323,481        6,807
---------------------------------------------------
                            8,911,129    6,206,416
Accumulated depreciation
and amortization           (2,940,255)  (2,506,362)
---------------------------------------------------
                           $5,970,874  $ 3,700,054
===================================================


NOTE 7 - Deposits

The aggregate amount of time deposit accounts (including CD's), each with a minimum denomination of $100,000, was approximately $21,473,151 and $16,850,892 as of December 31, 1996 and 1995, respectively.

For time deposits as of December 31, 1996, the aggregate amount of maturities for each of the following five years ended December 31, are:


1997                                         $101,987,427
1998                                           22,267,236
1999                                            3,079,784
2000                                            1,139,361
2001                                               52,644
Less: Unamortized adjustment to fair value         (8,250)
----------------------------------------------------------
                                             $128,518,202
==========================================================


NOTE 8 - Securities Sold Under Agreements to Repurchase

Securities sold under agreements to repurchase generally mature within one to four days from the transaction date.

There were no agreements outstanding as of December 31, 1996 and 1995. There were no securities sold under agreements to repurchase during 1996.

Information concerning securities sold under agreements to repurchase is summarized as follows for the year ended December 31, 1995:


Average balance during the year              $14,622
Average interest rate during the year           3.80%
Maximum month-end balance during the year    $     0


NOTE 9 - Other Borrowed Funds

Other borrowed funds consist of treasury tax and loan deposits and generally are repaid within one to 120 days from the transaction date.

NOTE 10 - Note Payable

Note payable consisted of the following as of December 31, 1996:

Note payable by the Bank to Fleet National Bank. The note payable was assumed by the Bank in the acquisition of Fairbank, Inc. Minimum quarterly principal payments of $25,000 are payable on the last business day of each calendar quarter. The interest rate on the loan is 3 month LIBOR plus 1.2% floating, which has been swapped to yield a 9.01% fixed rate. Interest payments are due quarterly and the maturity of the loan is November 25, 1999. Collateral for the loan consists of U. S. Treasury or agency securities owned by the Bank.

The maturity requirements of the note payable are as follows based on minimum quarterly principal payments of $25,000 as described above as of December 31, 1996:


1997                                        $  100,000
1998                                           100,000
1999                                           850,000
Less: Unamortized adjustment to fair value      (7,374)
-------------------------------------------------------
                                            $1,042,626
=======================================================


NOTE 11 - Income Taxes

The components of income tax expense are as follows for the years ended December 31:

                                1996         1995         1994
------------------------------------------------------------------
Current:
 Federal                     $1,204,212   $  866,336   $  808,830
 State                          451,996      286,454      337,233
------------------------------------------------------------------
                              1,656,208    1,152,790    1,146,063
------------------------------------------------------------------

Deferred:
 Federal                        (51,722)    (105,334)    (182,336)
 State                          (40,485)     (41,684)     (76,077)
------------------------------------------------------------------
                                (92,207)    (147,018)    (258,413)
------------------------------------------------------------------
   Total income tax expense  $1,564,001   $1,005,772   $  887,650
==================================================================


The reasons for the differences between the statutory federal income tax rates and the effective tax rates are summarized as follows for the years ended December 31:


                                              1996    1995    1994
-------------------------------------------------------------------
                                              % of    % of    % of
                                             Income  Income  Income
-------------------------------------------------------------------

Federal income tax at statuary rate          34.0%   34.0%   34.0%
Increase (decrease) in tax resulting from:
  Tax-exempt income                          (2.3)   (2.9)   (4.0)
  Dividends received deduction                (.3)    (.3)    (.3)
  Unallowable expenses                         .6     1.0      .7
  Amortization of goodwill                     .8
State tax, net of federal tax benefit         6.9     6.1     7.3
------------------------------------------------------------------
                                             39.7%   37.9%   37.7%
==================================================================


The Company has gross deferred tax assets and gross deferred tax liabilities as follows as of December 31:

                                                                   1996         1995
----------------------------------------------------------------------------------------
Deferred tax assets:
  Operating loss carryover                                      $  342,442   $
  Allowance for loan losses                                      1,127,190      903,615
  Deferred loan fees                                               227,354      167,322
  Interest on non-performing loans                                 137,931       59,370
  Accrued employee benefits                                        118,464       72,931
  Other real estate owned valuation                                 43,246       93,604
  Other adjustments                                                  3,365          285
  Net unrealized holding loss on available-for-sale securities      25,324
----------------------------------------------------------------------------------------
    Gross deferred tax assets                                    2,025,316    1,297,127
========================================================================================
Deferred tax liabilities:
  Accelerated depreciation                                        (223,344)     (38,713)
  Prepaid pensions                                                 (53,531)     (19,196)
  Discount accretion                                                (2,334)      (5,480)
  Net unrealized holding gain on available-for-sale securities                   (4,380)
----------------------------------------------------------------------------------------
    Gross deferred tax liabilities                                (279,209)     (67,769)
----------------------------------------------------------------------------------------
Net deferred tax assets                                         $1,746,107   $1,229,358
========================================================================================


Deferred tax assets of December 31, 1996 and 1995 have not been reduced by a valuation allowance because management believes that it is more likely than not that the full amount of deferred tax assets will be realized.

As of December 31, 1996, the Company had approximately $1,007,000 in operating loss carryovers for tax purposes which expire in 2006.

NOTE 12 - Employee Benefits

The Company has a defined benefit pension plan (plan) covering substantially all of its full time employees who meet certain eligibility requirements. Employees are eligible under the plan upon attaining age 21 and completing one year of service. The benefits paid are based on 1.5% of total salary plus .5% of compensation in excess of integration level per year of service. The integration level is the first $750 of monthly compensation. The accrued benefit is based on years of service.

The following table sets forth the funded status of the plan and amounts recognized in the Company's consolidated balance sheet as of December 31:

                                                                1996          1995
--------------------------------------------------------------------------------------
Actuarial present value of benefit obligations:
  Accumulated benefit obligation (including vested
   benefits of $532,732 and $1,763,760, respectively)         $ 536,848   $ 1,779,565
======================================================================================
Projected benefit obligation for services rendered to date    $(875,343)  $(2,229,379)

Plan assets at fair value, primarily invested in
 corporate stocks, U.S. government securities and
 cash and cash equivalents                                      916,360     1,755,659
--------------------------------------------------------------------------------------
Plan assets greater (less) than projected benefit obligation     41,017      (473,720)

Unrecognized net gain from past experience different from
 that assumed and effect of changes in assumptions              318,010       376,735

Unrecognized prior service cost                                (365,736)

Unrecognized net obligation from 1988 transition date being
 amortized over 25.78 years                                     134,407       142,414

Adjustment required to recognize minimum liability                            (69,335)
--------------------------------------------------------------------------------------
Prepaid (accrued) pension cost included on the balance sheet  $ 127,698   $   (23,906)
======================================================================================


Net periodic pension cost included the following components for the years ended December 31:


                                                  1996        1995       1994
--------------------------------------------------------------------------------
Service cost-benefits earned during the period  $ 92,434   $ 115,008   $123,477
Interest cost on projected benefit obligation     65,745     171,702    147,203
Actual return on plan assets                     (70,423)   (176,649)   (91,589)
Net amortization and deferral                     (5,699)     59,332    (36,822)
--------------------------------------------------------------------------------
Net periodic pension cost                       $ 82,057   $ 169,393   $142,269
================================================================================


The weighted-average discount rate and rate of increase in future compensation levels used in determining the actuarial present value of the projected benefit obligation were 8.5% and 2.0%, respectively for 1996 and 8.59% and 4.0%, respectively for 1995. The expected long-term rate of return on assets was 8.5%.

The Bank has a 401K plan for eligible employees who attain age 21 and complete one year of service. The Bank contributes a discretionary amount to be allocated to eligible participants. Current contributions vest fully after seven years of continuous service. The amount that may be deferred by the employees is limited by the amount that will not cause the plan to exceed IRS limitations. Contributions made by the Bank charged to employee benefit expense amounted to $7,000, $6,000 and $11,842 for the years ended December 31, 1996, 1995 and 1994, respectively.

NOTE 13 - Commitments and Contingent Liabilities

The Company is obligated under certain agreements issued during the normal course of business which are not reflected in the accompanying financial statements.

The Company is obligated under various lease agreements covering branch offices and equipment. These agreements are considered to be operating leases. The total minimum rental due in future periods under these agreements is as follows as of December 31, 1996:


1997                            $ 46,662
1998                              46,662
1999                              46,662
2000                              46,662
2001                              46,662
Thereafter                       268,464
----------------------------------------
Total minimum lease payments    $501,774
========================================


Certain leases contain provisions for escalation of minimum lease payments contingent upon increases in real estate taxes and percentage increases in the consumer price index. The total rental expense amounted to $66,223 for 1996, $46,592 for 1995 and $46,788 for 1994.

NOTE 14 - Financial Instruments

The Company is party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to originate loans, standby letters of credit and unadvanced funds on loans. The instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheets. The contract amounts of those instruments reflect the extent of involvement the Company has in particular classes of financial instruments.

The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for loan commitments and standby letters of credit is represented by the contractual amounts of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

Commitments to originate loans are agreements to lend to a customer provided there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management's credit evaluation of the borrower. Collateral held varies, but may include secured interests in mortgages, accounts receivable, inventory, property, plant and equipment and income-producing properties.

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance by a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Of the total standby letters of credit outstanding as of December 31, 1996, $249,080 are secured by certificates of deposit and savings accounts held at the Company.

The estimated fair values of the Company's financial instruments, all of which are held or issued for purposes other than trading, are as follows as of December 31:


                                                               1996                           1995
----------------------------------------------------------------------------------------------------------------
                                                   Carrying Amount   Fair Value    Carrying Amount   Fair Value
----------------------------------------------------------------------------------------------------------------
Financial assets:
  Cash and cash equivalents                          $ 24,128,724   $ 24,128,724     $ 18,539,970   $ 18,539,970
  Interest bearing time deposits with other banks         149,598        149,598          100,000        100,000
  Available-for-sale securities                        37,255,163     37,255,163       36,730,660     36,730,660
  Held-to-maturity securities                          19,586,678     19,544,811       21,735,682     21,873,518
  Federal Home Loan Bank stock                            890,600        890,600          290,700        290,700
  Loans                                               194,934,845    195,498,000      148,069,415    147,912,000
  Accrued interest receivable                           1,853,783      1,853,783        1,820,323      1,820,323

Financial liabilities:
  Note Payable                                          1,042,626      1,047,220
  Other borrowed funds                                  1,200,000      1,200,000          741,773        741,773
  Deposits                                            267,791,009    268,344,000      214,220,689    215,275,219


The carrying amounts of financial instruments shown in the above table are included in the consolidated balance sheet under the indicated captions. Accounting policies related to financial instruments are described in Note 2.

Off-balance-sheet liabilities


                                                                     1996         1995
------------------------------------------------------------------------------------------
                                                                   Notional     Notional
                                                                    Amount       Amount
------------------------------------------------------------------------------------------
Commitments to originate loans                                    $ 9,402,290  $ 5,853,200
Standby letters of credit                                           1,176,936    1,149,131
Unadvanced portions of loans:
  Consumer loans (including credit card loans and student loans)    2,805,679    2,475,100
  Commercial real estate loans                                        223,000      100,000
  Home equity loans                                                 1,755,198    1,764,547
  Commercial lines of credit                                        9,744,425    9,011,561
  Construction loans                                                1,641,700    1,519,885
------------------------------------------------------------------------------------------
                                                                  $26,749,228  $21,873,424
==========================================================================================


There is no material difference between the notional amount and the estimated fair value of loan commitments and unadvanced portions of loans. The fair value of letters of credit approximates the notional value.

The Company has no derivative financial instruments subject to the provisions of SFAS No. 119 "Disclosure About Derivative Financial
Instruments and Fair Value of Financial Instruments." other than the interest rate swap described in Note 9.

NOTE 15 - Significant Group Concentrations of Credit Risk

Most of the Company's business activity is with customers located within the state. There are no concentrations of credit to borrowers that have similar economic characteristics. The majority of the Company's loan portfolio is comprised of loans collateralized by real estate located in the state of Massachusetts.

NOTE 16 - Earnings per Share

Earnings per share for 1996, 1995 and 1994 were calculated using the weighted average number of shares outstanding during those periods. For 1996, 1995 and 1994 earnings per share calculations the weighted average number of shares outstanding were 2,764,887, 2,738,250 and 2,587,816, respectively. The weighted average number of shares are adjusted to reflect the effect of a 5% stock dividend issued in January 1996. Earnings per share previously reported in the 1995 annual report for the year ended December 31, 1995 were reduced by $.03 and by $.03 for the year ended December 31, 1994. Dividends declared previously reported in the 1995 annual report have been restated to reflect the stock dividend.

NOTE 17 - Regulatory Matters

The Company and its subsidiary the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Company's and the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. Their capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 1996, that the Company and the Bank meet all capital adequacy requirements to which they are subject.

As of December 31, 1996, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as adequately capitalized under the regulatory framework for prompt corrective action. To be categorized as adequately capitalized the Bank must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank's category.

The Company's and the Bank's actual capital amounts and ratios are also presented in the table.

                                                                                     To Be Well
                                                                                 Capitalized Under
                                                                 For Capital     Prompt Corrective
                                                Actual       Adequacy Purposes:  Action Provisions:
                                            -------------------------------------------------------
(Dollar Amounts in Thousands)               Amount   Ratio     Amount   Ratio      Amount   Ratio
---------------------------------------------------------------------------------------------------
As of December 31, 1996:
  Total Capital (to Risk Weighted Assets):
  Consolidated                              $19,044   9.56%   $15,938   >=8%           N/A
  Slade's Ferry Trust Company                18,935   9.51     15,934   >=8        $19,918  >=10%
  Tier 1 Capital (to Risk Weighted Assets):
  Consolidated                               16,543   8.27      8,003   >=4            N/A
  Slade's Ferry Trust Company                16,435   8.22      8,001   >=4         12,002  >=6
  Tier 1 Capital (to Average Assets);
  Consolidated                               16,543   5.70     11,617   >=4            N/A
  Slade's Ferry Trust Company                16,435   5.66     11,615   >=4         14,519  >=5

As of December 31, 1995:
  Total Capital (to Risk Weighted Assets):
  Consolidated                              $19,704  12.95%   $12,174   >=8%           N/A
  Slade's Ferry Trust Company                19,626  12.90     12,172   >=8        $15,215  >=10%
  Tier 1 Capital (to Risk Weighted Assets):
  Consolidated                               17,794  11.65      6,111   >=4          N/A
  Slade's Ferry Trust Company                17,717  11.60      6,109   >=4        9,164  >=6
  Tier 1 Capital (to Average Assets);
  Consolidated                               17,794   7.57      9,407   >=4          N/A
  Slade's Ferry Trust Company                17,717   7.54      9,405   >=4       11,756  >=5


The declaration of cash dividends is dependent on a number of factors, including regulatory limitations, and the Company's operating results and financial condition. The stockholders of the Company will be entitled to dividends only when, and if, declared by the Company's Board of Directors out of funds legally available therefore. Under the Massachusetts Business Corporation Law, a dividend may not be declared if the corporation is insolvent or if the declaration of the dividend would render the corporation insolvent. The declaration of future dividends, whether by the Board of Directors of the Company or the Bank, will be subject to favorable operating results, financial conditions, tax considerations, and other factors.

As of December 31, 1996 the Company would be restricted from declaring dividends in an amount greater than $16,543,000 as such declaration would render the corporation insolvent. As of December 31, 1996 the Bank would be restricted from declaring dividends in an amount greater than approximately $3,001,000 as such declaration would decrease capital below the Bank's required minimum level of regulatory capital.

NOTE 18 - Stock Option Plan

At the 1996 annual meeting stockholders approved a 1996 stock option plan
(Plan). The Plan is not in effect and will not be until enacted by the Board of Directors. Management of the Company expects the Board to enact the Plan in March of 1997. A summary of the Plan, as approved by stockholders, is as follows.

The Plan is divided into two separate equity incentive programs, a Discretionary Grant Program and an Automatic Grant Program. The maximum number of shares of common stock issuable over the term of the Plan may not exceed 250,000 shares and the maximum aggregate number of shares issuable under both programs in any plan year may not exceed 50,000 shares. Unless sooner terminated by the Board, the Plan will in all events terminate on March 11, 2000.

Under the Discretionary Grant Program, key employees, including officers, may be granted incentive stock options to purchase shares of common stock. The option exercise price per share may not be less than one hundred percent of the fair market value of common stock at grant date and generally become exercisable in periodic installments over the optionee's period of service. Two types of stock appreciation rights are authorized for issuance: (1) tandem rights, which require the option holder to elect between the exercise of the underlying option for shares of common stock and the surrender of such option for appreciation distribution and (2) limited rights, which are automatically exercised upon the occurance of a hostile takeover.

Eligibility for participation in the Automatic Grant Program is limited to non-employee directors of the Company or its subsidiary who have completed three full years of service as directors. Under the Automatic Grant Program a nonstatutory option for 2,000 shares of common stock shall be granted each plan year to eligible directors. The exercise price per share will be equal to one hundred percent of the fair market value per share of common stock at grant date, each option will have a maximum five year term, will be immediately exercisable and the shares subject to each 2,000 share grant will vest in three equal annual installments over the grantee's period of Board service.

NOTE 19 - Litigation

The Bank is a defendant in a liability action arising out of an alleged breach of contract with a previous employee of National Bank of Fairhaven. Given the early state of discovery, counsel for the Company is unable to assign a dollar figure to the risk of loss pertaining to this matter and hence, no accrued expense has been reflected in the consolidated financial statements. The demand by the plaintiff is $550,000 to settle the case.

NOTE 20 - Reclassification

Certain amounts in the prior years have been reclassified to be consistent with the current year's statement presentation.

NOTE 21 - Parent Company only Financial Statements

The following financial statements are for Slade's Ferry Bancorp (Parent Company Only) and should be read in conjunction with the consolidated financial statements of Slade's Ferry Bancorp and Subsidiary.

              SLADE'S FERRY BANCORP (FORMERLY WEETAMOE BANCORP)
                             PARENT COMPANY ONLY

Financial Statements
Balance Sheets

                                                                                December 31,
                                                                             1996          1995
--------------------------------------------------------------------------------------------------
Assets
Cash                                                                     $   180,607   $   153,425
Investment in subsidiary, Slade's Ferry Trust Company                     19,740,124    17,749,851
Premises and equipment                                                         4,448        15,125
Other assets                                                                  37,713        17,050
--------------------------------------------------------------------------------------------------
                                                                         $19,962,892   $17,935,451
==================================================================================================

Liabilities and Stockholders' Equity
Other liabilities                                                        $   115,567   $   108,726
--------------------------------------------------------------------------------------------------
    Total liabilities                                                        115,567       108,726
--------------------------------------------------------------------------------------------------
Stockholders' equity:
  Common stock, par value $.01 per share; authorized 5,000,000 shares;
   issued and outstanding 2,789,142.3 shares in 1996 and 2,617,180.7
   shares in 1995                                                             27,891        26,172
  Paid-in capital                                                         14,607,299    13,136,923
  Retained earnings                                                        5,214,763     4,630,608
  Net unrealized holding gain (loss) on available-for-sale securities         (2,628)       33,022
--------------------------------------------------------------------------------------------------
    Total stockholders' equity                                            19,847,325    17,826,725
--------------------------------------------------------------------------------------------------
                                                                         $19,962,892   $17,935,451
==================================================================================================


Statements of Income

                                                                         Years Ended December 31,
                                                                      1996         1995        1994
------------------------------------------------------------------------------------------------------
Dividends from subsidiary                                          $  360,000   $  267,000  $   80,000
Interest income                                                         2,474        1,827       3,927
Management fee income from subsidiary                                 415,904      546,028     552,698
Other income                                                                                    11,500
------------------------------------------------------------------------------------------------------
    Total income                                                      778,378      814,855     648,125
------------------------------------------------------------------------------------------------------
Salaries and employee benefits                                        311,038      433,766     424,615
Equipment expense                                                      20,596       33,605      30,812
Other expense                                                          96,872       98,281      81,728
------------------------------------------------------------------------------------------------------
    Total expense                                                     428,506      565,652     537,155
======================================================================================================
Income before income taxes (benefit) and equity in undistributed
 net income of subsidiary                                             349,872      249,203     110,970
Income taxes (benefit)                                                 (2,400)      11,688      18,182
------------------------------------------------------------------------------------------------------
Income before equity in undistributed net income of subsidiary        352,272      237,515      92,788
Equity in undistributed net income of subsidiary                    2,025,923    1,408,072   1,374,453
------------------------------------------------------------------------------------------------------
    Net income                                                     $2,378,195   $1,645,587  $1,467,241
======================================================================================================


Statements of Cash Flows
Years Ended December 31, 1996, 1995 and 1994

                                                                                      1996         1995         1994
------------------------------------------------------------------------------------------------------------------------
Cash flows from operating activities:
Net Income                                                                         $2,378,195   $1,645,587   $1,467,241

Adjustments to reconcile net income to net cash provided by operating activities:
  Gain on sale of fixed asset                                                                                   (11,500)
  Undistributed net income of subsidiary                                           (2,025,923)  (1,408,072)  (1,374,453)
  Amortization of organization cost                                                                  3,440       13,759
  Depreciation and amortization                                                        10,677       21,039       19,488
  Disposal of fixed assets                                                                          11,229
  Increase (decrease) in taxes payable                                                 (5,668)       1,659          301
  Increase in accrued expenses                                                            910          989          975
  (Increase) decrease in prepaid expenses                                                (210)      (1,394)         108
  Decrease in interest receivable                                                                                    14
  (Increase) decrease in other assets                                                 (14,785)       5,313          368
  Decrease in other liabilities                                                          (636)                   (1,966)
------------------------------------------------------------------------------------------------------------------------

  Net cash provided by operating activities                                           342,560      279,790      114,335
------------------------------------------------------------------------------------------------------------------------

Cash flows from investing activities:
  Proceeds from sale of fixed asset                                                                              11,500
  Capital expenditures                                                                                          (37,643)
------------------------------------------------------------------------------------------------------------------------
  Net cash used in investing activities                                                                         (26,143)
------------------------------------------------------------------------------------------------------------------------

Cash flows from financing activities:
  Fractional shares paid in cash                                                       (3,360)      (7,186)      (4,040)
  Dividends paid                                                                     (658,165)    (455,345)    (389,727)
  Proceeds from issuance of common stock                                              346,147      244,961      206,714
------------------------------------------------------------------------------------------------------------------------

  Net cash used in financing activities                                              (315,378)    (217,570)    (187,053)
------------------------------------------------------------------------------------------------------------------------

Net increase (decrease) in cash and cash equivalents                                   27,182       62,220      (98,861)
Cash and cash equivalents at beginning of year                                        153,425       91,205      190,066
------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of year                                           $  180,607   $  153,425   $   91,205
========================================================================================================================

Supplemental disclosure:
  Income taxes paid                                                                $    3,268   $   10,029   $   17,881


The Parent Company Only Statements of Changes in Stockholders' Equity are identical to the Consolidated Statements of Changes in Stockholders' Equity for the years ended December 31, 1996, 1995 and 1994, and therefore are not reprinted here.

                            SLADE'S FERRY BANCORP
                         (FORMERLY WEETAMOE BANCORP)


Board of Directors                          James D. Carey                          Luisa DiManno
Slade's Ferry Bancorp -                     Executive Vice President                Assistant Treasurer
Slade's Ferry Trust Company
                                            Ralph S. Borges                         William E. Diskin
Thomas Almy                                 Treasurer                               Vice President
Architect - I.T. Almy Associates
                                            Executive Management                    Raymond L. Foster
James D. Carey                              Slade's Ferry Trust Company             Vice President
Executive Vice President of Bancorp
President of Bank                           James D. Carey                          Wayne M. Frost
Chief Executive Officer of Bank             President                               Senior Vice President
                                            Chief Executive Officer of Bank
Peter G. Collias, Esquire                                                           Suzanne M. Gamelin
Clerk/Secretary of Bancorp                  Ralph S. Borges                         Assistant Vice President
                                            Senior Vice President/Treasurer
Donald T. Corrigan                                                                  Joseph J. Ganem
Chairman of the Board of Bancorp            Susan R. Hajder                         Assistant Vice President
Chairman of the Board of Bank               Senior Vice President
                                                                                    Joseph Gesualdo
Edward S. Machado                           Charlene J. Jarest                      Vice President
Past President of Bank                      Vice President
                                                                                    Russell Godin
Francis A. Macomber                         Carol A. Martin                         Vice President
President - LeComtes All Star Dairy Inc.    Senior Vice President
                                                                                    Elaine M.   Guillemette
Majed Mouded MD                             Manuel J. Tavares                       Assistant Vice President
Physician                                   Senior Vice President
                                                                                    Raymond J. Harris
Peter Paskowski                             Officers                                Vice President
Past President of Bank                      Slade's Ferry Trust Company
                                                                                    Sandra Medeiros
Kenneth R. Rezendes                         James H. Amidon                         Assistant Treasurer
President of Bancorp                        Vice President
President - K.R. Rezendes, Inc.                                                     Charlotte Nadeau
                                            Isola A. Anctil                         Loan Operations Officer
Bernard T. Shuman                           Assistant Vice President
Past President/Treasurer                                                            Cecelia M. Machado
Priscilla Dress Corp.                       Cherie Ashton                           Vice President
                                            Assistant Treasurer
William J. Sullivan                                                                 Ann Padula
President - Sullivan Funeral Homes          Maria C. Barbosa                        Assistant Vice President
                                            Vice President
Charles Veloza                                                                      Jeannine Paliotti
President - Charlie's Oil Co., Inc.         Edward Bernardo Jr.                     Assistant Vice President
                                            Vice President
Officers                                                                            Janice R. Partridge
Slade's Ferry Bancorp                       Catherine Blakey                        Vice President
                                            Assistant Treasurer
Donald T. Corrigan                                                                  Fatima Raposa
Chairman of the Board                       Peter G. Collias                        Assistant Vice President
                                            Corporate Secretary
Kenneth R. Rezendes                                                                 Deborah A. Silvia
President                                   Daniel B. Costa                         Assistant Treasurer
                                            Assistant Treasurer
                                                                                    Mary M. Sullivan
                                            Sandra Curtis                           Assistant Vice President
 					                                      Compliance Auditor


Corporate Headquarters
Slade's Ferry Bancorp
100 Slade's Ferry Avenue
Somerset, Massachusetts 02726
Tel. (508) 675-2121
Fax (508) 675-1751

Branch Locations

Fairhaven, MA
75 Huttleston Avenue

Fall River, MA
249 Linden Street
855 Brayton Avenue

New Bedford, MA
838 Pleasant Street

Seekonk, MA
1400 Fall River Avenue (Rte.6)

Somerset, MA
100 Slade's Ferry Avenue
2722 County Street
Somerset High School

Swansea, MA
Swansea Mall
2388 G.A.R. Highway



General Counsels
Atty. Peter G. Collias
84 North Main Street
Fall River, Massachusetts 02720
Tel. (508) 675-7894

Atty. Thomas H. Tucker
High Street Tower
125 High Street
Suite 2601
Boston, Massachusetts 02110
Tel. (617) 951-0047

Independent Certified Public Accountants
Shatswell, MacLeod and Company, P.C.
Certified Public Accountants
83 Pine Street
West Peabody, Massachusetts 01960
Tel. (508) 535-0206

Form 10-KSB
A copy of the Annual Report on Form 10-KSB for Slade's Ferry Bancorp as filed with the Securities and Exchange Commission will be forwarded without charge to any stockholder upon written request to:

Ralph S. Borges, Treasurer
Slade's Ferry Bancorp
100 Slade's Ferry Avenue
Somerset, MA 02726

Shareholder Services
Slade's Ferry Bancorp
100 Slade's Ferry Avenue
Somerset, Massachusetts 02726
Tel.(508) 675-2121

Annual Meeting
The Annual Meeting of Stockholders of
Slade's Ferry Bancorp will be held at
7:30 p.m. on April 14, 1997 at the
Venus de Milo Restaurant, 75 G.A.R. Highway, Swansea, Massachusetts.

Dividend Reinvestment Plan
The Plan provides for:
*  Reinvestment of all of the dividends
*  Voluntary cash contributions of up to
   $1,000 annually, minimum $100.
*  No service fees or commissions

Information may be obtained by contacting Shareholder Services at (508) 675-
2121


Corporate Headquarters   100 Slade's Ferry Avenue   Somerset, MA 02726
Tel. (508) 675-2121   Fax (508) 675-1751