Form 10KSB, Exhibit 13
period 1997-12-31
SLADES FERRY BANCORP
filed 1998-03-31
CIK 857499

Slade's Ferry Bank
                       Your Partner in Life's Journey.


                                Annual Report
                                    1997


Description of Business

      Slade's Ferry Bancorp, originally incorporated as Weetamoe Bancorp in June of 1989 under the laws of the Commonwealth of Massachusetts, is a one bank holding company which owns and controls 100% of the assets of Slade's Ferry Trust Company and its subsidiaries.

      The primary business of Bancorp is the ongoing business of Slade's Ferry Trust, a state chartered trust company incorporated in Massachusetts in 1959. The Trust Company is a member of the Federal Deposit Insurance Corporation and serves as a retail bank.

      Slade's Ferry provides multiple deposit products and a wide range of financial services, including consumer installment loans, residential and commercial mortgages; as well as other forms of commercial lending. It serves a broad customer base derived from southeastern Massachusetts and nearby Rhode Island, currently operating ten strategically located retail facilities and multiple ATM's in the towns of Fairhaven, Somerset, Swansea and Seekonk, and the cities of Fall River and New Bedford, MA. The Bank keeps convenient business hours, including Saturdays.

      The Bank actively competes with a variety of other financial institutions - major banks, bank holding companies and credit unions - for deposits, loans and additional forms of business by offering competitive rates. The Bank adheres to an established philosophy of providing professional, highly personal service throughout its marketplace.

      An Equal Opportunity / Affirmative Action Employer (M/F/D/V), Slade's Ferry Trust Company employed a total of 129 full-time and 56 part-time employees as of December 31, 1997.

      Corporate offices are located at 100 Slade's Ferry Avenue, Somerset,
MA.


              EQUAL HOUSING                      MEMBER
                 LENDER                           FDIC


In Appreciation

      The Slade's Ferry family salutes Edward S. Machado and Bernard T. Shuman as they retire from active service to the Slade's Ferry Bancorp Board of Directors. Mr. Machado has guided Slade's Ferry for thirty years, as both a Director and as President of the Bank. Mr. Shuman's steadfast service dates from the Bank's incorporation in 1959. Together, their vision and personal integrity have shaped Slade's Ferry as a solid financial institution and a responsible corporate neighbor.

      We reflect with gratitude on their many years of service and look forward to the privilege of their continued counsel as Honorary Directors.

   [Photo of Edward S. Machado]           [Photo of Bernard T. Shuman]
         Edward S. Machado                    Bernard T. Shuman


Shareholders Letter

      In 1997, we successfully accomplished our financial objectives and priorities. Due to our cash purchase of the National Bank of Fairhaven in 1996, the bank's capital status was reduced to "adequately capitalized". Our first priority in 1997 was to return the bank to the "well capitalized" status through earnings and a public offering.

      The public offering at $9.75 per share generated 402,951 new shares, and the addition of $3,866,171 to capital after related expenses. The public offering plus record earnings of $2,845,990 brought our capital to $26,436,426 after dividends or 10.74%, well over the threshold of 6% for well capitalized status.

                          [Photo of James D. Carey]

      Our earnings increased $467,795 or 19.67% over 1996 due to the full year effect of the acquisition of the National Bank of Fairhaven in August of 1996, growth of $14.7 Million in loans and stable interest margins.

      We also welcomed to our Board of Directors five members to provide counsel, wisdom and support as we prepare for the new century: Melvyn A. Holland, Managing Partner in the CPA firm of Rosenfield, Holland and Raymon PC; William Q. MacLean Jr., Vice President of Cornish & Company Insurance and President of MacLean Consulting, Inc.; Shaun O'Hearn Sr., President of Bolger & O'Hearn, Inc.; Lawrence J. Oliveira DDS, Orthodontist; and David F. Westgate, President of Quequechan Management Corp. These directors bring additional experience, perspective and influence to our board, as well as valuable assistance in developing the Greater New Bedford marketplace.

      As mentioned on the dedication page, two directors retired from active board service and became honorary directors. Bernard (Bert) T. Shuman, whose service extends back to the origin of the bank in 1959, and Edward S. Machado, who served as President of Slade's Ferry Bank for years and as a director of the bank since 1968. Both of them dedicated years of service to forging the character, principles and ideals of the bank, and they have been major contributors to Slade's Ferry's success.

      Our stock, along with the rest of the market, enjoyed a very strong year, rising from an average market price of $9.00 per share at the beginning of 1997 to approximately $16.00 per share by year end. Our strong earnings allowed us to distribute an extra cash dividend at year end and a 5% stock dividend in February of 1998.

      We are pleased to advise you that we are now listed on the NASDAQ Small Cap Market with the symbol SFBC, which greatly enhances our visibility and liquidity. Our stock is presently trading at record multiples of book value or earnings, but is priced consistently with other banks in New England.

      As we look ahead into 1998, we will continue to focus our efforts on expanding our presence in the Greater New Bedford market area. We remain intent on preserving our independence and increasing shareholder value as your bank continues to grow and prosper.

      Your continued support of the bank, as displayed by the success of our public offering and the fact that our dividend reinvestment program has grown to almost 50% participation, is extremely gratifying and very much appreciated.

Sincerely,

/s/ JAMES D. CAREY
James D. Carey
Executive Vice President
February 11, 1998


"Our life is frittered away by detail... Simplify, simplify."
    -- Henry David Thoreau


Partners in Life's Journey

      Throughout the ages, many different philosophers -- from Plato to Mick Jagger -- have had something to say about how best to live life. What's important. What brings happiness.

      We hear that life should be a journey, not a race. Savor today's precious moments, rather than rushing to pass the next milestone. Stop and smell the roses.

      Still, reality tells us that tomorrow won't take care of itself. Each stage of life calls us to new opportunities and new challenges. We must plan for the future, for ourselves, our business, and for our family.

      Striking balance in life is a noble pursuit. But we often find it's more of a process than a product. A process that's made a little easier with help from the right people. Their guidance lets us focus on the big
picture, not be daunted by the details.   So we're free to focus on the
relationships and the pastimes that give our lives meaning.

      When it comes to the details of banking and financial planning, no one understands a customer's quest for simplicity better than a Slade's Ferry Banker. We recognize that we have an opportunity to make our customers' lives less harried. That every financial transaction -- from buying a first car to planning for retirement -- can be made easier for you if we really listen to your needs, and deliver truly personal, individualized service.

      As a locally-owned, hometown bank, our fundamental service commitment is based on the notion that our neighbors needn't sacrifice financial clout and know-how to get the simplicity that comes from one-on-
one attention.   That's why we offer accessible expertise for the
financial decisions that accompany every step along life's journey.

      Such a commitment requires time -- time invested by your Slade's Ferry Banker in you, in your business and in your future. And when you're choosing a lifetime banking partner, can you really afford to accept anything less?

Embarking on New Challenges.

When a young, newlywed couple starts their life together, they may be challenged by their very first independent financial decisions. It's an important step in becoming an adult. But being "grown up" doesn't have to mean going it alone. We're here to help.

      We'll get you started with the right checking accounts to handle your household expenses. Arrange for direct deposit of your paycheck or other income. We'll even secure that new marriage certificate in a Safe Deposit Box at the branch nearest you.

      Slade's Ferry offers MasterCard and Visa credit cards for young borrowers who want to establish a good track record -- plus, the annual fee is on us for the first year. And when you find yourself with extra expenses, your Slade's Ferry Banker can tailor a loan to meet your special needs. Like automobile loans when you need a second car. Consumer loans to help you furnish your new apartment -- or a baby nursery. And mortgage loans for first-time homebuyers who find they need more space for their growing families.

"Well, we all need someone we can lean on ..." -- Mick Jagger


"It is thrifty to prepare today for the wants of tomorrow."
    -- Aesop, 550 B.C.

      Time has a funny way of building steam with each passing year. At Slade's Ferry, your banker will help you plan ahead. Get your children started with a preferred-rate First Mate savings account and U.S. Savings Bonds. Set you up with a savings and investment plan that fits your goals, from statement savings accounts to Certificates of Deposit. Even start you on the road to a secure retirement with Individual Retirement Accounts.

      We know our customers can find financial products like these at most any bank. But a Slade's Ferry Banking relationship means more than products. It means people. Experts who know you, and can anticipate your financial needs. People who are proud that their genuine interest in you sets them apart from just any other banker. And distinguishes Slade's Ferry as an accessible financial partner, not just another bank.

Offering Strength for Every Walk of Life

      For years, you've held a dream to start your own business. Now the time is finally right. You gather your determination and your skill, and put the wheels in motion to fulfill that dream.

      Now's the time to find a financial ally who believes in you as much as you believe in yourself. A banker who knows the communities, and the customers, your business serves. And can put that confidence and knowledge to work for your new company.

      Your partners at Slade's Ferry also offer the kind of fiscal resources and competitiveness you may have thought were only available from out-of-town megabanks. Your business needn't endure the frustration of dealing with a distant institution that's out of touch with your markets and your needs. The tools to help you achieve your success are right here in your own backyard.

      At Slade's Ferry, we offer a full range of commercial checking, savings and investment services to fit the way your firm does business. Our lending capabilities are diverse and flexible. Short-, medium- and long-term loans. Lines of credit. Letters of credit. Even loans secured by receivables or inventory.

      When it's time to build, expand or invest in better equipment, your Slade's Ferry Banker will offer a variety of financing packages that meet your company's objectives. Slade's Ferry can also arrange Small Business Administration loans (low DOC, 7A and 504 programs), that are Massachusetts and Rhode Island approved.

      And our everyday commercial services -- from automatic transfers and electronic payroll tax payments, to employee savings plans through payroll deduction -- will free you up to focus on your customers. Or simply give you time to savor your success.

      Because when your company succeeds, Slade's Ferry -- and the communities we serve together -- succeed too. With a Slade's Ferry partnership, your banker won't disappear after the ribbon-cutting ceremony. Call us. We'll be right over.


"Focus on making things better, not bigger."
   -- Life's Little Instruction Book


"The secret of success is constancy to purpose."  -- Benjamin Disraeli


Sustaining a Lifetime of Trust

      We've been with you through hardship and accomplishment. Now it's time to reap the rewards of your hard work. One of those rewards is in knowing that the financial partners you've trusted for years are still with you as your priorities change.

      If your children are ready for college, we're here with special loans for education. Or maybe it's time to buy that second home, hoist the sails of your own boat, or take the trip of a lifetime. Your Slade's Ferry Banker can help those cherished dreams become a reality.

      And perhaps you're wondering how to lay a foundation of financial security for your grandchildren. We can provide the answers through our affiliation with the Trust Services Department at State Street Bank.

      It's a simple matter of looking to the friends at Slade's Ferry whose reward is your lifetime of satisfaction and success.

      A well-spent life is the ultimate endeavor. And, as with any endeavor, making life well spent is a matter of choosing teammates whose priorities match your own. At every stage of life.

      A Slade's Ferry Banking partnership is one way to bring the big picture into focus. Let us help you enjoy the view.


"Leave everything a little better than you found it."
   -- Life's Little Instruction Book


Financial Table of Contents


Selected Financial Data                                               11

Management's Discussion and Analysis                                  12

Results of Operation                                                  12

Financial Condition                                                   15

Independent Auditors' Report                                          20

Consolidated Balance Sheets                                           21

Consolidated Statements of Income                                     22

Consolidated Statements of Changes in Stockholders' Equity            23

Consolidated Statements of Cash Flows                                 24

Notes to Consolidated Financial Statements                            26

Board of Directors and Officers                                       40



                            Slade's Ferry Bancorp


Market for Registrant's Common Equity and Related Stockholder Matters

Market Information

      On January 7, 1998, the Company's common stock became listed and began trading on the NASDAQ Small Cap Market under the symbol SFBC. Prior thereto, the Company's common stock was listed in the "pink sheets" of the over-the-counter market. The following table sets forth the range of high and low bid quotations as reported in the "pink sheets" by quarters for the two most recent years.

                      1997                1996
----------------------------------------------------
                 High      Low       High      Low
----------------------------------------------------

1st quarter     $ 9.75    $ 8.25    $ 8.75    $ 8.00
2nd quarter      10.50      8.88      8.50      7.88
3rd quarter      13.00      9.50      8.50      7.55
4th quarter      16.63     13.13      9.00      8.63

      These quotations reflect interdealer prices, without mark-up, mark-down, or commission and may not necessarily represent actual transactions.

      During the period May 16, 1997 to June 15, 1997, the Company, through a public offering, issued 402,951 shares of common stock at $9.75 per share.

      As of December 31, 1997, there were 1,402 stockholders of record of the Company's common stock.


Dividends - History and Policy

      The Company since its inception in 1990, and prior thereto the Bank, has consistently paid dividends to the stockholders since 1961.

      In 1997, the Company paid quarterly cash dividends of $.05 per share and an extra cash dividend of $.05 per share, for a total of $.25 per share.

      In 1996, the Company issued a 5% stock dividend on the Company's common stock, resulting in a distribution of 130,469 shares. The Company also paid quarterly cash dividends totaling $.16 per share, plus an extra cash dividend in December 1996 of $.08 per share, for a total of $.24 per share in 1996.

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

      Furthermore, the directors may be liable for authorization of a dividend if such dividend is in violation of the Articles of Organization, or if the corporation is then or is thereby rendered insolvent. The Company will be considered insolvent when it is unable to pay debts as they fall due in the usual course of business, or when its liabilities are in excess of the reasonable market value of assets held.

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


Selected Financial Data

      The following table sets forth selected financial data for the last five years.

                                                               Year Ended December 31
------------------------------------------------------------------------------------------------------------
(Dollars in Thousands Except per Share Data)     1997         1996         1995         1994         1993
------------------------------------------------------------------------------------------------------------

EARNINGS DATA
  Interest Income                              $  23,150    $  19,495    $  16,541    $  13,546    $  13,247
  Interest Expense                                10,412        9,078        7,764        4,944        5,214
  Net Interest Income                             12,738       10,417        8,777        8,602        8,033
  Provision for Loan Losses                          500          400          550          645        1,455
  Noninterest Income                               1,562        1,305        1,056        1,099        1,226
  Noninterest Expense                              9,033        7,380        6,632        6,701        5,853
  Income Before Income Taxes                       4,767        3,942        2,651        2,355        1,951
  Applicable Income Taxes                          1,921        1,564        1,005          888          723
  FASB 109 Adjustment                                 --           --           --           --           40
  Net Income                                       2,846        2,378        1,646        1,467        1,268

PER SHARE DATA(1)
  Net Income-Basic                             $   0.940    $   0.860    $   0.601    $   0.567    $   0.494
  Net Income-Diluted(2)                        $   0.940    $      --    $      --    $      --    $      --
  Cash Dividends                               $   0.250    $   0.240    $   0.174    $   0.151    $   0.092
  Book Value (at end of period)                $   8.168    $   7.116    $   6.811    $   9.023    $   9.904
  Avg. Shs. Outstanding                        3,033,197    2,764,887    2,738,250    2,587,816    2,568,909
  Shares Outstanding Year End                  3,236,713    2,789,142    2,617,181    1,645,492    1,552,820

BALANCE SHEET DATA
  Assets                                       $ 301,571    $ 291,342    $ 233,422    $ 193,909    $ 196,476
  Loans                                          213,736      198,986      151,094      136,191      126,078
  Unearned Discount                                  690          643          527          403          313
  Allowance for Possible Loan Losses               3,694        3,354        2,498        2,306        1,954
  Loans, Net                                     209,310      194,935      148,069      133,482      123,811
  Goodwill                                         3,081        3,307           --           --           --
  Investments                                     58,668       57,732       58,757       43,537       50,187
  Deposits                                       271,322      267,791      214,221      177,315      179,567
  Stockholders' Equity                            26,436       19,847       17,827       14,848       15,380

FINANCIAL RATIOS
  Net Yield on Interest Earning Assets(3)           4.66%        4.44%        4.36%        4.78%        4.59%
  Interest Rate Margins(3)                          3.88         3.72         3.72         4.33         4.19
  Net Income as a Percentage of
    Average Assets                                  0.96         0.94         0.75         0.75         0.66
    Average Equity                                 12.27        12.69         9.99         9.71         8.68
  Dividend Payout Ratio                            27.57        27.95        29.03        27.93        19.55
  Average Equity to
    Average Assets                                  7.79         7.40         7.55         7.71         7.64


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

<F2>  There were no stock options outstanding in years prior to 1997.

<F3>  Calculated on a fully taxable equivalent basis.


Management's Discussion and Analysis

      The purpose of Management's Discussion and Analysis is to focus on certain significant factors which have affected the Company's operating results and financial condition, and to provide stockholders a more comprehensive review of the figures contained in the financial data of this report.

      On May 16, 1997, the Company offered 550,000 shares of its Common Stock, par value of $.01 per share, at an offering price of $9.75 per share to the general public. The offering, which was not underwritten, was scheduled to expire on May 31, 1997, but at the option of the Company, was extended to June 13, 1997. The offering resulted in 402,951 shares being issued for total proceeds of $3,928,772. The net proceeds were used to increase the capital of the Bank and to assist in meeting the requirements of a "well capitalized" bank. As a result of the merger and the acquisition of $65.1 Million in assets from the National Bank of Fairhaven, which occurred in August 1996, the capital ratio of the Bank and the Company had decreased to an "adequately capitalized" status from the "well capitalized" status that was previously maintained. On June 30, 1997 the Company, through its current year to date earnings level, returned to a "well capitalized" status. The capital ratios were further enhanced by the additional capital obtained from the public offering. After deducting total expenses pertaining to the offering of $62,601, the Company contributed $2,300,000 to the Bank as an infusion of capital. The remaining $1,566,171 was retained by the Company until such time as growth of the Bank should warrant additional capital, or the possibility of acquiring another institution should avail itself.

      In July, 1997, the Board of Directors voted to increase the optional cash contribution in the Dividend Reinvestment Plan from $1,000 to $5,000 annually, and a registration statement under the Securities Act of 1933 was submitted to the Securities and Exchange Commission for registration of 100,000 shares in the Dividend Reinvestment Plan. Under the plan, participating stockholders purchase additional shares in lieu of receiving cash dividends, and may contribute up to $5,000 annually for additional shares of the Company's common stock without incurring any service fees or commissions.

Results of Operation

      The Company's principal source of earnings is net interest and dividend income, which is the difference between the interest earned on loans and investments and interest paid on deposits and borrowings. Net interest income is affected by interest rate spread, the difference between the yield earned on earning assets and the rates paid on interest bearing liabilities. The results of operations are dependent on net interest income and also affected by the level of deposit service fees, operating expenses, the provision for possible loan losses, and the impact of federal and state taxes.

      For the year ended December 31, 1997, the Company recorded earnings of $2,845,990 or $.94 per share, compared to earnings of $2,378,195 or $.86 per share in 1996, and $1,645,587 or $.60 per share in 1995. The increase of $467,795 or 19.67% in 1997 is attributed to a larger asset base derived from normal growth and the acquisition of assets from the National Bank of Fairhaven in late August, 1996. Increased loan demand throughout 1997 has resulted in new loan originations generating income at higher yields than other earning assets which in turn improved our net interest margin. Return on average assets increased to .96% in 1997 from
 .94% in 1996 and .75% in 1995. Return on average equity for 1997, 1996, and 1995 was 12.27%, 12.69% and 9.99% respectively. The return on average equity decreased from 1996 to 1997 due to the addition to equity of $3,866,171 of net proceeds associated with the public offering of the Company's common stock in June, 1997.

      On a fully tax-equivalent basis, net interest income was $12.9 Million in 1997, $10.5 Million in 1996, and $8.9 Million in 1995. Growth in net interest income in 1997 when compared with 1996 is primarily the result of an increase of 16.3% in average earning assets, with the largest increase in the loan portfolio. This increase in earning assets was funded with cash flow from earnings, higher levels of customer deposits, and net proceeds associated with the public offering. Yields on earning assets increased to 8.43% in 1997 compared to 8.25% in 1996 and 8.17% in 1995. This is primarily due to a combination of higher interest rates on loans and a change in the mix of earning assets. In 1997, the loan portfolio made up 74.4% of earning assets, compared to 71.7% in 1996, and 69.7% in 1995.

      Cost of funds increased slightly to 4.55% in 1997, from 4.53% in 1996 and 4.45% in 1995. During 1997, the average balance of interest-bearing liabilities increased by $28.6 Million, from $200.5 Million in 1996 to $229.1 Million in 1997, of which the largest volume of increase was in the time deposit category. This deposit category pays higher rates than the lower cost interest-bearing core deposits, such as savings and NOW accounts.

      Net interest spread, which represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities, increased to 3.88% in 1997 from 3.72% reported in 1996 and 1995.

      Net yield on earning assets, which represents net interest income as a percent of average earning assets, increased to 4.66% from 4.44% in 1996, and 4.36% in 1995.

      In 1997, the Company provided $500,000 to the Allowance for Loan Losses, an increase of $100,000 when compared to 1996, due to the increase in the loan portfolio. The provision for 1995 was $550,000.

      Total other income increased by $256,760 to $1,562,257 in 1997 from $1,305,497 in 1996. Total other income in 1995 was $1,055,959. Service charges on deposit accounts, the largest component of Other Income, increased by $25,752 from $628,997 in 1996 to $654,749 in 1997. This increase is attributable to recording twelve months of service charge income in 1997 on merger related deposit accounts and a larger deposit base. Since the acquisition occurred in late August, 1996, only four months of merger related service fees were earned in 1996. Service charges on deposit accounts increased by $54,572 from 1995 to 1996. Overdraft service charges increased in 1997 by $26,902 from $220,428 to $247,330. In 1995, the Bank earned $152,855 in overdraft charges. Gains on sales of securities for 1997, 1996, and 1995 were $313,844, $112,631 and $64,810 respectively. As a result of favorable market conditions in 1997, various marketable equity securities were sold realizing gains. The market trends of these types of investments are continuously monitored and acted upon when management feels it advantageous to respond to these market opportunities.

      The line item Other Income was $346,334, $343,441 and $263,869 for 1997, 1996 and 1995 respectively. A slight increase of $2,893 occurred in 1997 when compared with 1996, and an increase of $79,572 occurred from 1995 to 1996. The largest item in this category is safe deposit rental fees which increased in 1997 by $26,503. This increase was partially offset by a $21,000 decrease in interest earned on funds placed in escrow in 1996 and deposited with an independent depositor, who acted as Exchange and Paying Agent for the acquisition of Fairbank, Inc. common stock during the stock tendering process. This account was closed in April, 1997. Various other miscellaneous and fee income decreased by $2,610 in 1997. The increase of $79,572 in Other Income from 1995 to 1996 was comprised of $30,000 of interest earned on the above mentioned escrow account, additional revenue of $20,342 on safe deposit rentals and other miscellaneous and fee income of $20,230.

      Total Other Expense for 1997 increased by $1,653,346 or 22.40% to $9,033,507 from $7,380,161 reported in 1996. Total Other Expense in 1996 increased by $748,634 or 11.29% from $6,631,527 reported in 1995.
Salaries and employee benefits, the largest component of Other Expense, increased by $989,218 from $4,328,402 reported in 1996 to $5,317,620 in
1997. The increase from 1995 to 1996 was $365,419. In addition to general annual wage adjustments and increases in employee benefits, the increase is attributable to the retention of the officers and employees of the National Bank of Fairhaven acquired by Slade's Ferry Bank in late August, 1996. Personnel costs associated with these new employees were expensed for twelve months in 1997, compared to four months in 1996.

      Occupancy and equipment expense combined increased to $1,285,867 in 1997, up by $213,920 from $1,071,947 reported in 1996. In 1995, occupancy and equipment expense reported was $881,122. The increases in this area are primarily due to the additional expense in maintaining the banking facilities acquired through the merger, additional depreciation of the Brayton Avenue drive-up facility opened in August, 1996, and increased depreciation attributed to new equipment.

      In 1997, the Bank realized a net loss of $42,457 on the sale of Other Real Estate Owned properties, compared to a net loss of $21,008 realized in 1996, and a net gain of $26,728 in 1995. The writedown expense to adjust Other Real Estate Owned book values to recently appraised values totalled $67,480 in 1997, compared to $30,000 in 1996, and $104,578 in 1995.

      Federal Deposit Insurance Corporation (FDIC) deposit insurance premiums in 1997 were $71,880, compared to $6,278 recorded in 1996, and $204,477 in 1995. Effective in June, 1995, the FDIC lowered deposit insurance premium rates for the FDIC Bank Insurance Fund (BIF) and further reduced the premiums in 1996. In 1997, under federal legislation enacted in 1996, BIF deposits were assessed to finance annual interest costs on government bonds issued to assist in recapitalizing certain thrift institutions in prior years. In addition to this assessment, an increased deposit base due to the merger caused 1997 premiums to increase.

      Stationery and supplies expense in 1997 increased by $67,893, from $243,653 in 1996 to $311,546 in 1997. This expense in 1995 was $197,392.
The increase in 1997 and 1996 is attributed to additional supplies needed to stock the Fairhaven and New Bedford branches acquired in August, 1996.

  The following table sets forth the components of the line item Other Expense, which reflects an increase of $257,784 in 1997 from $1,678,873 in 1996 to $1,936,657 in 1997. This item was $1,307,703 in 1995.

                                            1997          1996          1995
-------------------------------------------------------------------------------

Amortization of Goodwill                 $  226,800    $   98,000    $       --

Advertising & Public Relations              334,025       289,029       178,501

Communications                              269,239       257,575       199,588

Professional Fees & Other Services          630,953       586,078       489,452

Other                                       475,640       448,191       440,162
-------------------------------------------------------------------------------

Total Other Expense                      $1,936,657    $1,678,873    $1,307,703
===============================================================================

      Amortization of Goodwill, a new expense item in 1996, was the result of the premium paid above book value to the stockholders of Fairbank, Inc. Goodwill is amortized over a fifteen year period. In 1997, the amortization of goodwill reflects a full year of amortization totaling $226,800, compared to four months in 1996. Advertising and Public Relations increased in 1997 compared to 1996 by $44,996, primarily due to the continuing emphasis on promoting the Bank in the Fairhaven-New Bedford area. Communications increased by $11,664 in 1997, from $257,575 in 1996 to $269,239. This increase is a result of the larger customer base now being serviced due to the acquisition. Professional Fees and Other Services increased in 1997 by $44,875 from $586,078 in 1996 to $630,953.
The material expenditures in this category include an increase for various legal fees of $28,482, and an increase in computer fees of $15,437. Other Expenses have increased through normal business transactions due to the increased asset base after the acquisition. These various expenditures increased by $27,449 in 1997, from $448,191 in 1996, to $475,640 in 1997.

      Income Tax Expense for 1997 increased to $1,920,741 up by $356,740 when compared to $1,564,001 in 1996 and up by $914,969 when compared to $1,005,772 in 1995.

      The following table sets forth the Company's average assets, liabilities, and stockholders' equity, interest income earned and interest paid, average rates earned and paid, and the net interest margin for the periods ending December 31, 1997, December 31, 1996, and December 31, 1995. Averages are daily averages.

                                                   1997                            1996                           1995
-----------------------------------------------------------------------------------------------------------------------------------
                                                                Avg.                           Avg.                           Avg.
                                      Average    Interest(1)    Int.   Average   Interest(1)   Int    Average   Interest(1)   Int.
(Dollars in Thousands)                Balance      Inc/Exp      Rate   Balance     Inc/Exp     Rate   Balance     Inc/Exp     Rate
-----------------------------------------------------------------------------------------------------------------------------------

ASSETS:
Earning Assets(2)
  Commercial Loans                    $ 36,195     $ 3,466      9.58%  $ 23,440    $ 2,191     9.35%  $ 17,478    $ 1,705     9.75%
  Commercial Real Estate               110,093      10,740      9.76     90,576      9,035     9.98     70,060      6,703     9.57
  Residential Real Estate               52,894       4,116      7.78     50,486      3,788     7.50     48,901      3,706     7.58
  Consumer Loans                         6,503         659     10.13      6,094        613    10.06      5,630        628    11.15
-----------------------------------------------------------------------------------------------------------------------------------
  Total Loans                          205,685      18,981      9.23    170,596     15,627     9.16    142,069     12,742     8.97
  Federal Funds Sold                    11,309         607      5.37     14,994        783     5.22     10,361        598     5.77
  U.S. Treasury/Government Agencies     49,682       3,099      6.24     43,871      2,715     6.19     45,300      2,924     6.45
  States & Political Subdivisions        6,948         477      6.87      5,959        400     6.71      4,753        339     7.13
  Mutual Funds                             301          15      4.98        241         13     5.39        170          8     4.71
  Marketable Equity Securities           2,518         120      4.77      1,946         75     3.85      1,098         39     3.55
  Other Investments                        126           8      6.35        197         15     7.61         55          4     7.27
  Total Earning Assets                 276,569     $23,307      8.43%   237,804    $19,628     8.25%   203,806    $16,654     8.17%
  Allowance for Possible Loan Losses    (3,474)                          (2,958)                        (2,450)
  Unearned Income                         (665)                            (597)                          (434)
  Cash and Due From Banks               11,366                            9,565                          8,387
  Other Assets                          14,022                            9,489                          9,016
-----------------------------------------------------------------------------------------------------------------------------------
Total Assets                          $297,818                         $253,303                       $218,325
===================================================================================================================================

LIABILITIES & STOCKHOLDERS' EQUITY:
  Savings                             $ 42,642     $ 1,067      2.50%  $ 40,246    $ 1,006    2.50%   $ 37,790    $   955     2.53%
  NOW's                                 37,739       1,202      3.19     28,788        858    2.98      21,568        757     3.51
  Money Market Accounts                 14,116         281      1.99     13,326        272    2.04      16,355        332     2.03
  CD's > $100M                          23,162       1,256      5.42     18,813      1,104    5.87      15,403        856     5.56
  Other Time Deposits                  109,278       6,460      5.91     97,957      5,754    5.87      82,290      4,801     5.83
  Other Borrowings                       2,114         146      6.91      1,374         86    6.26       1,179         63     5.34
-----------------------------------------------------------------------------------------------------------------------------------
  Total Interest-bearing Liabilities   229,051     $10,412      4.55%   200,504    $ 9,080    4.53%    174,585    $ 7,764     4.45%
===================================================================================================================================
  Demand Deposits                       43,724                           33,572                         26,674
  Other Liabilities                      1,847                              493                            591
-----------------------------------------------------------------------------------------------------------------------------------
  Total Liabilities                    274,622                          234,569                        201,850
-----------------------------------------------------------------------------------------------------------------------------------
  Common Stock                              30                               28                             26
  Paid-in Capital                       16,899                           14,393                         12,871
  Retained Earnings                      6,308                            4,486                          4,227
  Net Unrealized Loss on Available-
   for-Sale Securities                     (41)                            (173)                          (649)
-----------------------------------------------------------------------------------------------------------------------------------
  Total Stockholders' Equity            23,196                           18,734                         16,475
-----------------------------------------------------------------------------------------------------------------------------------
Total Liabilities & Stockholders'
 Equity                               $297,818                         $253,303                       $218,325
===================================================================================================================================

Net Interest Income                                $12,895                         $10,548                        $ 8,890
===================================================================================================================================

Net Interest Spread                                             3.88%                         3.72%                           3.72%
===================================================================================================================================

Net Yield on Earning Assets                                     4.66%                         4.44%                           4.36%
===================================================================================================================================


<F1>   On a fully taxable equivalent basis based on tax rate of 34%.
       Interest income on investments and net interest income includes a fully taxable equivalent adjustment of $157,000 in 1997, $133,000 in 1996, and $113,000 in 1995.

<F2>   Average balance includes non-accruing loans.  The effect of including such loans is to reduce the average rate earned on the Company's loans.


Financial Condition

Loans

      Loans at year end 1997 totaled $213.7 Million, which is an increase of $14.7 Million or 7.39% from $199.0 Million reported at the end of 1996. Management attributes this increase to a very active business development program and enhanced recognition of the Bank's name in the Fairhaven and New Bedford communities. Also contributing to loan growth is an overall improvement in the economy of southeastern Massachusetts and the abutting state of Rhode Island.

      The largest segment of the portfolio is commercial real estate loans, which represents 50.5% of the total loan portfolio. Residential real estate loans account for 26.0% and the remaining 23.5% is commercial, consumer, and other type loans. Commercial real estate loans generally have a higher degree of credit risk than residential real estate loans because they are predominately dependent on the success of the business. Various types of commercial property collateralize these loans, which are primarily located in Southeastern Massachusetts and nearby cities and towns in Rhode Island. There is no specific type of property nor concentration of credit in any one industry.

      The Bank manages its credit granting program for commercial loans through a credit department which analyzes the financial condition and business status of a prospective borrower. In turn, the borrowing request is then further evaluated by Executive Management and submitted to the Executive Committee of the Board of Directors for final approval before the loan is granted.

      In 1997, the Bank received special recognition from Southeastern Development Corporation (SEED) for its participation in small business loans. SEED is a nonprofit organization which works in conjunction with the Small Business Administration (SBA) and provides assistance to small businesses. Loans are generally in the $5,000 to $50,000 range, and are used to develop these small businesses and create new jobs in the community. The Bank also participates in larger loans with the SBA.

      Residential real estate, which is the second largest component of the loan portfolio, is comprised of mortgages on one-to-four family residential properties. Credit is granted based on income to debt ratio, a satisfactory credit report and the appraised value of the property. The Bank also provides a "minimum down payment" program to encourage home ownership for first time home buyers. This enables prospective homeowners the opportunity to purchase a home without having to save, over an extended period of time, the normally required 20% down payment. The Bank retains the mortgages that it originates and does not sell them to the secondary market. Management believes that this practice enhances and strengthens continued customer relationships.

      Other type loans are comprised of commercial loans, which are generally short term loans to finance business inventory, consumer credit installment loans, automobile financing, and credit card loans.

Investments

      The Company manages its investment portfolio by maintaining a suitable composition of securities with various scheduled maturities laddered within a short term period of 1-3 years; a midterm period of 3-5 years; and some securities extending out to 10 years. Upon the purchase of a security, it is classified into one of two categories: Available-for-Sale or Held-to-Maturity.

      The Available-for-Sale category is securities which the Company intends to hold for an indefinite period of time, but not necessarily to maturity. These securities may be sold in response to interest rate changes, liquidity needs and other factors. Any unrecognized gains or losses, net of taxes, on securities classified as Available-for-Sale are reflected in Stockholders' Equity as a separate component.

      Investments in the Available-for-Sale category consist predominately of securities of U.S. Treasury and other U. S. Government corporations and agencies, and marketable equity securities. Securities of U.S. Treasury and U. S. Government corporations and agencies have little or no credit risk, other than being sensitive to changes in interest rates; and if held to maturity, these securities will mature at par. However, marketable equity securities have a greater risk as they are subject to rapid market fluctuations.

      The Company minimizes its risk by limiting the total amount invested into marketable equity securities to 5% of the total investment portfolio. These securities are monitored and evaluated frequently to determine whether to sell or to retain them in the portfolio.

      The Available-for-Sale category had unrecognized gains, net of taxes, of $149,287 at December 31, 1997 and unrecognized losses, net of taxes, of $2,628 at December 31, 1996.

      The Held-to-Maturity category consists of securities of U.S. Treasury, U.S. government corporations and agencies, and securities issued by states of the United States and political subdivisions of states. The Company has the positive intent and ability to hold these securities to maturity.

      In management of the portfolio, the Company seeks to maximize its return and maintain consistency to meet short and long term liquidity forecasts. The Company does not purchase investments with off-balance sheet characteristics, such as swaps, options, futures and other hedging activities that are called derivatives. The main objective of the investment policy is to provide adequate liquidity to meet any reasonable decline in deposits and any anticipated increase in the loan portfolio, to provide safety of principal and interest, to generate earnings adequate to provide a significant stable income, and to fit within the overall asset/liability management of the objectives of the Company.

Nonperforming Assets

      The Company's nonperforming assets are nonaccrual loans, loans past due 90 days or more but still accruing, restructured loans not performing in accordance with amended terms, and other real estate acquired through foreclosure. Nonperforming assets as a total increased to $4.9 Million at year end 1997, from $4.8 Million reported at year end 1996.

      The Company places a loan on nonaccrual status when, in the opinion of management, the collectibility of the principal and interest becomes doubtful. Generally, when a commercial loan, commercial real estate loan or a residential real estate loan becomes past due 90 days or more, the Company discontinues the accrual of interest and reverses previously accrued interest. The loan remains in the nonaccrual status until the loan is current and six months of payments are made. Then it is reclassified as an accruing loan. When it is determined that the collectibility of the loan no longer exists, it is charged off to the Allowance for Loan Losses or, if applicable, any real estate collateralizing the loan is acquired through foreclosure, and categorized as Other Real Estate Owned.


Nonperforming Assets

                                                                  December 31
------------------------------------------------------------------------------------------------
(Dollars In Thousands)                             1997      1996      1995      1994      1993
------------------------------------------------------------------------------------------------

Nonaccrual loans                                  $4,597    $4,352    $2,695    $3,238    $4,084

Loans 90 days or more past due and still
 accruing                                            147       112        23       204       427

Real estate acquired by foreclosure or
 substantively repossessed                           159       308       633       888     2,160
------------------------------------------------------------------------------------------------

Total nonperforming assets                        $4,903    $4,772    $3,351    $4,330    $6,671
================================================================================================

Restructured debt performing in accordance
 with amended terms, not included above           $1,265    $  819    $  459    $  139    $   --
================================================================================================

Percentage of nonaccrual loans to total loans       2.15%     2.19%     1.78%     2.38%     3.24%

Percentage of nonaccrual loans, restructured
 loans, and real estate acquired by foreclosure
 or substantively repossessed to total assets       2.00%     1.88%     1.62%     2.20%     3.18%

Percentage of allowance for possible loan
 losses to nonaccrual loans                        80.36%    77.07%    92.69%    71.22%    47.85%


      The largest segment of nonperforming assets is nonaccrual loans. At December 31, 1997, this category had increased to $4.6 Million from $4.4 Million reported at end of previous year. Included in the nonaccrual loans is a $1.5 Million commercial real estate loan that was classified as nonaccrual in March, 1997. As with all other nonaccrual loans, payments received on this loan are applied to principal, and until the borrower can demonstrate a consistent payment pattern and the loan becomes current, this loan will remain as nonaccrual. The real estate collateralizing this loan was appraised in December, 1997 at $2.7 Million. Due to the excess collateral values, the Bank does not anticipate any loss on this loan.
The remaining $3.1 Million of nonaccrual loans represents 29 separate relationships.

      Loans 90 days or more past due and still accruing increased slightly by $35,000 to $147,000 from $112,000 reported at year end 1996.
Management continues to accrue on these loans, due to the excess of values of collateral securing these loans compared to their outstanding balances.

      Real estate acquired by foreclosure or substantively repossessed decreased from $308,000 at year end 1996 to $159,000 at year end 1997. Annual appraisals are performed on all properties acquired through foreclosure, and if the appraised value is less than the carrying value, the carrying value is written down by a charge to the Writedown on Other Real Estate Owned expense account.

      The percentage of nonaccrual loans, restructured loans, and real estate acquired by foreclosure to total assets increased from 1.88%, reported at year end 1996, to 2.00% at year end 1997, primarily due to the increase in the nonaccrual category and the increase in restructured loans. The $1.3 Million of restructured loans represent several borrowers whose original loan terms were amended. These borrowers are current in their payments under the amended terms.

      Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan", was adopted by the Company as of January 1, 1995. Statement 114 applies to all loans except large groups of smaller balance homogeneous loans that are collectively evaluated for impairment, loans measured at fair value or at a lower of cost or fair value, leases, and debt securities defined in Statement 115. Statement 114 requires that impaired loans be valued at the present value of expected future cash flows discounted at the loan's effective interest rate or as a practical expedient, at the loan's observable market value of the collateral if the loan is collateral dependent. Smaller balance homogeneous loans are considered by the Company to include consumer installment loans and credit card loans. At December 31, 1997, there were $5.6 Million of loans which the Company has determined to be impaired, of which $1.8 Million has a related allowance for credit losses of $0.6 Million, and $3.8 Million has no related allowance for credit losses.

      The Company has $500,000 of potential problem loans for which payments are presently current but are identified as a possible risk.
This assessment is based on an objective review of the borrower's financial statements. In addition, the past experience with the borrower, the borrower's background, and the applicable value of the assets collateralizing these loans provide a degree of assurance that the loan will continue to be paid as per the loan agreement. These issues are monitored carefully to determine if there is any change in status that would cause management to reclassify the loan from the accrual category to nonaccrual.

      The Allowance for Possible Loan Losses is available to absorb losses on loans deemed by management as uncollectible. The level of the allowance is determined to be adequate based upon management's assessment of the entire loan portfolio, the level of nonaccrual loans, the overall status of certain loans and specific borrower situations and the current and anticipated economic climate. Additions to the allowance are provided by charges to earnings. The Allowance for Possible Loan Losses at December 31, 1997 as a percentage of outstanding loans was 1.73%, compared to 1.69% reported at year end 1996. The ratios at years ending 1995, 1994 and 1993 were 1.65%, 1.70%, and 1.55% respectively. In 1997, the Company provided $500,000 to the allowance and recovered $94,405 from previously charged off loans. Loans charged off during 1997 totaled $254,851. This resulted in net charge offs of $160,446. Net charge offs for prior years were $-0-, $358,085, $293,003, and $1,468,300 for 1996, 1995, 1994 and
1993 respectively. Recoveries are a result of continued collection efforts and improvement in business conditions on accounts that were previously deemed as uncollectible.

      In addition to management's assessment of the Allowance for Possible Loan Losses, the allowance is also evaluated by regulatory agencies and independent public accountants as part of their examination and audit procedures.

      The table below illustrates the changes in the Allowance for Possible Loan Losses for the periods indicated.

                                                               December 31
----------------------------------------------------------------------------------------------
(Dollars In Thousands)                          1997      1996      1995      1994      1993
----------------------------------------------------------------------------------------------

Balance at January 1                           $3,354    $2,498    $2,306    $1,954    $1,967
Charge offs:
  Commercial                                      (40)     (144)     (184)      (22)     (963)
  Real estate construction                         (0)       (0)       (0)       (0)       (0)
  Real estate mortgage                           (147)     (136)      (79)     (246)     (451)
  Installment/Consumer                            (68)     (159)     (134)      (93)      (85)
----------------------------------------------------------------------------------------------
                                                 (255)     (439)     (397)     (361)   (1,499)
----------------------------------------------------------------------------------------------

Recoveries:
  Commercial                                       41        59         1        51         0
  Real estate construction                          0         0         0         0         0
  Real estate mortgage                             16       333        16         2         2
  Installment/Consumer                             38        47        22        15        29
----------------------------------------------------------------------------------------------
                                                   95       439        39        68        31
----------------------------------------------------------------------------------------------
  Net charge offs                                (160)       (0)     (358)     (293)   (1,468)
----------------------------------------------------------------------------------------------
Additions charged to operations                   500       400       550       645     1,455
Allowance attributable to acquisition               0       456         0         0         0
Balance at end of period                       $3,694    $3,354    $2,498    $2,306    $1,954
==============================================================================================
Allowance for Loan Losses as a percent of
 year end loans                                  1.73%     1.69%     1.65%     1.70%     1.55%
Ratio of net charge offs to average loans
 outstanding                                     0.08%     0.00%     0.25%     0.23%     1.18%
==============================================================================================

Deposits

      Deposits at December 31, 1997 were $271.3 Million up by $3.5 Million or 1.31% when compared to $267.8 Million reported at year end 1996.
Demand deposits and NOW accounts combined were up by 2.13%. Savings account balances decreased by 1.01%. The overall total number of accounts being serviced in the checking and savings categories has increased particularly at the outlying branches. Money market accounts were down by 8.61% from year end 1996, primarily due to outflow of funds to non-banking products. This trend is also occurring nationwide as consumers seek higher returns on their investable funds. The time deposit products grew by 2.75%. The deposit components consist of 16.30% in demand deposits, 35.03% in savings and NOW deposits, and 48.67% in time deposits.

      The Company, cognizant of interest rate risk, continues to offer competitive rates on time deposits to maintain its customer base and to attract new customers into long-term banking relationships. Through the deposit accounts, customers may engage in other banking services, thereby enhancing our customer base.


Interest Rate - Sensitivity Gaps
Repricing Period at December 31, 1997

                                                  Within       1-2         2-3         3-5       Over 5
(Dollars in Thousands)                            1 Year      Years       Years       Years       Years       Total
---------------------------------------------------------------------------------------------------------------------

Interest Earning Assets:(1)
  Federal Funds Sold                             $  7,000    $     --    $     --    $     --    $     --    $  7,000
  Investment Securities                            15,216       6,308       6,506      12,793      17,062      57,885
  Residential Mortgages                            18,992       8,823       8,801       1,232      11,434      49,282
  Commercial Mortgages                             86,094      12,415      11,052       5,218       1,094     115,873
  Other Loans                                      36,160       3,177       2,038       1,924         686      43,985
---------------------------------------------------------------------------------------------------------------------
      Total Earning Assets                       $163,462    $ 30,723    $ 28,397    $ 21,167    $ 30,276    $274,025
---------------------------------------------------------------------------------------------------------------------
Interest Bearing Liabilities:
  NOW Checking and Savings Deposits              $ 38,358    $  9,160    $  9,160    $ 24,426    $     --    $ 81,104
  Money Market Deposits                             4,182       2,091       2,091       5,576          --      13,940
  Term Deposits                                   111,743      12,216       8,052          40          --     132,051
  Borrowed Funds                                       --         945          --          --         430       1,375
  Other Interest Bearing Liabilities                1,200          --          --          --          --       1,200
---------------------------------------------------------------------------------------------------------------------
      Total Interest Bearing Liabilities         $155,483    $ 24,412    $ 19,303    $ 30,042    $    430    $229,670
---------------------------------------------------------------------------------------------------------------------
Net Interest Sensitivity Gap                     $  7,979    $  6,311    $  9,094    $ (8,875)   $ 29,846    $ 44,355
Cumulative Gap                                   $  7,979    $ 14,290    $ 23,384    $ 14,509    $ 44,355          --
Cumulative Gap as a Percent of Total Assets          2.65%       4.74%       7.75%       4.81%      14.71%         --
=====================================================================================================================

<F1>   Nonaccrual loans amounting to $4.6 Million have been eliminated from the loan balances.


      The Company's Asset-Liability Management Committee, comprised of the Bank's executive management team, monitors and evaluates the interest rate sensitivity of the Company's assets and liabilities. The committee utilizes a GAP report (as summarized on page 17) which indicates the differences or gap between interest-earning assets and interest-bearing liabilities in various maturity time periods. This, in conjunction with certain assumptions and other related factors, such as anticipated changes in interest rates and anticipated cash flows from loans, investments and deposits, provides a means of evaluating interest rate risk. Management also considers that certain assets and liabilities react differently to changes in interest rates. Some assets may have rate caps or prepayment fees attached to the instrument, and some liabilities have early withdrawal penalties.

      A positive gap results when more assets than liabilities are expected to reprice within a certain time frame and a negative gap reflects an excess of liabilities repricing in that period. A positive gap would tend to increase net interest income when rates are rising and decrease net interest income when rates are falling. A negative gap position would tend to produce the opposite effects. At December 31, 1997, the cumulative gap up to two years indicates that the Company has an excess of assets of $14.2 million that could effect its interest income negatively if interest rates declined.

Liquidity

      Liquidity represents the ability of the Bank to meet its funding requirements. In assessing the appropriate level of liquidity, the Bank considers deposit levels, lending requirements, and investment maturities in light of prevailing economic conditions. Through this assessment, the Bank manages its liquidity level to optimize earnings and respond to fluctuations in customer borrowing needs.

      The Company's principal sources of funds are customer deposits, loan amortization, loan payoffs, and the maturities of investment securities. Through these sources, funds are provided for customer withdrawals from deposit accounts, loan originations, draw-downs on loan commitments, acquisitions of investment securities and other normal business activities. Investors' capital also provides a source of funding.

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

      Liquidity in 1997 was primarily provided by the maturity and sales of securities totaling $33.1 Million, offset by the purchasing of additional securities of $33.5 Million and the net increase in loans totaling $15.3 Million. Other events that affected liquidity were the net proceeds derived from the sale of the Company's common stock totaling $4.4 Million, the increase in time deposits of $3.5 Million and other factors including cash provided by operating activities and financing activities as indicated in the statements of cash flows.

Capital

      At December 31, 1997, the Company had total capital of $26,436,426. This represents an increase of $6,589,101 from $19,847,325 reported at year end 1996. This increase is a combination of several factors. Additions consisted of $3,866,171 of the net proceeds associated with the public offering of the Company's common stock, current year's earnings of $2,845,990 and $509,604 of stock issued through the Dividend Reinvestment Plan and the Optional Cash Contribution Plan. Offsetting these increases were cash dividends paid to stockholders of $784,579. Also affecting capital is the adjustment of $151,915 on securities classified as Available-for-Sale.

      Under the requirements for Risk-Based and Leverage Capital of the federal banking agencies, a minimum level of capital will vary among banks based on safety and soundness of operations. Risk-Based Capital ratios are calculated with reference to risk-weighted assets, which include both on and off balance sheet exposure.

      In addition to meeting the minimum requirements, the Company and the Bank's capital ratios meet the levels of the well capitalized category at December 31, 1997.

      The following table illustrates the capital position of Slade's Ferry Bancorp and Slade's Ferry Trust Company at December 31, 1997 and 1996.

Slade's Ferry Bancorp

                                                                1997                  1996
-------------------------------------------------------------------------------------------------
(Dollars in Thousands)                                    Amount     Ratio      Amount     Ratio
-------------------------------------------------------------------------------------------------

Total Capital (to Risk Weighted Assets)                  $ 25,907    12.04%    $ 19,044     9.56%
Minimum required                                           17,210     8.00       15,938     8.00
  Excess                                                    8,697     4.04        3,106     1.56
Tier 1 Capital (to Risk Weighted Assets)                   23,206    10.74       16,543     8.27
Minimum required                                            8,645     4.00        8,003     4.00
  Excess                                                   14,561     6.74        8,540     4.27
Risk Adjusted Assets, net of goodwill, nonqualifying
 intangibles, excess allowance and excess deferred
 tax assets                                              $215,174              $199,183

Tier 1 Capital (Leverage Ratio)                          $ 23,206     7.79%    $ 16,543     5.70%
Minimum required                                           11,910     4.00       11,617     4.00
  Excess                                                   11,296     3.79        4,926     1.70
Quarterly average total assets, net of goodwill,
 nonqualifying intangibles and excess deferred tax
 assets                                                  $297,895              $290,429


Slade's Ferry Trust Company

                                                                1997                  1996
-------------------------------------------------------------------------------------------------
(Dollars in Thousands)                                    Amount     Ratio      Amount     Ratio
-------------------------------------------------------------------------------------------------

Total Capital (to Risk Weighted Assets)                  $ 24,022    11.18%    $ 18,935     9.51%
Minimum required                                           17,183     8.00       15,934     8.00
  Excess                                                    6,839     3.18        3,001     1.51
Tier 1 Capital (to Risk Weighted Assets)                   21,325     9.88       16,435     8.22
Minimum required                                            8,631     4.00        8,001     4.00
  Excess                                                   12,694     5.88        8,434     4.22
Risk Adjusted Assets, net of goodwill, nonqualifying
 intangibles, excess allowance and excess deferred tax
 assets                                                  $214,865              $199,085

Tier 1 Capital (Leverage Ratio)                          $ 21,325     7.18%    $ 16,435     5.66%
Minimum required                                           11,876     4.00       11,615     4.00
  Excess                                                    9,449     3.18        4,820     1.66
Quarterly average total assets, net of goodwill,
 nonqualifying intangibles and excess deferred tax
 assets                                                  $297,005              $290,386

Other Matters

      The Company has established a program to ensure that, at the turn of the century, its computer and operational systems will be capable of processing without any impact arising from the conversion of the calendar year to the year 2000. Computer systems have generally provided two digits to identify a calendar year and in turn serve as the basis for reports, transaction processing and calculations. The program adopted provides a series of tests and vendor assurances that the Company's computer system will meet Year 2000 compliance.

      The Company does not currently expect that the cost of its Year 2000 compliance program will be material to its financial condition and believes that it will satisfy such compliance program by the end of 1998 without material disruption of its operations. In the event that the Company's significant suppliers do not successfully and timely achieve Year 2000 compliance, the Company's business or operations could be adversely affected. However, management believes that the Company's own internal system, networks and resources would allow the Company to effectively operate and service its customers in the event its significant vendors do not achieve satisfactory Year 2000 compliance. In addition, if significant vendors failed to meet Year 2000 operating requirements, the Company intends to engage alternative vendors and suppliers. While the Company cannot estimate the costs and expenses associated with hiring new vendors and suppliers, management believes that such costs would not have a material impact in the Company's earnings or results of operations.

      The Bank is involved in a civil suit brought in Plymouth Superior Court by a former employee of the National Bank of Fairhaven, which primarily alleged a breach of contract. The demand by the plaintiff was $550,000 to settle the case. However, a partial summary judgment was granted on defendant's motion dismissing all claims except the basic claim for breach of contract. The case is still in the pretrial phase and a motion is pending to amend the complaint to add a new count of intentional infliction of emotional distress. The Company believes there are meritorious defenses to the remaining claim and to the motion to amend, and it intends to vigorously defend the suit. The Company believes that the suit will not have a material adverse effect on the Company's financial condition, results of operation or liquidity, and no reserves have been accrued to cover the potential liability.


                     SHATSWELL, MacLEOD & COMPANY, P.C.

                        CERTIFIED PUBLIC ACCOUNTANTS

                               83 PINE STREET
                   WEST PEABODY, MASSACHUSETTS 01960-3635
                          Telephone (978) 535-0206
                          Facsimile (978) 535-9908


The Board of Directors
and Stockholders
Slade's Ferry Bancorp
Somerset, Massachusetts


                        INDEPENDENT AUDITORS' REPORT
                        ----------------------------

      We have audited the accompanying consolidated balance sheets of Slade's Ferry Bancorp and Subsidiary as of December 31, 1997 and 1996 and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Slade's Ferry Bancorp and Subsidiary as of December 31, 1997 and 1996, and the consolidated results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1997, in conformity with generally accepted accounting principles.



                                     /s/ SHATSWELL, MacLEOD & COMPANY, P.C.
                                         SHATSWELL, MacLEOD & COMPANY, P.C.

West Peabody, Massachusetts
January 23, 1998


                    Slade's Ferry Bancorp and Subsidiary


Consolidated Balance Sheets
December 31, 1997 and 1996

                                                                         1997            1996
-------------------------------------------------------------------------------------------------

Assets
Cash and due from banks                                              $ 13,323,501    $ 11,128,724
Federal funds sold                                                      7,000,000      13,000,000
-------------------------------------------------------------------------------------------------
  Cash and cash equivalents                                            20,323,501      24,128,724
Interest bearing time deposits with other banks                           106,688         149,598
Investments in available-for-sale securities (at fair value)           40,176,218      37,255,163
Investments in held-to-maturity securities (fair values of
 $17,748,500 as of December 31, 1997 and $19,544,811 as of
 December 31, 1996)                                                    17,601,536      19,586,678
Federal Home Loan Bank stock                                              890,600         890,600
Loans, net                                                            209,309,840     194,934,845
Premises and equipment                                                  5,718,534       5,970,874
Goodwill                                                                3,080,568       3,307,368
Other real estate owned                                                   159,373         307,591
Accrued interest receivable                                             1,796,467       1,853,783
Other assets                                                            2,407,260       2,957,251
-------------------------------------------------------------------------------------------------
      Total assets                                                   $301,570,585    $291,342,475
=================================================================================================

Liabilities and Stockholders' Equity
Demand Deposits                                                      $ 44,228,157    $ 44,458,040
Savings and NOW Deposits                                               95,043,420      94,814,767
Time Deposits                                                         132,050,673     128,518,202
-------------------------------------------------------------------------------------------------
      Total deposits                                                  271,322,250     267,791,009
-------------------------------------------------------------------------------------------------
Note Payable                                                              945,308       1,042,626
Advances from Federal Home Loan Bank                                      430,000
Other borrowed funds                                                    1,200,000       1,200,000
Due to brokers                                                            255,000         499,375
Other liabilities                                                         981,601         962,140
-------------------------------------------------------------------------------------------------
      Total liabilities                                               275,134,159     271,495,150
-------------------------------------------------------------------------------------------------
Stockholders' equity:
  Common stock, par value $.01 per share; authorized
   5,000,000 shares; issued and outstanding 3,236,712.7 in
   1997 and 2,789,142.3 shares in 1996                                     32,367          27,891
  Paid-in capital                                                      18,978,598      14,607,299
  Retained earnings                                                     7,276,174       5,214,763
  Net unrealized holding gain (loss) on available-for-sale
   securities                                                             149,287          (2,628)
-------------------------------------------------------------------------------------------------
    Total stockholders' equity                                         26,436,426      19,847,325
-------------------------------------------------------------------------------------------------
    Total liabilities and stockholder's equity                       $301,570,585    $291,342,475
=================================================================================================


The accompanying notes are an integral part of these consolidated financial statements.



Consolidated Statements Of Income
Years Ended December 31, 1997, 1996 and 1995

                                                                  1997           1996           1995
--------------------------------------------------------------------------------------------------------

Interest and dividend income:
  Interest and fees on loans                                   $18,981,050    $15,626,903    $12,741,564
  Interest and dividends on securities:
    Taxable                                                      3,251,526      2,810,656      2,972,484
    Tax-exempt                                                     302,616        266,866        225,942
  Other interest                                                   615,267        790,506        601,210
--------------------------------------------------------------------------------------------------------
      Total interest and dividend income                        23,150,459     19,494,931     16,541,200
--------------------------------------------------------------------------------------------------------
Interest expense:
  Interest on deposits                                          10,266,135      8,992,244      7,700,901
  Interest on securities sold under agreements to repurchase                                         556
  Interest on Federal Home Loan Bank advances                        1,555
  Interest on other borrowed funds                                  52,318         59,688         62,816
  Interest on notes payable                                         92,470         26,139
--------------------------------------------------------------------------------------------------------
      Total interest expense                                    10,412,478      9,078,071      7,764,273
--------------------------------------------------------------------------------------------------------
      Net interest and dividend income                          12,737,981     10,416,860      8,776,927
Provision for loan losses                                          500,000        400,000        550,000
--------------------------------------------------------------------------------------------------------
      Net interest and dividend income after provision for
       loan losses                                              12,237,981     10,016,860      8,226,927
--------------------------------------------------------------------------------------------------------
Other income:
  Service charges on deposit accounts                              654,749        628,997        574,425
  Overdraft service charges                                        247,330        220,428        152,855
  Securities gains, net                                            313,844        112,631         64,810
  Other income                                                     346,334        343,441        263,869
--------------------------------------------------------------------------------------------------------
      Total other income                                         1,562,257      1,305,497      1,055,959
--------------------------------------------------------------------------------------------------------
Other expense:
  Salaries and employee benefits                                 5,317,620      4,328,402      3,962,983
  Occupancy expense                                                715,094        567,458        448,383
  Equipment expense                                                570,773        504,489        432,739
  Stationery and supplies                                          311,546        243,653        197,392
  FDIC deposit insurance premium                                    71,880          6,278        204,477
  (Gain) loss on sales of other real estate owned, net              42,457         21,008        (26,728)
  Writedown of other real estate owned                              67,480         30,000        104,578
  Other expense                                                  1,936,657      1,678,873      1,307,703
--------------------------------------------------------------------------------------------------------
      Total other expense                                        9,033,507      7,380,161      6,631,527
--------------------------------------------------------------------------------------------------------
      Income before income taxes                                 4,766,731      3,942,196      2,651,359
Income taxes                                                     1,920,741      1,564,001      1,005,772
========================================================================================================
      Net income                                               $ 2,845,990    $ 2,378,195    $ 1,645,587
========================================================================================================

Earnings per common share and earnings per common share,
 assuming dilution                                             $       .94    $       .86    $       .60


The accompanying notes are an integral part of these consolidated financial statements.


Consolidated Statements of Changes in Stockholders' Equity
Years Ended December 31, 1997, 1996 and 1995

                                                                                        Net Unrealized
                                                                                         Holding Gain
                                                                                          (Loss) On
                                                                                          Available-
                                                 Common      Paid-in       Retained        For-Sale
                                                  Stock      Capital       Earnings       Securities        Total
---------------------------------------------------------------------------------------------------------------------

Balance, December 31, 1994                       $16,455   $11,784,662    $4,586,951     $(1,540,384)     $14,847,684
Net change in unrealized holding loss on
 available-for-sale securities                                                             1,573,406        1,573,406
Net income                                                                 1,645,587                        1,645,587
Stock split (3 for 2)                              8,654                     (11,041)                          (2,387)
Issuance of 5% common stock dividend                 821     1,107,542    (1,113,162)                          (4,799)
Issuance of common stock from dividend
 reinvestment plan                                   209       209,683                                        209,892
Stock issuance relating to optional cash
 contribution plan                                    33        35,036                                         35,069
Dividends declared ($.18 per share)                                         (477,727)                        (477,727)
---------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1995                        26,172    13,136,923     4,630,608          33,022       17,826,725
Net change in unrealized holding gain on
 available-for-sale securities                                                               (35,650)         (35,650)
Net income                                                                 2,378,195                        2,378,195
Issuance of 5% common stock dividend               1,304    1,124,644     (1,129,308)                          (3,360)
Issuance of common stock from dividend
 reinvestment plan                                   375      312,572                                         312,947
Stock issuance relating to optional cash
 contribution plan                                    40       33,160                                          33,200
Dividends declared ($.24 per share)                                         (664,732)                        (664,732)
---------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1996                        27,891    14,607,299     5,214,763          (2,628)      19,847,325
Net change in unrealized holding loss
 on available-for-sale securities                                                            151,915          151,915
Net income                                                                 2,845,990                        2,845,990
Issuance of common stock from dividend
 reinvestment plan                                   308       351,141       351,449
Stock issuance relating to optional cash
 contribution plan                                   138       158,017       158,155
Net proceeds from stock offering                   4,030     3,862,141     3,866,171
Dividends declared ($.25 per share)                                                         (784,579)        (784,579)
---------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1997                       $32,367   $18,978,598    $7,276,174     $   149,287      $26,436,426
=====================================================================================================================


The accompanying notes are an integral part of these consolidated financial statements.


Consolidated Statements of Cash Flows
Years Ended December 31, 1997, 1996 and 1995

                                                                                 1997            1996            1995
-------------------------------------------------------------------------------------------------------------------------

Cash flows from operating activities:
  Net income                                                                 $  2,845,990    $  2,378,195    $  1,645,587
  Adjustments to reconcile net income to net cash provided by operating activities:
    Amortization of goodwill                                                      226,800          98,000
    Accretion, net of amortization of fair market value adjustments                (5,718)         (1,429)
    Amortization of organization cost                                                                               3,440
    Gain on sale of fixed assets                                                   (4,000)         (8,702)
    Securities gains, net                                                        (313,844)       (112,631)        (64,810)
    Disposal of fixed assets                                                                                       11,229
    Depreciation and amortization                                                 653,344         500,378         421,344
    Provision for loan losses                                                     500,000         400,000         550,000
    Deferred tax benefit                                                          (90,885)        (92,207)       (147,018)
    Increase (decrease) in taxes payable                                          184,331        (103,889)       (130,854)
    (Increase) decrease in interest receivable                                     57,316         384,435        (377,291)
    Increase (decrease) in interest payable                                       (12,184)        (49,768)         46,544
    Increase in accrued expenses                                                   60,838          88,631          78,916
    (Increase) decrease in prepaid expenses                                       (78,662)       (130,768)         29,878
    Increase (decrease) in other liabilities                                           29        (139,617)         60,975
    (Increase) decrease in other assets                                           345,234        (322,275)        468,150
    Accretion, net of amortization of securities                                 (220,167)       (430,515)       (131,441)
    Change in unearned income                                                      47,142         115,825         123,639
    (Gain) loss on sales of other real estate owned, net                           42,457          21,008         (26,728)
    Writedown of other real estate owned                                           67,480          30,000         104,578
-------------------------------------------------------------------------------------------------------------------------
  Net cash provided by operating activities                                     4,305,501       2,624,671       2,666,138
-------------------------------------------------------------------------------------------------------------------------

Cash flows from investing activities:
  Purchases of available-for-sale securities                                  (18,776,994)    (10,128,087)    (11,242,820)
  Proceeds from sales of available-for-sale securities                          1,171,136         661,644       1,677,568
  Proceeds from maturities of available-for-sale securities                    14,786,873      14,859,193       6,340,942
  Purchases of held-to-maturity securities                                    (14,714,192)    (16,141,095)    (25,375,641)
  Proceeds from maturities of held-to-maturity securities                      17,142,658      19,514,788      16,421,213
  Net (increase) decrease in interest bearing time deposits with other
   banks                                                                           42,910          (7,519)
  Purchases of Federal Home Loan Bank stock                                                      (409,400)       (290,700)
  Redemption of Federal Home Loan Bank stock                                                       93,600
  Proceeds from sales of fixed assets                                               4,000           8,702
  Proceeds from sales of other real estate owned                                  291,293         147,458       1,219,832
  Net increase in loans                                                       (15,258,154)    (14,971,481)    (16,343,674)
  Cash and cash equivalents of $19,936,591 acquired in the purchase of
   Fairbank, Inc., less cash of $8,575,284 paid for the common stock of
   Fairbank, Inc.                                                                              11,361,307
  Capital expenditures                                                           (394,602)     (1,085,521)       (126,146)
  Recoveries of previously charged-off loans                                       94,405         439,788          38,553
-------------------------------------------------------------------------------------------------------------------------
  Net cash provided by (used in) investing activities                         (15,610,667)      4,343,377     (27,680,873)
-------------------------------------------------------------------------------------------------------------------------


The accompanying notes are an integral part of these consolidated financial statements.


Consolidated Statements of Cash Flows (continued)
Years Ended December 31, 1997, 1996 and 1995

                                                                                 1997            1996            1995
-------------------------------------------------------------------------------------------------------------------------

Cash flows from financing activities:
  Fractional shares paid in cash                                                                   (3,360)         (7,186)
  Proceeds from issuance of common stock                                        4,438,376         346,147         244,961
  Cost of stock issuance                                                          (62,601)
  Net increase (decrease) in demand deposits, NOW and savings accounts             (1,230)      1,912,803      (4,318,602)
  Net increase (decrease) in time deposits                                      3,529,471      (3,191,933)     41,224,488
  Net decrease in securities sold under agreements to repurchase                                                 (113,551)
  Net increase (decrease) in other borrowed funds                                                 458,227        (458,227)
  Advances from Federal Home Loan Bank                                            430,000
  Dividends paid                                                                 (734,073)       (658,165)       (455,345)
  Payment on notes payable                                                       (100,000)       (243,013)
-------------------------------------------------------------------------------------------------------------------------
  Net cash provided by (used in) financing activities                           7,499,943      (1,379,294)     36,116,538
-------------------------------------------------------------------------------------------------------------------------

Net increase (decrease) in cash and cash equivalents                           (3,805,223)      5,588,754      11,101,803
Cash and cash equivalents at beginning of year                                 24,128,724      18,539,970       7,438,167
-------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of year                                     $ 20,323,501    $ 24,128,724    $ 18,539,970
=========================================================================================================================

Supplemental disclosures:
  Loans transferred to other real estate owned                               $    446,612    $    144,741    $  1,581,571
  Loans originating from the sale of other real estate owned                      193,600         435,000         205,000
  Interest paid                                                                10,424,662       9,127,839       7,717,729
  Income taxes paid                                                             1,827,295       1,760,097       1,283,644
  Other real estate owned transferred to loans                                                                    333,000

  In 1996 the Company purchased all of the common stock of Fairbank,
   Inc. for $8,575,284.  In conjunction with the acquisition, liabilities were assumed as follows:
    Fair value of assets acquired                                                            $ 65,141,843
    Cash paid for the common stock                                                              8,575,284
-------------------------------------------------------------------------------------------------------------------------
    Liabilities assumed                                                                      $ 56,566,559
=========================================================================================================================


The accompanying notes are an integral part of these consolidated financial statements.


                    Slade's Ferry Bancorp and Subsidiary


Notes to Consolidated Financial Statements
Years Ended December 31, 1997, 1996 and 1995


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

Securities:

      Investments in debt securities are adjusted for amortization of premiums and accretion of discounts. Gains or losses on sales of investment securities are computed on a specific identification basis.

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

Loans:

      Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at their outstanding principal balances reduced by amounts due to borrowers on unadvanced loans, by any charge-offs, the allowance for loan losses and any deferred fees or costs on originated loans, or unamortized premiums or discounts on purchased loans.

      Interest on loans is recognized on a simple interest basis.

      Loan origination and commitment fees and certain direct origination costs are deferred, and the net amount amortized as an adjustment of the related loan's yield. The Company is amortizing these amounts over the contractual life of the related loans.

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

      The Company considers a loan to be impaired when, based on current information and events, it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement. The Company measures impaired loans on a loan by loan basis by either the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's observable market price, or the fair value of the collateral if the loan is collateral dependent.

      The Company considers for impairment all loans, except large groups of smaller balance homogeneous loans that are collectively evaluated for impairment, loans that are measured at fair value or at the lower of cost or fair value, leases, and convertible or nonconvertible debentures and bonds and other debt securities. The Company considers its residential real estate loans and consumer loans that are not individually significant to be large groups of smaller balance homogeneous loans.

      Factors considered by management in determining impairment include payment status, net worth and collateral value. An insignificant payment delay or an insignificant shortfall in payment does not in itself result in the review of a loan for impairment. The Company reviews its loans for impairment on a loan-by-loan basis. The Company does not apply impairment to aggregations of loans that have risk characteristics in common with other impaired loans. Interest on a loan is not generally accrued when the loan becomes ninety or more days overdue. The Company may place a loan on nonaccrual status but not classify it as impaired, if (i) it is probable that the Company will collect all amounts due in accordance with the contractual terms of the loan or (ii) the loan is an individually insignificant residential mortgage loan or consumer loan. Impaired loans are charged-off when management believes that the collectibility of the loan's principal is remote. Substantially all of the Company's loans that have been identified as impaired have been measured by the fair value of existing collateral.

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

Earnings Per Share:

      Statement of Financial Accounting Standards No. 128 (SFAS No. 128), "Earnings per Share" is effective for periods ending after December 15, 1997. SFAS No. 128 simplifies the standards of computing earnings per share (EPS) previously found in APB Opinion No. 15. It replaces the presentation of primary EPS with a presentation of basic EPS. It also requires dual presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation.

      Basic EPS excludes dilution and is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. Diluted EPS is computed similarly to fully diluted EPS pursuant to APB Opinion No. 15.

      The Company has computed and/presented EPS for the year ended December 31, 1997 in accordance with SFAS No. 128. EPS as so computed does not differ materially from EPS that would have resulted if APB Opinion No. 15 had been applied. In accordance with SFAS No. 128 all prior-period EPS data presented has been restated. EPS so restated does not differ materially from EPS previously presented.

Stock Based Compensation:

      Prior to 1997, the Company did not make stock-based compensation awards. In 1997, the Company began making such awards and had the option, under SFAS No. 123, of accounting for stock-based compensation using the intrinsic value approach in APB No. 25 and the fair value method introduced in SFAS No. 123. The Company elected to use the APB No. 25 method. Entities electing to follow the provisions of APB No. 25 must make pro forma disclosure of net income and earnings per share, as if the fair value method of accounting defined in SFAS No. 123 had been applied. The Company has made the pro forma disclosures required by SFAS No. 123.

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

      The following summary, prepared on an unaudited pro forma basis presents the results of operations as though the Company and Fairbank, Inc. had been merged as of the beginning of the years ended December 31:

                                                             1996           1995
------------------------------------------------------------------------------------

Net interest income after provision for loan losses       $12,077,046    $11,023,354
Noninterest income                                          1,349,224      1,375,517
------------------------------------------------------------------------------------
  Total                                                    13,426,270     12,398,871
Noninterest expense                                         9,251,100      9,376,107
------------------------------------------------------------------------------------
  Income before income taxes                                4,175,170      3,022,764
Income taxes                                                1,543,200      1,034,117
------------------------------------------------------------------------------------
  Net income                                              $ 2,631,970    $ 1,988,647
====================================================================================

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

                                                                               Gross         Gross
                                                                             Unrealized    Unrealized
                                                              Amortized       Holding       Holding
                                                              Cost Basis       Gains         Losses      Fair Value
--------------------------------------------------------------------------------------------------------------------

Available-for-sale securities:
  December 31, 1997:
  Debt securities issued by the U.S. Treasury and other
   U.S. government corporations and agencies                  $30,401,644     $ 84,683      $ 91,311     $30,395,016
  Mortgage-backed securities                                    7,747,509       23,504        19,934       7,751,079
  Asset-backed securities                                         234,136                        279         233,857
  Marketable equity securities                                  1,565,123      301,666        70,523       1,796,266
--------------------------------------------------------------------------------------------------------------------
                                                              $39,948,412     $409,853      $182,047     $40,176,218
====================================================================================================================

  December 31, 1996:
  Debt securities issued by the U.S. Treasury and other
   U.S. government corporations and agencies                  $32,792,636     $ 80,150      $281,010     $32,591,776
  Mortgage-backed securities                                    2,469,385           90        38,367       2,431,108
  Asset-backed securities                                         245,806                        377         245,429
  Marketable equity securities                                  1,775,288      267,778        56,216       1,986,850
--------------------------------------------------------------------------------------------------------------------
                                                              $37,283,115     $348,018      $375,970     $37,255,163
====================================================================================================================

Held-to-maturity securities:
  December 31, 1997:
  Debt securities issued by the U.S. Treasury and other
   U.S. government corporations and agencies                  $ 9,415,554     $ 55,276      $  3,871     $ 9,466,959
  Debt securities issued by states of the United States
   and political subdivisions of the states                     7,975,728      106,237        13,079       8,068,886
  Mortgage-backed securities                                      209,254        2,384                       211,638
  Other debt securities                                             1,000           17                         1,017
--------------------------------------------------------------------------------------------------------------------
                                                              $17,601,536     $163,914      $ 16,950     $17,748,500
====================================================================================================================

  December 31, 1996:
  Debt securities issued by the U.S. Treasury and other
   U.S. government corporations and agencies                  $13,192,933     $ 30,164      $  7,784     $13,215,313
  Debt securities issued by states of the United States
   and political subdivisions of the states                     6,130,922       37,952        67,043       6,101,831
  Mortgage-backed securities                                      256,823                     35,178         221,645
  Debt securities issued by foreign governments                     6,000           28             6           6,022
--------------------------------------------------------------------------------------------------------------------
                                                              $19,586,678     $ 68,144      $110,011     $19,544,811
====================================================================================================================

      The scheduled maturities of held-to-maturity securities and available-for-sale securities (other than equity securities) were as follows as of December 31, 1997:

                                                          Held-to-maturity              Available-for-sale
                                                             securities:                   securities:
-------------------------------------------------------------------------------------------------------------
Debt securities other than mortgage-backed and       Amortized                     Amortized
 asset-backed securities:                            Cost Basis     Fair Value     Cost Basis     Fair Value
-------------------------------------------------------------------------------------------------------------

  Due within one year                                $ 5,257,100    $ 5,257,259    $ 5,048,467    $ 5,031,429
  Due after one year through five years                7,290,512      7,365,732     18,057,224     18,051,285
  Due after five years through ten years               4,714,146      4,783,085      7,295,953      7,312,302
  Due after ten years                                    130,524        130,786
Mortgage-backed securities                               209,254        211,638      7,747,509      7,751,079
Asset-backed securities                                                                234,136        233,857
-------------------------------------------------------------------------------------------------------------
                                                     $17,601,536    $17,748,500    $38,383,289    $38,379,952
=============================================================================================================

      During 1997, proceeds from sales of available-for-sale securities amounted to $1,171,136. Gross realized gains and gross realized losses on those sales amounted to $315,281 and $1,437, respectively. During 1996, proceeds from sales of available-for-sale securities amounted to $661,644. Gross realized gains and gross realized losses on those sales amounted to $117,911 and $5,280, respectively. During 1995, proceeds from sales of available-for-sale securities amounted to $1,677,568. Gross realized gains and gross realized losses on those sales amounted to $125,954 and $61,144, respectively.

      There were no securities of issuers whose aggregate carrying amount exceeded 10% of stockholders' equity as of December 31, 1997.

      A total par value of $9,696,228 and $8,685,000 of debt securities was pledged to secure treasury tax and loan, trust department and public funds on deposit and the loan from Fleet National Bank as of December 31, 1997 and 1996, respectively.

NOTE 5 - Loans

      Loans consisted of the following as of December 31:

                                                          1997            1996
----------------------------------------------------------------------------------

Commercial, financial and agricultural                $ 36,640,703    $ 31,243,643
Real estate - construction and land development          6,677,684       6,891,200
Real estate - residential                               55,477,271      59,499,876
Real estate - commercial                               108,007,972      94,545,028
Consumer                                                 6,746,866       6,681,825
Obligations of states and political subdivisions             9,372          16,044
Other                                                      176,635         108,596
----------------------------------------------------------------------------------
                                                       213,736,503     198,986,212
Allowance for possible loan losses                      (3,693,865)     (3,354,311)
Unearned income                                           (690,048)       (642,906)
Unamortized adjustment to fair value                       (42,750)        (54,150)
----------------------------------------------------------------------------------
Net loans, carrying amount                            $209,309,840    $194,934,845
==================================================================================

      Certain directors and executive officers of the Company and companies in which they have significant ownership interest were customers of the Bank during 1997. Total loans to such persons and their companies amounted to $4,794,166 as of December 31, 1997. During the year ended December 31, 1997, $2,545,129 of new loans were made and repayments totaled $3,562,088.

      Changes in the allowance for possible loan losses were as follows for the years ended December 31:

                                                        1997          1996          1995
-------------------------------------------------------------------------------------------

Balance at beginning of period                       $3,354,311    $2,497,774    $2,305,860
Loans charged off                                      (254,851)     (439,229)     (396,639)
Provision for loan losses                               500,000       400,000       550,000
Recoveries of loans previously charged off               94,405       439,788        38,553
Transfer of Fairbank, Inc.'s allowance to Slade's
 Ferry Trust Company                                                  455,978
-------------------------------------------------------------------------------------------
Balance at end of period                             $3,693,865    $3,354,311    $2,497,774
===========================================================================================

      Information about loans that meet the definition of an impaired loan in Statement of Financial Accounting Standards No. 114 is as follows as of December 31:

                                                                              1997                         1996
-------------------------------------------------------------------------------------------------------------------------
                                                                     Recorded       Related       Recorded      Related
                                                                    Investment     Allowance     Investment    Allowance
                                                                    In Impaired    For Credit    In Impaired   For Credit
                                                                       Loans         Losses         Loans        Losses
-------------------------------------------------------------------------------------------------------------------------

Loans for which there is a related allowance for credit losses      $1,776,557      $623,570     $3,763,977     $838,290
Loans for which there is no related allowance for credit losses      3,792,560                    1,907,942
-------------------------------------------------------------------------------------------------------------------------
  Totals                                                            $5,569,117      $623,570     $5,671,919     $838,290
=========================================================================================================================
Average recorded investment in impaired loans during the year
 ended December 31                                                  $6,173,640                   $4,618,045
=========================================================================================================================
Related amount of interest income recognized during the time, in the year ended December 31, that the loans were impaired
  Total recognized                                                  $   79,340                   $  148,102
=========================================================================================================================
  Amount recognized using a cash-basis method of accounting         $        0                   $  148,102
=========================================================================================================================

NOTE 6 - Premises and Equipment

      The following is a summary of premises and equipment as of December 31:

                                                  1997           1996
-------------------------------------------------------------------------

Land                                           $ 1,145,368    $ 1,145,368
Buildings                                        3,920,080      3,505,679
Furniture and equipment                          2,831,566      2,559,912
Leasehold improvements                           1,376,689      1,376,689
Renovations in process                                            323,481
-------------------------------------------------------------------------
                                                 9,273,703      8,911,129
Accumulated depreciation and amortization       (3,555,169)    (2,940,255)
-------------------------------------------------------------------------
                                               $ 5,718,534    $ 5,970,874
=========================================================================

NOTE 7 - Deposits

      The aggregate amount of time deposit accounts (including CDs), each with a minimum denomination of $100,000, was approximately $23,111,663 and $21,473,151 as of December 31, 1997 and 1996, respectively.

      For time deposits as of December 31, 1997, the aggregate amount of maturities for each of the following four years ended December 31, are:


      1998                                             $111,683,774
      1999                                               12,678,703
      2000                                                7,653,181
      2001                                                   40,265
      Less:  Unamortized adjustment to fair value            (5,250)
      -------------------------------------------------------------
                                                       $132,050,673
      =============================================================

NOTE 8 - Securities Sold Under Agreements to Repurchase

      Securities sold under agreements to repurchase generally matured within one to four days from the transaction date.

      There were no agreements outstanding as of December 31, 1997 and 1996. There were no securities sold under agreements to repurchase during 1997 and 1996.

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

NOTE 10 - Note Payable

      Note payable consisted of the following as of December 31, 1997:

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

      The maturity requirements of the note payable are as follows based on minimum quarterly principal payments of $25,000 as described above as of December 31, 1997:



      1998                                             $100,000
      1999                                              850,000
      Less:  Unamortized adjustment to fair value        (4,692)
      ---------------------------------------------------------
                                                       $945,308
      =========================================================

NOTE 11 - Advances from Federal Home Loan Bank of Boston

      Advances consist of funds borrowed from the Federal Home Loan Bank of Boston (FHLB). The components of these borrowings are as follows as of December 31, 1997:

              Amount        Maturity Date         Rate
             --------      ----------------       -----

             $430,000      December 9, 2017       5.66%
             ========

      Advances are secured by the Bank's stock in that institution, its residential real estate mortgage portfolio and the remaining U.S.
government and agencies obligations not otherwise pledged.

NOTE 12 - Income Taxes

      The components of income tax expense are as follows for the years ended December 31:

                                     1997          1996          1995
------------------------------------------------------------------------

Current:
  Federal                         $1,463,401    $1,204,212    $  866,336
  State                              548,225       451,996       286,454
------------------------------------------------------------------------
                                   2,011,626     1,656,208     1,152,790
------------------------------------------------------------------------
Deferred:
  Federal                            (71,848)      (51,722)     (105,334)
  State                              (19,037)      (40,485)      (41,684)
------------------------------------------------------------------------
                                     (90,885)      (92,207)     (147,018)
------------------------------------------------------------------------
     Total income tax expense     $1,920,741    $1,564,001    $1,005,772
========================================================================

      The reasons for the differences between the statutory federal income tax rates and the effective tax rates are summarized as follows for the years ended December 31:

                                                     1997       1996       1995
--------------------------------------------------------------------------------
                                                     % of       % of       % of
                                                    Income     Income     Income
--------------------------------------------------------------------------------

Federal income tax at statutory rate                34.0%      34.0%      34.0%
Increase (decrease) in tax resulting from:
  Tax-exempt income                                 (2.2)      (2.3)      (2.9)
  Dividends received deduction                       (.2)       (.3)       (.3)
  Unallowable expenses                                .5         .6        1.0
  Amortization of goodwill                           1.6         .8
State tax, net of federal tax benefit                6.6        6.9        6.1
--------------------------------------------------------------------------------
                                                    40.3%      39.7%      37.9%
--------------------------------------------------------------------------------

      The Company had gross deferred tax assets and gross deferred tax liabilities as follows as of December 31:

                                                                      1997          1996
-------------------------------------------------------------------------------------------

Deferred tax assets:
  Operating loss carryover                                         $  173,663    $  342,442
  Allowance for loan losses                                         1,309,659     1,127,190
  Deferred loan fees                                                  256,635       227,354
  Interest on non-performing loans                                    211,491       137,931
  Accrued employee benefits                                           153,011       118,464
  Other real estate owned valuation                                       985        43,246
  Other adjustments                                                     3,317         3,365
  Net unrealized holding loss on available-for-sale securities                       25,324
-------------------------------------------------------------------------------------------
      Gross deferred tax assets                                     2,108,761     2,025,316
===========================================================================================
Deferred tax liabilities:
  Accelerated depreciation                                           (232,613)     (223,344)
  Prepaid pensions                                                    (63,341)      (53,531)
  Discount accretion                                                   (1,139)       (2,334)
  Net unrealized holding gain on available-for-sale securities        (78,520)
-------------------------------------------------------------------------------------------
      Gross deferred tax liabilities                                 (375,613)     (279,209)
-------------------------------------------------------------------------------------------
Net deferred tax assets                                            $1,733,148    $1,746,107
===========================================================================================

      Deferred tax assets as of December 31, 1997 and 1996 have not been reduced by a valuation allowance because management believes that it is more likely than not that the full amount of deferred tax assets will be realized.

      As of December 31, 1997, the Company had approximately $511,000 in operating loss carryovers for tax purposes which expire in 2010.

NOTE 13 - Employee Benefits

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

      The following table sets forth the funded status of the plan and amounts recognized in the Company's consolidated balance sheet as of December 31:

                                                                   1997           1996
-----------------------------------------------------------------------------------------

Actuarial present value of benefit obligations:
  Accumulated benefit obligation (including vested benefits
   of $1,038,366, and $532,732, respectively)                   $ 1,059,333    $  536,848
=========================================================================================

Projected benefit obligation for services rendered to date      $(1,424,299)   $ (875,343)

Plan assets at fair value, primarily invested in corporate
 stocks, U.S. government securities and cash and cash
 equivalents                                                      1,131,394       916,360
-----------------------------------------------------------------------------------------

Plan assets greater (less) than projected benefit obligation       (292,905)       41,017

Unrecognized net gain from past experience different from
 that assumed and effect of changes in assumptions                  656,570       318,010

Unrecognized prior service cost                                    (338,714)     (365,736)

Unrecognized net obligation from 1988 transition date being
  amortized over 25.78 years                                        126,400       134,407

-----------------------------------------------------------------------------------------
Prepaid pension cost included on the balance sheet              $   151,351    $  127,698
=========================================================================================

      Net periodic pension cost included the following components for the years ended December 31:

                                                        1997        1996        1995
--------------------------------------------------------------------------------------

Service cost-benefits earned during the period        $ 97,214    $ 92,434    $115,008
Interest cost on projected benefit obligation          104,822      65,745     171,702
Actual return on plan assets                           (95,773)    (70,423)   (176,649)
Net amortization and deferral                           45,584      (5,699)     59,332
--------------------------------------------------------------------------------------
Net periodic pension cost                             $151,847    $ 82,057    $169,393
======================================================================================

      The weighted-average discount rate and rate of increase in future compensation levels used in determining the actuarial present value of the projected benefit obligation were 8.5% and 2.0%, respectively. The expected long-term rate of return on assets was 8.5%.

      The Bank has a 401K plan for eligible employees who attain age 21 and complete one year of service. The Bank contributes a discretionary amount to be allocated to eligible participants. Current contributions vest fully after seven years of continuous service. The amount that may be deferred by the employees is limited by the amount that will not cause the plan to exceed IRS limitations. Contributions made by the Bank charged to employee benefit expense amounted to $9,500, $7,000 and $6,000 for the years ended December 31, 1997, 1996 and 1995, respectively.

NOTE 14 - Commitments and Contingent Liabilities

      The Company is obligated under certain agreements issued during the normal course of business which are not reflected in the accompanying financial statements.

      The Company is obligated under various lease agreements covering branch offices and equipment. These agreements are considered to be operating leases. The total minimum rental due in future periods under these agreements is as follows as of December 31, 1997:


      1998                                $ 70,662
      1999                                  70,662
      2000                                  70,662
      2001                                  70,662
      2002                                  70,662
      Thereafter                           309,725
      --------------------------------------------
      Total minimum lease payments        $663,035
      ============================================

      Certain leases contain provisions for escalation of minimum lease payments contingent upon increases in real estate taxes and percentage increases in the consumer price index. The total rental expense amounted to $90,210 for 1997, $66,223 for 1996 and $46,592 for 1995.

NOTE 15 - Financial Instruments

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

      Standby letters of credit are conditional commitments issued by the Company to guarantee the performance by a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Of the total standby letters of credit outstanding as of December 31, 1997, $797,842 are secured by deposits at the Bank.

      The estimated fair values of the Company's financial instruments, all of which are held or issued for purposes other than trading, are as follows as of December 31:

                                                                    1997                            1996
--------------------------------------------------------------------------------------------------------------------
                                                          Carrying         Fair           Carrying         Fair
                                                           Amount          Value           Amount          Value
--------------------------------------------------------------------------------------------------------------------

Financial assets:
  Cash and cash equivalents                             $ 20,323,501    $ 20,323,501    $ 24,128,724    $ 24,128,724
  Interest bearing time deposits with other banks            106,688         106,688         149,598         149,598
  Available-for-sale securities                           40,176,218      40,176,218      37,255,163      37,255,163
  Held-to-maturity securities                             17,601,536      17,748,500      19,586,678      19,544,811
  Federal Home Loan Bank stock                               890,600         890,600         890,600         890,600
  Loans                                                  209,309,840     209,036,000     194,934,845     195,498,000
  Accrued interest receivable                              1,796,467       1,796,467       1,853,783       1,853,783

Financial liabilities:
  Note payable                                               945,308         945,340       1,042,626       1,047,220
  Other borrowed funds                                     1,200,000       1,200,000       1,200,000       1,200,000
  Advances from Federal Home Loan Bank                       430,000         396,000
  Deposits                                               271,322,250     271,637,000     267,791,009     268,344,000

      The carrying amounts of financial instruments shown in the above table are included in the consolidated balance sheet under the indicated captions. Accounting policies related to financial instruments are described in Note 2.

      The notional amounts of financial instrument liabilities with off-balance sheet credit risk are as follows as of December 31:

                                                                       1997           1996
----------------------------------------------------------------------------------------------

Commitments to originate loans                                      $10,148,013    $ 9,402,290
Standby letters of credit                                             2,356,380      1,176,936
Unadvanced portions of loans:
  Consumer loans (including credit card loans and student loans)      3,545,582      2,805,679
  Commercial real estate loans                                          851,935        223,000
  Home equity loans                                                   1,501,126      1,755,198
  Commercial lines of credit                                         14,032,988      9,744,425
  Construction loans                                                  2,768,196      1,641,700
----------------------------------------------------------------------------------------------
                                                                    $35,204,220    $26,749,228
==============================================================================================

      There is no material difference between the notional amounts and the estimated fair values of the off-balance sheet liabilities.

      The Company has no derivative financial instruments subject to the provisions of SFAS No. 119 "Disclosure About Derivative Financial
Instruments and Fair Value of Financial Instruments" other than the interest rate swap described in Note 10.

NOTE 16 - Significant Group Concentrations of Credit Risk

      Most of the Company's business activity is with customers located within the state. There are no concentrations of credit to borrowers that have similar economic characteristics. The majority of the Company's loan portfolio is comprised of loans collateralized by real estate located in the state of Massachusetts.

NOTE 17 - Earnings per Share (EPS)

      Earnings per share were calculated using the weighted average number of shares outstanding.

      Reconciliation of the numerators and the denominators of the basic and diluted per share computations for net income are as follows:

                                                                Income          Shares        Per-Share
                                                              (Numerator)    (Denominator)     Amount
-------------------------------------------------------------------------------------------------------

Year ended December 31, 1997
  Basic EPS
    Net income and income available to common stockholders    $2,845,990       3,033,197        $.94
    Effect of dilutive securities, options                                         4,981
                                                              --------------------------------------
  Diluted EPS
    Income available to common stockholders and assumed
     conversions                                              $2,845,990       3,038,178        $.94
                                                              ======================================

Year ended December 31, 1996 - As restated
  Basic EPS
    Net income and income available to common stockholders    $2,378,195       2,764,887        $.86
    Effect of dilutive securities, options                                             0
                                                              --------------------------------------
  Diluted EPS
    Income available to common stockholders and assumed
     conversion                                               $2,378,195       2,764,887        $.86
                                                              ======================================

Year ended December 31, 1995 - As restated
  Basic EPS
    Net income and income available to common stockholders    $1,645,587       2,738,250        $.60
    Effect of dilutive securities, options                                             0
                                                              --------------------------------------
  Diluted EPS
    Income available to common stockholders and assumed
     conversions                                              $1,645,587       2,738,250        $.60
                                                              ======================================

NOTE 18 - Regulatory Matters

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

      Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of December 31, 1997, that the Company and the Bank meet all capital adequacy requirements to which they are subject.

      As of December 31, 1997, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank's category.

      The Company's and the Bank's actual capital amounts and ratios are also presented in the table.

                                                                                               To Be Well
                                                                                           Capitalized Under
                                                                        For Capital        Prompt Corrective
                                                     Actual          Adequacy Purposes:    Action Provisions:
                                                -----------------    ------------------    ------------------
(Dollar Amounts in Thousands)                   Amount     Ratio     Amount      Ratio     Amount      Ratio
-------------------------------------------------------------------------------------------------------------

As of December 31, 1997:
  Total Capital (to Risk Weighted Assets):
  Consolidated                                  $25,907    12.04%    $17,210     >=8%          N/A
  Slade's Ferry Trust Company                    24,022    11.18      17,183     >=8       $21,479     >=10%
  Tier 1 Capital (to Risk Weighted Assets):
  Consolidated                                   23,206    10.74       8,645     >=4           N/A
  Slade's Ferry Trust Company                    21,325     9.88       8,631     >=4        12,947     >=6
  Tier 1 Capital (to Average Assets):
  Consolidated                                   23,206     7.79      11,910     >=4           N/A
  Slade's Ferry Trust Company                    21,325     7.18      11,876     >=4        14,845     >=5

As of December 31, 1996:
  Total Capital (to Risk Weighted Assets):
  Consolidated                                  $19,044     9.56%    $15,938     >=8%          N/A
  Slade's Ferry Trust Company                    18,935     9.51      15,934     >=8       $19,918     >=10%
  Tier 1 Capital (to Risk Weighted Assets):
  Consolidated                                   16,543     8.27       8,003     >=4           N/A
  Slade's Ferry Trust Company                    16,435     8.22       8,001     >=4        12,002     >=6
  Tier 1 Capital (to Average Assets):
  Consolidated                                   16,543     5.70      11,617     >=4          N/A
  Slade's Ferry Trust Company                    16,435     5.66      11,615     >=4        14,519     >=5

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

      As of December 31, 1997 the Company would be restricted from declaring dividends in an amount greater than $26,436,426 as such declaration would render the corporation insolvent. As of December 31, 1997 the Bank would be restricted from declaring dividends in an amount greater than approximately $6,839,000 as such declaration would decrease capital below the Bank's required minimum level of regulatory capital.

NOTE 19 - Stock Option Plan

      At the 1996 annual meeting stockholders approved a 1996 stock option plan (Plan). No options were granted in 1996. A summary of the Plan is as follows.

      The Plan is divided into two separate equity incentive programs, a Discretionary Grant Program and an Automatic Grant Program. The maximum number of shares of common stock issuable over the term of the Plan may not exceed 250,000 shares and the maximum aggregate number of shares issuable under both programs in any plan year may not exceed 50,000 shares. Unless sooner terminated by the Board, the Plan will in all events terminate on March 11, 2006.

      Under the Discretionary Grant Program, key employees, including officers, may be granted incentive stock options to purchase shares of common stock. The option exercise price per share may not be less than one hundred percent of the fair market value of common stock at grant date and generally become exercisable in periodic installments over the optionee's period of service. Two types of stock appreciation rights are authorized for issuance: (1) tandem rights, which require the option holder to elect between the exercise of the underlying option for shares of common stock and the surrender of such option for appreciation distribution and (2) limited rights, which are automatically exercised upon the occurrence of a hostile takeover.

      Eligibility for participation in the Automatic Grant Program is limited to non-employee directors of the Company or its subsidiary who have completed three full years of service as directors. Under the Automatic Grant Program a nonstatutory option for 2,000 shares of common stock shall be granted each plan year to eligible directors. The exercise price per share will be equal to one hundred percent of the fair market value per share of common stock at grant date and each option will have a maximum five year term. Any purchased shares will be subject to repurchase by the Company, at the exercise price paid per share, upon the director's cessation of Board service prior to vesting in such shares.
The shares subject to each grant will vest (and the Company's repurchase rights will lapse) in three equal annual installments over the director's period of Board service measured from the grant date.

      The Company applies APB Opinion 25 and related Interpretations in accounting for its plan. Accordingly, no compensation cost has been recognized for its stock option plan. Had compensation cost for the Company's stock-based compensation plan been determined based on the fair value at the grant dates for awards under those plans consistent with the method of FASB Statement 123, the Company's net income and earnings per share for the year ended December 31, 1997 would have been reduced to the pro forma amounts indicated below:

      Net income                    As reported      $2,845,990
                                    Pro forma        $2,807,466

      Basic earnings per share      As reported      $.94
                                    Pro forma        $.93

      Diluted earnings per share    As reported      $.94
                                    Pro forma        $.92

      The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in the year ended December 31, 1997: dividend yield of 2 percent; expected volatility of 13 percent, risk-free interest rate of 6.7 percent; and expected lives of 4 years.

      A summary of the status of the Company's stock option plan as of December 31, 1997 and changes during the year ending on that date is presented below:

                                                          Weighted-Average
                     Options                    Shares     Exercise Price
      --------------------------------------------------------------------

      Outstanding at beginning of year               0
      Granted                                   31,000          $9.34
      Exercised                                      0
      Forfeited                                      0
                                                ------
      Outstanding at end of year                31,000          $9.34
                                                ======

      Options exercisable at year-end           31,000
      Weighted-average fair value of options
       granted during the year                  $ 1.74

      The following table summarizes information about fixed stock options outstanding at December 31, 1997:

                      Options Outstanding and Exercisable
      ---------------------------------------------------------------------
                                       Weighted-Average
                           Number         Remaining        Weighted-Average
      Exercise Price    Outstanding    Contractual Life     Exercise Price
      ---------------------------------------------------------------------

          $9.34            31,000         4.5 Years             $9.34

NOTE 20 - Litigation

      The Bank is involved in a civil suit brought by a former employee of the National Bank of Fairhaven, which primarily alleges a breach of contract and other related claims. The demand by the plaintiff was $550,000 to settle the case. However, a partial summary judgment was granted on a defendant's motion dismissing all claims except the basic claim for breach of contract. The case is still in the pretrial phase and a motion is pending to amend the complaint to add a count of intentional infliction of emotional distress. The Company estimates its potential liability to be less than $550,000 and it believes it has meritorious defenses to the claim. The Company believes that the suit will not have a material adverse effect on the Company's financial condition, results of operations or liquidity.


                            Slade's Ferry Bancorp
                             Parent company only


NOTE 21 - Parent Company Only Condensed Financial Statements

      The following condensed financial statements are for Slade's Ferry Bancorp (Parent Company Only) and should be read in conjunction with the consolidated financial statements of Slade's Ferry Bancorp and Subsidiary.


Condensed Financial Statements
Balance Sheets

                                                                         December 31,
--------------------------------------------------------------------------------------------
                                                                     1997           1996
--------------------------------------------------------------------------------------------

Assets
Cash                                                              $   319,437    $   180,607
Investments in available-for-sale securities (at fair value)        1,446,722
Investments in held-to-maturity securities (fair value of
 $246,917 as of December 31, 1997)                                    247,465
Investment in subsidiary, Slade's Ferry Trust Company              24,557,163     19,740,124
Premises and equipment                                                                 4,448
Accrued interest receivable                                             5,977
Other assets                                                           38,539         37,713
--------------------------------------------------------------------------------------------
                                                                  $26,615,303    $19,962,892
============================================================================================

Liabilities and Stockholders' Equity
Other liabilities                                                 $   178,877    $   115,567
--------------------------------------------------------------------------------------------
    Total liabilities                                                 178,877        115,567
--------------------------------------------------------------------------------------------
Stockholders' equity:
  Common stock, par value $.01 per share; authorized 5,000,000 shares; issued and outstanding 3,236,712.7 shares in 1997
   and 2,789,142.3 shares in 1996                                      32,367         27,891
  Paid-in capital                                                  18,978,598     14,607,299
  Retained earnings                                                 7,276,174      5,214,763
  Net unrealized holding gain (loss) on available-for-sale
   securities                                                         149,287         (2,628)
--------------------------------------------------------------------------------------------
    Total stockholders' equity                                     26,436,426     19,847,325
--------------------------------------------------------------------------------------------
                                                                  $26,615,303    $19,962,892
============================================================================================

Statements of Income

                                                                            Years Ended December 31,
-----------------------------------------------------------------------------------------------------------
                                                                        1997          1996          1995
-----------------------------------------------------------------------------------------------------------

Dividends from subsidiary                                            $  475,000    $  360,000    $  267,000
Interest and dividends on securities:
  Taxable                                                                40,199
Other Interest Income                                                     4,267         2,474         1,827
Management fee income from subsidiary                                   438,479       415,904       546,028
Other income                                                              4,000
-----------------------------------------------------------------------------------------------------------
  Total income                                                          961,945       778,378       814,855
-----------------------------------------------------------------------------------------------------------
Salaries and employee benefits                                          333,410       311,038       433,766
Equipment expense                                                         4,449        20,596        33,605
Other expense                                                           124,676        96,872        98,281
-----------------------------------------------------------------------------------------------------------
  Total expense                                                         462,535       428,506       565,652
-----------------------------------------------------------------------------------------------------------
Income before income taxes (benefit) and equity in undistributed
 net income of subsidiary                                               499,410       349,872       249,203
Income taxes (benefit)                                                   16,754        (2,400)       11,688
-----------------------------------------------------------------------------------------------------------
Income before equity in undistributed net income of subsidiary          482,656       352,272       237,515
Equity in undistributed net income of subsidiary                      2,363,334     2,025,923     1,408,072
-----------------------------------------------------------------------------------------------------------
  Net income                                                         $2,845,990    $2,378,195    $1,645,587
===========================================================================================================


Statements of Cash Flows
Years Ended December 31, 1997, 1996 and 1995

                                                                    1997           1996           1995
----------------------------------------------------------------------------------------------------------

Cash flows from operating activities:
Net Income                                                       $ 2,845,990    $ 2,378,195    $ 1,645,587

Adjustments to reconcile net income to net cash provided
 by operating activities:
  Undistributed net income of subsidiary                          (2,363,334)    (2,025,923)    (1,408,072)
  Amortization of organization cost                                                                  3,440
  Accretion, net of amortization of securities                       (34,220)
  Depreciation and amortization                                        4,448         10,677         21,039
  Disposal of fixed assets                                                                          11,229
  Increase (decrease) in taxes payable                                 5,007         (5,668)         1,659
  Increase in accrued expenses                                           775            910            989
  Increase in prepaid expenses                                       (13,223)          (210)        (1,394)
  Increase in interest receivable                                     (5,977)
  (Increase) decrease in other assets                                 13,639        (14,785)         5,313
  Increase (decrease) in other liabilities                             6,988           (636)
----------------------------------------------------------------------------------------------------------
  Net cash provided by operating activities                          460,093        342,560        279,790
----------------------------------------------------------------------------------------------------------

Cash flows from investing activities:
  Additional investment in subsidiary bank                        (2,300,000)
  Purchases of held-to-maturity securities                        (2,613,316)
  Proceeds from maturities of held-to-maturity securities          2,400,000
  Purchases of available-for-sale securities                      (1,449,649)
----------------------------------------------------------------------------------------------------------
  Net cash used in investing activities                           (3,962,965)
----------------------------------------------------------------------------------------------------------

Cash flows from financing activities:
  Fractional shares paid in cash                                                     (3,360)        (7,186)
  Dividends paid                                                    (734,073)      (658,165)      (455,345)
  Proceeds from issuance of common stock                           4,375,775        346,147        244,961
----------------------------------------------------------------------------------------------------------
  Net cash provided by (used in) financing activities              3,641,702       (315,378)      (217,570)
----------------------------------------------------------------------------------------------------------

Net increase in cash and cash equivalents                            138,830         27,182         62,220
Cash and cash equivalents at beginning of year                       180,607        153,425         91,205
----------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of year                         $   319,437    $   180,607    $   153,425
==========================================================================================================

Supplemental disclosure:
  Income taxes paid                                              $    11,747    $     3,268    $    10,029

      The Parent Company Only Statements of Changes in Stockholders' Equity are identical to the Consolidated Statements of Changes in Stockholders' Equity for the years ended December 31, 1997, 1996 and 1995, and therefore are not reprinted here.


                      Slade's Ferry Bancorp and Subsidiary



Board of Directors
Slade's Ferry Bancorp -
Slade's Ferry Trust Company

Thomas B. Almy
Architect - I.T. Almy Associates

James D. Carey
Executive Vice President of Bancorp
President of Bank
Chief Executive Officer of Bank

Peter G. Collias, Esquire
Clerk/Secretary of Bancorp and Bank

Donald T. Corrigan
Chairman of the Board of Bancorp
Chairman of the Board of Bank

Melvyn A. Holland
Managing Partner
Rosenfield, Holland & Raymon PC
Certified Public Accountants

William Q. MacLean, Jr.
Vice President
Cornish & Co. Inc. Insurance

Francis A. Macomber
President - LeComtes All Star Dairy Inc.

Majed Mouded MD
Physician

Shaun O'Hearn, Sr.
President - Bolger & O'Hearn Inc.

Lawrence J. Oliveira DDS
Orthodontist

Peter Paskowski
Past President of Bank

Kenneth R. Rezendes
President/CEO of Bancorp
President - K.R. Rezendes, Inc.

William J. Sullivan
President - Sullivan Funeral Homes

Charles Veloza
President - Charlie's Oil Co., Inc.

David F. Westgate
President
Quequechan Management Corp.



Honorary Directors

Edward S. Machado
Past President of Bank

Bernard T. Shuman
Past President/Treasurer
Priscilla Dress Corp.

Officers
Slade's Ferry Bancorp

Donald T. Corrigan
Chairman of the Board

Kenneth R. Rezendes
President
Chief Executive Officer

James D. Carey
Executive Vice President

Ralph S. Borges
Treasurer


Executive Management
Slade's Ferry Trust Company

James D. Carey
President
Chief Executive Officer

Ralph S. Borges
Senior Vice President/Treasurer

Susan R. Hajder
Senior Vice President

Charlene J. Jarest
Vice President

Carol A. Martin
Senior Vice President

Manuel J. Tavares
Senior Vice President


Officers
Slade's Ferry Trust Company

James H. Amidon
Vice President

Isola A. Anctil
Assistant Vice President
Assistant Clerk/Secretary

Cherie Ashton
Assistant Vice President

Maria C. Barbosa
Vice President

Edward Bernardo Jr.
Vice President

Catherine Blakey
Assistant Vice President

Noelia M. Brum
Assistant Treasurer



Peter G. Collias
Corporate Secretary

Daniel B. Costa
Assistant Treasurer

Sandra Curtis
Compliance Auditor

Luisa DiManno
Assistant Treasurer

William E. Diskin
Vice President

Sergio do Rego
Assistant Treasurer

Raymond L. Foster
Vice President

Joseph J. Ganem
Vice President

Joseph Gesualdo
Vice President

Russell F. Godin
Vice President

Elaine M. Guillemette
Assistant Vice President

Raymond J. Harris
Vice President

Sandra Medeiros
Assistant Treasurer

Charlotte C. Nadeau
Loan Operations Officer

Cecelia M. Machado
Vice President

Ann Padula
Assistant Vice President

Jeannine M. Paliotti
Assistant Vice President

Janice R. Partridge
Vice President

Fatima M. Rapoza
Assistant Vice President

Michelle Rivera
Assistant Treasurer

Deborah A. Silvia
Assistant Treasurer

Eduardo F. Sousa
Assistant Treasurer

Mary M. Sullivan
Vice President


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

Somerset, MA
100 Slade's Ferry Avenue
2722 County Street
Somerset High School

Swansea, MA
Swansea Mall
2388 G.A.R. Highway

General Counsels
Atty. Peter G. Collias
84 North Main Street
Fall River, Massachusetts 02720
Tel. (508) 675-7894

Atty. Thomas H. Tucker
High Street Tower
125 High Street
Suite 2601
Boston, Massachusetts 02110
Tel. (617) 951-0047

Independent Certified Public Accountants
Shatswell, MacLeod and Company, P.C.
Certified Public Accountants
83 Pine Street
West Peabody, Massachusetts 01960
Tel. (978) 535-0206

Form 10-KSB
A copy of the Annual Report on Form 10-KSB for Slade's Ferry Bancorp as filed with the Securities and Exchange Commission will be forwarded without charge to any stockholder upon written request to:

Ralph S. Borges, Treasurer
Slade's Ferry Bancorp
100 Slade's Ferry Avenue
Somerset, MA  02726

Shareholder Services
Slade's Ferry Bancorp
100 Slade's Ferry Avenue
Somerset, Massachusetts 02726
Tel. (508) 675-2121

Annual Meeting
The Annual Meeting of Stockholders of
Slade's Ferry Bancorp will be held at 7:30 p.m. on April 13, 1998 at the Venus de Milo Restaurant, 75 G.A.R. Highway, Swansea, Massachusetts.

Dividend Reinvestment Plan
The Plan provides for:
*   Reinvestment of all of the dividends
*   Voluntary cash contributions of up to $5,000 annually, minimum $100.
*   No service fees or commissions

Information may be obtained by contacting Shareholder Services at (508) 675-2121

Stock Trading
The common stock of Slade's Ferry Bancorp is listed on the NASDAQ Small Cap Market under the symbol SFBC.

Design: MediaConcepts Corporation, Assonet, MA



                            Slade's Ferry Bancorp


Corporate Headquarters       100 Slade's Ferry Avenue      Somerset, MA 02726

                 Tel. (508) 675-2121      Fax (508) 675-1751