Form 10-K, Exhibit 13
period 1998-12-31
SLADES FERRY BANCORP
filed 1999-03-31
CIK 857499

ANNUAL REPORT

                                    1998

Description of Business
-----------------------

Slade's Ferry Bancorp, originally incorporated as Weetamoe Bancorp in June of 1989 under the laws of the Commonwealth of Massachusetts, is a one bank holding company which owns and controls 100% of the assets of Slade's Ferry Trust Company and its subsidiaries.

The primary business of Bancorp is the ongoing business of Slade's Ferry Trust Company, a state chartered trust company incorporated in Massachusetts in 1959. The Trust Company is a member of the Federal Deposit Insurance Corporation and serves as a retail bank.

Slade's Ferry provides multiple deposit products and a wide range of financial services, including consumer installment loans, residential and commercial mortgages; as well as other forms of commercial lending. It serves a broad customer base derived from southeastern Massachusetts and nearby Rhode Island, currently operating twelve strategically located retail facilities and multiple ATM's in the towns of Fairhaven, Somerset, Swansea and Seekonk, and the cities of Fall River and New Bedford, MA. An Equal Opportunity/Affirmative Action Employer (M/F/D/V), Slade's Ferry Trust Company employed a total of 136 full-time and 54 part-time employees as of December 31, 1998. The Bank keeps convenient business hours, including Saturdays.

The Bank actively competes with a variety of other financial institutions - major banks, bank holding companies and credit unions - for deposits, loans and additional forms of business by offering competitive rates. The Bank adheres to an established philosophy of providing professional, highly personal service throughout its marketplace.

Corporate offices are located at 100 Slade's Ferry Avenue, Somerset, MA.


                             SHAREHOLDERS LETTER

      As we bring this century to a close and finalize our preparation for the new millenium, the accomplishments of 1998 will serve as a springboard for our future success in the new century.

      Our assets grew from $302 Million at year-end 1997 to $340 Million or 12.6% by year-end 1998. Our growth in new business came primarily from two marketplaces, the Rhode Island border towns and the Greater New Bedford area. Our investment in the New Bedford market in 1996 is now paying the dividends projected when we acquired the National Bank of Fairhaven.

      Profits rose dramatically from $2,845,990 at year-end 1997 to $3,363,042 or 18.2% by year-end 1998. The increased earnings were fueled by two sources: the highest interest margin on investable funds we have enjoyed in over twenty years, and the gains of $382,370 that we were able to realize from our stock portfolio. During the fourth quarter of 1998, we saw multiple reductions in interest rates, which have already greatly reduced our margins and put pressure on our earning projections for 1999.

      The return on average assets rose to 1.06% from .96% in 1997, while the earnings per share on a fully diluted basis rose $.09 from $.89 to $.98.

      During 1998, our stock price rode the crest of the market, as did most stocks, reaching a high of $19.13 per share and settling consistently at year-end at approximately $14.00 per share. Early in the year, we issued a 5% stock dividend, followed at mid year with an increase in cash dividends to $.06 per share, as well as an extra cash dividend at year end.

      During the summer, we purchased land on Ashley Boulevard in New Bedford and commenced construction of a new branch facility to be operational during the first quarter of 1999.

      We also purchased the former BankBoston banking facility on South Main Street in Fall River and completed extensive renovations by year-end. The newly refurbished branch opened in January of 1999 and promises to be one of the fastest growing and busiest branches in the years to come.

      The addition of these two branches will fill in gaps in our market service area, and makes Slade's Ferry Bank convenient to thousands more new and existing customers.

      In addition of these two branches will fill in gaps in our market service area, and makes Slade's Ferry Bank convenient to thousands more new and existing customers.

      In addition, during the year, we committed substantial resources to addressing all of the issues affecting us with the upcoming transition into the Year 2000 (Y2K). We assessed all of our computer system concerns to identify problems or replacement needs. We have systematically replaced, upgraded, tested and continue to test all our systems to assure our customers that the transition into the Year 2000 will be made without any interruption to our servicing abilities. We are extremely confident that your bank and the industry have sufficiently addressed the Y2K concerns to enter the new millenium prepared to continue the levels of service you have come to expect.

      1999 will mark the fortieth anniversary of Slade's Ferry Bank, which started from humble beginnings back in 1959.

      Because of your faith in us and our focus on personalized customer service, we have grown to be a well-respected, well-capitalized financial organization with continued bright prospects for the future.

      The addition of two new branches to our delivery system, our growth in 1998 and our Y2K preparations will propel us into the new century with solid financial footings, exciting growth potential, and increased ability to provide value and reward for your investment in our bank.

      We look to the new millenium with great excitement and anticipation.

Sincerely,




James D. Carey
Executive Vice President, Bancorp
President, Chief Executive Officer, Slade's Ferry Bank
January 29, 1999


                            SLADE'S FERRY BANCORP

SELECTED FINANCIAL DATA
The following table sets forth selected financial data for the last five years.


                                                            Year Ended December 31
--------------------------------------------------------------------------------------------------------
(Dollars in Thousands
 Except per Share Data)                  1998          1997          1996          1995          1994
--------------------------------------------------------------------------------------------------------

EARNINGS DATA
  Interest Income                     $   24,306    $   23,150    $   19,495    $   16,541    $   13,546
  Interest Expense                        10,711        10,412         9,078         7,764         4,944
  Net Interest Income                     13,595        12,738        10,417         8,777         8,602
  Provision for Loan Losses                  600           500           400           550           645
  Noninterest Income                       1,568         1,562         1,305         1,056         1,099
  Noninterest Expense                      8,984         9,033         7,380         6,632         6,701
  Income Before Income Taxes               5,579         4,767         3,942         2,651         2,355
  Applicable Income Taxes                  2,216         1,921         1,564         1,005           888
  Net Income                               3,363         2,846         2,378         1,646         1,467

PER SHARE DATA (1)
  Net Income-Basic                    $     0.99    $    0.894    $    0.819    $    0.572    $    0.540
  Net Income-Diluted(2)               $     0.98    $    0.892    $       --    $       --    $       --
  Cash Dividends                      $     0.28    $    0.246    $    0.229    $    0.166    $    0.151
  Book Value (at end of period)       $     8.62    $    8.168    $    7.116    $    6.811         9.023
  Avg. Shs. Outstanding                3,402,218     3,184,857     2,903,131     2,875,162     2,717,207
  Shares Outstanding Year End          3,446,413     3,236,713     2,789,142     2,617,181     1,645,492

BALANCE SHEET DATA
  Assets                              $  340,355    $  301,571    $  291,342    $  233,422    $  193,909
  Loans                                  218,230       213,736       198,986       151,094       136,191
  Unearned Discount                          691           690           643           527           403
  Allowance for Loan Losses                3,569         3,694         3,354         2,498         2,306
  Loans, Net                             213,938       209,310       194,935       148,069       133,482
  Goodwill                                 2,854         3,081         3,307            --            --
  Investments                             80,020        58,668        57,732        58,757        43,537
  Deposits                               303,786       271,322       267,791       214,221       177,315
  Stockholders' Equity                    29,707        26,436        19,847        17,827        14,848

FINANCIAL RATIOS
  Net Yield on Interest Earning
   Assets (3)                               4.70%         4.66%         4.44%         4.36%         4.78%
  Net Interest Spread (3)                   3.91          3.88          3.72          3.72          4.33
  Net Income as a Percentage of
   Average Assets                           1.06          0.96          0.94          0.75          0.75
  Average Equity                           11.98         12.27         12.69          9.99          9.71
  Dividend Payout Ratio                    28.54         27.57         27.95         29.03         27.93
  Average Equity to Average Assets          8.86          7.79          7.40          7.55          7.71

--------------------
<F1>  Earnings per share are computed based on the average number of shares of common stock outstanding during the year.  On January 19, 1994, the
      Company declared a 5% stock dividend mailed to stockholders on February
      1, 1994.  On February 24, 1995, the Company declared a 5% stock dividend mailed to stockholders on March 1, 1995 and on March 13, 1995, the
      Company announced a 3 for 2 stock split mailed to stockholders on April
      18, 1995.  On January 8, 1996, the Company declared a 5% stock dividend mailed to stockholders on January 31, 1996. On January 12, 1998, the
      Company declared 5% stock dividend mailed to stockholders on February 11,
      1998. Per share data has been restated to reflect the effect of the stock splits and the stock dividends.

<F2>  There were no stock options outstanding in years prior to 1997.

<F3>  Calculated on a fully taxable equivalent basis.


                            SLADE'S FERRY BANCORP

Market for Registrant's Common Equity and Related Stockholder Matters

Market Information
------------------

On January 7, 1998, the Company's common stock became listed in the NASDAQ Small Cap Market under the symbol SFBC. Prior thereto, the Company's common stock was listed in the "pink sheets" of the over-the-counter market. The following table sets forth the range of high and low bids as reported for NASDAQ Small Cap Market by quarters for 1998, and high and low bid quotations as reported in the "pink sheets" by quarters for 1997.


                             1998                1997(1)
                       ------------------------------------
                        High       Low      High       Low
                       ------------------------------------

        1st Quarter    $17.00    $15.50    $ 9.75    $ 8.25
        2nd Quarter     19.13     17.50     10.50      8.88
        3rd Quarter     18.75     16.38     13.00      9.50
        4th Quarter     15.88     13.00     16.63     13.13

<F1>  These quotations reflect interdealer prices, without mark-up, mark-
      down, or commission and may not necessarily represent actual transactions.


Dividends - History and Policy
------------------------------

The Company, since its inception in 1990 and prior thereto the Bank, has consistently paid dividends to the stockholders since 1961. In January 1998, the Company issued a 5% stock dividend on the Company's common stock,
resulting in a distribution of 161,698 shares.   The Company also paid two
quarterly cash dividends of $.05 per share and then increased its dividend to $.06 per share for the third and fourth quarter in 1998. In addition, an extra cash dividend of $.06 per share was paid in December 1998 for a total of $.28 per share paid in 1998.

In 1997, the Company paid quarterly cash dividends of $.05 per share, plus an extra cash dividend of $.05 per share, for a total of $.25 per share before the effect of the 5% stock dividend issued in 1998.

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

Management's Discussion and Analysis
------------------------------------

The purpose of Management's Discussion and Analysis is to focus on certain significant factors which have affected the Company's operating results and financial condition, and to provide stockholders a more comprehensive review of the figures contained in the financial data of this report.

Overview:

* In 1998, Slade's Ferry Bancorp recorded net income of $3,363,042 or $0.98 per share on a diluted basis compared to $2,845,990 or $0.89 per share on a diluted basis in 1997. This represents an increase of $517,052 or 18.2% in net income and $.09 or 10.11% per share on a diluted basis between 1998 and 1997.

* Return on average assets increased to 1.06% in 1998 from .96% in 1997 and .94% in 1996. Return on average equity for 1998, 1997 and 1996 was 11.98%, 12.27%, and 12.69% respectively.

* Book value of the Company's common stock increased to $8.62 in 1998 from $8.17 reported in 1997, and $7.12 reported in 1996.

* The Company in February 1998 issued a 5% stock dividend to its stockholders of common stock, and the cash dividend for the year totaled $.28 per share, up from $.246 per share in 1997 and $.229 per share in 1996.

* Assets at December 31, 1998 increased by $38.8 Million or 12.9% to $340.4 Million when compared to $301.6 Million in assets at December 31, 1997. Net loans increased by 2.2% during 1998. Deposit levels were up by 12.0% at December 31, 1998 when compared to 1997.

* Two new branch banking facilities are being added to the branch network and are scheduled to open in early 1999.

Results of Operations
---------------------

Net interest income, which is the difference between interest and dividend income earned on earning assets and interest expense paid on interest-bearing liabilities, is the dominate contributor to net income. Increases or decreases in interest rates affect the yields earned on loans and investments and the rates paid on deposits and other borrowings. On a fully taxable basis, net interest income was $13.8 Million in 1998, $12.9 Million in 1997, and $10.6 Million in 1996. The increase in net interest income in 1998 when compared to 1997 is primarily a result of growth in average earning assets of 6.13% from the prior year. Growth in earning assets is due to general increases in business volumes. The average earning assets produced a 8.35% yield, down slightly when compared to 8.43% in 1997. In 1996 the yield on earning assets was 8.25%. The loan portfolio, which generally produces higher yields than other earning assets represents 67.5% of average assets in 1998 compared to 69% in 1997 and 67.3% in 1996.

Cost of funds decreased to 4.44% in 1998 primarily due to the lowering of rates paid on Other Time Deposits which is the largest component of interest-bearing liabilities. Cost of funds in 1997 was 4.55% and 4.53% in 1996. During 1998 the average balances in interest-bearing liabilities increased to $241.4 Million compared to $229.1 Million in 1997 and $200.5 Million in 1996.

The net interest spread, which represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities increased to 3.91% in 1998 from 3.88% reported in 1997 and 3.72% in 1996.

Net yield on earning assets, which represents net interest income as a percent of average earning assets, increased to 4.70% from 4.66% in 1997 and 4.44% in 1996.

The Provision to the Allowance for Loan Losses in 1998 was increased to $600,000 compared to $500,000 in 1997 and $400,000 in 1996. This increase to the provision was based upon management's desire to maintain an appropriate ratio of the Allowance for Loan Losses to outstanding loans while recognizing the growth in the loan portfolio and the amount of charge offs that occurred in 1998 compared to prior years.

Total Other Income in 1998 increased slightly to $1,568,112 compared to $1,562,257 reported in 1997. In 1996, Total Other Income was $1,305,497 which reflected only four months of merger-related income associated with the acquisition of the National Bank of Fairhaven that took place in late August 1996. Service charges on deposit accounts and overdrafts which are the largest component of Other Income decreased slightly to $881,964 in 1998 compared to $902,079 and $849,425 reported in 1997 and 1996 respectively. As a result of favorable market conditions, various marketable equity securities were sold throughout 1998 whereby gains were realized totaling $382,370. The Company realized gains in the security portfolio in 1997 totaling $313,844 and $112,631 in 1996.

Total Other Expense for 1998 decreased by $49,326 to $8,984,181 from $9,033,507 reported in 1997. Salaries and Employees Benefits which is the largest component of Other Expenses increased by $162,571 due to general wage adjustments and increased costs associated with employees medical insurance and retirement plan. In 1997 the Company incurred an increase of $989,218 in Salaries and Employees Benefits when compared to 1996 which was attributable to a full year associated with the retention of officers and employees of the National Bank of Fairhaven acquired by Slade's Ferry Bank in late August 1996. Personnel costs associated with these new employees were expensed for twelve months in 1997 compared to four months in 1996.

The increase in Salaries and Employees Benefits in 1998 was offset by the combination of a decrease in Occupancy Expense and Equipment Expense totaling $31,237, and a decrease of $97,047 created by a Gain on Sale of Other Real Estate Owned (OREO) totaling $54,590 in 1998 as opposed to a loss of $42,457 realized in 1997. In 1996 the Bank incurred a loss of $21,008 on sale of OREO properties. In 1998 the Bank did not incur any expense associated with the writedown of values on Other Real Estate Owned, while in 1997, writedowns totaled $67,480 and $30,000 in 1996.

Federal Deposit Insurance Corporation (FDIC) deposit insurance premiums in 1998 were $32,353 compared to $71,880 in 1997 and $6,278 in 1996. In 1997, under federal legislation enacted in 1996, FDIC Bank Insurance Fund deposits were assessed to finance the annual interest costs on government bonds issued to assist in recapitalizing certain thrift institutions in prior years. The resulting increase is reflected in 1997 and 1998 premiums.

Stationery and Supplies expense in 1998 decreased to $229,344 from costs of $311,546 in 1997 and $243,653 in 1996. In 1997 the Bank incurred additional costs due to the need to stock the Fairhaven and New Bedford Massachusetts branches which were acquired through the merger acquisition.

The following table sets forth the components of the line item Other Expense, which reflects an increase of $105,596 to $2,042,253 in 1998 compared to $1,936,657 in 1997. In 1996 Other Expense was $1,678,873.
Expense items in 1996 reflect four months attributed to the acquisition of the National Bank of Fairhaven compared to twelve full months in 1997 and 1998.


                                         1998          1997          1996
----------------------------------------------------------------------------

Amortization of Goodwill              $  226,800    $  226,800    $   98,000
Advertising and Public Relations         405,737       400,502       337,947
Communications                           290,253       269,239       257,575
Professional Fees & Other Services       571,952       536,710       499,448
Other Various Expenses                   547,511       503,406       485,903
----------------------------------------------------------------------------
Total Other Expense                   $2,042,253    $1,936,657    $1,678,873
============================================================================


The increases noted above are attributed to normal business growth.

Income taxes in 1998 increased to $2,216,160 up by $295,419 when compared to $1,920,741 in 1997, and up by $652,159 when compared to $1,564,001 in
1996.

DISTRIBUTION OF ASSETS, LIABILITIES, AND STOCKHOLDERS' EQUITY; INTEREST RATES AND INTEREST DIFFERENTIAL

The following table sets forth the Company's average assets, liabilities, and stockholders' equity, interest income earned and interest paid, average rates earned and paid, and the net interest margin for the periods ending December 31, 1998, December 31, 1997, and December 31, 1996. Averages are daily averages.


                                       1998                                1997                                1996
----------------------------------------------------------------------------------------------------------------------------------
                         Average   Interest(1)   Avg. Int.   Average   Interest(1)   Avg. Int.   Average   Interest(1)   Avg. Int.
(Dollars in Thousands)   Balance     Inc/Exp       Rate      Balance    Inc/Exp        Rate      Balance    Inc/Exp        Rate
----------------------------------------------------------------------------------------------------------------------------------
ASSETS:
Earning Assets (2)
  Commercial Loans       $ 42,244    $ 3,953       9.36%     $ 36,195    $ 3,466       9.58%     $ 23,440   $ 2,191         9.35%
  Commercial Real
   Estate                 118,939     11,630       9.78       110,093     10,740       9.76        90,576     9,035         9.98
  Residential Real
   Estate                  45,781      3,520       7.69        52,894      4,116       7.78        50,486     3,788         7.50
  Consumer Loans            6,767        652       9.63         6,503        659      10.13         6,094       613        10.06
--------------------------------------------------------------------------------------------------------------------------------
Total Loans               213,731     19,755       9.24       205,685     18,981       9.23       170,596    15,627         9.16
  Federal Funds Sold       12,214        630       5.16        11,309        607       5.37        14,994       783         5.22
  U.S. Treas/Govt
   Agencies                54,842      3,366       6.14        49,682      3,099       6.24        43,871     2,715         6.19
  States & Political
   Subdivisions             9,763        649       6.65         6,948        477       6.87         5,959       400         6.71
  Mutual Funds                209         14       6.70           301         15       4.98           241        13         5.39
  Marketable Equity
   Securities               2,761        105       3.80         2,518        120       4.77         1,946        75         3.85
  Other Investments             6          0       0.00           126          8       6.35           197        15         7.61
--------------------------------------------------------------------------------------------------------------------------------
  Total Earning Assets    293,526    $24,519       8.35%      276,569    $23,307       8.43%      237,804   $19,628         8.25%
--------------------------------------------------------------------------------------------------------------------------------
  Allowance for Loan
   Losses                  (3,602)                             (3,474)                             (2,958)
  Unearned Income            (715)                               (665)                               (597)
  Cash and Due From
   Banks                   12,186                              11,366                               9,565
  Other Assets             15,376                              14,022                               9,489
--------------------------------------------------------------------------------------------------------------------------------
Total Assets             $316,771                            $297,818                            $253,303
================================================================================================================================
LIABILITIES &
 STOCKHOLDERS' EQUITY:
  Savings                $ 43,885    $ 1,075       2.45%     $ 42,642    $ 1,067       2.50%     $ 40,246   $ 1,006         2.50%
  NOW's                    38,764      1,196       3.09        37,739      1,202       3.19        28,788       858         2.98
  Money Market Accounts    13,777        273       1.98        14,116        281       1.99        13,326       270         2.03
  CD's > $100M             22,945      1,266       5.52        23,162      1,256       5.42        18,813     1,104         5.87
  Other Time Deposits     119,118      6,700       5.62       109,278      6,460       5.91        97,957     5,754         5.87
  Other Borrowings          2,933        201       6.85         2,114        146       6.91         1,374        86         6.26
--------------------------------------------------------------------------------------------------------------------------------
  Total Interest-bearing
   Liabilities            241,422    $10,711       4.44%      229,051    $10,412       4.55%      200,504   $ 9,078         4.53%
--------------------------------------------------------------------------------------------------------------------------------
  Demand Deposits          46,217                              43,724                              33,572
  Other Liabilities         1,063                               1,847                                 493
--------------------------------------------------------------------------------------------------------------------------------
  Total Liabilities       288,702                             274,622                             234,569
--------------------------------------------------------------------------------------------------------------------------------
  Common Stock                 34                                  30                                  28
  Paid-in Capital          21,448                              16,899                              14,393
  Retained Earnings         6,395                               6,308                               4,486
  Net Unrealized Gain
   (Loss) on Available-
   for-Sale Securities        192                                 (41)                               (173)
--------------------------------------------------------------------------------------------------------------------------------
  Total Stockholders'
   Equity                  28,069                              23,196                              18,734
--------------------------------------------------------------------------------------------------------------------------------
Total Liabilities &
 Stockholders' Equity    $316,771                            $297,818                            $253,303
================================================================================================================================
Net Interest Income                  $13,808                             $12,895                            $10,550
================================================================================================================================
Net Interest Spread                                3.91%                               3.88%                                3.72%
================================================================================================================================
Net Yield on Earning
 Assets                                            4.70%                               4.66%                                4.44%
================================================================================================================================

--------------------
<F1>  On a fully taxable equivalent basis based on tax rate of 34%.
      Interest income on investments and net interest income includes a fully taxable equivalent adjustment of $212,000 in 1998, $157,000 in
      1997 and $133,000 in 1996.

<F2>  Average balance includes non-accruing loans.  The effect of including such loans is to reduce the average rate earned on the Company's loans.


FINANCIAL CONDITION

Loans
-----

The loan portfolio increased by $4.5 Million to $218.2 Million at the end of 1998 when compared to $213.7 Million reported at the end of 1997, notwithstanding principal pay-downs averaging $2.5 Million per month. Paydowns reflect the normal monthly amortization occurring under the original terms of the loans. In addition, throughout 1998, a very competitive rate environment existed among lending entities along with some lowering of credit underwriting standards. The Bank, while offering competitive rates, however, has not lessened any of its credit criteria and strives to maintain the quality of the loan portfolio. The Bank manages its credit granting programs for commercial loans through an internal credit department that performs an independent analysis of the financial condition of the borrower and the business entity. In turn, the borrowing request is further evaluated by Executive Management and submitted to the Executive Committee of the Board of Directors for final approval before the loan is granted.

The largest segment of the loan portfolio is commercial real estate loans which represent 52% of total loans. These loans are collateralized by various types of commercial properties located within the Bank's market area extending throughout southeastern Massachusetts and abutting cities and towns in Rhode Island. There is no predominate type of property nor concentration of credit in any one industry. The properties consist of apartment complexes, medical centers, strip malls, factories with multiple tenants, and retail office units. Commercial real estate loans generally have a higher degree of credit risk than residential real estate loans because they are predominately dependent on the success of the business. Analysis of financial statements of the business is performed periodically and if it is determined that there are any weaknesses developing in the business or any negative trends occurring, contact with the borrower is made to determine the cause and what remedial action is planned.

Residential real estate, another large component of loans which accounts for 23% of the loan portfolio, is comprised of mortgages on one to four family residential properties. Credit is granted based on income to debt ratio, a satisfactory credit report and the appraised value of the property. The Bank also provides a "minimum down-payment" program to encourage home ownership for first time home buyers. This enables prospective homeowners the opportunity to purchase a home without having to save over an extended period of time, the normally required 20% down payment.

Other types of loans total 25% of the portfolio and are comprised of commercial loans, which are generally short term loans to finance business inventory, consumer credit installment loans, automobile financing and credit card loans.

Deposits
--------

Deposit levels increased substantially in 1998 to $303.8 Million, up by $32.5 Million when compared to $271.3 Million reported at the end of 1997. The most significant increase occurred in the time deposit category. Time deposits is the largest component of deposits. Growth in deposits occurred through a practical customer service philosophy complimented by competitive interest rates and fees. This approach contributed to the overall expansion of the Bank's customer base. Deposits are the Bank's largest source of funding.

The Bank is a member of the Federal Home Loan Bank, (FHLB) and borrows funds secured by residential mortgage loans and other assets. This borrowing mechanism enables the Bank to match-fund loans to commercial borrowers that meet certain credit and deposit requirements. At December 31, 1998, the Bank had $4.5 Million of loans match-funded with FHLB.

Interest Rate Risk
------------------

The Company's Asset-Liability Management Committee, comprised of the Bank's Executive Management team, monitors and evaluates the interest rate sensitivity of the Company's assets and liabilities. The committee utilizes a GAP report which indicates the differences or gap between interest-earning assets and interest-bearing liabilities in various maturity time periods. This, in conjunction with certain assumptions and other related factors, such as anticipated changes in interest rates and anticipated cash flows from loans, investments and deposits, provides a means of evaluating interest rate risk. Management also considers that certain assets and liabilities react differently to changes in interest rates. Some assets may have rate caps or prepayment fees attached to the instrument, and some liabilities have early withdrawal penalties.

A positive gap results when more assets than liabilities are expected to reprice within a certain time frame and a negative gap reflects an excess of liabilities repricing in that period. A positive gap would tend to increase net interest income when rates are rising and decrease net interest income when rates are falling. A negative gap position would tend to produce the opposite effect. At December 31, 1998 the analysis of the GAP report indicates that there is an excess of $0.7 Million in assets subject to repricing in the 0 to 2 year category. This equates to a percentage of total assets of 0.19%. Management believes that this is an ideal situation recognizing that most of the liabilities will be repriced in relatively the same time frame as assets, thereby having a minimal impact on interest rate risk.

In addition to the gap analysis used to evaluate the Bank's interest rate risk exposure, the Bank utilizes a model to monitor earnings-at-risk. This model provides management a measurement tool to assess the effect of changes in interest rates on the Bank's current and future earnings. A specific risk limit with respect to the Bank's potential loss of net interest income due to rising or declining interest rates has been established. This limit provides management an internal tolerance level to control interest rate risk exposure and is monitored on a quarterly basis.

INTEREST RATE - SENSITIVITY GAPS

Repricing Period at December 31, 1998


                                         Within       1-2       2-3         3-5      Over 5
(Dollars in Thousands)                   1 Year      Years     Years       Years      Years       Total
--------------------------------------------------------------------------------------------------------

Interest Earning Assets(1)
  Federal Funds Sold                    $ 14,500    $    --    $    --    $    --    $    --    $ 14,500
  Investment Securities                   10,030      6,956      5,906     18,969     37,583      79,444
  Residential Mortgages                   19,985      9,698      7,226      1,612     11,664      50,185
  Commercial Mortgages                    74,560     15,023     12,376      5,072      3,916     110,947
  Other Loans                             44,108      3,607      2,706      2,733        613      53,767
                                        ----------------------------------------------------------------
    Total Earning Assets                $163,183    $35,284    $28,214    $28,386    $53,776    $308,843
                                        ----------------------------------------------------------------
Interest Bearing Liabilities:
  NOW Checking and Savings Deposits     $ 39,766    $10,388    $10,388    $27,700    $    --    $ 88,242
  Money Market Deposits                    3,730      1,865      1,865      4,977         --      12,437
  Term Deposits                          122,341     18,836     13,649         --         --     154,826
  Borrowed Funds                             848         --         --         --      4,475       5,323
  Other Interest-bearing Liabilities          42         --         --         --         --          42
                                        ----------------------------------------------------------------
  Total Interest-bearing Liabilities    $166,727    $31,089    $25,902    $32,677    $ 4,475    $260,870
                                        ----------------------------------------------------------------
Net Interest Sensitivity Gap            $ (3,544)   $ 4,195    $ 2,312    $(4,291)   $49,301    $ 47,973
Cumulative Gap                          $ (3,544)   $   651    $ 2,963    $(1,328)   $47,973    $     --
Cumulative Gap as a Percent
 of Total Assets                            1.04%      0.19%      0.87%      0.39%     14.10%         --
                                        ================================================================

--------------------
<F1>  Nonaccrual loans amounting to $3.3 Million have been eliminated from the loan balances.


Investments
-----------

The investment portfolio represents the second largest component of the Company's assets and consists of securities in the Available-for-Sale category and securities in the Held-to-Maturity category. The designation of which category the security is to be classified as is determined at the time of the purchase of the investment instrument. Securities in the Available-for-Sale category are securities that the Company intends to hold for an indefinite period of time, but not necessarily to maturity. These securities may be sold in response to interest rate changes, liquidity needs or other factors. Any unrecognized gains or losses, net of taxes, is reflected in Stockholders Equity as a separate component. Securities in the Available-for-Sale category consist predominately of securities of U.S. Treasury and other U.S. Government corporations and agencies, mortgage-backed securities, and marketable equity securities. Securities of U.S. Treasury and U.S. Government corporations and agencies have little or no credit risk, other than being sensitive to changes in interest rates; and if held to maturity, these securities will mature at par. The Company amortizes premiums and accretes discounts over the life of the security unless it is a callable bond, in which case the premium or discount is amortized or accreted to the call date. Marketable equity securities, however, have a greater risk as they are subject to rapid market fluctuations. These securities are constantly monitored and evaluated to determine their suitability for sale or retention in the portfolio. Management minimizes its risk by limiting the total amount invested into marketable equity securities to 5% of the total investment portfolio. At December 31, 1998, the amount invested in marketable equity securities was 2.5% of the total investment portfolio distributed over various business sectors.

The Held-to-Maturity category consists predominately of securities of U.S. Treasury, U.S. Government corporations and agencies, and securities issued by states of the United States and political subdivisions of states. The Company has the positive intent and ability to hold these securities to maturity. In managing the Held-to-Maturity portfolio the Company seeks to maximize its return and maintain consistency to meet short and long term liquidity forecasts by purchasing securities with maturities laddered within a short term period of 1-3 years, a mid term period of 3-5 years and some securities extending out to 10 years. The Company does not purchase investments with off-balance sheet characteristics, such as swaps, options, futures and other hedging activities that are called derivatives. The main objective of the investment policy is to provide adequate liquidity to meet reasonable declines in deposits and any anticipated increases in the loan portfolio, to provide safety of principal and interest, to generate earnings adequate to provide a stable income, and to fit within the overall asset/liability management of the objectives of the Company.

Nonperforming Assets
--------------------

The Company considers nonaccrual loans, loans past due 90 days or more but still accruing, restructured loans not performing in accordance with amended terms, and real estate acquired through foreclosure as nonperforming assets. Nonperforming assets as a total decreased to $4.7 Million at year end 1998, from $4.9 Million reported at year end 1997.

Nonaccrual loans is the largest component of nonperforming assets, and at December 31, 1998, this category decreased to $3.3 Million from $4.6 Million reported at the end of the previous year.

The Company places a loan on nonaccrual status, when, in the opinion of management, the collectability of the principal and interest becomes doubtful. Generally, when a commercial loan, commercial real estate loan or a residential real estate loan becomes past due 90 days or more, the Company discontinues the accrual of interest and reverses previously accrued interest. The loan remains in the nonaccrual status until the loan is current and six months of payments are made. Then it is reclassified as an accruing loan.

If it is determined that the collectibility of the loan no longer exists, the loan is charged off to the Allowance for Loan Losses, or if applicable, any real estate collateralizing the loan is acquired through foreclosure, and categorized as Other Real Estate Owned.

Loans 90 days or more past due but still accruing increased to $317,000 from $147,000 reported at year end 1997. Management continues to accrue on these loans due to the excess values of collateral securing these loans compared to their outstanding balances.

Real estate acquired by foreclosure or substantively repossessed increased to $1,026,000 at December 31, 1998 compared to $159,000 reported at the end of the prior year. This amount represents five separate pieces of property. The Bank currently has one purchase and sales agreement on hand which is targeted for an early 1999 sale.

The percentage of nonaccrual loans to total loans decreased substantially from prior years due to the reduction in the nonaccrual category and the growth of the loan portfolio. In addition, the percentage of nonaccrual loans, restructured loans and real estate acquired by foreclosure to total assets also decreased as a result of increased asset levels. The $867,000 of restructured loans represent several borrowers whose original loan terms were amended and are current in their payments under the amended terms.

Statement of Financial Accounting Standards No. 114 "Accounting by Creditors for Impairment of a Loan" applies to all loans except large groups of smaller-balance homogeneous loans that are collectively evaluated for impairment, loans measured at fair value or at a lower of cost or fair value, leases, and debt securities as defined in Statement 115. Statement 114 requires that impaired loans be valued at the present value of expected future cash flows discounted at the loan's effective interest rate or as a practical expedient, at the loan's observable market value of the collateral if the loan is collateral dependent. Smaller-balance homogeneous loans are considered by the Company to include consumer installment loans and credit card loans.

At December 31, 1998, there were $5.2 Million of loans which the Company has determined to be impaired, of which $1.3 Million has a related allowance for credit losses of $0.3 Million and $3.9 Million has no related allowance for credit losses.

Nonperforming Assets
--------------------


                                                              December 31
-------------------------------------------------------------------------------------------
(Dollars in Thousands)                        1998      1997      1996      1995      1994
-------------------------------------------------------------------------------------------

Nonaccrual loans                             $3,331    $4,597    $4,352    $2,695    $3,238

Loans 90 days or more past
 due and still accruing                         317       147       112        23       204

Real estate acquired by foreclosure
 or substantively repossessed                 1,026       159       308       633       888
-------------------------------------------------------------------------------------------
Total nonperforming assets                   $4,674    $4,903    $4,772    $3,351    $4,330
-------------------------------------------------------------------------------------------
Restructured debt performing in
 accordance with amended terms,
 not included above                          $  867    $1,265    $  819    $  459    $  139
-------------------------------------------------------------------------------------------
Percentage of nonaccrual loans
 to total loans                                1.53%     2.15%     2.19%     1.78%     2.38%

Percentage of nonaccrual loans,
 restructured loans, and real estate
 acquired by foreclosure or substantively
 repossessed to total assets                   1.54%     2.00%     1.88%     1.62%     2.30%

Percentage of allowance for loan losses
 to nonaccrual loans                         107.15%    80.36%    77.07%    92.69%    71.22%


Management is not aware of any other loans that pose a potential credit risk or where the loans are current but the borrowers are experiencing financial difficulty.

Allowance for Loan Losses
-------------------------

The Allowance for Loan Losses is available to absorb losses on loans deemed by management as uncollectible. In assessing the adequacy of the level of the allowance, management considers the status of nonaccrual loans and specific borrower situations, the current and anticipated economic climate of the area including national credit trends and the historical credit experiences within the region. Additions to the Allowance are provided by charges to earnings and recoveries on previously charged- off loans. Deductions from the Allowance are transacted as a charge off when a loan is deemed uncollectible. The Allowance for Loan Losses as a percentage of outstanding loans at December 31, 1998 was 1.64% compared to 1.73% reported at year end 1997. The ratios at years ending 1996, 1995 and 1994 were 1.69%, 1.65% and 1.70% respectively. In 1998 the Company provided $600,000 to the allowance and recovered $67,724 from previously charged off loans. Loans charged off during 1998 totaled $792,307. This resulted in net charge-offs of $724,583. Net charge-offs for prior years were $160,446, -0-, $358,085, and $293,003 for 1997, 1996, 1995 and 1994 respectively.

In addition to management's assessment of the Allowance for Loan Losses, the allowance is also evaluated by regulatory agencies and independent accountants as part of their examination and audit procedures.

The table below illustrates the changes in the Allowance for Loan Losses for the periods indicated.


                                                           December 31
----------------------------------------------------------------------------------------
(Dollars In Thousands)                     1998      1997      1996      1995      1994
----------------------------------------------------------------------------------------

Balance at January 1                      $3,694    $3,354    $2,498    $2,306    $1,954
Charge Offs:
  Commercial                                  (0)      (40)     (144)     (184)      (22)
  Real estate construction                    (0)       (0)       (0)       (0)       (0)
  Real estate mortgage                      (716)     (147)     (136)      (79)     (246)
  Installment/Consumer                       (76)      (68)     (159)     (134)      (93)
                                          ----------------------------------------------
                                            (792)     (255)     (439)     (397)     (361)
                                          ----------------------------------------------
Recoveries:
  Commercial                                   8        41        59         1        51
  Real estate construction                     0         0         0         0         0
  Real estate mortgage                        43        16       333        16         2
  Installment/Consumer                        16        38        47        22        15
                                          ----------------------------------------------
                                              67        95       439        39        68
                                          ----------------------------------------------
Net charge offs                             (725)     (160)       (0)     (358)     (293)
                                          ----------------------------------------------
Additions charged to operations              600       500       400       550       645
Allowance attributable to acquisition          0         0       456         0         0
                                          ----------------------------------------------
Balance at end of period                  $3,569    $3,694    $3,354    $2,498    $2,306
                                          ==============================================
Allowance for Loan Losses as a percent
 of year end loans                           1.64%    1.73%     1.69%     1.65%     1.70%
Ratio of net charge offs to average
 loans outstanding                           0.34%    0.08%     0.00%     0.25%     0.23%


Liquidity
---------

Liquidity represents the ability of the Bank to meet its funding requirements. In assessing the appropriate level of liquidity, the Bank considers deposit levels, lending requirements and investment maturities in light of prevailing economic conditions. Through this assessment, the Bank manages its liquidity level to optimize earnings and respond to fluctuations in customer borrowing needs.

The Company's principal sources of funds are customer deposits, loan amortization, loan payoffs, and the maturities of investment securities. Through these sources, funds are provided for customer withdrawals from deposit accounts, loan origination, draw-downs on loan commitments, acquisitions of investment securities and other normal business activities. Investors' capital also provides a source of funding.

The largest source of funds is provided by depositors. The largest component of the Company's deposit base is term certificates which extend out to a maximum of three years. The Company does not participate in brokered deposits. Deposits are obtained from consumers and commercial customers within the Bank's community reinvestment area, being Bristol County, Massachusetts and several abutting towns in Rhode Island.

The Company also has the ability to borrow funds for liquidity purposes from correspondent banks, the Federal Home Loan Bank, as well as the Federal Reserve Bank of Boston by pledging various investment securities as collateral. Tax payments made by our customers which are owed to the Federal Reserve Bank Treasury Tax and Loan account are classified as Other Borrowed Funds. Note Payable represents a note due to Fleet Bank. The note is attributable to Fairbank, Inc. and was assumed at the time of the merger. It has a final maturity in November, 1999. Due to the applicable prepayment fees, it is advantageous for the Bank to continue with the applicable terms of the note. Advances from the Federal Home Loan Bank represents the match funding program that is available to qualified borrowers.

Excess available funds are invested on a daily basis into Federal Funds Sold. An appropriate level of Federal Funds Sold is maintained to meet loan commitments, anticipated loan growth and deposit forecasts. Funds exceeding this level are then used to purchase investment securities that are suitable in yields and maturities for the investment portfolio.

Liquidity in 1998 was primarily provided by the maturity and sales of securities totaling $43.5 Million, and the increase in deposits of $32.5 Million. This was offset by the purchases of additional securities of $64.0 Million and the net increase in loans totaling $6.2 Million. Other events that affected liquidity were advances from the Federal Home Loan Bank of $4.1 Million, investment in life insurance policies of $1.6 Million, capital expenditures of $1.6 Million, and other factors including cash provided by operating and financing activities as indicated in the cash flow statements.

Capital
-------

At December 31, 1998, the Company had total capital of $29,707,385, up by $3,270,959 from $26,436,426 reported at year end 1997. The increase consists primarily of net earnings totaling $3,363,042 offset by cash dividends of $959,693 and $8,117 paid for fractional shares resulting from the 5% stock dividend issued in February 1998. Other additions to capital consisted of $215,924 of optional cash contributions, $473,242 of dividend reinvestment associated with the Dividend Reinvestment Program and proceeds from exercised stock options of $51,789. Also affecting capital is the net increase in other comprehensive income which consists of the net increase in unrealized Available-for-Sale securities from December 31, 1997 to December 31, 1998 of $215,657, net of taxes, and the minimum pension liability adjustment of $80,885, net of taxes, for a total of $134,772.

Under the requirements for Risk-Based and Leverage Capital of the federal banking agencies, a minimum level capital will vary among banks based on safety and soundness of operations. Risk-Based Capital ratios are calculated with reference to risk-weighted assets, which include both on and off balance sheet exposure.

In addition to meeting the minimum requirements, the Company and the Bank's capital ratios meet the criteria for the "well capitalized" category established by the federal banking agencies at December 31, 1998.

The following table illustrates the capital position of Slade's Ferry Bancorp and Slade's Ferry Trust Company for years ending December 31, 1998 and 1997.


Slade's Ferry Bancorp                               1998                  1997
------------------------------------------------------------------------------------
(Dollars in Thousands)                        Amount     Ratio      Amount     Ratio
------------------------------------------------------------------------------------

Total Capital (to Risk Weighted Assets)      $ 29,647    12.80%    $ 25,907    12.04%
Minimum required                               18,536     8.00       17,210     8.00
  Excess                                       11,111     4.80        8,697     4.04
Tier I Capital (to Risk Weighted Assets)       26,569    11.47%      23,206    10.74
Minimum required                                9,268     4.00        8,645     4.00
  Excess                                       17,301     7.47       14,561     6.74
Risk Adjusted Assets, net of goodwill,
 nonqualifying intangibles, excess
 allowance and excess deferred tax assets    $231,700              $215,174
Tier I Capital (Leverage Ratio)              $ 26,569     8.12%    $ 23,206     7.79%
Minimum required                               13,081     4.00       11,910     4.00
  Excess                                       13,488     4.12       11,296     3.79
Quarterly average total assets, net of
 goodwill, nonqualifying intangibles and
 excess deferred tax assets                  $327,025              $297,895


Slade's Ferry Trust Company                         1998                  1997
------------------------------------------------------------------------------------

(Dollars in Thousands)                        Amount     Ratio      Amount     Ratio
------------------------------------------------------------------------------------

Total Capital (to Risk Weighted Assets)      $ 27,034    11.69%    $ 24,022    11.18%
Minimum required                               18,500     8.00       17,183     8.00
  Excess                                        8,534     3.69        6,839     3.18
Tier I Capital (to Risk Weighted Assets)       23,961    10.36       21,325     9.88
Minimum required                                9,250     4.00        8,631     4.00
  Excess                                       14,711     6.36       12,694     5.88
Risk Adjusted Assets, net of goodwill,
 nonqualifying intangibles, excess
 allowance and excess deferred tax assets    $231,250              $214,865
Tier I Capital (Leverage Ratio)              $ 23,961     7.38%    $ 21,325     7.18%
Minimum required                               12,989     4.00       11,876     4.00
  Excess                                       10,972     3.38        9,449     3.18
Quarterly average total assets, net of
 goodwill, nonqualifying intangibles and
 excess deferred tax assets                  $324,725              $296,900


Year 2000 Compliance
--------------------

The approaching Year 2000 presents companies in all industries with a myriad of challenges including the ongoing operation of their data systems to check proper interpretation of calendar year digits and resulting calculations. To meet these challenges, the Company has completed an assessment of Year 2000 issues, developed a plan to resolve these issues, and commenced the implementation of changes and testing required to achieve compliance.

The Company is on schedule to complete changes and testing of essential systems by March 31, 1999 utilizing both internal and external resources. Essential systems have been identified as the applications for processing depositors' and borrowers' accounts, stockholder information, origination and receiving of electronic charges and credits (ACH) items, general ledger processing and the PC network system, including the teller system. The first two phases of a four phase testing schedule have been completed and verified. The remaining phases three and four have been installed and are currently in the process of final testing and verification.

The final phase of testing on the Federal Reserve Bank's fedline system, which provides the Company the ability to perform various operations including originating and receiving ACH items, performing wire transfers and purchasing securities, was completed and verified in December 1998. The necessary upgrade to the teller system has been installed and is being tested with final verification by February 1999. The ATM renovation and testing is in process and due for completion by June 1999.

Key vendors and customers have been identified and contacted to determine any vulnerability the Company may have due to the failure of these parties to remedy their own Year 2000 issues. The above mentioned testing has been performed using the resources of the key vendors and the Company's own internal resources. To the extent that key vendors, customers or other general suppliers, not affiliated with the Company, such as communications and electric suppliers, are unsuccessful in properly addressing the Year 2000 issue, the Company could possibly be negatively impacted.

Although the Company does not anticipate any system to be non-compliant, should a problem arise with a key vendor, customer or general supplier, the Company is finalizing a contingency plan to deal with these issues. It is impossible at this time to determine what effect this could have on the Company's operations, liquidity and financial condition.

The total cost of the Year 2000 project is estimated at $40,000 to $50,000. These costs are not expected to be material to the Company's operations, liquidity and financial condition. These estimated costs are based upon management's best estimates which have been derived from numerous assumptions of future events which include the availability of certain resources, third party modification plans and other factors. However, there is no guarantee that these estimates will hold true and actual results could differ from those anticipated. The Company has incurred Year 2000 related expenses of $5,300 during 1998.

The Federal Deposit Insurance Corporation (FDIC) has established Year 2000 standards for safety and soundness consistent with the Federal Financial Institutions Examination Council (FFIEC) guidance papers describing certain essential steps that each FDIC-supervised financial institution must take to become Year 2000 ready. There is ongoing regulatory oversight by the FDIC of all insured financial institution, including the Company, concerning Year 2000 compliance.

Other Matters
-------------

The Bank is involved in a civil suit brought in Plymouth Superior Court by a former employee of the National Bank of Fairhaven, which primarily alleges a breach of contract. The original demand by the plaintiff was $550,000 to settle the case, which was lowered to $250,000 by the plaintiff in 1998. Discovery has been completed and the case is currently scheduled for trial on February 22, 1999. The Company believes there are meritorious defenses to the plaintiff's claim and it intends to vigorously defend the suit. The Company believes that the suit will not have a material adverse effect on the Company's financial condition, results of operation, or liquidity; and no reserves have been accrued to cover the potential liability.


                 [LOGO of Shatswell, MacLeod & Company, P.C.




The Board of Directors
and Stockholders
Slade's Ferry Bancorp
Somerset, Massachusetts

                        INDEPENDENT AUDITORS' REPORT
                        ----------------------------

We have audited the accompanying consolidated balance sheets of Slade's Ferry Bancorp and Subsidiary as of December 31, 1998 and 1997 and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Slade's Ferry Bancorp and Subsidiary as of December 31, 1998 and 1997, and the consolidated results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1998, in conformity with generally accepted accounting principles.


                                  /s/ Shatswell, MacLeod & Company, P.C.
                                  SHATSWELL, MacLEOD & COMPANY, P.C.

West Peabody, Massachusetts
January 15, 1999


                    SLADE'S FERRY BANCORP AND SUBSIDIARY
                    ------------------------------------

                         CONSOLIDATED BALANCE SHEETS
                         ---------------------------

                         December 31, 1998 and 1997
                         --------------------------


ASSETS                                                  1998            1997
------                                              ------------    ------------

Cash and due from banks                             $ 15,686,520    $ 13,323,501
Federal funds sold                                    14,500,000       7,000,000
                                                    ------------    ------------
      Cash and cash equivalents                       30,186,520      20,323,501
Interest bearing time deposits with other banks                          106,688
Investments in available-for-sale
 securities (at fair value)                           58,199,292      40,176,218
Investments in held-to-maturity securities (fair
 values of $21,282,941 as of December 31, 1998
 and $17,748,500 as of December 31, 1997)             20,921,254      17,601,536
Federal Home Loan Bank stock                             899,900         890,600
Loans, net                                           213,938,277     209,309,840
Premises and equipment                                 6,687,271       5,718,534
Goodwill                                               2,853,768       3,080,568
Other real estate owned                                1,026,095         159,373
Accrued interest receivable                            1,598,282       1,796,467
Cash surrender value of life insurance                 1,613,517
Other assets                                           2,430,544       2,407,260
                                                    ------------    ------------
      Total assets                                  $340,354,720    $301,570,585
                                                    ============    ============

LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------
Demand deposits                                     $ 48,281,278    $ 44,228,157
Savings and NOW deposits                             100,678,225      95,043,420
Time deposits                                        154,826,362     132,050,673
                                                    ------------    ------------
      Total deposits                                 303,785,865     271,322,250
Note payable                                             847,990         945,308
Advances from Federal Home Loan Bank                   4,475,454         430,000
Other borrowed funds                                      42,329       1,200,000
Due to brokers                                                           255,000
Other liabilities                                      1,495,697         981,601
                                                    ------------    ------------
      Total liabilities                              310,647,335     275,134,159
                                                    ------------    ------------
Stockholders' equity:
  Common stock, par value $.01 per share;
   authorized 5,000,000 shares; issued and
   outstanding 3,446,413.8 in 1998 and
   3,236,712.7 shares in 1997                             34,464          32,367
  Paid-in capital                                     22,285,220      18,978,598
  Retained earnings                                    7,103,642       7,276,174
  Accumulated other comprehensive income                 284,059         149,287
                                                    ------------    ------------
      Total stockholders' equity                      29,707,385      26,436,426
                                                    ------------    ------------
      Total liabilities and stockholder's equity    $340,354,720    $301,570,585
                                                    ============    ============


                 The accompanying notes are an integral part of these consolidated financial statements.


                    SLADE'S FERRY BANCORP AND SUBSIDIARY
                    ------------------------------------

                      CONSOLIDATED STATEMENTS OF INCOME
                      ---------------------------------

                Years Ended December 31, 1998, 1997 and 1996
                --------------------------------------------


                                                              1998           1997           1996
                                                           -----------    -----------    -----------

Interest and dividend income:
  Interest and fees on loans                               $19,754,777    $18,981,050    $15,626,903
  Interest and dividends on securities:
    Taxable                                                  3,491,490      3,251,526      2,810,656
    Tax-exempt                                                 424,661        302,616        266,866
  Other interest                                               635,688        615,267        790,506
                                                           -----------    -----------    -----------
      Total interest and dividend income                    24,306,616     23,150,459     19,494,931
                                                           -----------    -----------    -----------
Interest expense:
  Interest on deposits                                      10,509,873     10,266,135      8,992,244
  Interest on Federal Home Loan Bank advances                   72,213          1,555
  Interest on other borrowed funds                             129,259         52,318         59,688
  Interest on notes payable                                                    92,470         26,139
                                                           -----------    -----------    -----------
      Total interest expense                                10,711,345     10,412,478      9,078,071
                                                           -----------    -----------    -----------
      Net interest and dividend income                      13,595,271     12,737,981     10,416,860
Provision for loan losses                                      600,000        500,000        400,000
                                                           -----------    -----------    -----------
      Net interest and dividend income after
       provision for loan losses                            12,995,271     12,237,981     10,016,860
                                                           -----------    -----------    -----------
Other income:
  Service charges on deposit accounts                          634,129        654,749        628,997
  Overdraft service charges                                    247,835        247,330        220,428
  Securities gains, net                                        382,370        313,844        112,631
  Other income                                                 303,778        346,334        343,441
                                                           -----------    -----------    -----------
      Total other income                                     1,568,112      1,562,257      1,305,497
                                                           -----------    -----------    -----------
Other expense:
  Salaries and employee benefits                             5,480,191      5,317,620      4,328,402
  Occupancy expense                                            684,112        715,094        567,458
  Equipment expense                                            570,518        570,773        504,489
  Stationary and supplies                                      229,344        311,546        243,653
  FDIC deposit insurance premium                                32,353         71,880          6,278
  (Gain) loss on sales of other real estate owned, net         (54,590)        42,457         21,008
  Writedown of other real estate owned                                         67,480         30,000
  Other expense                                              2,042,253      1,936,657      1,678,873
                                                           -----------    -----------    -----------
      Total other expense                                    8,984,181      9,033,507      7,380,161
                                                           -----------    -----------    -----------
      Income before income taxes                             5,579,202      4,766,731      3,942,196
Income taxes                                                 2,216,160      1,920,741      1,564,001
                                                           -----------    -----------    -----------
      Net income                                           $ 3,363,042    $ 2,845,990    $ 2,378,195
                                                           ===========    ===========    ===========

Earnings per common share                                  $       .99    $       .89    $       .82
                                                           ===========    ===========    ===========

Earnings per common share assuming dilution                $       .98    $       .89    $       .82
                                                           ===========    ===========    ===========


                 The accompanying notes are an integral part of these consolidated financial statements.


                    SLADE'S FERRY BANCORP AND SUBSIDIARY
                    ------------------------------------

         CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
         ----------------------------------------------------------

                Years Ended December 31, 1998, 1997 and 1996
                --------------------------------------------


                                                                                      Accumulated
                                                                                         Other
                                                                                     Comprehensive
                                             Common       Paid-in       Retained        Income
                                              Stock       Capital       Earnings        (Loss)           Total
                                             ------       -------       --------     -------------       -----

Balance, December 31, 1995                   $26,172    $13,136,923    $4,630,608       $ 33,022      $17,826,725
Comprehensive income:
  Net income                                                            2,378,195
  Net change in unrealized holding gain
   on available-for-sale securities, net
   of tax effect of $29,704                                                              (35,650)
      Comprehensive income                                                                              2,342,545
Issuance of 5% common stock dividend           1,304      1,124,644    (1,129,308)                         (3,360)
Issuance of common stock from
 dividend reinvestment plan                      375        312,572                                       312,947
Stock issuance relating to optional
 cash contribution plan                           40         33,160                                        33,200
Dividends declared ($.23 per share)                                      (664,732)                       (664,732)
                                             -------    -----------    ----------       --------      -----------
Balance, December 31, 1996                    27,891     14,607,299     5,214,763         (2,628)       9,847,325
Comprehensive income:
  Net income                                                            2,845,990
  Net change in unrealized holding loss on
   available-for-sale securities, net of tax
   effect of $103,844                                                                    151,915
      Comprehensive income                                                                              2,997,905
Issuance of common stock from dividend
 reinvestment plan                               308        351,141                                       351,449
Stock issuance relating to optional
 cash contribution plan                          138        158,017                                       158,155
Net proceeds from stock offering               4,030      3,862,141                                     3,866,171
Dividends declared ($.24 per share)                                      (784,579)                       (784,579)
                                             -------    -----------    ----------       --------      -----------
Balance, December 31, 1997                    32,367     18,978,598     7,276,174        149,287       26,436,426
Comprehensive income:
  Net income                                                            3,363,042
    Total other comprehensive income                                                     134,772
      Comprehensive income                                                                              3,497,814
Issuance of 5% common stock dividend           1,617      2,566,147    (2,575,881)                         (8,117)
Issuance of common stock from dividend
 reinvestment plan                               304        472,938                                       473,242
Stock issuance relating to optional
 cash contribution plan                          134        215,790                                       215,924
Stock options exercised                           42         37,772                                        37,814
Tax benefit from exercise of stock options                   13,975                                        13,975
Dividends declared ($.28 per share)                                      (959,693)                       (959,693)
                                             -------    -----------    ----------       --------      -----------
Balance, December 31, 1998                   $34,464    $22,285,220    $7,103,642       $284,059      $29,707,385
                                             =======    ===========    ==========       ========      ===========

Reclassification disclosure for the year ended December 31, 1998:

Net unrealized gains on available-for-sale securities                                   $731,683
Less reclassification adjustment for realized gains or losses in net income             (382,370)
                                                                                        --------
  Other comprehensive income before income tax effect                                    349,313
Income tax expense                                                                      (133,656)
                                                                                        --------         $215,657

Minimum pension liability                                                               (146,825)
Income tax benefit                                                                        65,940
                                                                                        --------          (80,885)
                                                                                                         --------
Total other comprehensive income, net of tax                                                             $134,772
                                                                                                         ========

Accumulated other comprehensive income as of December 31, 1998 consists of net unrealized holding gains on available-for-sale securities, net of taxes of $364,944 less minimum pension liability adjustment of $80,885 net of taxes. Accumulated other comprehensive income as of December 31, 1997 and 1996 consists of net unrealized holding gains (losses) on available-for-sale securities, net of taxes.


                 The accompanying notes are an integral part of these consolidated financial statements.


                    SLADE'S FERRY BANCORP AND SUBSIDIARY
                    ------------------------------------

                    CONSOLIDATED STATEMENTS OF CASH FLOWS
                    -------------------------------------

                Years Ended December 31, 1998, 1997 and 1996
                --------------------------------------------


                                                                     1998           1997           1996
                                                                 -----------    -----------    -----------

Cash flows from operating activities:
  Net income                                                     $ 3,363,042    $ 2,845,990    $ 2,378,195
  Adjustments to reconcile net income to net cash provided by operating activities:
    Amortization of goodwill                                         226,800        226,800         98,000
    Accretion, net of amortization of fair market value
     adjustments                                                      (5,718)        (5,718)        (1,429)
    Gain on sale of fixed assets                                      (2,700)        (4,000)        (8,702)
    Securities gains, net                                           (382,370)      (313,844)      (112,631)
    Depreciation and amortization                                    668,354        653,344        500,378
    Provision for loan losses                                        600,000        500,000        400,000
    Deferred tax (benefit) expense                                   204,267        (90,885)       (92,207)
    Increase (decrease) in taxes payable                            (189,796)       184,331       (103,889)
    Decrease in interest receivable                                  198,185         57,316        384,435
    Decrease in interest payable                                     (13,901)       (12,184)       (49,768)
    Increase in accrued expenses                                     192,315         60,838         88,631
    Increase in prepaid expenses                                      (7,401)       (78,662)      (130,768)
    Increase (decrease) in other liabilities                        (221,286)            29       (139,617)
    (Increase) decrease in other assets                               19,892        345,234       (322,275)
    Accretion, net of amortization of securities                     (96,783)      (220,167)      (430,515)
    Change in unearned income                                          1,080         47,142        115,825
    (Gain) loss on sales of other real estate owned, net             (54,590)        42,457         21,008
    Writedown of other real estate owned                                             67,480         30,000
    Decrease in cash surrender value of life insurance policies       11,483
                                                                 -----------    -----------    -----------
  Net cash provided by operating activities                        4,510,873      4,305,501      2,624,671
                                                                 -----------    -----------    -----------

Cash flows from investing activities:
  Investment in life insurance policies                           (1,625,000)
  Purchases of available-for-sale securities                     (50,687,039)   (18,776,994)   (10,128,087)
  Proceeds from sales of available-for-sale securities             1,098,937      1,171,136        661,644
  Proceeds from maturities of available-for-sale securities       32,262,437     14,786,873     14,859,193
  Purchases of held-to-maturity securities                       (13,283,524)   (14,714,192)   (16,141,095)
  Proceeds from maturities of held-to-maturity securities         10,094,867     17,142,658     19,514,788
  Net (increase) decrease in interest bearing time deposits
   with other banks                                                  106,688         42,910         (7,519)
  Purchases of Federal Home Loan Bank stock                           (9,300)                     (409,400)
  Redemption of Federal Home Loan Bank stock                                                        93,600
  Proceeds from sales of fixed assets                                  2,700          4,000          8,702
  Proceeds from sales of other real estate owned                     136,281        291,293        147,458
  Net increase in loans                                           (6,234,254)   (15,258,154)   (14,971,481)
  Cash and cash equivalents of $19,936,591 acquired in the
   purchase of Fairbank, Inc., less cash of $8,575,284 paid
   for the common stock of Fairbank, Inc.                                                       11,361,307
  Capital expenditures                                            (1,630,689)      (394,602)    (1,085,521)
  Recoveries of loans previously charged off                          67,724         94,405        439,788
                                                                 -----------    -----------    -----------

  Net cash provided by (used in) investing activities            (29,700,172)   (15,610,667)     4,343,377
                                                                 -----------    -----------    -----------

Cash flows from financing activities:
  Fractional shares paid in cash                                      (8,117)                       (3,360)
  Proceeds from issuance of common stock                             726,980      4,438,376        346,147
  Cost of stock issuance                                                            (62,601)
  Net increase (decrease) in demand deposits, NOW and
   savings accounts                                                9,687,926         (1,230)     1,912,803
  Net increase (decrease) in time deposits                        22,772,689      3,529,471     (3,191,933)
  Net increase (decrease) in other borrowed funds                 (1,157,671)                      458,227
  Advances from Federal Home Loan Bank                             4,071,600        430,000
  Dividends paid                                                    (914,943)      (734,073)      (658,165)
  Payments on Federal Home Loan Bank advances                        (26,146)
  Payment on notes payable                                          (100,000)      (100,000)      (243,013)
                                                                 -----------    -----------    -----------

  Net cash provided by (used in) financing activities             35,052,318      7,499,943     (1,379,294)
                                                                 -----------    -----------    -----------

Net increase (decrease) in cash and cash equivalents               9,863,019     (3,805,223)     5,588,754
Cash and cash equivalents at beginning of year                    20,323,501     24,128,724     18,539,970
                                                                 -----------    -----------    -----------
Cash and cash equivalents at end of year                         $30,186,520    $20,323,501    $24,128,724
                                                                 ===========    ===========    ===========

Supplemental disclosures:
  Loans transferred to other real estate owned                   $ 1,107,063    $   446,612    $   144,741
  Loans originating from the sales of other real estate owned        158,650        193,600        435,000
  Interest paid                                                   10,725,246     10,424,662      9,127,839
  Income taxes paid                                                2,201,689      1,827,295      1,760,097

  In 1996 the Company purchased all of the common stock of
   Fairbank, Inc. for $8,575,284.  In conjunction with the
   acquisition, liabilities were assumed as follows:
    Fair value of assets acquired                                                              $65,141,843
    Cash paid for the common stock                                                               8,575,284
                                                                                               -----------
    Liabilities assumed                                                                        $56,566,559
                                                                                               ===========


                 The accompanying notes are an integral part of these consolidated financial statements.


                    SLADE'S FERRY BANCORP AND SUBSIDIARY
                    ------------------------------------

                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 ------------------------------------------

                Years Ended December 31, 1998, 1997 and 1996
                --------------------------------------------

NOTE 1 - NATURE OF OPERATIONS
-----------------------------

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

NOTE 2 - ACCOUNTING POLICIES
----------------------------

The accounting and reporting policies of the Company and its subsidiary conform to generally accepted accounting principles and predominant practices within the banking industry. The consolidated financial statements were prepared using the accrual basis of accounting. The significant accounting policies are summarized below to assist the reader in better understanding the consolidated financial statements and other data contained herein.

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

      BASIS OF PRESENTATION:

      The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, the Bank and the Bank's wholly-owned subsidiaries, Slade's Ferry Realty Trust and Slade's Ferry Securities Corporation. Slade's Ferry Realty Trust was formed to hold ownership of real estate and Slade's Ferry Securities Corporation was formed to hold securities for tax benefits in Massachusetts. All significant intercompany accounts and transactions have been eliminated in the consolidation.

      CASH AND CASH EQUIVALENTS:

      For purposes of reporting cash flows, cash and cash equivalents include cash on hand, cash items, due from banks and federal funds sold.

      Cash and due from banks as of December 31, 1998 includes $4,551,000 which is subject to withdrawals and usage restrictions to satisfy the reserve requirements of the Federal Reserve Bank.

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

          -- Held-to-maturity securities are measured at amortized cost in the balance sheet. Unrealized holding gains and losses are not included in earnings or in a separate component of capital. They are merely disclosed in the notes to the consolidated financial statements.

          -- Available-for-sale securities are carried at fair value on the balance sheet. Unrealized holding gains and losses are not included in earnings, but are reported as a net amount (less expected tax) in a separate component of capital until realized.

          -- Trading securities are carried at fair value on the balance sheet. Unrealized holding gains and losses for trading securities are included in earnings.

      LOANS:

      Loans receivable that management has the intent and ability to hold until maturity or payoff are reported at their outstanding principal balances reduced by amounts due to borrowers on unadvanced loans, by any charge-offs, the allowance for loan losses and any deferred fees or costs on originated loans, or unamortized premiums or discounts on purchased loans.

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

      ALLOWANCE FOR LOAN LOSSES:

      The allowance is increased by provisions charged to current operations and is decreased by loan losses, net of recoveries. The provision for loan losses is based on management's evaluation of current and anticipated economic conditions, changes in the character and size of the loan portfolio, and other indicators.

      The Company considers a loan to be impaired when, based on current information and events, it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. The Company measures impaired loans by either the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's observable market price, or the fair value of the collateral if the loan is collateral dependent.

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

      OTHER REAL ESTATE OWNED AND IN-SUBSTANCE FORECLOSURES:

      Other real estate owned includes properties acquired through foreclosure and properties classified as in-substance foreclosures in accordance with Financial Accounting Standards Board Statement No. 15, "Accounting by Debtors and Creditors for Troubled Debt Restructuring." These properties are carried at the lower of cost or estimated fair value less estimated cost to sell. Any writedown from cost to estimated fair value required at the time of foreclosure or classification as in-substance foreclosure is charged to the allowance for loan losses. Expenses incurred in connection with maintaining these assets, subsequent writedowns and gains or losses recognized upon sale are included in other expense.

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

      Cash and cash equivalents: The carrying amounts reported in the balance sheet for cash and cash equivalents approximate those assets' fair values.

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

      Accrued interest receivable: The carrying amount of accrued interest receivable approximates its fair value.

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

      Federal Home Loan Bank Advances: Fair values for FHLB advances are estimated using a discounted cash flow technique that applies interest rates currently being offered on advances to a schedule of aggregated expected monthly maturities on FHLB advances.

      Note payable and other borrowed funds: Fair values for the note payable and other borrowed funds are estimated using discounted cash flow analyses based on the Company's current incremental borrowing rates for similar borrowings.

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

      The Company has computed and presented EPS for the years ended December 31, 1998 and 1997 in accordance with SFAS No. 128. EPS as so computed does not differ materially from EPS that would have resulted if APB Opinion No. 15 had been applied. In accordance with SFAS No. 128 EPS data presented for the year ended December 31, 1996 has been restated. EPS so restated does not differ materially from EPS previously presented.

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

NOTE 3 - ACQUISITION OF FAIRBANK, INC.
--------------------------------------

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

The following summary, prepared on an unaudited pro forma basis presents the results of operations as though the Company and Fairbank, Inc. had been merged as of the beginning of the year ended December 31, 1996:


Net interest income after provision for loan losses              $12,077,046
Noninterest income                                                 1,349,224
                                                                 -----------
      Total                                                       13,426,270
Noninterest expense                                                9,251,100
                                                                 -----------
  Income before income taxes                                       4,175,170
Income taxes                                                       1,543,200
                                                                 -----------
  Net income                                                     $ 2,631,970
                                                                 ===========

The pro forma results are not necessarily indicative of what actually would have occurred if the acquisition had been in effect for the entire year of 1996. In addition, they are not intended to be a projection of future results and do not reflect any effects that might be achieved from combined operations.

NOTE 4 - SECURITIES
-------------------

Debt and equity securities have been classified in the consolidated balance sheets according to management's intent. The carrying amount of securities and their approximate fair values are as follows as of December 31:


                                                                            Gross         Gross
                                                            Amortized     Unrealized    Unrealized
                                                              Cost         Holding       Holding         Fair
                                                              Basis         Gains         Losses         Value
                                                           -----------    ----------    ----------    -----------

Available-for-sale securities:
  December 31, 1998:
    Debt securities issued by the U.S. Treasury and
     Other U.S. government corporations and agencies       $44,619,465     $211,625      $ 54,380     $44,776,710
    Mortgage-backed securities                              10,862,100       52,277        22,877      10,891,500
    Asset-backed securities                                    222,479        1,021                       223,500
    Marketable equity securities                             1,918,129      550,951       161,498       2,307,582
                                                           -----------     --------      --------     -----------
                                                           $57,622,173     $815,874      $238,755     $58,199,292
                                                            ===========    ========      ========     ===========

Available-for-sale securities:
  December 31, 1997:
    Debt securities issued by the U.S. Treasury and
     Other U.S. government corporations and agencies       $30,401,644     $ 84,683      $ 91,311     $30,395,016
    Mortgage-backed securities                               7,747,509       23,504        19,934       7,751,079
    Asset-backed securities                                    234,136                        279         233,857
    Marketable equity securities                             1,565,123      301,666        70,523       1,796,266
                                                           -----------     --------      --------     -----------
                                                           $39,948,412     $409,853      $182,047     $40,176,218
                                                            ===========    ========      ========     ===========

Held-to-maturity securities:
  December 31, 1998:
    Debt securities issued by the U.S. Treasury and
     Other U.S. government corporations and agencies       $ 8,810,623     $116,949      $     12     $ 8,927,560
    Debt securities issued by states of the United
     States and political subdivisions of the states        11,996,833      256,936        13,334      12,240,435
    Mortgage-backed securities                                 113,798        1,148                       114,946
                                                           -----------     --------      --------     -----------
                                                           $20,921,254     $375,033      $ 13,346     $21,282,941
                                                            ===========    ========      ========     ===========

  December 31, 1997:
    Debt securities issued by the U.S. Treasury and
     Other U.S. government corporations and agencies       $  9,415,554    $ 55,276      $  3,871     $ 9,466,959
    Debt securities issued by states of the United
     States and political subdivisions of the states          7,975,728     106,237        13,079       8,068,886
    Mortgage-backed securities                                  209,254       2,384                       211,638
    Other debt securities                                         1,000          17                         1,017
                                                           -----------     --------      --------     -----------
                                                            $17,601,536    $163,914      $ 16,950     $17,748,500
                                                            ===========    ========      ========     ===========

The scheduled maturities of held-to-maturity securities and available-for-sale securities (other than equity securities) were as follows as of December 31, 1998:


                                                  Held-to-maturity             Available-for-sale
                                                      securities:                   securities:
                                              --------------------------    -------------------------
                                               Amortized                     Amortized
                                                 Cost           Fair           Cost           Fair
                                                 Basis          Value          Basis          Value
                                              -----------    -----------    -----------    -----------


Debt securities other than mortgage-backed
 and asset backed securities:
  Due within one year                         $ 7,068,393    $ 7,089,356    $   499,698    $   505,312
  Due after one year through five years         7,493,403      7,683,856     23,174,886     23,248,457
  Due after five years through ten years        5,914,397      6,062,008     20,944,881     21,022,941
  Due after ten years                             331,263        332,775
Mortgage-backed securities                        113,798        114,946     10,862,100     10,891,500
Asset-backed securities                                                         222,479        223,500
                                              -----------    -----------    -----------    -----------
                                              $20,921,254    $21,282,941    $55,704,044    $55,891,710
                                              ===========    ===========    ===========    ===========

During 1998, proceeds from sales of available-for-sale securities amounted to $1,098,937. Gross realized gains on those sales amounted to $382,370. There were no gross realized losses during the period. During 1997, proceeds from sales of available-for-sale securities amounted to $1,171,136. Gross realized gains and gross realized losses on those sales amounted to $315,281 and $1,437, respectively. During 1996, proceeds from sales of available-for-sale securities amounted to $661,644. Gross realized gains and gross realized losses on those sales amounted to $117,911 and $5,280, respectively.

There were no securities of issuers whose aggregate carrying amount exceeded 10% of stockholders' equity as of December 31, 1998.

A total carrying amount of $6,139,687 of debt securities was pledged to secure treasury tax and loan, trust department and public funds on deposit and the loan from Fleet National Bank as of December 31, 1998.

NOTE 5 - LOANS
--------------

Loans consisted of the following as of December 31:


                                                         1998            1997
                                                     ------------    ------------

Commercial, financial and agricultural               $ 43,776,923    $ 36,640,703
Real estate - construction and land development         3,773,286       6,677,684
Real estate - residential                              51,219,684      55,477,271
Real estate - commercial                              112,912,865     108,007,972
Consumer                                                6,476,963       6,746,866
Obligations of states and political subdivisions            2,700           9,372
Other                                                      67,616         176,635
                                                     ------------    ------------
                                                      218,230,037     213,736,503
Allowance for loan losses                              (3,569,282)     (3,693,865)
Unearned income                                          (691,128)       (690,048)
Unamortized adjustment to fair value                      (31,350)        (42,750)
                                                     ------------    ------------
      Net loans, carrying amount                     $213,938,277    $209,309,840
                                                     ============    ============

Certain directors and executive officers of the Company and companies in which they have significant ownership interest were customers of the Bank during 1998. Total loans to such persons and their companies amounted to $3,878,974 as of December 31, 1998. During the year ended December 31, 1998, $2,902,306 of advances were made and repayments totaled $3,435,863.

Changes in the allowance for loan losses were as follows for the years ended December 31:


                                                 1998          1997          1996
                                              ----------    ----------    ----------

Balance at beginning of period                $3,693,865    $3,354,311    $2,497,774
Loans charged off                               (792,307)     (254,851)     (439,229)
Provision for loan losses                        600,000       500,000       400,000
Recoveries of loans previously charged off        67,724        94,405       439,788
Transfer of Fairbank, Inc.'s allowance
 to Slade's Ferry Trust Company                                              455,978
                                              ----------    ----------    ----------
Balance at end of period                      $3,569,282    $3,693,865    $3,354,311
                                              ==========    ==========    ==========

Information about loans that meet the definition of an impaired loan in Statement of Financial Accounting Standards No. 114 is as follows as of December 31:


                                                                             1998                         1997
                                                                  -------------------------    -------------------------
                                                                  Recorded       Related       Recorded       Related
                                                                  Investment     Allowance     Investment     Allowance
                                                                  In Impaired    For Credit    In Impaired    For Credit
                                                                  Loans          Losses        Loans          Losses
                                                                  -----------    ----------    -----------    ----------

Loans for which there is a related allowance for credit losses    $1,284,340      $324,887     $1,776,557      $623,570

Loans for which there is no related allowance for credit losses    3,875,975                    3,792,560
                                                                  ----------      --------     ----------      --------

      Totals                                                      $5,160,315      $324,887     $5,569,117      $623,570
                                                                  ==========      ========     ==========      ========

Average recorded investment in impaired loans during
 the year ended December 31                                       $5,773,697                   $6,173,640
                                                                  ==========                   ==========

Related amount of interest income recognized during the time, in the year ended December 31, that the loans were impaired

      Total recognized                                            $   97,448                   $   79,340
                                                                  ==========                   ==========
      Amount recognized using a cash-basis method
       of accounting                                              $        0                   $        0
                                                                  ==========                   ==========

NOTE 6 - PREMISES AND EQUIPMENT
-------------------------------

The following is a summary of premises and equipment as of December 31:


                                                 1998           1997
                                             -----------    -----------

Land                                         $ 1,760,948    $ 1,145,368
Buildings                                      5,104,082      4,456,550
Furniture and equipment                        3,405,848      3,050,179
Leasehold improvements                         1,376,689      1,376,689
                                             -----------    -----------
                                              11,647,567     10,028,786
Accumulated depreciation and amortization     (4,960,296)    (4,310,252)
                                             -----------    -----------
                                             $ 6,687,271    $ 5,718,534
                                             ===========    ===========

NOTE 7 - DEPOSITS
-----------------

The aggregate amount of time deposit accounts (including CDs), each with a minimum denomination of $100,000, was approximately $26,007,313 and $23,111,663 as of December 31, 1998 and 1997, respectively.

For time deposits as of December 31, 1998, the aggregate amount of maturities for each of the following three years ended December 31, are:


         1999                                           $122,343,417
         2000                                             18,836,059
         2001                                             13,649,136
         Less:  Unamortized adjustment to fair value          (2,250)
                                                        ------------
                                                        $154,826,362
                                                        ============

NOTE 8 - OTHER BORROWED FUNDS
-----------------------------

Other borrowed funds consist of treasury tax and loan deposits and generally are repaid within one to 120 days from the transaction date.

NOTE 9 - NOTE PAYABLE
---------------------

Note payable consisted of the following as of December 31, 1998:

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

NOTE 10 - ADVANCES FROM FEDERAL HOME LOAN BANK OF BOSTON
--------------------------------------------------------

Advances consist of funds borrowed from the Federal Home Loan Bank of Boston
(FHLB).

Maturities of advances from the Federal Home Loan Bank of Boston for the five fiscal years ending after December 31, 1998 and thereafter are summarized as follows:


                       INTEREST RATE RANGE      AMOUNT
                       -------------------      ------

         1999             5.89% - 6.15%       $   97,289
         2000             5.89% - 6.15%          103,656
         2001             5.89% - 6.15%          109,572
         2002             5.89% - 6.15%          118,417
         2003             5.89% - 6.15%          125,728
         Thereafter       5.66% - 6.15%        3,920,792
                                              ----------
                                              $4,475,454
                                              ==========

Advances are secured by the Bank's stock in that institution, its residential real estate mortgage portfolio and the remaining U.S. government and agencies obligations not otherwise pledged.

NOTE 11 - INCOME TAXES
----------------------

The components of income tax expense are as follows for the years ended December 31:


                                   1998          1997          1996
                                ----------    ----------    ----------

Current:
  Federal                       $1,544,874    $1,463,401    $1,204,212
  State                            467,019       548,225       451,996
                                ----------    ----------    ----------
                                 2,011,893     2,011,626     1,656,208
                                ----------    ----------    ----------
Deferred:
  Federal                          120,677       (71,848)      (51,722)
  State                             83,590       (19,037)      (40,485)
                                ----------    ----------    ----------
                                   204,267       (90,885)      (92,207)
                                ----------    ----------    ----------
    Total income tax expense    $2,216,160    $1,920,741    $1,564,001
                                ==========    ==========    ==========

The reasons for the differences between the statutory federal income tax rates and the effective tax rates are summarized as follows for the years ended December 31:


                                               1998      1997      1996
                                              ------    ------    -------
                                               % of      % of      % of
                                              Income    Income     Income
                                              ------    ------    -------

Federal income tax at statutory rate          34.0%     34.0%     34.0%
Increase (decrease) in tax resulting from:
  Tax-exempt income                           (2.9)     (2.2)     (2.3)
  Dividends received deduction                           (.2)      (.3)
  Unallowable expenses                          .7        .5        .6
  Amortization of goodwill                     1.4       1.6        .8
State tax, net of federal tax benefit          6.5       6.6       6.9
                                              ----      ----      ----
                                              39.7%     40.3%     39.7%
                                              ====      ====      ====

The Company had gross deferred tax assets and gross deferred tax liabilities as follows as of December 31:


                                                                     1998          1997
                                                                  ----------    ----------

Deferred tax assets:
  Operating loss carryover                                        $    4,884    $  173,663
  Allowance for loan losses                                        1,226,287     1,309,659
  Deferred loan fees                                                 224,960       256,635
  Interest on non-performing loans                                   225,480       211,491
  Accrued employee benefits                                          220,626       153,011
  Other real estate owned valuation                                                    985
  Minimum pension liability adjustment                                65,940
  Other adjustments                                                   17,573         3,317
                                                                  ----------    ----------
    Gross deferred tax assets                                      1,985,750     2,108,761
                                                                  ----------    ----------
Deferred tax liabilities:
  Accelerated depreciation                                          (242,049)     (232,613)
  Prepaid pensions                                                   (68,269)      (63,341)
  Discount accretion                                                  (2,091)       (1,139)
  Net unrealized holding gain on available-for-sale securities      (212,175)      (78,520)
                                                                  ----------    ----------
    Gross deferred tax liabilities                                  (524,584)     (375,613)
                                                                  ----------    ----------
Net deferred tax assets                                           $1,461,166    $1,733,148
                                                                  ==========    ==========

Deferred tax assets as of December 31, 1998 and 1997 have not been reduced by a valuation allowance because management believes that it is more likely than not that the full amount of deferred tax assets will be realized.

As of December 31, 1998, the Company had approximately $14,000 in operating loss carryovers for tax purposes which expire in 2010.

NOTE 12 - EMPLOYEE BENEFITS
---------------------------

The Company has a defined benefit pension plan (plan) covering substantially all of its full time employees who meet certain eligibility requirements. Employees are eligible under the plan upon attaining age 21 and completing one year of service. The benefits paid are based on 1.5% of total salary plus .5% of compensation in excess of integration level per year of service. The integration level is the first $750 of monthly compensation. The accrued benefit is based on years of service. As of December 31, 1998 the Bank has suspended the plan so that employees no longer earn additional defined benefits for future service.

The following tables set forth information about the plan as of December 31 and the years then ended:


                                                                             1998          1997
                                                                          ----------    ----------

Change in projected benefit obligation:
  Benefit obligation at beginning of year                                 $1,424,299    $  875,433
  Service cost                                                                 3,150        97,214
  Interest cost                                                              148,243       104,822
  Change in assumptions                                                      307,199
  Actuarial loss                                                             193,463       370,702
  Benefits paid                                                              (82,847)      (23,872)
  Effect of plan curtailment                                                (382,792)
                                                                          ----------    ----------
    Benefit obligation at end of year                                      1,610,715     1,424,299
                                                                          ----------    ----------

Change in plan assets:
  Plan assets at estimated fair value at beginning of year                 1,131,394       916,360
  Actual return on plan assets                                               159,422        95,773
  Expense paid from plan assets                                              (35,805)      (32,367)
  Employer contribution                                                      191,672       175,500
  Benefits paid                                                              (82,847)      (23,872)
                                                                          ----------    ----------
    Fair value of plan assets at end of year                               1,363,836     1,131,394
                                                                          ----------    ----------

Funded status                                                               (246,879)     (292,905)
Unrecognized net actuarial loss                                              404,042       656,570
Unrecognized prior service cost                                              (18,339)     (338,714)
Unamortized net obligation existing at date of adoption of SFAS No. 87       118,393       126,400
                                                                          ----------    ----------
    Net amount recognized                                                 $  257,217    $  151,351
                                                                          ==========    ==========

Amounts recognized in the balance sheet consist of:
  Prepaid benefit cost                                                    $  257,217    $  151,351
  Accrued benefit liability                                                 (246,879)
  Intangible asset                                                           100,054
  Accumulated other comprehensive                                            146,825
                                                                          ----------    ----------
    Net amount recognized                                                 $  257,217    $  151,351
                                                                          ==========    ==========

The weighted-average discount rate used in determining the actuarial present value of the projected benefit obligation was 7.0% for 1998 and 8.5% for 1997 and 1996, respectively. The weighted-average expected long-term rate of return on assets was 7.0% for 1998, and 8.5% for 1997 and 1996, respectively.

Components of net periodic benefit cost:


                                               1998        1997        1996
                                             --------    --------    -------

Service cost                                 $  3,150    $ 97,214    $92,434
Interest cost on benefit obligation           148,243     104,822     65,745
Expected return on assets                     (90,331)    (83,382)   (70,423)
Amortization of net transition obligation       8,007       8,007      8,007
Amortization of prior service cost            (13,176)    (27,002)   (27,022)
Recognized actuarial loss                      29,913      52,188     13,316
                                             --------    --------    -------
    Net periodic benefit cost                $ 85,806    $151,847    $82,057
                                             ========    ========    =======

Securities of the Company included in plan assets as of December 31, 1998 and 1997 consist of 3,553 and 3,385 shares, respectively, of Slade's Ferry Bancorp stock.

The Company has a 401K plan for eligible employees who attain age 21 and complete one year of service. The Company contributes a discretionary amount to be allocated to eligible participants. Current contributions vest fully after seven years of continuous service. The amount that may be deferred by the employees is limited by the amount that will not cause the plan to exceed IRS limitations. Contributions made by the Company charged to employee benefit expense amounted to $9,750, $9,500 and $7,000 for the years ended December 31, 1998, 1997 and 1996, respectively.

The Company adopted a profit-sharing plan, ("Plan") effective October 1, 1998. The Company contributes amounts to the plan at the Company's discretion.

Cost recognized by the Company for the profit-sharing plan amounted to $80,000 for the year ended December 31, 1998.

NOTE 13 - COMMITMENTS AND CONTINGENT LIABILITIES
------------------------------------------------

The Company is obligated under certain agreements issued during the normal course of business which are not reflected in the accompanying consolidated financial statements.

The Company is obligated under various lease agreements covering branch offices and equipment. These agreements are considered to be operating leases. The total minimum rental due in future periods under these agreements is as follows as of December 31, 1998:


         1999                                $104,111
         2000                                  99,875
         2001                                  92,952
         2002                                  87,354
         2003                                  75,501
         Thereafter                           224,448
                                             --------
             Total minimum lease payments    $684,241
                                             ========

Certain leases contain provisions for escalation of minimum lease payments contingent upon increases in real estate taxes and percentage increases in the consumer price index. The total rental expense amounted to $114,848 for 1998, $90,210 for 1997 and $66,223 for 1996.

NOTE 14 - FINANCIAL INSTRUMENTS
-------------------------------

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

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance by a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Of the total standby letters of credit outstanding as of December 31, 1998, $199,880 are secured by deposits at the Bank.

The estimated fair values of the Company's financial instruments, all of which are held or issued for purposes other than trading, are as follows as of December 31:


                                                                 1998                            1997
                                                     ----------------------------    ----------------------------
                                                       Carrying          Fair           Carrying         Fair
                                                        Amount           Value           Amount          Value
                                                     ------------    ------------    ------------    ------------

Financial assets:
  Cash and cash equivalents                          $ 30,186,520    $ 30,186,520    $ 20,323,501    $ 20,323,501
  Interest bearing time deposits with other banks                                         106,688         106,688
  Available-for-sale securities                        58,199,292      58,199,292      40,176,218      40,176,218
  Held-to-maturity securities                          20,921,254      21,282,941      17,601,536      17,748,500
  Federal Home Loan Bank stock                            899,900         899,900         890,600         890,600
  Loans                                               213,938,277     214,366,000     209,309,840     209,036,000
  Accrued interest receivable                           1,598,282       1,598,282       1,796,467       1,796,467

Financial liabilities:
  Note payable                                            847,990         847,990         945,308         945,340
  Other borrowed funds                                     42,329          42,329       1,200,000       1,200,000
  Advances from Federal Home Loan Bank                  4,475,454       4,558,000         430,000         396,000
  Deposits                                            303,785,865     304,672,000     271,322,250     271,637,000

The carrying amounts of financial instruments shown in the above table are included in the consolidated balance sheet under the indicated captions. Accounting policies related to financial instruments are described in Note 2.

The notional amounts of financial instrument liabilities with off-balance sheet credit risk are as follows as of December 31:


                                                                        1998           1997
                                                                    -----------    -----------

Commitments to originate loans                                      $ 5,379,456    $10,148,013
Standby letters of credit                                             2,307,880      2,356,380
Unadvanced portions of loans:
  Consumer loans (including credit card loans and student loans)      2,924,220      3,396,496
  Commercial real estate loans                                          145,251        851,935
  Home equity loans                                                   1,235,275      1,501,126
  Commercial loans                                                   15,273,024     14,182,074
  Construction loans                                                  6,428,943      2,768,196
                                                                    -----------    -----------
                                                                    $33,694,049    $35,204,220
                                                                    ===========    ===========

There is no material difference between the notional amounts and the estimated fair values of the off-balance sheet liabilities.

The Company has no derivative financial instruments subject to the provisions of SFAS No. 119 "Disclosure About Derivative Financial
Instruments and Fair Value of Financial Instruments" other than the interest rate swap described in Note 9.

NOTE 15 - SIGNIFICANT GROUP CONCENTRATIONS OF CREDIT RISK
---------------------------------------------------------

Most of the Bank's business activity is with customers located within the state. There are no concentrations of credit to borrowers that have similar economic characteristics. The majority of the Bank's loan portfolio is comprised of loans collateralized by real estate located in the state of Massachusetts.

NOTE 16 - EARNINGS PER SHARE (EPS)
----------------------------------

Earnings per share were calculated using the weighted average number of shares outstanding.

Earnings per share as previously stated has been reduced to reflect the issuance of a 5% stock dividend in February of 1998, as follows. EPS in 1997 was reduced by $.05 and EPS in 1996 was reduced by $.04. Dividends per share was reduced by $.01 for both 1997 and 1996.

Reconciliation of the numerators and the denominators of the basic and diluted per share computations for net income are as follows:


                                                                 Income          Shares       Per-Share
                                                              (Numerator)    (Denominator)      Amount
                                                              -----------    -------------    ---------

Year ended December 31, 1998
  Basic EPS
    Net income and income available to common stockholders     $3,363,042      3,402,218         $.99
    Effect of dilutive securities, options                                        14,007
                                                               ----------      ---------
  Diluted EPS
    Income available to common stockholders and assumed
     conversions                                               $3,363,042      3,416,225         $.98
                                                               ==========      =========

Year ended December 31, 1997
  Basic EPS
    Net income and income available to common stockholders     $2,845,990      3,184,857         $.89
    Effect of dilutive securities, options                                         5,230
                                                               ----------      ---------
  Diluted EPS
    Income available to common stockholders and assumed
     conversions                                               $2,845,990      3,190,087         $.89
                                                               ==========      =========

Year ended December 31, 1996
  Basic EPS
    Net income and income available to common stockholders     $2,378,195      2,903,131         $.82
    Effect of dilutive securities, options                                             0
                                                               ----------      ---------
    Diluted EPS
      Income available to common stockholders and assumed
       conversion                                              $2,378,195      2,903,131         $.82
                                                               ==========      =========

NOTE 17 - REGULATORY MATTERS
----------------------------

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

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of December 31, 1998, that the Company and the Bank meet all capital adequacy requirements to which they are subject.

As of December 31, 1998, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank's category.

The Company's and the Bank's actual capital amounts and ratios are also presented in the table.


                                                                                         To Be Well
                                                                                         Capitalized Under
                                                                      For Capital        Prompt Corrective
                                                   Actual          Adequacy Purposes:    Action Provisions:
                                              ----------------     ------------------    ------------------
                                              Amount     Ratio     Amount       Ratio    Amount       Ratio
                                              ------     -----     ------       -----    ------       -----
                                                              (Dollar amounts in thousands)

As of December 31, 1998:
  Total Capital (to Risk Weighted Assets):
    Consolidated                              $29,647    12.80%    $18,536    >/=8.0%        N/A
    Slade's Ferry Trust Company                27,034    11.69      18,500    >/=8.0     $23,124    >/=10.0%

  Tier 1 Capital (to Risk Weighted Assets):
    Consolidated                               26,569    11.47       9,268    >/=4.0         N/A
    Slade's Ferry Trust Company                23,961    10.36       9,250    >/=4.0      13,875    >/= 6.0

  Tier 1 Capital (to Average Assets):
    Consolidated                               26,569     8.12      13,081    >/=4.0         N/A
    Slade's Ferry Trust Company                23,961     7.38      12,989    >/=4.0      16,236    >/= 5.0

As of December 31, 1997:
  Total Capital (to Risk Weighted Assets):
    Consolidated                              $25,907    12.04%    $17,210    >/=8.0%        N/A
    Slade's Ferry Trust Company                24,022    11.18      17,183    >/=8.0     $21,479    >/=10.0%

  Tier 1 Capital (to Risk Weighted Assets):
    Consolidated                              23,206     10.74       8,645    >/=4.0         N/A
    Slade's Ferry Trust Company               21,325      9.88       8,631    >/=4.0      12,947    >/= 6.0

  Tier 1 Capital (to Average Assets):
    Consolidated                              23,206      7.79      11,910    >/=4.0         N/A
    Slade's Ferry Trust Company               21,325      7.18      11,876    >/=4.0      14,845    >/= 5.0


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

As of December 31, 1998 the Company would be restricted from declaring dividends in an amount greater than $29,707,385 as such declaration would render the corporation insolvent. As of December 31, 1998 the Bank would be restricted from declaring dividends in an amount greater than approximately $8,534,000 as such declaration would decrease capital below the Bank's required minimum level of regulatory capital.

NOTE 18 - STOCK OPTION PLAN
---------------------------

At the 1996 annual meeting stockholders approved a 1996 stock option plan
(Plan). No options were granted in 1996. A summary of the Plan is as follows.

The Plan is divided into two separate equity incentive programs, a Discretionary Grant Program and an Automatic Grant Program. The maximum number of shares of common stock issuable over the term of the Plan may not exceed 262,500 shares and the maximum aggregate number of shares issuable under both programs in any plan year may not exceed 52,500 shares. Unless sooner terminated by the Board, the Plan will in all events terminate on March 11, 2006.

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

Eligibility for participation in the Automatic Grant Program is limited to non-employee directors of the Company or its subsidiary who have completed three full years of service as directors. Under the Automatic Grant Program a nonstatutory option for 2,000 shares of common stock shall be granted each plan year to eligible directors. The exercise price per share will be equal to one hundred percent of the fair market value per share of common stock at grant date and each option will have a maximum five year term. In 1998 the Board voted to amend the plan so that each option under the Automatic Grant Program will be immediately vested.

The Company applies APB Opinion 25 and related Interpretations in accounting for its plan. Accordingly, no compensation cost has been recognized for its stock option plan. Had compensation cost for the Company's stock-based compensation plan been determined based on the fair value at the grant dates for awards under those plans consistent with the method of FASB Statement 123, the Company's net income and earnings per share for the years ended December 31, 1998 and 1997 would have been reduced to the pro forma amounts indicated below:


                                                1998          1997
                                             ----------    ----------

Net income                    As reported    $3,363,042    $2,845,990
                              Pro forma      $3,298,016    $2,807,466

Basic earnings per share      As reported          $.99          $.89
                              Pro forma            $.97          $.88

Diluted earnings per share    As reported          $.98          $.89
                              Pro forma            $.97          $.88


The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in the years ended December 31, 1998 and 1997: dividend yield of 2 percent; expected volatility of 13 percent, risk-free interest rate of 5.7 percent and 6.7 percent, respectively; and expected lives of 4 years.

A summary of the status of the Company's stock option plan as of December 31, 1998 and 1997 and changes during the years then ending are presented below:


                                               1998                          1997
                                    --------------------------    --------------------------
                                              Weighted-Average              Weighted-Average
            Options                 Shares    Exercise Price      Shares    Exercise Price
--------------------------------    ------    ----------------    ------    ----------------

Outstanding at beginning of year    32,550        $ 8.90               0
Granted                             32,250         17.00          32,550          $8.90
Exercised                           (4,250)         8.90               0
Forfeited                                0                             0
                                    ------                        ------
Outstanding at end of year          60,550         13.21          32,550          $8.90
                                    ======                        ======

Options exercisable at year-end     60,550                        32,550
Weighted-average fair value of
 options granted during the year     $2.78                         $1.65


The following table summarizes information about fixed stock options outstanding at December 31, 1998:


                       Options Outstanding and Exercisable
      ---------------------------------------------------------------------
                                       Weighted-Average
                           Number          Remaining       Weighted-Average
      Exercise Price    Outstanding    Contractual Life    Exercise Price
      --------------    -----------    ----------------    ----------------

          $ 8.90           28,300          3.7 years            $ 8.90
           17.00           32,250          4.7 years             17.00
           13.21           60,550          4.2 years             13.21


Exercise prices and options outstanding have been adjusted to reflect the 5% stock dividend declared in February of 1998.

NOTE 19 - LITIGATION
--------------------

The Bank is involved in a civil suit brought by a former employee of the National Bank of Fairhaven, which primarily alleges a breach of contract and other related claims. The demand by the plaintiff is $250,000 to settle the case. The case is presently scheduled for trial in February 1999. The Company estimates its potential liability to be less than $250,000 and it believes it has meritorious defenses to the claim. The Company believes that the suit will not have a material adverse effect on the Company's financial condition, results of operations or liquidity.

NOTE 20 - RECLASSIFICATION
--------------------------

Certain amounts in the prior year have been reclassified to be consistent with the current year's statement presentation.

NOTE 21 - PARENT COMPANY ONLY CONDENSED FINANCIAL STATEMENTS
------------------------------------------------------------

The following condensed financial statements are for Slade's Ferry Bancorp (Parent Company Only) and should be read in conjunction with the consolidated financial statements of Slade's Ferry Bancorp and Subsidiary.


                            SLADE'S FERRY BANCORP
                            ---------------------
                            (Parent Company Only)

                       CONDENSED FINANCIAL STATEMENTS
                       ------------------------------


Balance sheets                                                               December 31,
                                                                          1998           1997
                                                                      -----------    -----------
ASSETS
------

Cash                                                                  $   489,437    $   319,437
Investments in available-for-sale securities (at fair value)            1,949,984      1,446,722
Investments in held-to-maturity securities (fair value of $295,873
 as of December 31, 1998 and $246,917 as of December 31, 1997)            295,763        247,465
Investment in subsidiary, Slade's Ferry Trust Company                  27,098,674     24,557,163
Premises and equipment                                                     22,355
Accrued interest receivable                                                28,357          5,977
Other assets                                                               38,003         38,539
                                                                      -----------    -----------
                                                                      $29,922,573    $26,615,303
                                                                      ===========    ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------
Other liabilities                                                     $   215,188    $   178,877
                                                                      -----------    -----------
              Total liabilities                                           215,188        178,877
                                                                      -----------    -----------
Stockholders' equity:
  Common stock, par value $.01 per share; authorized 5,000,000 shares; issued and outstanding 3,446,413.80 shares in 1998
   and 3,236,712.7 shares in 1997                                          34,464         32,367
  Paid-in capital                                                      22,285,220     18,978,598
  Retained earnings                                                     7,103,642      7,276,174
  Accumulated other comprehensive income                                  284,059        149,287
                                                                      -----------    -----------
      Total stockholders' equity                                       29,707,385     26,436,426
                                                                      -----------    -----------
                                                                      $29,922,573    $26,615,303
                                                                      ===========    ===========

Statements of income and comprehensive income


                                                                    Years Ended December 31,
                                                             --------------------------------------
                                                                1998          1997          1996
                                                             ----------    ----------    ----------

Dividends from subsidiary                                    $  950,000    $  475,000    $  360,000
Interest and dividends on securities:
  Taxable                                                       111,127        40,199
Other interest income                                             6,111         4,267         2,474
Management fee income from subsidiary                           432,002       438,479       415,904
Other income                                                                    4,000
                                                             ----------    ----------    ----------
      Total income                                            1,499,240       961,945       778,378
                                                             ----------    ----------    ----------
Salaries and employee benefits                                  376,940       333,410       311,038
Equipment expense                                                   379         4,449        20,596
Other expense                                                   146,641       124,676        96,872
                                                             ----------    ----------    ----------
      Total expense                                             523,960       462,535       428,506
                                                             ----------    ----------    ----------
Income before income taxes (benefit) and equity
 in undistributed net income of subsidiary                      975,280       499,410       349,872
Income taxes (benefit)                                           20,384        16,754        (2,400)
                                                             ----------    ----------    ----------
Income before equity in undistributed net income
 of subsidiary                                                  954,896       482,656       352,272
Equity in undistributed net income of subsidiary              2,408,146     2,363,334     2,025,923
                                                             ----------    ----------    ----------
Net income                                                    3,363,042     2,845,990     2,378,195
                                                             ----------    ----------    ----------
Other comprehensive income, net of tax
  Unrealized holding gains (losses) on available-for-sale
   securities, parent company only                                1,408        (1,792)
  Unrealized holding gains (losses) on available-for-sale
   securities, subsidiary                                       214,249       153,707       (35,650)
  Minimum pension liability adjustment, net of tax effect       (80,885)
                                                             ----------    ----------    ----------
      Total other comprehensive income, net of tax              134,772       151,915       (35,650)
                                                             ----------    ----------    ----------
        Comprehensive income                                 $3,497,814    $2,997,905    $2,342,545
                                                             ==========    ==========    ==========


                            SLADE'S FERRY BANCORP
                            ---------------------
                            (Parent Company Only)

                Years Ended December 31, 1998, 1997 and 1996
                --------------------------------------------

Statements of cash flows


                                                                  1998          1997          1996
                                                               ----------    ----------    ----------

Cash flows from operating activities:
  Net income                                                   $3,363,042    $2,845,990    $2,378,195
  Adjustments to reconcile net income to net cash
   provided by operating activities:
    Undistributed net income of subsidiary                     (2,408,146)   (2,363,334)   (2,025,923)
    Accretion, net of amortization of securities                   (8,159)      (34,220)
    Depreciation and amortization                                     379         4,448        10,677
    Increase (decrease) in taxes payable                           12,686         5,007        (5,668)
    Increase in accrued expenses                                    2,888           775           910
    (Increase) decrease in prepaid expenses                         4,748       (13,223)         (210)
    Increase in interest receivable                               (22,380)       (5,977)
    (Increase) decrease in other assets                            (7,450)       13,639       (14,785)
    Increase (decrease) in other liabilities                       (7,750)        6,988          (636)
                                                               ----------    ----------    ----------

  Net cash provided by operating activities                       929,858       460,093       342,560
                                                               ----------    ----------    ----------

Cash flows from investing activities:
  Additional investment in subsidiary bank                                   (2,300,000)
  Capital expenditures                                            (22,734)
  Purchases of held-to-maturity securities                       (590,583)   (2,613,316)
  Proceeds from maturities of held-to-maturity securities         550,000     2,400,000
  Proceeds from maturities of available-for-sale securities     2,350,000
  Purchases of available-for-sale securities                   (2,850,461)   (1,449,649)
                                                               ----------    ----------    ----------

  Net cash used in investing activities                          (563,778)   (3,962,965)
                                                               ----------    ----------    ----------

Cash flows from financing activities:
  Fractional shares paid in cash                                   (8,117)                     (3,360)
  Dividends paid                                                 (914,943)     (734,073)     (658,165)
  Net proceeds from issuance of common stock                      726,980     4,375,775       346,147
                                                               ----------    ----------    ----------

  Net cash provided by (used in) financing activities            (196,080)    3,641,702      (315,378)
                                                               ----------    ----------    ----------

Net increase in cash and cash equivalents                         170,000       138,830        27,182
Cash and cash equivalents at beginning of year                    319,437       180,607       153,425
                                                               ----------    ----------    ----------
Cash and cash equivalents at end of year                       $  489,437    $  319,437    $  180,607
                                                               ==========    ==========    ==========

Supplemental disclosure:
  Income taxes paid                                            $    7,698    $   11,747    $    3,268


The Parent Company Only Statements of Changes in Stockholders' Equity are identical to the Consolidated Statements of Changes in Stockholders' Equity for the years ended December 31, 1998, 1997 and 1996, and therefore are not reprinted here.



Board of Directors                          Officers                              Peter G. Collias
Slade's Ferry Bancorp-                      Slade's Ferry Bancorp                 Corporate Secretary
Slade's Ferry Trust Company                 ---------------------
---------------------------
                                            Donald T. Corrigan                    Sandra Curtis
Thomas B. Almy                              Chairman of the Board                 Compliance Review Officer
Architect - I.T. Almy Associates
                                            Kenneth R. Rezendes                   Luisa DiManno
James D. Carey                              President                             Assistant Treasurer
Executive Vice President of Bancorp         Chief Executive Officer
President of Bank                                                                 William E. Diskin
Chief Executive Officer of Bank             James D. Carey                        Vice President
                                            Executive Vice President
Peter G. Collias, Esquire                                                         Raymond L. Foster
Clerk/Secretary of Bancorp and Bank         Ralph S. Borges                       Vice President
                                            Treasurer
Donald T. Corrigan                                                                Joseph J. Ganem
Chairman of the Board of Bancorp            Executive Management                  Vice President
Chairman of the Board of Bank               Slade's Ferry Trust Company
                                            ---------------------------           Joseph Gesualdo
Melvyn A. Holland                           James D. Carey                        Vice President
Managing Partner                            President
Rosenfield, Holland & Raymon PC             Chief Executive Officer               Russell F. Godin
Certified Public Accountants                                                      Vice President
                                            Ralph S. Borges
William Q. MacLean, Jr.                     Executive Vice President/Treasurer    Elaine M. Guillemette
Vice President                                                                    Assistant Vice President
Cornish & Co. Inc. Insurance                Susan R. Hajder
                                            Senior Vice President                 Sandra Medeiros
Francis A. Macomber                                                               Assistant Treasurer
President - LeComtes All Star Dairy Inc.    Charlene J. Jarest
                                            Vice President                        Charlotte C. Nadeau
                                                                                  Assistant Vice President
Majed Mouded MD                             Carol A. Martin
Physician                                   Senior Vice President                 Cecelia M. Machado
                                                                                  Vice President
Shaun O'Hearn, Sr.                          Manuel J. Tavares
President - Bolger & O'Hearn Inc.           Senior Vice President                 Jeannine M. Paliotti
                                                                                  Vice President
Lawrence J. Oliveira DDS                    Officers
Orthodontist                                Slade's Ferry Trust Company           Janice R. Partridge
                                            ---------------------------           Vice President
Peter Paskowski                             James H. Anctil
Past President of Bank                      Vice President                        Fatima M. Rapoza
                                                                                  Assistant Vice President
Kenneth R. Rezendes                         Isola A. Anctil
President/CEO of Bancorp                    Assistant Vice President              Michelle Rivera
President - K.R. Rezendes, Inc.             Assistant Clerk/Secretary             Assistant Treasurer

William J. Sullivan                         Cherie Ashton                         Deborah A. Silvia
President - Sullivan Funeral Homes          Assistant Vice President              Assistant Treasurer

Charles Veloza                              Maria C. Barbosa                      Eduardo F. Sousa
President - Charlie's Oil Co., Inc.         Vice President                        Assistant Treasurer

David F. Westgate                           Edward Bernardo Jr.                   Nancy E. Stokes
President                                   Vice President                        Vice President
Quequechan Management Corp.
                                            Catherine Blakey                      Mary M. Sullivan
Honorary Directors                          Assistant Vice President              Vice President
------------------
Edward S. Machado                           Noelia M. Brum                        Doreen Teixeira
Past President of Bank                      Assistant Treasurer                   Assistant Treasurer

Bernard T. Shuman                           Michelle Caron                        Richard Van Blarcom
Past President/Treasurer                    Assistant Treasurer                   Vice President
Priscilla Dress Corp.

Corporate Headquarters                      General Counsels                      Shareholder Services
Slade's Ferry Bancorp                       Atty. Peter G. Collias                Slade's Ferry Bancorp
100 Slade's Ferry Avenue                    84 North Main Street                  100 Slade's Ferry Avenue
Somerset, Massachusetts 02726               Fall River, Massachusetts 02720       Somerset, Massachusetts 02726
Tel. (508) 675-2121                         Tel. (508) 675-7894                   Tel. (508) 675-2121
Fax  (508) 675-1751
                                            Thomas H. Tucker, Esq.                Annual Meeting
                                            459 Washington St., Suite 27          The Annual Meeting of Stockholders
BRANCH LOCATIONS                            Duxbury, MA 02332                     of Slade's Ferry Bancorp will be
                                            Tel. (781) 934-8200                   held at 7:30 p.m. on April 12, 1999
Fairhaven, MA                                                                     at the Venus de Milo Restaurant,
75 Huttleston Avenue                        Independent Certified                 75 GAR Highway
                                            Public Accountants                    Swansea, Massachusetts.
Fall River, MA                              Shatswell MacLeod & Company PC
249 Linden Street                           Certified Public Accountants          Dividend Reinvestment Plan
855 Brayton Avenue                          83 Pine Street                        The Plan provides for:
1601 South Main Street                      West Peabody, Massachusetts 01960     *  Reinvestment of all of the
                                            Tel. (978) 535-0206                      dividends
New Bedford, MA                                                                   *  Voluntary cash contributions
838 Pleasant Street                         Form 10-KSB                              of up to $5,000 annually,
833 Ashley Boulevard                        A copy of the Annual Report on           minimum $100.
                                            Form 10-KSB for Slade's Ferry         *  No service fees or
Seekonk, MA                                 Bancorp as filed with the                commissions
1400 Fall River Avenue (Rte.6)              Securities and Exchange
                                            Commission will be forwarded          Information may be obtained by
Somerset, MA                                without charge to any stockholder     contacting Shareholder Services
100 Slade's Ferry Avenue                    upon written request to:              at (508) 675-2121
2722 County Street
Somerset High School                        Ralph S. Borges, Treasurer            Stock Trading
                                            Slade's Ferry Bancorp                 The common stock of Slade's
Swansea, MA                                 100 Slade's Ferry Avenue              Ferry Bancorp is listed on the
Swansea Mall                                Somerset, MA 02726                    NASDAQ Small Cap Market
2388 G.A.R. Highway                                                               under the symbol SFBC.
