Form 10-K, Exhibit 13
period 1999-12-31
SLADES FERRY BANCORP
filed 2000-03-29
CIK 857499

Modern Banking Services with
                             Traditional Values

                            Slade's Ferry Bancorp

                             Annual Report 1999

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

Slade's Ferry provides multiple deposit products and a wide range of financial services, including consumer installment loans, residential and commercial mortgages; as well as other forms of commercial lending. It serves a broad customer base derived from southeastern Massachusetts and nearby Rhode Island, currently operating twelve strategically located retail facilities and multiple ATM's in the towns of Fairhaven, Somerset, Swansea and Seekonk, and the cities of Fall River and New Bedford, MA. An Equal Opportunity/Affirmative Action Employer (M/F/D/V), Slade's Ferry Trust Company employed a total of 137 full-time and 48 part-time employees as of December 31, 1999. The Bank keeps convenient business hours, including Saturdays.

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


To Our Shareholders:

As the fireworks and worldwide celebrations of the new millennium began, Slade's Ferry Bancorp closed out the most profitable year of its existence.

Net income for the year ended December 31, 1999, increased by 14.7% or $493,446, reaching $3,856,488 compared to $3,363,042 for the year ended 1998. Diluted earnings per share were $1.05 compared to $.94 in 1998, an increase of $.11 or 11.7%.

These record earnings were accompanied by a 33% increase in quarterly dividends to you, the shareholders, from $.06 per share in the first quarter of 1999 to $.08 per share for the remaining quarters of the year. In addition, an extra cash dividend was paid in December, 1999, of $.08 per share.

Our balance sheet reflects steady growth, with assets at year end 1999 at $358.1 million, an increase of $17.7 million or 5.2% above 1998. Loan demand was strong throughout the year, particularly in the commercial sector, showing an increase of $23.8 million or 10.9% when compared to 1998.

More importantly, but less noticeable, was the dramatic reduction in nonperforming assets from $4.7 million in 1998 to $2.4 million by year end 1999. This improvement is the result of a much-improved economy, as well as our continuing efforts to assist customers that have experienced difficult financial periods.

Deposit levels increased to $316.4 million at year end 1999, when compared to $303.8 million at the end of 1998. This increase occurred predominately in the time deposit category, due to the Bank's market-leading rates on certificates of deposit during the last quarter of 1999.

In an effort to improve on market penetration and our delivery system, we opened a newly refurbished branch on South Main Street in Fall River in early January, 1999. By year end, this branch had grown to $4,000,000. In late March, 1999, our newest branch on Ashley Boulevard in New Bedford was opened and has since steadily grown to $5,700,000 by year end. This branch offers us the opportunity to expand our visibility in the New Bedford market area. Both branches are a great addition to our branch network and, we feel, will enhance our future growth and profitability.

In July, we established a loan production office in Warwick, Rhode Island, which is the source of many new small business customers and provides a means to expand in this marketplace. We are very pleased with the opportunities this office has afforded us during 1999.

During the early part of 1999, a Real Estate Investment Trust (the Slade's Ferry Preferred Capital Corporation) was formed which has allowed us to use certain state tax planning strategies to reduce our overall tax liability and enhance our earnings. Some of these tax savings were used to form the Slade's Ferry Charitable Foundation.

The Slade's Ferry Charitable Foundation was established with Fidelity Investments to help us better manage our resources and serve our expanding community. This fund allows the bank to carefully control the disbursement of charitable funds without incurring administrative costs and expenses. Since our inception, Slade's Ferry Bank has carried on a proud, quiet tradition of community-based charitable giving. As we have grown, so too have the number and size of the requests we receive. While small donations will continue to be handled directly from the Main Office, our larger contributions, still directed by Slade's Ferry, will now be dispersed through this newly established Foundation.

As the end of the year approached, we focused our attention on the changeover to Y2K, which came and went virtually unnoticed by our customers.

The only disappointment for 1999 was the performance of community bank stocks versus the rest of the market. Over the last two years, bank stocks (Nasdaq Bank Index) are down 21.54%, while the S & P 500 stocks are up 43.80%. Although banks are enjoying their most profitable period in years, community banks are seeing the stock price decline due to liquidity concerns and small volumes of shares traded. We expect an improvement in the performance of community bank stocks, as many are presently undervalued, but we do not expect a large run-up in price as we saw in early 1998.

The new millennium is off to a great start! With solid earnings, continued growth and a commitment to you, the shareholders, to provide value and reward for your continued support, we thank you.

Sincerely,


/s/ James D. Carey
James D. Carey
Executive Vice President, Bancorp
President, Chief Executive Officer, Slade's Ferry Bank
January 28, 2000


A Progressive Future Founded
on a Proud Past

PRESERVING THE VALUES OF OUR PAST - Slade's Ferry Bank is the proud owner of an authentically restored 1925 Model T Ford. Our neighbors and friends will frequently see this vehicle participating in various community events we support including Fall River Celebrates America and New Bedford's Summerfest. As we ride proudly into this next millennium, this Model T symbolizes our commitment to traditional values and the spirit of the past .
 . . a time when quality craftsmanship and an uncompromising commitment to excellence were focused on one single-minded consideration: the satisfaction of the customer.

As we turn the page on the 20th century and enter the Third Millennium, we at Slade's Ferry Bank are absolutely confident that we can meet and exceed your ever-changing banking needs.

Simply because today's tools and technologies are constantly changing doesn't mean that our commitment to personal service has to change, too. In the years ahead, computers will keep getting smarter. Businesses will keep moving faster. And Slade's Ferry Bank will continue to make it our business to offer you the best, most modern banking services available anywhere - while maintaining our commitment to personal service and old world values - because some things should never change.

We believe that technology is merely a tool that enables us to achieve our first priority: serving every banking need of every banking customer. So we'll continue to work towards delivering a full array of banking services. And we'll deliver these services with a personal touch that assures you're banking with people who care about you and understand your needs. A computer will never look you in the eye, shake your hand and reassure you that it shares your values and cares about your business. Slade's Ferry bankers will. This is the foundation of our proud tradition.

A Year of Branching Out and
Building for Tomorrow

What is an investment but a decision you make today based on what you believe you will need tomorrow?

In 1999, Slade's Ferry Bank made several forward-thinking investments - each one a purposeful step toward ensuring we continue to meet and exceed the needs of all our customers throughout Southeastern Massachusetts and, now, Rhode Island.

We opened two new branches - one on South Main Street in Fall River and one on Ashley Boulevard in New Bedford - each staffed with friendly, knowledgeable Slade's Ferry professionals eager to help our customers get what they want and need.

Also in 1999, we opened our first Commercial Loan Production Office in Rhode Island - further solidifying our leadership position in regional business banking. This Office functions as part of the Slade's Ferry Loan Company - and serves to extend the reach of our unique banker-to-business relationships.

It's all part of a practical, manageable strategy aimed at meeting - and exceeding - all the needs of all our customers - past, present and future.

Our Commitment to
Keeping the Right Balance

Your personal and business finances are extremely important to you. And to us. We know it is critical for you to find your perfect balance between risk and reward, short-term and long-term gain, and your lifestyle today versus your dreams for tomorrow.

As we enter the unprecedented new millennium, finding - and keeping - the right balance is vital in all facets of your financial life. So, while we work diligently on your behalf to outpace the pace of change - we will never lose sight of the qualities that make us so very different from other banking institutions.

We're big enough to help you build your business yet small enough to care about your passbook savings account. We're experienced and understand the meaning of genuine customer service yet we're innovative enough to offer you the most modern banking conveniences.

We understand where you're coming from - because that's where we're from, too.

Here at Slade's Ferry Bank, our commitment to you is that we will always pursue the perfect balance for you - because the balance of our success rests on the balance of your satisfaction.

We are proud to be your bank -yesterday, today and into the new millennium.

Financial Table of Contents


Selected Financial Data                        6

Management's Discussion and Analysis           7

Results of Operations                          7

Financial Condition                           10

Independent Auditors' Report                  17

Consolidated Balance Sheets                   18

Consolidated Statements of Income             19

Consolidated Statements of Changes in
 Stockholders' Equity                         20

Consolidated Statements of Cash Flows         21

Notes to Consolidated Financial Statements    23

Board of Directors and Officers               40


Market for Registrant's Common Equity and Related Stockholder Matters

Market Information

The Company's common stock is listed in the NASDAQ Small Cap Market under the symbol SFBC. The following table sets forth the range of high and low bids as reported for the NASDAQ Small Cap Market by quarters for the two-year period ended December 31, 1999.


                     1999                1998
---------------------------------------------------
                High      Low       High      Low
---------------------------------------------------

1st Quarter    $14.70    $13.25    $17.00    $15.50
2nd Quarter     13.50     12.25     19.13     17.50
3rd Quarter     12.13     10.00     18.75     16.38
4th Quarter     11.88     10.00     15.88     13.00
===================================================


Dividends - History and Policy

The Company, since its inception in 1990 and prior thereto the Bank, has consistently paid dividends to stockholders since 1961. The Company paid a quarterly cash dividend of $.06 per share in the first quarter of 1999 and then increased the cash dividends to $.08 per share for the remaining quarters. In addition, an extra cash dividend was paid in December 1999 of $.08 per share for a total of $.36(1) per share paid in 1999.

In January 1998, the Company issued a 5% stock dividend on the Company's common stock, resulting in a distribution of 161,698 shares. The Company also paid two quarterly cash dividends of $.05 per share and then increased its dividend to $.06 per share for the third and fourth quarter in 1998. In addition, an extra cash dividend of $.06 per share was paid in December 1998 for a total of $.27(1) per share paid in 1998.

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

Furthermore, the directors may be liable for the authorization of a dividend if such dividend is in violation of the Articles of Organization, or if the corporation is then or is thereby rendered insolvent. The Company will be considered insolvent when it is unable to pay debts as they fall due in the usual course of business, or when its liabilities are in excess of the reasonable market value of assets held.

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

<F1>  Reflects the effect of the 5% stock dividend issued on February 9, 2000.


Selected Financial Data
The following table sets forth selected financial data for the last five years.


                                                                      Year Ended December 31
------------------------------------------------------------------------------------------------------------------
(Dollars in Thousands Except Per Share Data)       1999          1998          1997          1996          1995
------------------------------------------------------------------------------------------------------------------

EARNINGS DATA
  Interest Income                               $   25,553    $   24,306    $   23,150    $   19,495    $   16,541
  Interest Expense                                  10,754        10,711        10,412         9,078         7,764
  Net Interest Income                               14,799        13,595        12,738        10,417         8,777
  Provision for Loan Losses                            550           600           500           400           550
  Noninterest Income                                 2,087         1,568         1,562         1,305         1,056
  Noninterest Expense                               10,557         8,984         9,033         7,380         6,632
  Income Before Income Taxes                         5,779         5,579         4,767         3,942         2,651
  Applicable Income Taxes                            1,923         2,216         1,921         1,564         1,005
  Net Income                                         3,856         3,363         2,846         2,378         1,646

PER SHARE DATA(1)
  Net Income-Basic                              $     1.06    $    0.940    $    0.850    $    0.772    $    0.589
  Net Income-Diluted(2)                         $     1.05    $    0.940    $    0.850    $       --    $       --
  Cash Dividends                                $    0.358    $    0.265    $    0.230    $    0.216    $    0.156
  Book Value (at end of period)                 $    8.567    $    8.200    $    7.746    $    6.693    $    6.382
  Avg. Shs. Outstanding                          3,476,451     3,402,218     3,184,857     2,903,131     2,875,162
  Shares Outstanding Year End                    3,520,409     3,446,413     3,236,713     2,789,142     2,617,181

BALANCE SHEET DATA
  Assets                                        $  358,121    $  340,355    $  301,571    $  291,342    $  233,422
  Loans                                            242,049       218,230       213,736       198,986       151,094
  Unearned Discount                                    594           691           690           643           527
  Allowance for Loan Losses                          3,766         3,569         3,694         3,354         2,498
  Loans, Net                                       237,669       213,938       209,310       194,935       148,069
  Goodwill                                           2,627         2,854         3,081         3,307            --
  Investments                                       81,806        79,978        58,668        57,732        58,757
  Deposits                                         316,431       303,786       271,322       267,791       214,221
  Stockholders' Equity                              31,664        29,707        26,436        19,847        17,827

FINANCIAL RATIOS
  Net Yield on Interest
   Earning Assets(3)                                  4.71%         4.70%         4.66%         4.44%         4.36%
  Net Interest Spread(3)                              3.99          3.91          3.88          3.72          3.72
  Net Income as a Percentage of
   Average Assets                                     1.11          1.06          0.96          0.94          0.75
  Average Equity                                     12.56         11.98         12.27         12.69          9.99
  Dividend Payout Ratio                              34.36         28.54         27.57         27.95         29.03
  Average Equity to Average Assets                    8.85          8.86          7.79          7.40          7.55

--------------------
<F1>  Earnings per share are computed based on the average number of shares of common stock outstanding during the year. On February 24, 1995, the
      Company declared a 5% stock dividend mailed to stockholders on March
      1, 1995 and on March 13, 1995, the Company announced a 3 for 2 stock split mailed to stockholders on April 18, 1995. On January 8, 1996, the Company declared a 5% stock dividend mailed to stockholders on
      January 31, 1996. On January 12, 1998, the Company declared a 5% stock dividend mailed to stockholders on February 11, 1998. Per share data has been restated to reflect the effect of the stock splits and the stock dividends, including the 5% stock dividend issued on February 9,
      2000.

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

1999 Highlights

* In 1999, Slade's Ferry Bancorp recorded net income of $3,856,488 or $1.05 per share on a diluted basis compared to $3,363,042 or $.94 per share on a diluted basis in 1998. This represents an increase of $493,446 or 14.67% in net income and $.11 or 11.70% per share on a diluted basis between 1999 and 1998.

* Return on average equity for 1999 was 12.56%, up by 0.58% when compared to 11.98% reported in 1998. Return on average assets for 1999 was 1.11% up by .05% when compared to 1.06% reported in 1998.

* Book value of the Company's common stock increased to $8.57 in 1999 from $8.20 reported in 1998, and $7.75 reported in 1997.

* The Company increased its cash dividend during the second quarter from $.06 per share to $.08 per share, and paid an extra cash dividend in December 1999 to reflect total dividend payments of $.38 per share, up by $.10 per share when compared to $.28 per share paid in 1998.

*  The Bank opened two branch banking facilities in 1999:
1601 South Main Street, Fall River, Massachusetts
833 Ashley Boulevard, New Bedford, Massachusetts

* Certain state tax planning strategies were implemented in 1999 through the formation of the Slade's Ferry Preferred Capital Corporation, a Real Estate Investment Trust, as a subsidiary of the Bank.

* A loan production office was established in Rhode Island, known as the Slade's Ferry Loan Company, located at 188 Airport Road, Warwick, Rhode Island. The office provides the opportunity to solicit commercial and consumer borrowers in the Rhode Island area.

* A charitable gift fund known as the Slade's Ferry Charitable Foundation was established with Fidelity Investments, Boston, Massachusetts, to act as the administrator. This provides the Bank control over its governance without incurring administrative tasks and expense associated with a charitable fund. Income earned remains with the fund and charity disbursements are solely governed by Slade's Ferry Bank.

Results of Operations

Net interest income, which is the difference between interest and dividend income earned on earning-assets and interest expense paid on interest-bearing liabilities, is the dominant contributor to net income. Increases or decreases in interest rates affect the yields earned on loans and investments and rates paid on deposits and other borrowings. On a fully taxable basis, net interest income was $15.0 Million in 1999, $13.8 Million in 1998 and $12.9 Million in 1997. The increase in net interest income in 1999 is primarily a result of growth in average earning assets of 8.84% from prior years. Growth in earning assets is due to a general increase in business volumes. The average earning assets produced an 8.08% yield, down when compared to 8.35% in 1998 and 8.43% in 1997.

The downturn in yields is due to a lower prime rate environment that occurred in late 1998 as new loans were booked and some existing loans were repriced or rewritten at lower rates.

The loan portfolio, which generally produces higher yields than the investment portfolio, represents 66.12% of average assets in 1999, compared to 67.5% in 1998, and 69.06% in 1997.

Cost of funds decreased to 4.09% in 1999 primarily due to the lowering of rates paid on other time deposits, which is the largest component of interestbearing liabilities. Cost of funds in 1998 was 4.44% and 4.55% in 1997. During 1999 the average balances in interest-bearing liabilities increased to $262.7 Million, compared to $241.4 Million in 1998 and $229.1 Million in 1997.

The net interest spread, which represents the difference between the weighted average yield on interest-bearing assets and the weighted average cost of interest-bearing liabilities increased to 3.99% in 1999 from 3.91% in 1998 and 3.88% reported in 1997.

Net yield on earning assets, which represents net interest income as a percentage of average earning assets increased slightly to 4.71% from 4.70% in 1998 and 4.66% in 1997.

The Provision to the Allowance for Loan Losses in 1999 decreased to $550,000 compared to $600,000 recorded in 1998. The provision in 1997 was $500,000. The decrease in the provision for 1999 was based upon management's desire to maintain an appropriate ratio of the Allowance for Loan Losses to outstanding loans while recognizing the growth in the loan portfolio, the amount of charge-offs that occurred in 1999, and the level of non accrual loans compared to prior years.

Total Other Income for 1999 increased by $518,432 or 33.06% to $2,086,544 from $1,568,112 recorded in 1998. Service charges on deposit accounts decreased slightly in 1999 to $618,303 when compared to $634,129 in 1998 and $654,749 in 1997. These decreases are due to small business checking accounts converting from a higher fee based account structure to a lower fee structure in lieu of receiving canceled checks. This procedure, in turn, reduces postage expense since monthly statements are mailed to the small business entity without the canceled checks.

During 1999, $3.2 Million of investment securities in the Available-for-Sale category were sold at a loss of $25,026. This was a strategic move to provide additional liquidity needed to fund loan growth. In addition, due to favorable market conditions, the Bank also sold various marketable corporate equities totaling $1.4 Million throughout the year to realize gains on sales of $691,924 resulting in a total net pre-tax gain of $666,898. Pre-tax gains on sales of securities in 1998 were $382,370 and $313,844 in 1997.

The line item Other Income represents income earned on safe deposit box rentals, checkbook printing revenue, recoveries on previously recorded losses relating to check fraud, exchange and commission fees, and other miscellaneous income. The increase in this category, when compared to 1998 and 1997, is primarily due to overall business growth, but also reflects recognition of income associated with the director's life insurance program adopted in 1998. Through the demutualization of the insurance carrier that provides a portion of the director's life insurance, shares of the company were issued which resulted in additional income of $163,901. In addition, an increase of $27,080 was also recorded as miscellaneous income due to increases in the cash surrender values of the policies.

Total Other Expense increased by $1,572,388 to $10,556,569, up by 17.50% when compared to $8,984,181 recorded in 1998. Salaries and Employees Benefits, which is the largest component of Other Expense, increased by $299,985 to $5,780,176, up from $5,480,191 recorded in 1998. In 1997
Salaries and Employees Benefits were $5,317,620. The increase is associated with general wage adjustments and increased cost in employees benefits. Occupancy and Equipment Expense combined totaled $1,358,415 in 1999, up by $103,785 when compared to $1,254,630 reported in 1998. The increase is primarily attributable to the costs related to the new branch offices opened in early 1999. Combined Occupancy and Equipment Expense in 1997 totaled $1,285,867.

Gains and Losses on Sales of Other Real Estate Owned is a result of sales of real estate acquired through the foreclosure process. In 1999, the Bank realized losses in this category totaling $29,069 compared to a gain recognized in 1998 of $54,590 and losses in 1997 amounting to $42,457.

Writedown on Other Real Estate Owned occurs when Bank held property is adjusted to the current appraised value, if the appraisal is less than the amount carried by the Bank. Further adjustments are made, if necessary, should future appraisals warrant them. In 1999, the Bank incurred a writedown of $57,024 compared to no writedown in 1998 and a $67,480 charge in 1997.

The following table sets forth the components of the line item Other
Expense.


                                         1999          1998          1997
----------------------------------------------------------------------------

Amortization of Goodwill              $  226,800    $  226,800    $  226,800
Advertising and Public Relations         465,271       405,737       400,502
Communications                           317,993       290,253       269,239
Professional Fees & Other Services       729,263       571,952       536,710
Other Real Estate Owned Expense          161,632        46,426        49,670
Committee Fees                           169,650       109,900       104,455
Other Various Expense                    971,385       391,185       349,281
----------------------------------------------------------------------------
Other Expense Total                   $3,041,994    $2,042,253    $1,936,657
----------------------------------------------------------------------------


In 1999, Other Expense increased by $999,741 to $3,041,994 when compared to $2,042,253 reported in 1998. In 1997, the Bank reported $1,936,657 for this category. Increases in the line item Other Expense are generally associated with normal business growth, however, in 1999 Professional Fees and Other Services includes charges totaling $178,000 consisting of legal and professional costs in establishing the Slade's Ferry Preferred Capital Corporation, the Slade's Ferry Loan Company and costs relating to the Y2K preparedness.

Other Real Estate Owned Expense are costs associated with the maintenance and selling of properties acquired through foreclosure. In 1999, the Bank incurred additional clean-up and repair costs at these properties to improve their marketability. The increase in Committee Fees reflects a general adjustment made in January 1999 to the director's fee structure for attendance at meetings.

The line item Other Various Expenses includes a one-time charge of $277,643 set aside to cover a court judgement resulting from the civil suit brought on by a former employee of the National Bank of Fairhaven, and a $150,000 payment to the Slade's Ferry Charitable Foundation for future charitable donations.

Income tax for 1999 decreased to $1,922,757, down by $293,403 or 13.24% from $2,216,160 reported in 1998. Federal Income Tax for 1999 totaled $1,880,068 compared to $1,665,551 reported in 1998. The increase in Federal Income Tax was attributed to an increase in pre-tax earnings. Whereas State Income Tax for 1999 amounted to $42,689, significantly less than the $550,609 in taxes paid in 1998 due to the establishment of a Real Estate Investment Trust
(REIT). The REIT, named the Slade's Ferry Preferred Capital Corporation, enabled the Bank to utilize certain state tax savings strategies. In 1997, Federal and State Income Tax expenses totaled $1,920,741 of which $1,391,553 was Federal Income Tax and $529,188 was State Income Tax.

The Company's net earnings were $3,856,488, $3,363,042 and $2,845,990 for 1999, 1998, and 1997 respectively.


Unaudited Quarterly Financial Summary
---------------------------------------------------------------------------------
(Dollars in Thousands)         March 31    June 30    September 30    December 31
---------------------------------------------------------------------------------

1999:
Revenues                        $6,682     $6,791       $7,170         $6,996
Operating Income                 1,409      1,501        1,552          1,319
Net Income                         873        922        1,112(1)         949(1)
Earnings per share - Diluted    $ 0.24     $ 0.25       $ 0.30         $ 0.26
Earnings per share - Basic      $ 0.25     $ 0.25       $ 0.30         $ 0.26

1998:
Revenues                        $6,217     $6,500       $6,749         $6,409
Operating Income                 1,236      1,426        1,655          1,262
Net Income                         745        864        1,000            754
Earnings per share - Diluted    $ 0.21     $ 0.24       $ 0.28         $ 0.21
Earnings per share - Basic      $ 0.21     $ 0.24       $ 0.28         $ 0.21

--------------------
<F1>  Reflects effect of decrease in state tax attributed to the establishment of a real estate investment trust in July 1999. The aggregate effect of the tax savings resulted in additional net income of $312,000 for the year 1999.


Distribution of Assets, Liabilities, and Stockholders' Equity; Interest Rates and Interest Differential

The following table sets forth the Company's average assets, liabilities, and stockholders' equity, interest income earned and interest paid, average rates earned and paid, and the net interest margin for the periods ending December 31, 1999, December 31, 1998, and December 31, 1997. Averages are daily averages.


-----------------------------------------------------------------------------------------------------------------------------------
                                         1999                               1998                                1997
-----------------------------------------------------------------------------------------------------------------------------------
                           Average   Interest(1)     Avg.     Average   Interest(1)      Avg.     Average   Interest (1)      Avg.
(Dollars in Thousands)     Balance     Inc/Exp    Int. Rate   Balance     Inc/Exp     Int. Rate   Balance     Inc/Exp     Int. Rate
-----------------------------------------------------------------------------------------------------------------------------------

ASSETS:
Earning Assets(2)
  Commercial Loans         $ 47,386   $ 4,218       8.90%     $ 42,244    $ 3,953       9.36%     $ 36,195    $ 3,466        9.58%
  Commercial Real Estate    136,648    12,876       9.42       118,939     11,630       9.78       110,093     10,740        9.76
  Residential Real Estate    37,523     2,778       7.40        45,781      3,520       7.69        52,894      4,116        7.78
  Consumer Loans              7,678       657       8.56         6,767        652       9.63         6,503        659       10.13
-----------------------------------------------------------------------------------------------------------------------------------
  Total Loans               229,235    20,529       8.96       213,731     19,755       9.24       205,685     18,981        9.23
  Federal Funds Sold          5,563       259       4.66        12,214        630       5.16        11,309        607        5.37
  U.S. Treasury/Govern-
   ment Agencies             68,523     4,114       6.00        54,842      3,366       6.14        49,682      3,099        6.24
  States & Political
   Subdivisions              11,505       748       6.50         9,763        649       6.65         6,948        477        6.87
  Mutual Funds                   71         3       4.23           209         14       6.70           301         15        4.98
  Marketable Equity
   Securities                 3,470        78       2.25         2,761        105       3.80         2,518        120        4.77
  Other Investments           1,102        71       6.44             6          0       0.00           126          8        6.35
-----------------------------------------------------------------------------------------------------------------------------------
  Total Earning Assets      319,469   $25,802       8.08%      293,526    $24,519       8.35%      276,569    $23,307        8.43%
===================================================================================================================================

  Allowance for Loan
   Losses                    (3,814)                            (3,602)                             (3,474)
  Unearned Income              (640)                              (715)                               (665)
  Cash and Due From Banks    14,320                             12,186                              11,366
  Other Assets               17,371                             15,376                              14,022
-----------------------------------------------------------------------------------------------------------------------------------
Total Assets               $346,706                           $316,771                            $297,818
===================================================================================================================================
LIABILITIES & STOCKHOLDERS'
 EQUITY:
  Savings                  $ 48,442   $ 1,022       2.11%     $ 43,885    $ 1,075       2.45%     $ 42,642    $ 1,067        2.50%
  NOW's                      38,404       994       2.59        38,764      1,196       3.09        37,739      1,202        3.19
  Money Market Accounts      12,188       215       1.76        13,777        273       1.98        14,116        281        1.99
  CD's > $100M               26,857     1,325       4.93        22,945      1,266       5.52        23,162      1,256        5.42
  Other Time Deposits       130,393     6,778       5.20       119,118      6,700       5.62       109,278      6,460        5.91
  Other Borrowings            6,413       420       6.55         2,933        201       6.85         2,114        146        6.91
-----------------------------------------------------------------------------------------------------------------------------------
  Total Interest-bearing
   Liabilities              262,697   $10,754       4.09%      241,422    $10,711       4.44%      229,051    $10,412        4.55%
===================================================================================================================================
  Demand Deposits            52,261                             46,217                              43,724
  Other Liabilities           1,057                              1,063                               1,847
-----------------------------------------------------------------------------------------------------------------------------------
  Total Liabilities         316,015                            288,702                             274,622
-----------------------------------------------------------------------------------------------------------------------------------
  Common Stock                   35                                 34                                  30
  Paid-in Capital            22,646                             21,448                              16,899
  Retained Earnings           8,492                              6,395                               6,308
  Net Unrealized Gain
   (Loss) on Available-
   for-Sale Securities         (482)                               192                                 (41)
-----------------------------------------------------------------------------------------------------------------------------------
  Total Stockholders'
   Equity                    30,691                             28,069                              23,196
-----------------------------------------------------------------------------------------------------------------------------------
Total Liabilities &
 Stockholders' Equity      $346,706                           $316,771                            $297,818
===================================================================================================================================
Net Interest Income                   $15,048                             $13,808                             $12,895
===================================================================================================================================
Net Interest Spread                                 3.99%                               3.91%                                3.88%
===================================================================================================================================
Net Yield on Earning Assets                         4.71%                               4.70%                                4.66%
===================================================================================================================================

--------------------
<F1>  On a fully taxable equivalent basis based on tax rate of 34%. Interest income on investments and net interest income includes a fully taxable equivalent adjustment of $249,000 in 1999, $212,000 in 1998, and
      $157,000 in 1997. (2) Average balance includes non-accruing loans. The effect of including such loans is to reduce the average rate earned on the Company's loans.


Financial Condition

Loans

Loan demand remained constant throughout 1999 resulting in a 10.9% increase from year end 1998. The loan portfolio expanded by $23.8 Million to $242.0 Million when compared to $218.2 Million reported at December 31, 1998. The largest segment of the loan portfolio is commercial real estate loans which represents 52.86% of total loans. These loans are collateralized by various types of commercial properties without any predominate type of property nor concentration of credit in any one industry. The properties consist of apartment complexes, medical centers, strip malls, factories with multiple tenants, and retail office units located in the Bank's market area extending throughout Southeastern Massachusetts and nearby cities and towns in Rhode Island. Commercial real estate loans generally have a higher degree of credit risk than residential real estate loans because they are predominately dependant on the success of the business. The Bank adheres to a credit criteria policy that strives to maintain the quality of the loan portfolio. The process of granting a commercial loan consists of an independent analysis of the financial condition of the borrower and the business entity by the Bank's credit analysis division. In turn, the borrowing request is further evaluated by Executive Management and all loans in excess of $100,000 are submitted to the Executive Committee of the Board of Directors for final approval before the loan is granted. Periodically, during the life of the loan, analysis of financial statements of the business is performed to determine if there are any weaknesses or negative trends developing, and if so, contact with the borrower is made to ascertain the cause and what remedial action is planned.

The second largest component in the loan portfolio is residential real estate which accounts for 21.62% of the loan portfolio and comprises of mortgages on one to four family properties. Credit is granted based on income to debt ratio, a satisfactory credit report and the appraised value of the property. The Bank also provides a "minimum down-payment" program to encourage home ownership for first-time home buyers. This enables prospective homeowners the opportunity to purchase a home without having to save over an extended period of time for the normally required 20% down payment.

Other types of loans total 25.52% of the portfolio and are comprised of commercial loans which are generally short term loans to finance business inventory, consumer credit installment loans, automobile financing and credit card loans.

Investments

The investment portfolio represents the second largest component of the Company's assets and consists of securities in the Available-for-Sale category and securities in the Held-to-Maturity category. The designation of which category the security is to be classified as is determined at the time of the purchase of the investment instrument. Securities in the Available-for-Sale category are securities that the Company intends to hold for an indefinite period of time, but not necessarily to maturity. These securities may be sold in response to interest rate changes, liquidity needs or other factors. Any unrecognized gains or losses, net of taxes, is reflected in Stockholders' Equity as a separate component.

The Available-for-Sale category at December 31, 1999 had net unrecognized losses, net of taxes of $1,150,594 of which $1,220,284 in unrecognized losses are attributed to securities of U.S. Treasury, other U.S. Government corporations and agencies, and mortgage-backed securities, and $69,690 in unrecognized gains are attributable to marketable equity securities.

Securities of U.S. Treasury, U.S. Government corporations and agencies, and mortgage-backed securities have little or no credit risk, other than being sensitive to changes in interest rates; and if held-to-maturity, these securities will mature at par. The Company amortizes premiums and accretes discounts over the life of the security.

Marketable equity securities, however, have a greater risk as they are subject to rapid market fluctuations. These securities are constantly monitored and evaluated to determine their suitability for sale or retention in the portfolio. Management minimizes its risk by limiting the total amount invested into marketable equity securities to 5% of the total investment portfolio. At December 31, 1999, the amount invested in marketable equity securities was 4.7% of the total investment portfolio distributed over various business sectors.

The Held-to-Maturity category consists predominately of securities of U.S. Treasury, U.S. Government corporation and agencies, and securities issued by states of the United States and political subdivisions of states. The Company has the positive intent and ability to hold these securities to maturity. In managing the Held-to-Maturity portfolio, the Company seeks to maximize its return and maintain consistency to meet short and long term liquidity forecasts by purchasing securities with maturities laddered within a short-term period of 1-3 years, a mid-term period of 3-5 years, and some securities extending out to 10 years. The Company does not purchase investments with off-balance sheet characteristics, such as swaps, options, futures, and other hedging activities that are called derivatives. The main objective of the investment policy is to provide adequate liquidity to meet reasonable declines in deposits and any anticipated increases in the loan portfolio, to provide safety of principal and interest, to generate earnings adequate to provide a stable income and to fit within the overall asset/liability management objectives of the Company.

Deposits and other Liabilities

Deposit levels remained relatively flat during the first nine months in 1999 increasing significantly in the fourth quarter as the Bank increased paying rates on term certificates of deposit. In addition to attracting new depositors by the offering of competitive rates, the opening of two new branch facilities attributed to an increase in the Bank's customer base. Certificates of deposit (term deposits) is the largest component of deposits extending out to a maximum of three years.

The Bank is a member of the Federal Home Loan Bank (FHLB) and borrows funds secured by residential mortgage loans and other assets. This borrowing mechanism enables the Bank to match-fund loans to commercial borrowers who meet certain credit and deposit requirements. At December 31, 1999, the Bank had $6.8 Million of loans match-funded with FHLB.

Year 2000 Compliance

In 1998 an assessment of the computer systems and all other technology functions was made, and a plan was established to assure that all systems at year end 1999 would properly interpret the calendar year digits for Year 2000, including ongoing operations and calculations. Through a series of tests and implementations of changes during the past two years, the Company was Y2K ready, and the conversion to Year 2000 posed no problems, glitches or delays. In addition, the Company is not aware of any of its commercial borrowers, whose businesses had a dependency on computers, incurring any business interruptions associated with the Year 2000 event.

Asset/Liability Management and Interest Rate Risk

The Company's Asset-Liability Management Committee, comprised of the Bank's Executive Management team, monitors and evaluates the interest rate sensitivity of the Company's assets and liabilities.

Management's objective is to reduce and control the volatility of its net interest margin by managing the relationship of interest-earning assets and interest-bearing liabilities. In order to manage this relationship, the committee utilizes a GAP report prepared on a monthly basis which indicates the differences or gap between interest-earning assets and interest-bearing liabilities in various maturity or repricing time periods. This, in conjunction with certain assumptions, and other related factors, such as anticipated changes in interest rates and projected cash flows from loans, investments and deposits, provides management a means of evaluating interest rate risk.

Management also considers that certain assets and liabilities react differently to changes in interest rates. Some assets may have rate caps of prepayment fees attached to the instrument, and some liabilities have early withdrawal penalties.

A positive gap results when more assets than liabilities are expected to reprice within a certain time frame, and a negative gap reflects an excess of liabilities repricing in that period. A positive gap would tend to increase net interest income when rates are rising and decrease net interest income when rates are falling. A negative gap position would tend to produce the opposite effect. At December 31, 1999, for the period from 0 days to 2 years, the Company has a cumulative negative gap position of $25.2 Million. This equates to a percentage of total assets of 7.03% which is within the specific target for interest rate sensitivity established by the Company. The negative gap occurs as a result of the amount of deposits that are subject to repricing during this time period.

In addition to the GAP report, the Company also uses an analysis to measure the exposure of net interest income to changes in interest rates over a relatively short (i.e., 12 months) time frame. The analysis projects future interest income and interest expense from the Company's interest-earning assets and interest-bearing liabilities. Depending on the GAP position, the Company's policy limit on interest rate risk specifies that if interest rates were to change immediately up or down 200 basis points, estimated net interest income for the next twelve months would not decline by more than ten percent.

The following table reflects the Company's estimated exposure as a percentage and the dollar impact of estimated net interest income for the next twelve months, assuming an immediate change in interest rates:


                          Estimated Exposure
                          as a Percentage of
       Rate Change        Net Interest Income
      (Basis Points)       December 31, 1999       Dollar Impact
----------------------------------------------------------------------

           +200                 (1.90%)              $(280,000)
           -200                   .52%               $  77,000


The model used to monitor earnings-at-risk provides management a measurement tool to assess the effect of changes in interest rates on the Company's current and future earnings. The 10% limit established by the Company provides an internal tolerance level to control interest rate risk exposure.

Interest Rate - Sensitivity Gaps
Repricing Period at December 31, 1999


----------------------------------------------------------------------------------------------------------------
                                                Within        1-2        2-3       3-5       Over 5
(Dollars in Thousands)                          1 Year       Years      Years     Years       Years       Total
----------------------------------------------------------------------------------------------------------------

Interest-Earning Assets:(1)
  Federal Funds Sold                           $  5,000    $     --    $    --    $    --    $    --    $  5,000
  Investment Securities                          10,797       7,726      4,679     21,327     39,194      83,723
  Residential Mortgages                          21,345       8,135      6,476      1,418     14,221      51,595
  Commercial Mortgages                           76,841      12,075     19,127      9,566     14,807     132,416
  Other Loans                                    46,202       3,358      4,132      2,477         92      56,261
----------------------------------------------------------------------------------------------------------------
    Total Earning Assets                       $160,185    $ 31,294    $34,414    $34,788    $68,314    $328,995
----------------------------------------------------------------------------------------------------------------
Interest-Bearing Liabilities:
  NOW Checking and Savings Deposits            $ 35,253    $  9,922    $ 9,922    $26,455    $    --    $ 81,552
  Money Market Deposits                           3,415       2,042      2,042      5,443         --      12,942
  Term Deposits                                 141,262      23,499      4,961         --         --     169,722
  Borrowed Funds                                     --          --         --         --      6,757       6,757
  Other Interest-Bearing Liabilities              1,248          --         --         --         --       1,248
----------------------------------------------------------------------------------------------------------------
    Total Interest-Bearing Liabilities         $181,178    $ 35,463    $16,925    $31,898    $ 6,757    $272,221
----------------------------------------------------------------------------------------------------------------
Net Interest Sensitivity Gap                   $(20,993)   $ (4,169)   $17,489    $ 2,890    $61,557    $ 56,774
Cumulative Gap                                 $(20,993)   $(25,162)   $(7,673)   $(4,783)   $56,774    $     --
Cumulative Gap as a Percent of Total Assets        5.86%       7.03%      2.14%      1.34%     15.85%         --
================================================================================================================

--------------------
<F1>  Nonaccrual loans amounting to $1.8 Million have been eliminated from the loan balances.


Nonperforming Assets


                                                                                        Year Ended December 31
---------------------------------------------------------------------------------------------------------------------------
(Dollars in Thousands)                                                      1999       1998       1997      1996      1995
---------------------------------------------------------------------------------------------------------------------------

  Nonaccrual loans                                                         $ 1,777    $ 3,331    $4,597    $4,352    $2,695
  Loans 90 days or more past due and still accruing                            248        317       147       112        23
  Real estate acquired by foreclosure or substantively repossessed             353      1,026       159       308       633
---------------------------------------------------------------------------------------------------------------------------
  Total nonperforming assets                                               $ 2,378    $ 4,674    $4,903    $4,772    $3,351
===========================================================================================================================
  Restructured debt performing in accordance with
   amended terms, not included above                                       $   518    $   867    $1,265    $  819    $  459
===========================================================================================================================
  Percentage of nonaccrual loans to total loans                               0.73%      1.53%     2.15%     2.19%     1.78%
  Percentage of nonaccrual loans, restructured loans, and real estate
   acquired by foreclosure or substantively repossessed to total assets       0.74%      1.54%     2.00%     1.88%     1.62%
  Percentage of allowance for loan losses to nonaccrual loans               211.92%    107.15%    80.36%    77.07%    92.69%


The Company considers nonaccrual loans, loans past due 90 days or more but still accruing, restructured loans not performing in accordance with amended terms, and real estate acquired through foreclosure as nonperforming assets. Nonperforming assets as a total decreased to $2.4 Million at year end 1999 from $4.7 Million reported at year end 1998.

Nonaccrual loans is the largest component of nonperforming assets, and at December 31, 1999, this category decreased to $1.8 Million from $3.3 Million reported at end of previous year.

The Company places a loan on nonaccrual status when, in the opinion of management, the collectability of the principals and interest becomes doubtful. Generally, when a commercial loan, commercial real estate loan or a residential real estate loan becomes past due 90 days or more, the Company discontinues the accrual of interest and reverses previously accrued interest. The loan remains in the nonaccrual status until the loan is current and six months of payments are made. Then it is reclassified as an accruing loan.

If it is determined that the collectibility of the loan no longer exists, the loan is charged-off to the Allowance for Loan Losses, or if applicable, any real estate collateralizing the loan is acquired through foreclosure and categorized as Other Real Estate Owned.

Loans 90 days or more past due but still accruing decreased to $248,000 from $317,000 reported at year end 1998. Management continues to accrue on these loans due to the excess values of collateral securing these loans compared to their outstanding balances.

Real estate acquired by foreclosure or substantively repossessed decreased to $353,000 at December 31, 1999 compared to $1,026,000 reported at end of the prior year. This amount represents two separate parcels of real estate.

The percentage of nonaccrual loans to total loans decreased substantially from prior years due to the reduction of loans in the nonaccrual category and the growth of the loan portfolio. In addition, the percentage of nonaccrual loans, restructured loans and real estate acquired by foreclosure to total assets also decreased as a result of increased asset levels. The $518,000 of restructured loans represent several borrowers where original loan terms were amended and are current in their payments under the amended terms.

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

At December 31, 1999, there were $2,601,608 of loans which the Company has determined to be impaired, of which $1,019,110 has a related allowance for credit losses of $421,330 and $1,582,498 has no related allowance for credit losses. Management is not aware of any other loans that pose a potential credit risk or where the loans are current but the borrowers are experiencing financial difficulty.

Allowance for Loan Losses

The table below illustrates the changes in the Allowance for Loan Losses for the periods indicated.


                                                            Year Ended December 31
---------------------------------------------------------------------------------------------------------------
(Dollars in Thousands)                                       1999       1998       1997       1996       1995
---------------------------------------------------------------------------------------------------------------

Balance at January 1                                        $ 3,569    $ 3,694    $ 3,354    $ 2,498    $ 2,306
---------------------------------------------------------------------------------------------------------------
Charge-offs:
  Commercial                                                   (221)        (0)       (40)      (144)      (184)
  Real estate construction                                       (0)        (0)        (0)        (0)        (0)
  Real estate mortgage                                          (23)      (716)      (147)      (136)       (79)
  Installment/Consumer                                         (158)       (76)       (68)      (159)      (134)
---------------------------------------------------------------------------------------------------------------
                                                               (402)      (792)      (255)      (439)      (397)
---------------------------------------------------------------------------------------------------------------
Recoveries:
  Commercial                                                     11          8         41         59          1
  Real estate construction                                        0          0          0          0          0
  Real estate mortgage                                           24         43         16        333         16
  Installment/Consumer                                           14         16         38         47         22
---------------------------------------------------------------------------------------------------------------
                                                                 49         67         95        439         39
---------------------------------------------------------------------------------------------------------------
  Net charge-offs                                              (353)      (725)      (160)        (0)      (358)
---------------------------------------------------------------------------------------------------------------
Additions charged to operations                                 550        600        500        400        550
Allowance attributable to acquisition                             0          0          0        456          0
---------------------------------------------------------------------------------------------------------------
Balance at end of period                                    $ 3,766    $ 3,569    $ 3,694    $ 3,354    $ 2,498
===============================================================================================================
Allowance for Loan Losses as a percent of year end loans       1.56%      1.64%      1.73%      1.69%      1.65%
Ratio of net charge-offs to average loans outstanding          0.15%      0.34%      0.08%      0.00%      0.25%


The Allowance for Loan Losses is available to absorb losses on loans deemed by management as uncollectible. In assessing the adequacy of the level of the allowance, management considers the status of nonaccrual loans and specific borrower situations, the current and anticipated economic climate of the area, including national credit trends and the historical credit experiences within the region. Additions to the allowance are provided by charges to earnings and recoveries on previously charged-off loans. Deductions from the Allowance are transacted as a charge-off when a loan is deemed uncollectible.

The Allowance for Loan Losses as a percentage of outstanding loans at December 31, 1999, was 1.56% compared to 1.64% reported at year end 1998. The ratios at years ending 1997, 1996, and 1995 were 1.73%, 1.69% and 1.65% respectively. The decrease in the ratio of the Allowance for Loan Losses as a percentage of outstanding loans for 1999, when compared to prior years, is determined by management as adequate, due to the significant reduction in loans classified as nonaccrual at year end 1999. In 1999, the Company provided $550,000 to the Allowance and recovered $48,798 from previously charged-off loans. Loans charged-off during 1999 totaled $402,208 resulting in net charge-offs of $353,410. Net charge-offs for prior years were $724,583, $160,446, -0-, and $358,085 for 1998, 1997, 1996 and 1995
respectively.

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

The Company's principle sources of funds are customer deposits, loan amortization, loan payoffs, and the maturities of investment securities. Through these sources, funds are provided for customer withdrawals from deposit accounts, loan origination, draw-downs on loan commitments, acquisitions of investment securities, and other normal business activities. Investors' capital also provides a source of funding.

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

The Company also has the ability to borrow funds for liquidity purposes from correspondent banks, the Federal Home Loan Bank, as well as the Federal Reserve Bank of Boston by pledging various investment securities as collateral. Tax payments made by our customers which are owed to the Federal Reserve Bank's Treasury Tax and Loan account are classified as Other Borrowed Funds.

Excess available funds are invested on a daily basis into Federal Funds Sold. An appropriate level of Federal Funds Sold is maintained to meet loan commitments, anticipated loan growth and deposit forecasts. Funds exceeding this level are then used to purchase investment securities that are suitable in yields and maturities for the investment portfolio.

Liquidity in 1999 was primarily provided by the maturity and sales of securities totaling $27.5 Million, a net increase in deposits of $12.6 Million, and advances from the Federal Home Loan Bank of $2.4 Million. These were offset by an increase in loans of $24.1 Million, purchases of securities of $30.9 Million, and capital expenditures of $1.1 Million. Other factors affecting liquidity included cash provided by operating activities and financing activities as indicated in the cash flow statements.

Capital

As of December 31, 1999, the Company had total capital of $31,664,246. This represents an increase of $1,956,861 from $29,707,385 reported on December 31, 1998. The increase in capital was a combination of several factors. Additions consisted of twelve months earnings of $3,856,488 and transactions originating through the Dividend Reinvestment Program whereby 18,619.019 shares were issued for cash contributions of $223,068 and 55,376.513 shares were issued for $639,898 in lieu of cash dividend payments. These additions were offset by dividends paid of $1,324,918.

Also affecting capital is the line item Accumulated other comprehensive income (loss) which reflects net unrealized gains or losses, net of taxes, on securities classified as Available-for-Sale and the minimum pension liability adjustment. On December 31, 1998, the Available-for-Sale portfolio had unrealized gains, net of taxes, of $364,944, and on December 31, 1999, as a result of current market values, the portfolio reflects unrealized losses, net of taxes of $1,150,594. There was a decrease in the minimum pension liability adjustment of $80,885, net of taxes, recorded December 31, 1998 to $3,024 as of December 31, 1999.

Under the requirements for Risk Based and Leverage Capital of the federal banking agencies, a minimum level of capital will vary among banks based on safety and soundness of operations. Risk Based Capital ratios are calculated with reference to risk-weighted assets, which include both on and off balance sheet exposure.

In addition to meeting the minimum requirements, the Company and the Bank's Capital ratios meet the criteria of the "well capitalized" category established by the federal banking agencies as of December 31, 1999.

The following table illustrates the capital position of Slade's Ferry Bancorp and Slade's Ferry Trust Company for years ending December 31, 1999 and 1998.


Slade's Ferry Bancorp                                                       1999                   1998
-------------------------------------------------------------------------------------------------------------
(Dollars in Thousands)                                                Amount     Ratio      Amount     Ratio
-------------------------------------------------------------------------------------------------------------

Total Capital (to Risk Weighted Assets)                              $ 33,475    12.98%    $ 29,647    12.80%
Minimum required                                                       20,625     8.00       18,536     8.00
  Excess                                                               12,850     4.98       11,111     4.80
Tier 1 Capital (to Risk Weighted Assets)                               30,246    11.73       26,569    11.47
Minimum required                                                       10,312     4.00        9,268     4.00
  Excess                                                               19,934     7.73       17,301     7.47
Risk Adjusted Assets, net of goodwill, nonqualifying intangibles,
 excess allowance and excess deferred tax assets                      257,852               231,700
Tier 1 Capital (Leverage Ratio)                                        30,246     8.60       26,569     8.12
Minimum required                                                       14,060     4.00       13,081     4.00
  Excess                                                               16,186     4.60       13,488     4.12
Quarterly average total assets, net of goodwill, nonqualifying
 intangibles and excess deferred tax assets                           351,698               327,025


Slade's Ferry Trust Company                                                 1999                   1998
-------------------------------------------------------------------------------------------------------------
(Dollars in Thousands)                                                Amount     Ratio      Amount     Ratio
-------------------------------------------------------------------------------------------------------------

Total Capital (to Risk Weighted Assets)                              $ 29,979    11.67%    $ 27,034    11.69%
Minimum required                                                       20,548     8.00       18,500     8.00
  Excess                                                                9,431     3.67        8,534     3.69
Tier 1 Capital (to Risk Weighted Assets)                               26,762    10.42       23,961    10.36
Minimum required                                                       10,274     4.00        9,250     4.00
  Excess                                                               16,488     6.42       14,711     6.36
Risk Adjusted Assets, net of goodwill, nonqualifying intangibles,
 excess allowance and excess deferred tax assets                      256,833               231,250
Tier 1 Capital (Leverage Ratio)                                        26,762     7.68       23,961     7.38
Minimum required                                                       13,936     4.00       12,989     4.00
  Excess                                                               12,826     3.68       10,972     3.38
Quarterly average total assets, net of goodwill, nonqualifying
 intangibles and excess deferred tax assets                           348,464               324,725


                    Slade's Ferry Bancorp and Subsidiary

                        CERTIFIED PUBLIC ACCOUNTANTS

                     Shatswell, MacLeod & Company, P.C.

                               83 PINE STREET
                   WEST PEABODY, MASSACHUSETTS 01960-3635
                          Telephone (978) 535-0206
                          Facsimile (978) 535-9908

The Board of Directors and Stockholders
Slade's Ferry Bancorp
Somerset, Massachusetts

                        INDEPENDENT AUDITORS' REPORT

We have audited the accompanying consolidated balance sheets of Slade's Ferry Bancorp and Subsidiary as of December 31, 1999 and 1998 and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Slade's Ferry Bancorp and Subsidiary as of December 31, 1999 and 1998, and the consolidated results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1999, in conformity with generally accepted accounting principles.


                                      /s/ Shatswell, MacLeod & Company, P.C.
                                      SHATSWELL, MacLEOD & COMPANY, P.C.

West Peabody, Massachusetts
January 14, 2000

Consolidated Balance Sheets | December 31, 1999 and 1998


                                                                                         1999            1998
-----------------------------------------------------------------------------------------------------------------

Assets
Cash and due from banks                                                              $ 16,061,445    $ 15,686,520
Money market mutual funds                                                                  47,521          42,517
Federal funds sold                                                                      5,000,000      14,500,000
-----------------------------------------------------------------------------------------------------------------
      Cash and cash equivalents                                                        21,108,966      30,229,037
Investments in available-for-sale securities (at fair value)                           61,303,505      58,156,775
Investments in held-to-maturity securities (fair values of $19,259,657 as of
 December 31, 1999 and $21,282,941 as of December 31, 1998)                            19,488,603      20,921,254
Federal Home Loan Bank stock                                                            1,013,400         899,900
Loans, net                                                                            237,668,852     213,938,277
Premises and equipment                                                                  7,062,906       6,687,271
Goodwill                                                                                2,626,968       2,853,768
Other real estate owned                                                                   353,095       1,026,095
Accrued interest receivable                                                             1,942,751       1,598,282
Cash surrender value of life insurance                                                  1,629,225       1,613,517
Other assets                                                                            3,922,306       2,430,544
-----------------------------------------------------------------------------------------------------------------
    Total assets                                                                     $358,120,577    $340,354,720
=================================================================================================================
Liabilities and Stockholders' Equity
Deposits:
  Noninterest-bearing                                                                $ 52,215,433    $ 48,281,278
  Interest-bearing                                                                    264,215,754     255,504,587
-----------------------------------------------------------------------------------------------------------------
    Total deposits                                                                    316,431,187     303,785,865
-----------------------------------------------------------------------------------------------------------------
Note Payable                                                                                              847,990
Advances from Federal Home Loan Bank                                                    6,756,767       4,475,454
Other borrowed funds                                                                    1,248,461          42,329
Other liabilities                                                                       1,966,916       1,495,697
-----------------------------------------------------------------------------------------------------------------
    Total liabilities                                                                 326,403,331     310,647,335
-----------------------------------------------------------------------------------------------------------------
Preferred stockholders' equity in a subsidiary company                                     53,000
-----------------------------------------------------------------------------------------------------------------
Stockholders' equity:
  Common stock, par value $.01 per share; authorized 5,000,000 shares; issued and
   outstanding 3,520,409.4 shares in 1999 and 3,446,413.8 shares in 1998                   35,204          34,464
  Paid-in capital                                                                      23,147,447      22,285,220
  Retained earnings                                                                     9,635,213       7,103,642
  Accumulated other comprehensive income (loss)                                        (1,153,618)        284,059
-----------------------------------------------------------------------------------------------------------------
    Total stockholders' equity                                                         31,664,246      29,707,385
-----------------------------------------------------------------------------------------------------------------
    Total liabilities and stockholders' equity                                       $358,120,577    $340,354,720
=================================================================================================================

The accompanying notes are an integral part of these consolidated financial statements.

Consolidated Statements of Income | years ended
 December 31, 1999, 1998 and 1997


                                                                              1999           1998           1997
-------------------------------------------------------------------------------------------------------------------

Interest and dividend income:
  Interest and fees on loans                                              $20,529,165    $19,754,777    $18,981,050
  Interest and dividends on securities:
    Taxable                                                                 4,265,404      3,491,490      3,251,526
    Tax-exempt                                                                499,384        424,661        302,616
  Other interest                                                              258,948        635,688        615,267
-------------------------------------------------------------------------------------------------------------------
      Total interest and dividend income                                   25,552,901     24,306,616     23,150,459
-------------------------------------------------------------------------------------------------------------------
Interest expense:
  Interest on deposits                                                     10,333,314     10,509,873     10,266,135
  Interest on Federal Home Loan Bank advances                                 303,341         72,213          1,555
  Interest on other borrowed funds                                            116,976        129,259         52,318
  Interest on notes payable                                                                                  92,470
-------------------------------------------------------------------------------------------------------------------
      Total interest expense                                               10,753,631     10,711,345     10,412,478
-------------------------------------------------------------------------------------------------------------------
      Net interest and dividend income                                     14,799,270     13,595,271     12,737,981
Provision for loan losses                                                     550,000        600,000        500,000
-------------------------------------------------------------------------------------------------------------------
      Net interest and dividend income after provision for loan losses     14,249,270     12,995,271     12,237,981
-------------------------------------------------------------------------------------------------------------------
Other income:
  Service charges on deposit accounts                                         618,303        634,129        654,749
  Overdraft service charges                                                   269,508        247,835        247,330
  Gain on sales of available-for-sale securities, net                         666,898        382,370        313,844
  Other income                                                                531,835        303,778        346,334
-------------------------------------------------------------------------------------------------------------------
      Total other income                                                    2,086,544      1,568,112      1,562,257
-------------------------------------------------------------------------------------------------------------------
Other expense:
  Salaries and employee benefits                                            5,780,176      5,480,191      5,317,620
  Occupancy expense                                                           795,705        684,112        715,094
  Equipment expense                                                           562,710        570,518        570,773
  Stationery and supplies                                                     255,665        229,344        311,546
  FDIC deposit insurance premium                                               34,226         32,353         71,880
  (Gain) loss on sales of other real estate owned, net                         29,069        (54,590)        42,457
  Writedown of other real estate owned                                         57,024                        67,480
  Other expense                                                             3,041,994      2,042,253      1,936,657
-------------------------------------------------------------------------------------------------------------------
      Total other expense                                                  10,556,569      8,984,181      9,033,507
-------------------------------------------------------------------------------------------------------------------
      Income before income taxes                                            5,779,245      5,579,202      4,766,731
Income taxes                                                                1,922,757      2,216,160      1,920,741
-------------------------------------------------------------------------------------------------------------------
      Net income                                                          $ 3,856,488    $ 3,363,042    $ 2,845,990
===================================================================================================================
Earnings per common share                                                 $      1.06    $       .94    $       .85
===================================================================================================================
Earnings per common share assuming dilution                               $      1.05    $       .94    $       .85
===================================================================================================================

The accompanying notes are an integral part of these consolidated financial statements.


Consolidated Statements of Changes in Stockholders' Equity | years ended December 31, 1999, 1998 and 1997


                                                                                                     Accumulated
                                                                                                        Other
                                                             Common      Paid-in      Retained      Comprehensive
                                                              Stock      Capital      Earnings      Income (Loss)       Total
--------------------------------------------------------------------------------------------------------------------------------

Balance, December 31, 1996                                   $27,891   $14,607,299   $ 5,214,763    $    (2,628)     $19,847,325
Comprehensive income:
  Net income                                                                           2,845,990
  Net change in unrealized holding loss on available-
   for-sale securities, net of tax effect of $103,844                                                   151,915
      Comprehensive income                                                                                             2,997,905
Issuance of common stock from dividend
 reinvestment plan                                               308       351,141                                       351,449
Stock issuance relating to optional cash contribution plan       138       158,017                                       158,155
Net proceeds from stock offering                               4,030     3,862,141                                     3,866,171
Dividends declared ($.23 per share)                                                     (784,579)                       (784,579)
--------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1997                                    32,367    18,978,598     7,276,174        149,287       26,436,426
Comprehensive income:
  Net income                                                                           3,363,042
  Other comprehensive income                                                                            134,772
      Comprehensive income                                                                                             3,497,814
Issuance of 5% common stock dividend                           1,617     2,566,147    (2,575,881)                         (8,117)
Issuance of common stock from dividend
 reinvestment plan                                               304       472,938                                       473,242
Stock issuance relating to optional cash contribution plan       134       215,790                                       215,924
Stock options exercised                                           42        37,772                                        37,814
Tax benefit from exercise of stock options                                  13,975                                        13,975
Dividends declared ($.27 per share)                                                     (959,693)                       (959,693)
--------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1998                                    34,464    22,285,220     7,103,642        284,059       29,707,385
Comprehensive income:
  Net income                                                                           3,856,488
  Other comprehensive income                                                                         (1,437,677)
      Comprehensive income                                                                                             2,418,811
Issuance of common stock from dividend
 reinvestment plan                                               554       639,344                                       639,898
Stock issuance relating to optional cash contribution plan       186       222,883                                       223,069
Dividends declared ($.36 per share)                                                   (1,324,917)                     (1,324,917)
--------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1999                                   $35,204   $23,147,447   $ 9,635,213    $(1,153,618)     $31,664,246
================================================================================================================================


Other comprehensive income and reclassification disclosure for the years ended
 December 31:


                                                                      1999           1998
-------------------------------------------------------------------------------------------
Unrealized gains (losses) on securities
  Net unrealized gain (loss) on available-for-sale securities     $(1,827,534)    $ 731,683
  Reclassification adjustment for realized gains in net income       (666,898)     (382,370)
-------------------------------------------------------------------------------------------
                                                                   (2,494,432)      349,313
  Income tax (expense) benefit                                        978,894      (133,656)
-------------------------------------------------------------------------------------------
                                                                   (1,515,538)      215,657
-------------------------------------------------------------------------------------------
Minimum pension liability adjustment                                  141,705      (146,825)
Income tax (expense) benefit                                          (63,844)       65,940
-------------------------------------------------------------------------------------------
                                                                       77,861       (80,885)
-------------------------------------------------------------------------------------------
Other comprehensive income (loss), net of tax                     $(1,437,677)    $ 134,772
===========================================================================================

Accumulated other comprehensive income (loss) consists of the following as of December 31:


                                                                                      1999           1998      1997
-----------------------------------------------------------------------------------------------------------------------

  Net unrealized gains (losses) on available-for-sale securities, net of taxes    $(1,150,594)    $ 364,944    $149,287
  Minimum pension liability adjustment, net of taxes                                   (3,024)      (80,885)
-----------------------------------------------------------------------------------------------------------------------
  Accumulated other comprehensive income (loss)                                   $(1,153,618)    $ 284,059    $149,287
=======================================================================================================================

The accompanying notes are an integral part of these consolidated financial statements.


Consolidated Statements of Cash Flows | years ended
 December 31, 1999, 1998 and 1997


                                                                                          1999            1998            1997
----------------------------------------------------------------------------------------------------------------------------------

Cash flows from operating activities:
  Net income                                                                          $  3,856,488    $  3,363,042    $  2,845,990
  Adjustments to reconcile net income to net cash provided by operating activities:
    Accretion, net of amortization of securities                                           (35,079)        (96,783)       (220,167)
    Receipt of shares of stock from demutualized insurance company                        (163,901)
    Gain on sales of available-for-sale securities, net                                   (666,898)       (382,370)       (313,844)
    Change in unearned income                                                              (96,745)          1,080          47,142
    Provision for loan losses                                                              550,000         600,000         500,000
    Depreciation and amortization                                                          692,397         668,354         653,344
    Gain on sale of fixed assets                                                                             (2,700)        (4,000)
    (Gain) loss on sales of other real estate owned, net                                    29,069         (54,590)         42,457
    Writedown of other real estate owned                                                    57,024                          67,480
    (Increase) decrease in cash surrender value of life insurance policies                 (15,708)         11,483
    Amortization of goodwill                                                               226,800         226,800         226,800
    Accretion, net of amortization of fair market value adjustments                         (7,140)         (5,718)         (5,718)
    (Increase) decrease in other assets                                                     (4,132)         19,892         345,234
    Increase in prepaid expenses                                                          (200,106)         (7,401)        (78,662)
    (Increase) decrease in interest receivable                                            (344,469)        198,185          57,316
    Increase (decrease) in other liabilities                                                (3,482)       (221,286)             29
    Increase in accrued expenses                                                           394,978         192,315          60,838
    Increase (decrease) in interest payable                                                  5,697         (13,901)        (12,184)
    Deferred tax (benefit) expense                                                          11,331         204,267         (90,885)
    Increase (decrease) in taxes payable                                                  (248,502)       (189,796)        184,331
    Minority interest in subsidiary                                                         53,000
----------------------------------------------------------------------------------------------------------------------------------
    Net cash provided by operating activities                                            4,090,622       4,510,873       4,305,501
----------------------------------------------------------------------------------------------------------------------------------
Cash flows from investing activities:
  Net decrease in interest bearing time deposits with other banks                                          106,688          42,910
  Purchases of available-for-sale securities                                           (22,923,708)    (50,678,610)    (18,762,051)
  Proceeds from sales of available-for-sale securities                                   5,728,160       1,098,937       1,171,136
  Proceeds from maturities of available-for-sale securities                             12,335,599      32,210,430      14,605,076
  Purchases of held-to-maturity securities                                              (7,946,052)    (13,283,524)    (14,714,192)
  Proceeds from maturities of held-to-maturity securities                                9,463,368      10,094,867      17,142,658
  Purchases of Federal Home Loan Bank stock                                               (113,500)         (9,300)
  Net increase in loans                                                                (24,102,273)     (6,234,254)    (15,258,154)
  Recoveries of loans previously charged off                                                48,798          67,724          94,405
  Capital expenditures                                                                  (1,061,630)     (1,630,689)       (394,602)
  Proceeds from sales of fixed assets                                                                        2,700           4,000
  Proceeds from sales of other real estate owned                                           467,952         136,281         291,293
  Investment in life insurance policies                                                                (1,625,000)
----------------------------------------------------------------------------------------------------------------------------------
  Net cash used in investing activities                                                (28,103,286)   (29,743,750)     (15,777,521)
----------------------------------------------------------------------------------------------------------------------------------
Cash flows from financing activities:
  Net increase (decrease) in demand deposits, NOW and
   savings accounts                                                                     (2,250,591)      9,687,926          (1,230)
  Net increase in time deposits                                                         14,893,663      22,772,689       3,529,471
  Payment on notes payable                                                                (850,000)       (100,000)       (100,000)
  Advances from Federal Home Loan Bank                                                   2,381,000       4,071,600         430,000
  Payments on Federal Home Loan Bank advances                                              (99,687)        (26,146)
  Net increase (decrease) in other borrowed funds                                        1,206,132      (1,157,671)
  Proceeds from issuance of common stock                                                   862,967         726,980       4,438,376
  Cost of stock issuance                                                                                                   (62,601)
  Fractional shares paid in cash                                                                            (8,117)
  Dividends paid                                                                        (1,250,891)       (914,943)       (734,073)
----------------------------------------------------------------------------------------------------------------------------------
  Net cash provided by financing activities                                             14,892,593      35,052,318       7,499,943
----------------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in cash and cash equivalents                                    (9,120,071)      9,819,441      (3,972,077)
Cash and cash equivalents at beginning of year                                          30,229,037      20,409,596      24,381,673
----------------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of year                                              $ 21,108,966    $ 30,229,037    $ 20,409,596
==================================================================================================================================

Supplemental disclosures:
  Loans transferred to other real estate owned                                        $    218,045    $  1,107,063    $    446,612
  Loans originating from the sales of other real estate owned                              337,000         158,650         193,600
  Interest paid                                                                         10,747,934      10,725,246      10,424,662
  Income taxes paid                                                                      2,159,928       2,201,689       1,827,295
==================================================================================================================================

The accompanying notes are an integral part of these consolidated financial statements.


Notes to Consolidated Financial Statements | years ended
 December 31, 1999, 1998 and 1997

Note 1 | Nature of Operations

Slade's Ferry Bancorp (Company) is a Massachusetts corporation that was organized in 1990 to become the holding company of Slade's Ferry Trust Company (Bank). The Company's primary activity is to act as the holding company for the Bank. The Bank is a state chartered bank, which was incorporated in 1959 and is headquartered in Somerset, Massachusetts. The Bank operates its business from twelve banking offices located in Massachusetts and a loan company in Rhode Island. The Bank is engaged principally in the business of attracting deposits from the general public and investing those deposits in residential and commercial real estate loans, and in commercial, consumer and small business loans.

Note 2 | Accounting Policies

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

Basis of Presentation:

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, the Bank and the Bank's wholly-owned subsidiaries, Slade's Ferry Realty Trust, Slade's Ferry Securities Corporation, Slade's Ferry Loan Company and Slade's Ferry Preferred Capital Corporation. Slade's Ferry Realty Trust was formed to hold ownership of real estate, Slade's Ferry Securities Corporation was formed to hold securities for tax benefits in Massachusetts, Slade's Ferry Loan Company provides the opportunity to solicit commercial and consumer borrowers in the Rhode Island area and Slade's Ferry Preferred Capital Corporation, a real estate investment trust, was formed to hold real estate mortgage loans, reducing applicable state taxes. All significant intercompany accounts and transactions have been eliminated in the consolidation.

Cash and Cash Equivalents:

For purposes of reporting cash flows, cash and cash equivalents include cash on hand, cash items, due from banks, federal funds sold and money market mutual funds.

Cash and due from banks as of December 31, 1999 includes $5,168,000 which is subject to withdrawals and usage restrictions to satisfy the reserve requirements of the Federal Reserve Bank.

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

Fair Value of Financial Instruments:

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

Federal Home Loan Bank Advances: Fair values for Federal Home Loan Bank advances are estimated using a discounted cash flow technique that applies interest rates currently being offered on advances to a schedule of aggregated expected monthly maturities on Federal Home Loan Bank advances.

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

The Company has computed and presented EPS for the years ended December 31, 1999 and 1998 in accordance with SFAS No. 128. EPS as so computed does not differ materially from EPS that would have resulted if APB Opinion No. 15 had been applied. EPS so restated does not differ materially from EPS previously presented.

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

Note 3 | Investments in Securities

Debt and equity securities have been classified in the consolidated balance sheets according to management's intent. The carrying amount of securities and their approximate fair values are as follows as of December 31:


                                                                                        Gross            Gross
                                                                     Amortized       Unrealized        Unrealized
                                                                     Cost Basis     Holding Gains    Holding Losses     Fair Value
-----------------------------------------------------------------------------------------------------------------------------------

Available-for-sale securities:
  December 31, 1999:
  Debt securities issued by the U.S. Treasury and other
   U.S. government corporations and agencies                         $41,801,374      $                $1,482,728      $40,318,646
  Mortgage-backed securities                                          16,939,459                          521,322       16,418,137
  Corporate debt securities                                              719,562                           26,421          693,141
  Marketable equity securities                                         3,807,944       504,966            391,808        3,921,102
-----------------------------------------------------------------------------------------------------------------------------------
                                                                      63,268,339       504,966          2,422,279       61,351,026
-----------------------------------------------------------------------------------------------------------------------------------
  Money market mutual funds included in cash and cash equivalents        (47,521)                                          (47,521)
-----------------------------------------------------------------------------------------------------------------------------------
                                                                     $63,220,818      $504,966         $2,422,279      $61,303,505
==================================================================================================================================
  December 31, 1998:
  Debt securities issued by the U.S. Treasury and other
   U.S. government corporations and agencies                         $42,943,720      $201,405         $   54,380      $43,090,745
  Mortgage-backed securities                                          12,537,845        62,497             22,877       12,577,465
  Asset-backed securities                                                222,479         1,021                             223,500
  Marketable equity securities                                         1,918,129       550,951            161,498        2,307,582
-----------------------------------------------------------------------------------------------------------------------------------
                                                                      57,622,173       815,874            238,755       58,199,292
-----------------------------------------------------------------------------------------------------------------------------------
  Money market mutual funds included in cash and cash equivalents        (42,517)                         (42,517)
-----------------------------------------------------------------------------------------------------------------------------------
                                                                     $57,579,656      $815,874         $  238,755      $58,156,775
==================================================================================================================================
Held-to-maturity securities:
  December 31, 1999:
  Debt securities issued by the U.S. Treasury and other
   U.S. government corporations and agencies                         $ 7,974,457      $  9,535         $   27,468      $ 7,956,524
  Debt securities issued by states of the United States and
   political subdivisions of the states                               11,439,417         9,151            220,349       11,228,219
  Mortgage-backed securities                                              73,729           185                              73,914
  Other debt securities                                                    1,000                                             1,000
-----------------------------------------------------------------------------------------------------------------------------------
                                                                     $19,488,603      $ 18,871         $  247,817      $19,259,657
==================================================================================================================================

  December 31, 1998:
  Debt securities issued by the U.S. Treasury and other
   U.S. government corporations and agencies                         $ 8,810,623      $116,949         $       12      $ 8,927,560
  Debt securities issued by states of the United States and
   political subdivisions of the states                               11,996,833       256,936             13,334       12,240,435
  Mortgage-backed securities                                             113,798         1,148                             114,946
-----------------------------------------------------------------------------------------------------------------------------------
                                                                     $20,921,254      $375,033         $   13,346      $21,282,941
==================================================================================================================================


The scheduled maturities of held-to-maturity securities and available-for-sale securities (other than equity securities) were as follows as of December 31, 1999:


                                                           Held-to-maturity securities:           Available-for-sale securities:
----------------------------------------------------------------------------------------------------------------------------------
                                                        Amortized Cost Basis    Fair Value     Amortized Cost Basis    Fair Value

Debt securities other than mortgage-backed securities:
  Due within one year                                        $ 5,093,570        $ 5,084,967         $   500,000        $   497,344
  Due after one year through five years                        8,677,368          8,639,916          23,368,138         22,709,703
  Due after five years through ten years                       4,939,743          4,798,037          18,652,798         17,804,740
  Due after ten years                                            704,193            662,823
Mortgage-backed securities                                        73,729             73,914          16,939,459         16,418,137
----------------------------------------------------------------------------------------------------------------------------------
                                                             $19,488,603        $19,259,657         $59,460,395        $57,429,924
==================================================================================================================================


During 1999, proceeds from sales of available-for-sale securities amounted to $5,728,160. Gross realized gains and gross realized losses on those sales amounted to $739,508 and $72,610, respectively. During 1998, proceeds from sales of available-for-sale securities amounted to $1,098,937. Gross realized gains on those sales amounted to $382,370. There were no gross realized losses during the period. During 1997, proceeds from sales of available-for-sale securities amounted to $1,171,136. Gross realized gains and gross realized losses on those sales amounted to $315,281 and $1,437, respectively.

There were no securities of issuers whose aggregate carrying amount exceeded 10% of stockholders' equity as of December 31, 1999.

Total carrying amounts of $5,363,090 and $6,139,687 of debt securities were pledged to secure treasury tax and loan, trust department and public funds on deposit and the loan from Fleet National Bank as of December 31, 1999 and 1998, respectively.

Note 4 | Loans

Loans consisted of the following as of December 31:


                                                        1999            1998
--------------------------------------------------------------------------------

Commercial, financial and agricultural              $ 47,258,002    $ 43,776,923
Real estate - construction and land development        5,014,490       3,773,286
Real estate - residential                             52,329,665      51,219,684
Real estate - commercial                             127,938,107     112,912,865
Consumer                                               9,392,990       6,476,963
Obligations of states and political subdivisions                           2,700
Other                                                    115,803          67,616
--------------------------------------------------------------------------------
                                                     242,049,057     218,230,037
Allowance for loan losses                             (3,765,872)     (3,569,282)
Unearned income                                         (594,383)       (691,128)
Unamortized adjustment to fair value                     (19,950)        (31,350)
--------------------------------------------------------------------------------
      Net loans, carrying amount                    $237,668,852    $213,938,277
================================================================================


Certain directors and executive officers of the Company and companies in which they have significant ownership interest were customers of the Bank during 1999. Total loans to such persons and their companies amounted to $4,458,616 as of December 31, 1999. During the year ended December 31, 1999, $5,005,775 of advances were made and repayments totaled $4,246,098.

Changes in the allowance for loan losses were as follows for the years ended December 31:


                                                 1999          1998          1997
------------------------------------------------------------------------------------

Balance at beginning of period                $3,569,282    $3,693,865    $3,354,311
Loans charged off                               (402,208)     (792,307)     (254,851)
Provision for loan losses                        550,000        600,000      500,000
Recoveries of loans previously charged off        48,798        67,724        94,405
------------------------------------------------------------------------------------
Balance at end of period                      $3,765,872    $3,569,282    $3,693,865
====================================================================================


Information about loans that meet the definition of an impaired loan in Statement of Financial Accounting Standards No. 114 is as follows as of December 31:


                                                                             1999                        1998
------------------------------------------------------------------------------------------------------------------------
                                                                   Recorded      Related       Recorded       Related
                                                                   Investment    Allowance     Investment     Allowance
                                                                   In Impaired   For Credit    In Impaired    For Credit
                                                                   Loans         Losses        Loans          Losses

Loans for which there is a related allowance for credit losses     $1,019,110     $421,330     $1,284,340      $324,887
Loans for which there is no related allowance for credit losses     1,582,498                   3,875,975
------------------------------------------------------------------------------------------------------------------------
      Totals                                                       $2,601,608     $421,330     $5,160,315      $324,887
=======================================================================================================================
Average recorded investment in impaired loans during
the year ended December 31                                         $3,829,850                  $5,773,697
========================================================================================================================
Related amount of interest income recognized during the time, in the year ended December 31, that the loans were impaired
      Total recognized                                             $  244,313                  $   97,448
========================================================================================================================
      Amount recognized using a cash-basis method of accounting    $        0                  $        0
========================================================================================================================


Note 5 | Premises and Equipment

The following is a summary of premises and equipment as of December 31:


                                                 1999           1998
                                             --------------------------

Land                                         $ 1,805,368    $ 1,760,948
Buildings                                      6,656,205      6,102,599
Furniture and equipment                        3,821,608      3,405,848
Leasehold improvements                           381,235        378,172
-----------------------------------------------------------------------
                                              12,664,416     11,647,567
Accumulated depreciation and amortization     (5,601,510)    (4,960,296)
-----------------------------------------------------------------------
                                             $ 7,062,906    $ 6,687,271
=======================================================================


Note 6 | Deposits

The aggregate amount of time deposit accounts in denomination of $100,000 or more as of December 31, 1999 and 1998 was $28,531,891 and $26,007,313,
respectively.

For time deposits as of December 31, 1999, the scheduled maturities for each of the following three years ended December 31, are:


                   2000                $141,261,432
                   2001                  23,499,727
                   2002                   4,961,116
                   --------------------------------
                                       $169,722,275
                   ================================


Note 7 | other borrowed funds

Other borrowed funds consist of treasury tax and loan deposits and generally are repaid within one to 120 days from the transaction date.

Note 8 | note payable

Note payable consisted of the following as of December 31, 1998:

Note payable by the Bank to Fleet National Bank. The note payable was assumed by the Bank in the acquisition of Fairbank, Inc. Minimum quarterly principal payments of $25,000 were payable on the last business day of each calendar quarter. The interest rate on the loan was 3 month LIBOR plus 1.2% floating, which was swapped to yield a 9.01% fixed rate. This note was paid in full in 1999.

Note 9 | Advances from Federal Home Loan Bank of Boston

Advances consist of funds borrowed from the Federal Home Loan Bank of Boston
(FHLB).

Maturities of advances from the FHLB for the five fiscal years ending after December 31, 1999 and thereafter are summarized as follows:


                        Interest Rate Range          Amount
-------------------------------------------------------------

      2000                 5.89% - 6.26%           $  130,897
      2001                 5.89% - 6.26%              139,872
      2002                 5.89% - 6.26%              150,653
      2003                 5.89% - 6.26%              159,238
      2004                 5.89% - 6.26%              169,624
      Thereafter           5.66% - 6.26%            6,006,483
-------------------------------------------------------------
                                                  $ 6,756,767
=============================================================


Amortizing advances are being repaid in equal monthly payments and are being amortized from the date of the advance to the maturity date on a direct reduction basis.

Advances are secured by the Company's stock in that institution, its residential real estate mortgage portfolio and the remaining U.S. government and agencies obligation not otherwise pledged.

Note 10 | Income Taxes

The components of income tax expense are as follows for the years ended December 31:


                               1999          1998          1997
------------------------------------------------------------------

Current:
  Federal                   $1,917,807    $1,544,874    $1,463,401
  State                         57,463       467,019       548,225
------------------------------------------------------------------
                             1,975,270     2,011,893     2,011,626
------------------------------------------------------------------
Deferred:
  Federal                      (37,739)      120,677       (71,848)
  State                        (14,774)       83,590       (19,037)
------------------------------------------------------------------
                               (52,513)      204,267       (90,885)
------------------------------------------------------------------
Total income tax expense    $1,922,757    $2,216,160    $1,920,741
==================================================================


The reasons for the differences between the statutory federal income tax rates and the effective tax rates are summarized as follows for the years ended December 31:


                                                  1999            1998           1997
                                              % of Income     % of Income    % of Income
----------------------------------------------------------------------------------------

Federal income tax at statutory rate             34.0%           34.0%          34.0%
Increase (decrease) in tax resulting from:
  Tax-exempt income                              (3.0)           (2.9)          (2.2)
  Dividends received deduction                    (.3)                           (.2)
  Unallowable expenses                             .8              .7             .5
  Amortization of goodwill                        1.3             1.4            1.6
State tax, net of federal tax benefit              .5             6.5            6.6
----------------------------------------------------------------------------------------
Effective tax rates                              33.3%           39.7%          40.3%
========================================================================================


The Company had gross deferred tax assets and gross deferred tax liabilities as follows as of December 31:


                                                                     1999          1998
------------------------------------------------------------------------------------------
Deferred tax assets:
  Operating loss carryover                                        $             $    4,884
  Allowance for loan losses                                        1,408,110     1,226,287
  Deferred loan fees                                                 189,109       224,960
  Interest on non-performing loans                                   124,655      225,480
  Accrued employee benefits                                          287,594      220,626
  Minimum pension liability adjustment                                 2,096       65,940
  Deferred lawsuit loss                                              113,640
  Net unrealized holding loss on available-for-sale securities       766,719
  Other adjustments                                                   10,323       17,573
------------------------------------------------------------------------------------------
      Gross deferred tax assets                                    2,902,246    1,985,750
------------------------------------------------------------------------------------------
Deferred tax liabilities:
  Accelerated depreciation                                          (248,762)    (242,049)
  Prepaid pensions                                                  (156,388)     (68,269)
  Discount accretion                                                  (1,282)      (2,091)
  Deferred gain on stock conversion                                  (67,085)
  Net unrealized holding gain on available-for-sale securities                   (212,175)
------------------------------------------------------------------------------------------
      Gross deferred tax liabilities                                (473,517)    (524,584)
------------------------------------------------------------------------------------------
Net deferred tax assets                                           $2,428,729    $1,461,166
==========================================================================================


Deferred tax assets as of December 31, 1999 and 1998 have not been reduced by a valuation allowance because management believes that it is more likely than not that the full amount of deferred tax assets will be realized.

Note 11 | Employee Benefits

The Company has a defined benefit pension plan (plan) covering substantially all of its full time employees who meet certain eligibility requirements. Employees are eligible under the plan upon attaining age 21 and completing one year of service. The benefits paid are based on 1.5% of total salary plus .5% of compensation in excess of integration level per year of service. The integration level is the first $750 of monthly compensation. The accrued benefit is based on years of service. On January 1, 1998 the Bank suspended the plan so that employees no longer earn additional defined benefits for future service.

The following tables set forth information about the plan as of December 31 and the years then ended:


                                                                               1999          1998
----------------------------------------------------------------------------------------------------
Change in projected benefit obligation:
  Benefit obligation at beginning of year                                   $1,610,715    $1,424,299
  Service cost                                                                                 3,150
  Interest cost                                                                 97,807       148,243
  Change in assumptions                                                                      307,199
  Actuarial loss (gain)                                                        (28,173)      193,463
  Benefits paid                                                               (265,437)      (82,847)
  Effect of plan curtailment                                                                (382,792)
----------------------------------------------------------------------------------------------------
      Benefit obligation at end of year                                      1,414,912     1,610,715
----------------------------------------------------------------------------------------------------
Change in plan assets:
  Plan assets at estimated fair value at beginning of year                   1,363,836     1,131,394
  Actual return on plan assets                                                  66,170       159,422
  Expense paid from plan assets                                                              (35,805)
  Employer contribution                                                        140,000       191,672
  Benefits paid                                                               (265,437)      (82,847)
----------------------------------------------------------------------------------------------------
      Fair value of plan assets at end of year                               1,304,569     1,363,836
----------------------------------------------------------------------------------------------------
Funded status                                                                 (110,343)     (246,879)
  Unrecognized net actuarial loss                                              387,200       404,042
  Unrecognized prior service cost                                               (5,163)      (18,339)
  Unamortized net obligation existing at date of adoption of SFAS No. 87       110,386       118,393
----------------------------------------------------------------------------------------------------
      Net amount recognized                                                 $  382,080    $  257,217
----------------------------------------------------------------------------------------------------
Amounts recognized in the balance sheet consist of:
  Prepaid benefit cost                                                      $  382,080    $  257,217
  Accrued benefit liability                                                   (110,343)     (246,879)
  Intangible asset                                                             105,223       100,054
  Accumulated other comprehensive loss                                           5,120       146,825
----------------------------------------------------------------------------------------------------
      Net amount recognized                                                 $  382,080    $  257,217
====================================================================================================


The weighted-average discount rate used in determining the actuarial present value of the projected benefit obligation was 7.0% for 1999, 7.0% for 1998 and 8.5% for 1997. The weighted-average expected long-term rate of return on assets was 7.0% for 1999, 7.0% for 1998 and 8.5% for 1997.


Components of net periodic benefit cost:       1999        1998        1997
                                             --------------------------------

Service cost                                 $           $  3,150    $ 97,214
Interest cost on benefit obligation            97,807     148,243     104,822
Expected return on assets                     (88,652)    (90,331)    (83,382)
Amortization of net transition obligation       8,007       8,007       8,007
Amortization of prior service cost            (13,176)    (13,176)    (27,002)
Recognized actuarial loss                      11,151      29,913      52,188
-----------------------------------------------------------------------------
  Net periodic benefit cost                  $ 15,137    $ 85,806    $151,847
=============================================================================


Securities of the Company included in plan assets as of December 31, 1999 and 1998 consist of 3,553 shares of Slade's Ferry Bancorp stock.

The Company has a 401K plan for eligible employees who attain age 21 and complete one year of service. The Company contributes a discretionary amount to be allocated to eligible participants. Current contributions vest fully after seven years of continuous service. The amount that may be deferred by the employees is limited by the amount that will not cause the plan to exceed IRS limitations. Contributions made by the Company charged to employee benefit expense amounted to $11,000, $9,750 and $9,500 for the years ended December 31, 1999, 1998 and 1997, respectively.

The Company adopted a profit-sharing plan, ("Plan") effective October 1, 1998. The Company contributes amounts to the plan at the Company's discretion. Cost recognized by the Company for the profit-sharing plan amounted to $111,750 and $80,000 for the years ended December 31, 1999 and 1998, respectively.

Note 12 | Commitments and Contingent Liabilities

The Company is obligated under certain agreements issued during the normal course of business which are not reflected in the accompanying consolidated financial statements.

The Company is obligated under various lease agreements covering branch offices and equipment. These agreements are considered to be operating leases. The total minimum rental due in future periods under these agreements is as follows as of December 31, 1999:


2000                                 $116,547
2001                                  109,271
2002                                   95,689
2003                                   79,915
2004                                   30,315
Thereafter                             20,000
---------------------------------------------
  Total minimum lease payments       $451,737
=============================================


Certain leases contain provisions for escalation of minimum lease payments contingent upon increases in real estate taxes and percentage increases in the consumer price index. The total rental expense amounted to $123,234 for 1999, $114,848 for 1998 and $90,210 for 1997.

Note 13 | Financial Instruments

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

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance by a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Of the total standby letters of credit outstanding as of December 31, 1999, $165,994 are secured by deposits at the Bank.

The estimated fair values of the Company's financial instruments, all of which are held or issued for purposes other than trading, are as follows as of December 31:


                                                1999                               1998
                                   ------------------------------------------------------------------
                                   Carrying Amount     Fair Value     Carrying Amount    Fair Value

Financial assets:
  Cash and cash equivalents         $ 21,108,966      $ 21,108,966     $ 30,229,037      $ 30,229,037
  Available-for-sale securities       61,303,505        61,303,505       58,156,775        58,156,775
  Held-to-maturity securities         19,488,603        19,259,657       20,921,254        21,282,941
  Federal Home Loan Bank stock         1,013,400         1,013,400          899,900           899,900
  Loans                              237,668,852       237,451,000      213,938,277       214,366,000
  Accrued interest receivable          1,942,751         1,942,751        1,598,282         1,598,282

Financial liabilities:
  Deposits                           316,431,187       316,703,000      303,785,865       304,672,000
  Note payable                                                              847,990           847,990
  Advances from FHLB                   6,756,767         6,177,000        4,475,454         4,558,000
  Other borrowed funds                 1,248,461         1,248,461           42,329            42,329


The carrying amounts of financial instruments shown in the above table are included in the consolidated balance sheet under the indicated captions. Accounting policies related to financial instruments are described in Note 2.

The notional amounts of financial instrument liabilities with off-balance sheet credit risk are as follows as of December 31:


                                                                        1999             1998
------------------------------------------------------------------------------------------------

Commitments to originate loans                                      $ 5,589,878      $ 5,379,456
Standby letters of credit                                             2,050,559        2,307,880
Unadvanced portions of loans:
  Consumer loans (including credit card loans and student loans)      1,863,018        2,924,220
  Commercial real estate loans                                          278,350          145,251
  Home equity loans                                                   1,090,765        1,235,275
  Commercial loans                                                   18,138,350       15,273,024
  Construction loans                                                  6,395,276        6,428,943
------------------------------------------------------------------------------------------------
                                                                    $35,406,196      $33,694,049
================================================================================================


There is no material difference between the notional amounts and the estimated fair values of the off-balance sheet liabilities.

The Company has no derivative financial instruments subject to the provisions of SFAS No. 119 "Disclosure About Derivative Financial
Instruments and Fair Value of Financial Instruments" other than the interest rate swap described in Note 8.

Note 14 | Significant Group Concentrations of Credit Risk

Most of the Bank's business activity is with customers located within the state. There are no concentrations of credit to borrowers that have similar economic characteristics. The majority of the Bank's loan portfolio is comprised of loans collateralized by real estate located in the state of Massachusetts.

Note 15 | Earnings Per Share (EPS)

Earnings per share were calculated using the weighted average number of shares outstanding.

The weighted average number of shares outstanding includes the effect of a 5% stock dividend payable February 9, 2000.

Earnings per common share and dividends per share as previously reported in the 1998 financial statements has been reduced to reflect the issuance of the 5% stock dividend payable on February 9, 2000 as follows: EPS in 1998 was reduced by $.05 and EPS in 1997 was reduced by $.04. Dividends per share was reduced by $.01 for both 1998 and 1997.

Reconciliation of the numerators and the denominators of the basic and diluted per share computations for net income are as follows:


                                                                          Income         Shares        Per-Share
                                                                       (Numerator)    (Denominator)      Amount
----------------------------------------------------------------------------------------------------------------

Year ended December 31, 1999
  Basic EPS
    Net income and income available to common stockholders             $3,856,488       3,650,275        $1.06
    Effect of dilutive securities, options                                                  8,336
----------------------------------------------------------------------------------------------------------------
  Diluted EPS
    Income available to common stockholders and assumed conversions    $3,856,488       3,658,611        $1.05
================================================================================================================
Year ended December 31, 1998
  Basic EPS
    Net income and income available to common stockholders             $3,363,042       3,572,329        $ .94
    Effect of dilutive securities, options                                                 14,707
----------------------------------------------------------------------------------------------------------------
  Diluted EPS
    Income available to common stockholders and assumed conversions    $3,363,042       3,587,036        $ .94
================================================================================================================
Year ended December 31, 1997
  Basic EPS
    Net income and income available to common stockholders             $2,845,990       3,344,100        $ .85
    Effect of dilutive securities, options                                                  5,491
----------------------------------------------------------------------------------------------------------------
  Diluted EPS
    Income available to common stockholders and assumed conversion    $2,845,990        3,349,591        $ .85
================================================================================================================


Note 16 | Regulatory Matters

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

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of December 31, 1999, that the Company and the Bank meet all capital adequacy requirements to which they are subject.

As of December 31, 1999, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank's category.

The Company's and the Bank's actual capital amounts and ratios are also presented in the table.


                                                                                            To Be Well
                                                                                        Capitalized Under
                                                                      For Capital       Prompt Corrective
                                                    Actual         Adequacy Purposes:   Action Provisions:
----------------------------------------------------------------------------------------------------------
(Dollar amounts in thousands)                 Amount     Ratio     Amount      Ratio    Amount      Ratio
----------------------------------------------------------------------------------------------------------

As of December 31, 1999:
  Total Capital (to Risk Weighted Assets):
    Consolidated                              $33,475    12.98%    $20,625     >=8.0%        N/A
    Slade's Ferry Trust Company                29,979    11.67      20,548     >=8.0     $25,685     >=10.0%
  Tier 1 Capital (to Risk Weighted Assets):
    Consolidated                               30,246    11.73      10,312     >=4.0         N/A
    Slade's Ferry Trust Company                26,762    10.42      10,274     >=4.0      15,411     >= 6.0
  Tier 1 Capital (to Average Assets):
    Consolidated                               30,246     8.60      14,060     >=4.0         N/A
    Slade's Ferry Trust Company                26,762     7.68      13,936     >=4.0      17,420     >= 5.0
As of December 31, 1998:
  Total Capital (to Risk Weighted Assets):
    Consolidated                              $29,647    12.80%    $18,536     >=8.0%        N/A
    Slade's Ferry Trust Company                27,034    11.69      18,500     >=8.0     $23,124     >=10.0%
  Tier 1 Capital (to Risk Weighted Assets):
    Consolidated                               26,569    11.47       9,268     >=4.0         N/A
    Slade's Ferry Trust Company                23,961    10.36       9,250     >=4.0      13,875     >= 6.0
  Tier 1 Capital (to Average Assets):
    Consolidated                               26,569     8.12      13,081     >=4.0         N/A
    Slade's Ferry Trust Company                23,961     7.38      12,989     >=4.0      16,236     >= 5.0


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

As of December 31, 1999 the Company would be restricted from declaring dividends in an amount greater than $31,664,246 as such declaration would render the corporation insolvent. As of December 31, 1999 the Bank would be restricted from declaring dividends in an amount greater than approximately $9,431,000 as such declaration would decrease capital below the Bank's required minimum level of regulatory capital.

Note 17 | Stock Option Plan

At December 31, 1999 the Company has a stock option plan (Plan). The Plan is divided into two separate equity incentive programs, a Discretionary Grant Program and an Automatic Grant Program. The maximum number of shares of common stock issuable over the term of the Plan may not exceed 262,500 shares and the maximum aggregate number of shares issuable under both programs in any plan year may not exceed 52,500 shares. Unless sooner terminated by the Board, the Plan will in all events terminate on March 11, 2006.

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

Eligibility for participation in the Automatic Grant Program is limited to non-employee directors of the Company or its subsidiary. Under the Automatic Grant Program a nonstatutory option for 2,000 shares of common stock shall be granted each plan year to eligible directors. The exercise price per sharewill be equal to one hundred percent of the fair market value per share of common stock at grant date and each option will have a maximum five year term. Each option under the Automatic Grant Program will be immediately vested.

The Company applies APB Opinion 25 and related Interpretations in accounting for its plan. Accordingly, no compensation cost has been recognized for its stock option plan. Had compensation cost for the Company's stock-based compensation plan been determined based on the fair value at the grant dates for awards under those plans consistent with the method of FASB Statement 123, the Company's net income and earnings per share would have been reduced to the pro forma amounts indicated below for the years ended December 31:


                                                       1999          1998          1997
------------------------------------------------------------------------------------------

Net income                           As reported    $3,856,488    $3,363,042    $2,845,990
                                     Pro forma      $3,790,009    $3,298,016    $2,807,466
Basic earnings per share             As reported    $     1.06    $      .94    $      .85
                                     Pro forma      $     1.04    $      .92    $      .84
Diluted earnings per share           As reported    $     1.05    $      .94    $      .85
                                     Pro forma      $     1.04    $      .92    $      .84


The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in the years ended December 31, 1999, 1998 and 1997: dividend yield of 2 percent; expected volatility of 32 percent in 1999 and 13 percent in 1998 and 1997; risk-free interest rate of 5.2 percent in 1999, 5.7 percent in 1998 and 6.7 percent in 1997; and expected lives of 4 years.

A summary of the status of the Company's stock option plan as of December 31 and changes during the years then ending are presented below:


                                                1999                           1998                           1997
-----------------------------------------------------------------------------------------------------------------------------
                                               Weighted-Average               Weighted-Average               Weighted-Average
     Options                        Shares      Exercise Price     Shares      Exercise Price     Shares      Exercise Price
-----------------------------------------------------------------------------------------------------------------------------


Outstanding at beginning of year     60,550         $13.21          32,550         $ 8.90               0
Granted                              39,000          13.50          32,250          17.00          32,550         $8.90
Exercised                                 0                         (4,250)          8.90               0
Forfeited                            (1,500)         17.00               0                              0
-----------------------------------------------------------------------------------------------------------------------------
Outstanding at end of year           98,050         $13.27          60,550         $13.21          32,550         $8.90
=============================================================================================================================
Options exercisable at year-end      98,050                         60,550                         32,550
Weighted-average fair value of
 options granted during the year    $  3.71                        $  2.78                        $  1.65


The following table summarizes information about fixed stock options outstanding at December 31, 1999:


                       Options Outstanding and Exercisable
      ---------------------------------------------------------------------
                                       Weighted-Average
                           Number          Remaining       Weighted-Average
      Exercise Price    Outstanding    Contractual Life     Exercise Price
      ---------------------------------------------------------------------

          $ 8.90          28,300           2.4 years            $ 8.90
           17.00          30,750           3.4 years             17.00
           13.50          39,000           4.4 years             13.50
      ---------------------------------------------------------------------
                          98,050           3.5 years            $13.27

===========================================================================


Note 18 | Minority Interest for Subsidiary

In 1999 the Bank formed a subsidiary, Slade's Ferry Preferred Capital Corporation (SFPCC) which issued to the Bank 1,000 shares of SFPCC common stock. No other shares of SFPCC common stock have been issued. SFPCC also issued to the Bank 1,000 shares of SFPCC 8% Cumulative Non-Convertible Preferred Stock (the "Preferred Stock"). No other shares of SFPCC preferred stock have been issued. Minority interest in subsidiary consists of 106 shares, at a stated value of $500 per share, of the preferred stock owned by the Bank. These shares were issued in 1999 to directors and employees of the Bank. All voting rights of SFPCC vest exclusively with its common stockholder, the Bank. The preferred stock has a liquidation value of $500 per share. The holders of the preferred stock are entitled to receive dividends, when, as and if declared by the Board of Directors of the SFPCC. Such dividends declared accumulate and are paid on such date as determined by the Board of Directors of the Bank.

Note 19 | Reclassification

Certain amounts in the prior year have been reclassified to be consistent with the current year's statement presentation.

Note 20 | Parent Company Only Condensed Financial Statements

The following condensed financial statements are for Slade's Ferry Bancorp (Parent Company Only) and should be read in conjunction with the consolidated financial statements of Slade's Ferry Bancorp and Subsidiary.

Condensed Financial Statements

Balance Sheets


                                                                                              December 31,
                                                                                       1999           1998
                                                                                       --------------------------

Assets
Cash                                                                                   $   671,676    $   489,437
Money market mutual fund                                                                     5,425
-----------------------------------------------------------------------------------------------------------------
    Cash and cash equivalents                                                              677,101        489,437
Investments in available-for-sale securities (at fair value)                             2,498,219      1,949,984
Investments in held-to-maturity securities (fair value of
 $494,244 as of December 31, 1999 and $295,873 as of December 31,1998)                     495,221        295,763
Investment in subsidiary, Slade's Ferry Trust Company                                   28,199,195     27,098,674
Premises and equipment                                                                      17,808         22,355
Accrued interest receivable                                                                 26,285         28,357
Other assets                                                                                37,391         38,003
-----------------------------------------------------------------------------------------------------------------
    Total assets                                                                       $31,951,220    $29,922,573
=================================================================================================================
Liabilities and Stockholders' Equity
Other liabilities                                                                      $   286,974    $   215,188
-----------------------------------------------------------------------------------------------------------------
      Total liabilities                                                                    286,974        215,188
-----------------------------------------------------------------------------------------------------------------
Stockholders' equity:
  Common stock, par value $.01 per share; authorized 5,000,000 shares;
   issued and outstanding 3,520,409.4 shares in 1999 and 3,446,413.8 shares in 1998         35,204         34,464
  Paid-in capital                                                                       23,147,447     22,285,220
  Retained earnings                                                                      9,635,213      7,103,642
  Accumulated other comprehensive income (loss)                                         (1,153,618)       284,059
-----------------------------------------------------------------------------------------------------------------
      Total stockholders' equity                                                        31,664,246     29,707,385
-----------------------------------------------------------------------------------------------------------------
      Total liabilities and stockholders' equity                                       $31,951,220    $29,922,573
=================================================================================================================


Statements of Income and comprehensive income


                                                                                          Years Ended December 31,
                                                                                      1999          1998          1997
-------------------------------------------------------------------------------------------------------------------------

Dividends from subsidiary                                                          $1,310,000    $  950,000    $  475,000
Interest and dividends on securities:
  Taxable                                                                             137,867       111,127        40,199
Other interest income                                                                   5,718         6,111         4,267
Management fee income from subsidiary                                                 443,664       432,002       438,479
Other income                                                                                                        4,000
-------------------------------------------------------------------------------------------------------------------------
    Total income                                                                    1,897,249     1,499,240       961,945
-------------------------------------------------------------------------------------------------------------------------
Salaries and employee benefits                                                        393,666       376,940       333,410
Equipment expense                                                                       4,547           379         4,449
Loss on sale of available-for-sale security                                                                           647
Other expense                                                                         161,396       146,641       124,676
-------------------------------------------------------------------------------------------------------------------------
    Total expense                                                                     560,256       523,960       462,535
-------------------------------------------------------------------------------------------------------------------------
Income before income taxes and equity in undistributed net income of subsidiary     1,336,993       975,280       499,410
Income taxes                                                                           11,407        20,384        16,754
-------------------------------------------------------------------------------------------------------------------------
Income before equity in undistributed net income of subsidiary                      1,325,586       954,896       482,656
Equity in undistributed net income of subsidiary                                    2,530,902     2,408,146     2,363,334
-------------------------------------------------------------------------------------------------------------------------
    Net income                                                                     $3,856,488    $3,363,042    $2,845,990
=========================================================================================================================


Slade's Ferry Bancorp - Parent Company Only

Statements of Cash Flows | years ended December 31, 1999, 1998 and 1997


                                                                   1999           1998           1997
--------------------------------------------------------------------------------------------------------

Cash flows from operating activities:
Net Income                                                     $ 3,856,488    $ 3,363,042    $ 2,845,990
Adjustments to reconcile net income to net cash
 provided by operating activities:
  Undistributed net income of subsidiary                        (2,530,902)    (2,408,146)    (2,363,334)
  Accretion, net of amortization of securities                      (8,529)        (8,159)       (34,220)
  Loss on sales of available-for-sale securities                       647
  Depreciation and amortization                                      4,547            379          4,448
  Increase (decrease) in taxes payable                              (5,000)        12,686          5,007
  Increase (decrease) in accrued expenses                             (140)         2,888            775
  (Increase) decrease in prepaid expenses                            1,019          4,748        (13,223)
  Increase (decrease) in interest receivable                         2,072        (22,380)        (5,977)
  (Increase) decrease in other assets                                8,155         (7,450)        13,639
  Increase (decrease) in other liabilities                            (600)        (7,750)         6,988
  Net cash provided by operating activities                      1,327,757        929,858        460,093
Cash flows from investing activities:
  Purchases of held-to-maturity securities                        (814,768)      (590,583)    (2,613,316)
  Proceeds from maturities of held-to-maturity securities          624,466        550,000      2,400,000
  Purchases of available-for-sale securities                    (1,939,353)    (2,850,461)    (1,449,649)
  Proceeds from maturities of available-for-sale securities        950,000      2,350,000
  Proceeds from sales of available-for-sale securities             427,486
  Additional investment in subsidiary bank                                                    (2,300,000)
  Capital expenditures                                                            (22,734)
  Net cash used in investing activities                           (752,169)      (563,778)    (3,962,965)
Cash flows from financing activities:
  Net proceeds from issuance of common stock                       862,967        726,980      4,375,775
  Dividends paid                                                (1,250,891)      (914,943)      (734,073)
  Fractional shares paid in cash                                                   (8,117)
  Net cash provided by (used in) financing activities             (387,924)      (196,080)     3,641,702
Net increase in cash and cash equivalents                          187,664        170,000        138,830
Cash and cash equivalents at beginning of year                     489,437        319,437        180,607
Cash and cash equivalents at end of year                       $   677,101    $   489,437    $   319,437
Supplemental disclosure:
  Income taxes paid                                            $    16,407    $     7,698    $    11,747


The Parent Company Only Statements of Changes in Stockholders' Equity are identical to the Consolidated Statements of Changes in Stockholders' Equity for the years ended December 31, 1999, 1998 and 1997, and therefore are not reprinted here.

                    Slade's Ferry Bancorp and Subsidiary


Board of Directors                          Officers                              Sandra Curtis
Slade's Ferry Bancorp-                      Slade's Ferry Bancorp                 Compliance Review Officer
Slade's Ferry Trust Company                 ---------------------
---------------------------
                                            Donald T. Corrigan                    Luisa DiManno
Thomas B. Almy                              Chairman of the Board                 Assistant Treasurer
Architect
                                            Kenneth R. Rezendes                   William E. Diskin
James D. Carey                              President                             Vice President
Executive Vice President of Bancorp         Chief Executive Officer
President of Bank                                                                 Joseph J. Ganem
Chief Executive Officer of Bank             James D. Carey                        Vice President
                                            Executive Vice President
Peter G. Collias, Esquire                                                         Joseph Gesualdo
Clerk/Secretary of Bancorp and Bank         Ralph S. Borges                       Vice President
                                            Treasurer
Donald T. Corrigan                                                                Russell F. Godin
Chairman of the Board of Bancorp            Executive Management                  Vice President
Chairman of the Board of Bank               Slade's Ferry Trust Company
                                            ---------------------------           Elaine M. Guillemette
Melvyn A. Holland                           James D. Carey                        Assistant Vice President
Managing Partner                            President
Rosenfield, Holland & Raymon PC             Chief Executive Officer               Raymond C. Harris
Certified Public Accountants                                                      Vice President
                                            Ralph S. Borges
William Q. MacLean, Jr.                     Executive Vice President/Treasurer    Robert C. Howard Jr.
Vice President                                                                    Vice President
Cornish & Co. Inc. Insurance                Susan R. Hajder
                                            Senior Vice President                 Charlotte C. Nadeau
Francis A. Macomber                                                               Assistant Vice President
President - LeComtes All Star Dairy Inc.    Charlene J. Jarest
                                            Vice President                        Cecelia M. Machado
                                                                                  Vice President
Majed Mouded MD                             Carol A. Martin
Physician                                   Senior Vice President                 Jeannine M. Paliotti
                                                                                  Vice President
Shaun O'Hearn, Sr.                          Manuel J. Tavares
President - Bolger & O'Hearn Inc.           Senior Vice President                 Janice R. Partridge
                                                                                  Vice President
Lawrence J. Oliveira DDS                    Officers
Orthodontist                                Slade's Ferry Trust Company           Fatima M. Rapoza
                                            ---------------------------           Assistant Vice President
Peter Paskowski                             James H. Amidon
Past President of Bank                      Vice President                        Michelle Rivera
                                                                                  Assistant Treasurer
Kenneth R. Rezendes                         Isola A. Anctil
President/CEO of Bancorp                    Assistant Vice President              Joanne Sandner
President - K.R. Rezendes, Inc.             Assistant Clerk/Secretary             Assistant Treasurer

William J. Sullivan                         Cherie Ashton                         Deborah A. Silvia
President - Sullivan Funeral Homes          Assistant Vice President              Assistant Treasurer

Charles Veloza                              Maria C. Barbosa                      Eduardo F. Sousa
President - Charlie's Oil Co., Inc.         Vice President                        Assistant Treasurer

David F. Westgate                           Edward Bernardo Jr.                   Nancy E. Stokes
President                                   Vice President                        Vice President
Quequechan Management Corp.
                                            Catherine Blakey                      Mary M. Sullivan
Honorary Directors                          Assistant Vice President              Vice President
------------------
Bernard T. Shuman                           Noelia M. Brum                        Doreen Teixeira
Past President/Treasurer                    Assistant Treasurer                   Assistant Treasurer
Priscilla Dress Corp.
                                            Michelle Caron                        Richard Van Blarcom
                                            Assistant Treasurer                   Vice President

                                            Peter G. Collias
                                            Corporate Secretary


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
                                            Thomas H. Tucker, Esq.                Annual Meeting
                                            459 Washington St., Suite 27          The Annual Meeting of Stockholders
BRANCH LOCATIONS                            Duxbury, MA 02332                     of Slade's Ferry Bancorp will be
                                            Tel. (781) 934-8200                   held at 7:30 p.m. on April 10, 2000
Fairhaven, MA                                                                     at the Venus de Milo Restaurant,
75 Huttleston Avenue                        Independent Certified                 75 GAR Highway
                                            Public Accountants                    Swansea, Massachusetts.
Fall River, MA                              Shatswell MacLeod & Company PC
249 Linden Street                           Certified Public Accountants          Dividend Reinvestment Plan
855 Brayton Avenue                          83 Pine Street                        The Plan provides for:
1601 South Main Street                      West Peabody, Massachusetts 01960     *  Reinvestment of all of the
                                            Tel. (978) 535-0206                      dividends
New Bedford, MA                                                                   *  Voluntary cash contributions
838 Pleasant Street                         Form 10-KSB                              of up to $5,000 annually,
833 Ashley Boulevard                        A copy of the Annual Report on           minimum $100.
                                            Form 10-K for Slade's Ferry           *  No service fees or
Seekonk, MA                                 Bancorp as filed with the                commissions
1400 Fall River Avenue (Rte.6)              Securities and Exchange
                                            Commission will be forwarded          Information may be obtained by
Somerset, MA                                without charge to any stockholder     contacting Shareholder Services
100 Slade's Ferry Avenue                    upon written request to:              at (508) 675-2121
2722 County Street
Somerset High School                        Ralph S. Borges, Treasurer            Stock Trading
                                            Slade's Ferry Bancorp                 The common stock of Slade's
Swansea, MA                                 100 Slade's Ferry Avenue              Ferry Bancorp is listed on the
Swansea Mall                                Somerset, MA 02726                    NASDAQ Small Cap Market
2388 G.A.R. Highway                                                               under the symbol SFBC.

Loan Production Office
Slade's Ferry Loan Co.
188 Airport Road
Warwick, RI 02889
401-732-3222

                                                                             Design: MediaConcepts Corporation, Assonet, MA


                            Slade's Ferry Bancorp

                           Corporate Headquarters

                100 Slade's Ferry Avenue, Somerset, MA 02726

                  Tel. (508) 675-2121    Fax (508) 675-1751